  As filed with the Securities and Exchange Commission on April 29, 1999
                                                      Registration No. 333-74553
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                              AMENDMENT NO. 4
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                                ---------------

                        CROWN CASTLE INTERNATIONAL CORP.
             (Exact name of Registrant as specified in its charter)

        Delaware                      4899                     76-0470458
    (State or other            (Primary Standard            (I.R.S. Employer
    jurisdiction of                Industrial                Identification
    incorporation or         Classification Number)             Number)
     organization)

                                510 Bering Drive
                                   Suite 500
                              Houston, Texas 77057
                                 (713) 570-3000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                ---------------

                           Mr. Charles C. Green, III
              Executive Vice President and Chief Financial Officer
                        Crown Castle International Corp.
                                510 Bering Drive
                                   Suite 500
                              Houston, Texas 77057
                                 (713) 570-3000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                   Copies to:
         Stephen L. Burns, Esq.                 Kirk A. Davenport, Esq.
        Cravath, Swaine & Moore                     Latham & Watkins
           825 Eighth Avenue                        885 Third Avenue
        New York, New York 10019                New York, New York 10022

                                ---------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    This registration statement contains alternate sections, paragraphs, sentences or phrases which will be contained in two forms of prospectus covered by this registration statement, one to be used in connection with an offering of shares of our common stock and the other to be used in connection with a concurrent offering of our senior discount notes and senior cash-pay notes. Those sections, paragraphs, sentences or phrases that will appear only in the equity prospectus are marked at the beginning of such section, paragraph, sentence or phrase by the symbol [E] and those appearing only in the debt prospectus are designated by the symbol [D]. Unless so indicated with a [D] or [E], the language therein will appear in both forms of prospectus.

    We have also included a separate set of front and back cover pages and section entitled "Underwriting" designated with the label [International Prospectus] to be used in connection with an offering of shares of our common stock outside the United States and Canada.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. These securities may not be sold until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer to sell nor does it seek an offer to   +
+buy these securities in any jurisdiction where the offer or sale is not       +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
[D]

               Subject to Completion. Dated April 29, 1999.

             [CROWN CASTLE INTERNATIONAL CORP. LOGO APPEARS HERE]
                        Crown Castle International Corp.

                     $150,000,000   % Senior Notes due 2011

                         $300,000,000 (Gross Proceeds)

                         % Senior Discount Notes due 2011

                                  -----------

 Terms of the Senior Notes
                                 Terms of the Senior
 . Maturity                         Discount Notes
       , 2011.
                             . Maturity
 . Interest                          , 2011.
 Fixed Annual Rate of   %.
                             . Interest
 Paid every six months on     Fixed Annual Rate of   %.
     and    , beginning
      , 1999.                 Paid every six months on
                                  and    , beginning
                                   , 2004.

  See "Risk Factors" beginning on page 17 to read about factors you should consider before buying the notes.

                                  -----------
  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                                                                    Per
                                                      Per          Senior
                                                     Senior       Discount
                                                      Note  Total   Note   Total
                                                     ------ ----- -------- -----
Initial public offering price....................... $      $      $       $
Underwriting discount............................... $      $      $       $
Proceeds, before expenses, to CCIC.................. $      $      $       $

                                  -----------

  The underwriters expect to deliver the notes in book-entry form only through
the facilities of The Depository Trust Company in New York, New York on     ,
1999.

Goldman, Sachs & Co.                        Salomon Smith Barney
 Joint Book-Running                             Joint Book-Running Manager
      Manager

                                Lehman Brothers
                               Joint Lead Manager

Credit Suisse First Boston
                        BancBoston Robertson Stephens
                                                      McDonald Investments Inc.

                                  -----------

                         Prospectus dated       , 1999.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. These + +securities may not be sold until the registration statement filed with the + +Securities and Exchange Commission is effective. This preliminary prospectus + +is not an offer to sell nor does it seek an offer to buy these securities in +
+any jurisdiction where the offer or sale is not permitted.                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
[E]

               Subject to Completion. Dated April 29, 1999.

                               27,700,000 Shares

             [CROWN CASTLE INTERNATIONAL CORP. LOGO APPEARS HERE]

                        Crown Castle International Corp.

                                  Common Stock

                                  -----------

  This is an offering of shares of common stock of Crown Castle International Corp. This prospectus relates to an offering of 22,160,000 shares in the United States. In addition, 5,540,000 shares are being offered outside the United States in an international offering. CCIC is offering 23,357,664 of the shares to be sold in the offering and selling stockholders are offering an additional 4,342,336 shares.

  CCIC's common stock is listed on the Nasdaq National Market under the symbol "TWRS". The last reported sale price of the common stock on April 19, 1999 was $17.125 per share.

  See "Risk Factors" beginning on page 17 to read about factors you should consider before buying the shares.

                                  -----------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                                                                 Per Share Total
                                                                 --------- -----
Initial price to public.........................................   $       $
Underwriting discount...........................................   $       $
Proceeds, before expenses, to CCIC..............................   $       $
Proceeds, before expenses, to the selling stockholders..........   $       $

  The U.S. underwriters may, under certain circumstances, purchase up to an additional 3,296,475 shares from the selling stockholders at the initial price to public less the underwriting discount. The international underwriters may similarly purchase up to an aggregate of an additional 824,119 shares.

                                  -----------

  The underwriters expect to deliver the shares in New York, New York on      ,
1999.

Goldman, Sachs & Co.                            Salomon Smith Barney
 Joint Book-Running                              Joint Book-Running
      Manager                                          Manager

                                Lehman Brothers
                               Joint Lead Manager

Credit Suisse First Boston                                Legg Mason Wood Walker
                                                               Incorporated

                                  -----------

                         Prospectus dated       , 1999.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. These + +securities may not be sold until the registration statement filed with the + +Securities and Exchange Commission is effective. This preliminary prospectus + +is not an offer to sell nor does it seek an offer to buy these securities in +
+any jurisdiction where the offer or sale is not permitted.                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
[E]                        [International Prospectus]

               Subject to Completion. Dated April 29, 1999.

                               27,700,000 Shares

             [CROWN CASTLE INTERNATIONAL CORP. LOGO APPEARS HERE]

                        Crown Castle International Corp.

                                  Common Stock

                                  -----------

  This is an offering of shares of common stock of Crown Castle International Corp. This prospectus relates to an offering of 5,540,000 shares in an international offering outside the United States. In addition, 22,160,000 shares are being offered in an United States offering. CCIC is offering 23,357,664 of the shares to be sold in the offering and selling stockholders are offering an additional 4,342,336 shares.

  CCIC's common stock is listed on the Nasdaq National Market under the symbol "TWRS". The last reported sale price of the common stock on April 19, 1999 was $17.125 per share.

  See "Risk Factors" beginning on page 17 to read about factors you should consider before buying the shares.

                                  -----------
  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                                                                 Per Share Total
                                                                 --------- -----
Initial price to public.........................................   $        $
Underwriting discount...........................................   $        $
Proceeds, before expenses, to CCIC..............................   $        $
Proceeds, before expenses, to the selling stockholders..........   $        $

  The international underwriters may, under certain circumstances, purchase up to an additional 824,119 shares from the selling stockholders at the initial public offering price less the underwriting discount. The U.S. underwriters may similarly purchase up to an aggregate of an additional 3,296,475 shares.

                                  -----------

  The underwriters expect to deliver the shares in New York, New York on , 1999.

Goldman Sachs International                   Salomon Smith Barney International
  Joint Book-Running                               Joint Book-Running Manager
        Manager

                                Lehman Brothers
                               Joint Lead Manager

Credit Suisse First Boston                                Legg Mason Wood Walker
                                                                Incorporated

                                  -----------

                        Prospectus dated        , 1999.

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary..................    1
Risk Factors........................   17
Use of Proceeds.....................   30
[E] Price Range of Common Stock.....   30
[E] Dividend Policy.................   31
[E] Dilution........................   32
Capitalization......................   33
Unaudited Pro Forma Condensed
 Consolidated Financial Statements..   34
Selected Financial and Other Data of
 CCIC...............................   44
Selected Financial and Other Data of
 CTSH...............................   46
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   48
Industry Background.................   64
Business............................   72
Recent and Proposed Transactions....   97
Management..........................  107

                                                                          Page
                                                                          ----
Certain Relationships and Related Transactions..........................  119
Principal and Selling Stockholders......................................  128
Description of Capital Stock............................................  133
Description of Certain Indebtedness.....................................  141
[D] Description of the Notes............................................  149
[E] Shares Eligible for Future Sale.....................................  185
[D] Certain U.S. Federal Income Tax Considerations......................  187
[E] Certain U.S. Federal Income Tax Considerations to Non-U.S. Holders..  192
[D] Legal Matters.......................................................  194
[E] Legal Matters.......................................................  194
Independent Auditors....................................................  194
Certain Currency Translations...........................................  195
Available Information...................................................  195
Index to Financial Statements...........................................  F-1
[D] Underwriting........................................................  U-1
[E] Underwriting........................................................  U-1

                               ----------------

                               PROSPECTUS SUMMARY

    This summary highlights information contained elsewhere in this prospectus. It may not contain all the information that is important to you. We encourage you to read this entire prospectus carefully.

                                  The Company

    We are a leading owner and operator of towers and transmission networks for wireless communications and broadcast companies. After giving effect to the completion of the recent and proposed transactions we describe in this prospectus, as of December 31, 1998, we owned or managed 6,136 towers, including 4,450 towers in the United States and Puerto Rico and 1,686 towers in the United Kingdom. Our customers currently include many of the world's major wireless communications and broadcast companies, including Bell Atlantic Mobile, BellSouth Mobility, AT&T Wireless, Nextel and the British Broadcasting Corporation.

    Our strategy is to use our leading domestic and international position to capture the growing opportunities to consolidate ownership of existing towers and to build new towers created by:

  . the transfer to third parties, or outsourcing, of tower ownership and management by major wireless carriers;

  . the need for existing wireless carriers to expand coverage and improve capacity;

  . the additional demand for towers created by new entrants into the wireless communications industry;

  .   the privatization of state-run broadcast transmission networks; and

  . the introduction of new digital broadcast transmission technology and wireless technologies.

    Our two main businesses are leasing antenna space on wireless and broadcast towers that can accommodate multiple tenants and operating networks that transmit analog and digital broadcast signals, or broadcast transmission networks. We also provide related services to our customers. We believe that our full service capabilities are a key competitive advantage in forming strategic partnerships to acquire large concentrations of towers, or tower clusters, and in winning contracts for new tower construction.

    Our primary business in the United States is the leasing of antenna space to wireless carriers. After completion of the recent and proposed transactions we describe in this prospectus, we will have tower clusters in 26 of the 50 largest U.S. metropolitan areas, 23 of which are east of the Mississippi river.

    Our primary business in the United Kingdom is the operation of television and radio broadcast transmission networks. We also lease antenna space to wireless operators in the United Kingdom on the towers we acquired from the BBC and from various wireless carriers. After completion of the One2One transaction described in this prospectus, we will have nationwide broadcast and wireless coverage in the United Kingdom.

    Our principal executive offices are located at 510 Bering Street, Suite 500, Houston, Texas 77057, and our telephone number is (713) 570-3000.

                                Growth Strategy

   Our objective is to become the premier global owner and operator of towers and transmission networks for wireless communications and broadcast companies. Our experience in expanding and marketing our tower clusters, as well as our experience in operating analog and digital broadcast transmission networks, positions us to accomplish this objective. The key elements of our growth strategy are to:

   .  Maximize utilization of our tower capacity.

   . Utilize the expertise of our U.S. and U.K. personnel to capture global growth opportunities.

   . Partner with wireless carriers to assume ownership of their existing towers.

   .  Build new towers for wireless carriers and broadcasters.

   .  Acquire existing broadcast transmission networks.

   .  Continue to decentralize our management functions.

                       Recent and Proposed Transactions

   We have recently completed or entered into agreements to complete the transactions described below. Completion of these transactions will result in a significant increase in the size of our operations and the number of towers that we own and manage. In addition, we are issuing a significant number of shares of our common stock to partially fund some of these transactions. The agreements governing the transactions that have not yet been closed include a number of important conditions. Therefore, we cannot guarantee that we will close any of the proposed transactions on the terms described in this prospectus or at all. See "Recent and Proposed Transactions".

Bell Atlantic Joint Venture

   On March 31, 1999, we completed the formation of a joint venture with Bell Atlantic Mobile to own and operate approximately 1,458 towers. These towers represent substantially all the towers in Bell Atlantic's wireless network in the eastern and southwestern United States, including markets such as New York, Philadelphia, Boston, Washington, D.C. and Phoenix. The joint venture will also build and own the next 500 towers to be built for Bell Atlantic's wireless communications business. Bell Atlantic leases antenna space on the 1,458 towers transferred to the joint venture and will lease antenna space on the towers that the joint venture builds for Bell Atlantic.

Proposed BellSouth Transaction

   On March 8, 1999, we entered into a preliminary agreement with BellSouth to control and operate approximately 1,850 towers. These towers represent substantially all the towers in BellSouth's wireless network in the southeastern and midwestern United States, including markets such as Miami, Atlanta, Tampa, Nashville and Indianapolis. We will be responsible for managing and leasing the available space on BellSouth's towers. We will have the right to build, control and operate the next 500 towers to be built for BellSouth's wireless communications business. BellSouth will lease antenna space on the 1,850 towers, as well as on the towers we build for BellSouth.

Proposed Powertel Acquisition

    On March 15, 1999, we entered into an agreement with Powertel Inc. to purchase approximately 650 towers. These towers represent substantially all of Powertel's owned towers in its wireless network in the southeastern and midwestern United States, including such markets as Atlanta, Birmingham, Jacksonville, Memphis and Louisville, and a number of major connecting highway corridors in the southeast. These towers are complementary to BellSouth's towers in the southeast and have minimal coverage overlap. Powertel will lease antenna space on the 650 towers we acquire in the acquisition.

Proposed One2One Transaction

    On March 5, 1999, we entered into an agreement with One2One, under which Castle Transmission, our U.K. operating subsidiary, has agreed to manage, develop and, at its option, acquire up to 821 towers. These towers represent substantially all the towers in One2One's nationwide wireless network in the United Kingdom. We will be responsible for managing and leasing available space on the towers and will receive all the income from any such third party leases.

                              Corporate Structure

    We operate our business through our subsidiaries. Crown Communication and the Bell Atlantic joint venture are our principal U.S. operating subsidiaries and Castle Transmission is our principal U.K. operating subsidiary. We will also use subsidiaries to hold the assets we will acquire or control in the proposed transactions we describe in this prospectus. [[D] The subsidiaries through which we conduct our U.K. operations and our Bell Atlantic joint venture are not restricted by the covenants in our high yield debt instruments.] The following chart illustrates our organizational structure assuming the proposed transactions described in this prospectus are completed. See "Capitalization" and "Recent and Proposed Transactions".


-------------------------------------------------------------------------------
                       Crown Castle International Corp.
                                   ("CCIC")

-------------------------------------------------------------------------------
                    |                                |               |
                    |100%                            |100%           |80%(a)
                    |                                |               |
-----------------------------------------        ----------  ------------------
                 Crown                               CCA           Castle
           Communication Inc.                    Investment     Transmission
              ("Crown                               Corp.         Services
            Communication")                                     (Holdings) Ltd

-----------------------------------------         ----------  -----------------
-
          |           |                              |               |
          |100%       |100%                          |61.5%(b)       |100%
          |           |                              |               |
     ----------   ----------                     ----------  ------------------
      Proposed     Proposed                                        Castle
      Powertel     BellSouth                   Bell Atlantic     Transmission
     Subsidiary   Subsidiary                   Joint Venture   International Ltd
                                                                   ("CTI")
------------------                               ----------  ------------------


________________________________________
(a) The remaining 20% equity interest in Castle Transmission Services (Holdings) Ltd, our U.K. holding company, is held by affiliates of France Telecom. Under agreements that we have entered into with such affiliates, in certain instances, this 20% equity interest may be exchanged for shares of our Class A common stock at a specified exchange ratio.
(b) Bell Atlantic will hold the remaining 38.5% interest in the joint venture along with a nominal interest in the joint venture's operating subsidiary.

                                [D] The Offering

Issuer......................  Crown Castle International Corp.

The cash-pay notes

Total amount offered........
                              $150.0 million in aggregate principal amount of
                                % Senior Notes due 2011.

Maturity....................       , 2011.

Issue price.................      , plus accrued interest, if any, from       ,
                              1999.

Interest....................
                              Annual rate--  %. Payment frequency--every six
                              months on      and     . Cash interest on these
                              "cash-pay notes" is payable beginning on    ,
                              1999.

The discount notes

Total amount offered........
                              $300.0 million in initial accreted value of   %
                              Senior Discount Notes due 2011.

Maturity....................        , 2011.

Issue price.................     , plus accreted value, if any, from       ,
                              1999.

Interest....................
                              Annual rate--  %. Payment frequency--every six
                              months on        and       . First payment--  ,
                              2004. Cash interest on these "discount notes"
                              will not accrue prior to       , 2004.

Original issue discount.....  We will sell the discount notes at a substantial discount to their principal amount at maturity. The discount notes will accrete in value through
                                   , 2004 at an annual rate of   %, compounding
                              every six months. Cash interest will not be
                              payable on the discount notes until    , 2004.

Additional terms of the notes

Ranking.....................  These notes are senior debts. They rank equally in right of payment with all of our existing and future senior debt, but will be effectively junior in right of payment to the extent of the assets securing our other senior debt. Our only significant assets are the capital stock of our subsidiaries, and the notes will not be guaranteed by our subsidiaries. As a result, the notes will be structurally subordinated to all debt and other liabilities of our subsidiaries, including borrowings under their credit facilities.

Optional redemption.........  On or after    , 2004, we may redeem some or all
                              of the notes at any time at the redemption prices listed in the "Description of Notes" section under the heading "Optional Redemption".

                              Before    , 2002, we may redeem up to 35% of the
                              notes with the proceeds of public offerings of equity or strategic investments in us at the prices listed in the "Description of Notes" section under the heading "Optional Redemption".

Mandatory offer to            If we sell certain assets, or experience specific
 repurchase.................  kinds of changes of control, we must offer to repurchase the notes at the prices listed in the "Description of Notes" section under the heading
                              "Repurchase at the Option of Holders".

Basic covenants of            We will issue the notes under two indentures with
 indenture..................  the United States Trust Company of New York. Each
                              indenture will, among other things, restrict our ability and the ability of our subsidiaries to:

                              . borrow money;

                              . pay dividends on stock or repurchase stock;

                              . make investments;

                              . use assets as security in other transactions;
                              and

                              . sell assets or merge with or into other compa-nies.

                              For more details, see the "Description of the Notes" section under the heading "Certain Covenants".

Concurrent equity             Concurrently with this offering, we are offering
 offering...................  27,700,000 shares of our common stock in an underwritten public offering. The closing of this offering is conditioned on the closing of the equity offering.

Use of proceeds.............
                              We expect to use the proceeds of the equity and debt offerings:

                              . to repay indebtedness incurred to finance a portion of the BellSouth transaction and the Powertel acquisition;

                              .  to finance the balance of these transactions;
                                 and

                              . for general corporate purposes, including the payment of interest on the cash-pay notes.

                              For more details, see "Use of Proceeds".

                                  Risk Factors

    You should carefully consider all of the information in this prospectus. In particular, you should evaluate the specific risk factors under "Risk Factors" for a discussion of certain risks involved with an investment in the notes.

                                [E] The Offering

Common stock offered by
 CCIC:
    U.S. offering........      17,817,664 shares
    International               5,540,000 shares
     offering............      23,357,664 shares
      Total.............
                              ---------

Common stock offered by the
 selling stockholders(a):
    U.S. offering........       4,342,336 shares
                              ---------

Common stock to be
 outstanding after the
 offering(b):
    Common stock(c)......     122,635,680 shares
    Class A common             11,340,000 shares
     stock...............

Voting rights...............  Under our certificate of incorporation, stockholder approval generally will require the affirmative vote of the holders of a majority of all classes of our common stock, with the holders of both classes voting together as a single class. However, some actions will require the separate approval of the holders of a majority of our Class A common stock. In addition, the holders of our Class A common stock, voting as a separate class, have the right to elect up to two members of our board of directors and will not vote in the election of directors by the holders of our other voting stock entitled to vote in the election of directors. See "Description of Capital Stock".
Concurrent debt offering....
                              Concurrently with this offering, we are offering by a separate prospectus:

                              . $150.0 million in aggregate principal amount of cash-pay notes; and

                              . $300.0 million in initial accreted value of discount notes.

                              The closing of this offering is conditioned on the closing of the debt offering.
Use of proceeds.............
                              We expect to use the net proceeds of the equity and debt offerings:

                              . to repay indebtedness incurred to finance a portion of the BellSouth transaction and the Powertel acquisition,

                              . to finance the balance of these transactions, and

                              . for general corporate purposes, including the payment of interest on the cash-pay notes. See "Use of Proceeds".

Nasdaq stock symbol.........  "TWRS".

--------
(a) Does not include 4,122,554 shares of common stock that will be offered if the underwriters' over-allotment option is exercised in full.
(b) Does not include 489,393 shares of common stock issuable upon the exercise of stock options held by some of the selling stockholders that will be exercised if the underwriter's over-allotment option is exercised in full.

(c) Does not include (1) 1,294,990 shares of common stock reserved for issuance upon exercise of warrants outstanding prior to the offering, nor (2) 21,250,364 shares of common stock reserved for issuance under our various stock option plans, which includes 18,591,173 shares issuable under stock options outstanding after the offering.

            [D] Summary Unaudited Pro Forma Financial and Other Data

    The unaudited pro forma financial and other data set forth below have been derived from the pro forma financial statements included under "Unaudited Pro Forma Condensed Consolidated Financial Statements". The pro forma statement of operations data and other data for the year ended December 31, 1998, give effect to the transactions detailed under "Unaudited Pro Forma Condensed Consolidated Financial Statements" as if they had occurred on January 1, 1998. The pro forma balance sheet data give effect to such transactions occurring in 1999 as if they had occurred on December 31, 1998. Where we present data for the restricted group, we are presenting the data for CCIC and its subsidiaries that are restricted by the covenants in our U.S. high yield debt instruments. This restricted group data is not intended as an alternative measure of operating results, financial position or cash flow from operations, as determined in accordance with generally accepted accounting principles. The information set forth below should be read in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Statements", "Selected Financial and Other Data of CCIC", "Selected Financial and Other Data of CTSH", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this prospectus.

                                                     CCIC     Restricted Group
                                                  Pro Forma      Pro Forma
                                                 ------------ ----------------
                                                  Year Ended     Year Ended
                                                 December 31,   December 31,
                                                     1998           1998
                                                 ------------ ----------------
                                                    (Dollars in thousands)
Statement of Operations Data:
Net revenues:
  Site rental and broadcast transmission........  $ 251,679      $  72,286
  Network services and other....................     50,299         32,217
                                                  ---------      ---------
    Total net revenues..........................    301,978        104,503
                                                  ---------      ---------
Costs of operations:
  Site rental and broadcast transmission........     94,663         23,684
  Network services and other....................     29,480         17,329
                                                  ---------      ---------
    Total costs of operations...................    124,143         41,013
                                                  ---------      ---------
Expected incremental operating expenses for
 proposed transactions(a).......................     21,054         15,917
General and administrative......................     28,571         21,153
Corporate development(b)........................      4,633          4,625
Non-cash compensation charges(c)................     16,589          9,907
Depreciation and amortization...................    148,155         61,066
                                                  ---------      ---------
Operating income (loss).........................    (41,167)       (49,178)
Other income (expense):
  Interest and other income (expense)...........      4,945          1,101
  Interest expense and amortization of deferred
   financing costs..............................   (104,783)       (66,332)
                                                  ---------      ---------
Income (loss) before income taxes and minority
 interests......................................   (141,005)      (114,409)
Provision for income taxes......................       (374)          (374)
Minority interests..............................      1,307            --
                                                  ---------      ---------
Net income (loss)...............................   (140,072)      (114,783)
Dividends on preferred stock....................    (26,745)       (26,745)
                                                  ---------      ---------
Net income (loss) after deduction of dividends
 on preferred stock.............................  $(166,817)     $(141,528)
                                                  =========      =========
Other Data:
Site data(d):
  Towers and revenue producing rooftop sites at
   end of period................................      6,270          3,073
                                                  =========      =========

                                                      CCIC     Restricted Group
                                                   Pro Forma      Pro Forma
                                                  ------------ ----------------
                                                   Year Ended     Year Ended
                                                  December 31,   December 31,
                                                      1998           1998
                                                  ------------ ----------------
                                                     (Dollars in thousands)
EBITDA(e):
  Site rental and broadcast transmission.........  $ 148,581      $  46,823
  Network services and other.....................        683         (4,486)
  Expected incremental operating expenses for
   proposed transactions (a).....................    (21,054)       (15,917)
  Corporate development expenses(b)..............     (4,633)        (4,625)
                                                   ---------      ---------
    Total EBITDA.................................  $ 123,577      $  21,795
                                                   =========      =========
Adjusted EBITDA(e)...............................        --       $  23,073
Capital expenditures.............................  $ 202,553         88,535
Summary cash flow information:
  Net cash provided by (used for) operating
   activities....................................     98,203           (177)
  Net cash used for investing activities.........   (212,763)       (88,535)
  Net cash provided by financing activities......  1,188,618      1,156,138
Ratio of earnings to fixed charges(f)............        --             --
Ratio of EBITDA to cash interest expense(g)......       2.29x          1.27x

                                   CCIC Pro Forma                 Restricted Group Pro Forma
                               As of December 31, 1998              As of December 31, 1998
                         ------------------------------------ ---------------------------------------
                                                Pro Forma for                           Pro Forma for
                                                Offerings and                           Offerings and
                                    Pro Forma    Recent and              Pro Forma       Recent and
                         Historical    for        Proposed    Historical    for           Proposed
                            CCIC    Offerings   Transactions     CCIC    Offerings      Transactions
                         ---------- ----------  ------------- ---------- ----------     -------------
                                                 (Dollars in thousands)
Balance Sheet Data:
Cash and cash
 equivalents............ $  296,450 $1,108,450   $  195,458   $   41,785 $  853,785 (h)  $  149,168 (h)
Property and equipment,
 net....................    592,594    592,594    2,067,969      165,205    165,205       1,048,100
Total assets............  1,523,230  2,350,230    2,919,269    1,130,685  1,957,685       2,334,994
Total debt..............    429,710    879,710    1,059,710      173,599    623,599         623,599
Net debt(i).............    133,260   (228,740)     864,252      131,814   (230,186)        474,431
Redeemable preferred
 stock..................    201,063    201,063      201,063      201,063    201,063         201,063
Total stockholders'
 equity.................    737,562  1,114,562    1,491,562      737,562  1,114,562       1,491,562

--------
(a) We expect that we will incur incremental operating expenses as a result of the Bell Atlantic joint venture and the proposed transactions described in this prospectus. Such incremental expenses are currently estimated to amount to approximately $5.2 million per year for the Bell Atlantic joint venture and approximately $15.9 million per year for the BellSouth transaction and the Powertel acquisition. We have included the effect of these incremental expenses in the accompanying summary pro forma financial data in order to more accurately present the effect of these transactions on our consolidated results of operations. The effect of these incremental expenses has not been reflected in the Unaudited Pro Forma Condensed Consolidated Statement of Operations included elsewhere in this prospectus. See "Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations."
(b) Corporate development expenses represent costs incurred in connection with acquisitions and development of new business initiatives. These expenses consist primarily of allocated compensation, benefits and overhead costs that are not directly related to the administration or management of existing towers.
(c) Represents charges related to the issuance of stock options to employees and executives.
(d) Represents our aggregate number of sites at the end of the period, assuming we had completed the Bell Atlantic joint venture, the BellSouth transaction and the Powertel acquisition. A revenue producing rooftop represents a rooftop where we have arranged a lease and are receiving payments.

(e) EBITDA is defined as operating income (loss) plus depreciation and amortization and non-cash compensation charges. Adjusted EBITDA is defined as the sum of (1) annualized site rental and broadcast transmission EBITDA before corporate development for the most recent calendar quarter and (2) EBITDA, less site rental and broadcast transmission EBITDA before corporate development, for the most recent four calendar quarters. EBITDA and Adjusted EBITDA are presented as additional information because management believes them to be useful indicators of our ability to meet debt service and capital expenditure requirements. They are not, however, intended as alternative measures of operating results or cash flow from operations, as determined in accordance with generally accepted accounting principles. Furthermore, our measure of EBITDA may not be comparable to similarly titled measures of other companies.

(f) For purposes of computing the ratio of earnings to fixed charges, earnings represent:

    (1)income (loss) before income taxes,

    (2)minority interests, and

    (3)fixed charges.

  Fixed charges consist of:

    (1)interest expense,

    (2)the interest component of operating leases, and

    (3)amortization of deferred financing costs.

  For the year ended December 31, 1998, our earnings were insufficient to cover our fixed charges by $141.0 million. For the year ended December 31, 1998, earnings were insufficient to cover fixed charges of the restricted group by $114.4 million.
(g) Total interest expense for the year ended December 31, 1998 includes amortization of deferred financing costs and discount of $49.1 million for CCIC, $0.9 million for CTSH and $0.7 million for the Bell Atlantic joint venture.

(h) Pro forma balances of cash and cash equivalents for the restricted group exclude $248.1 million of proceeds from our initial public offering and our offering of exchangeable preferred stock, along with interest earned on such amounts since the completion of these transactions, that were contributed to the Bell Atlantic joint venture.
(i) Net debt represents total debt less cash and cash equivalents.

            [E] Summary Unaudited Pro Forma Financial and Other Data

    The unaudited pro forma financial and other data set forth below have been derived from the pro forma financial statements included under "Unaudited Pro Forma Condensed Consolidated Financial Statements". The pro forma statement of operations data and other data for the year ended December 31, 1998, give effect to the transactions detailed under "Unaudited Pro Forma Condensed Consolidated Financial Statements" as if they had occurred on January 1, 1998. The pro forma balance sheet data give effect to such transactions occurring in 1999 as if they had occurred on December 31, 1998. The information set forth below should be read in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Statements", "Selected Financial and Other Data of CCIC", "Selected Financial and Other Data of CTSH", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this prospectus.

                                                              Pro Forma
                                                      -------------------------
                                                             Year Ended
                                                            December 31,
                                                                1998
                                                      -------------------------
                                                       (Dollars in thousands,
                                                      except per share amounts)
Statement of Operations Data:
Net revenues:
  Site rental and broadcast transmission............          $ 251,679
  Network services and other........................             50,299
                                                              ---------
    Total net revenues..............................            301,978
                                                              ---------
Costs of operations:
  Site rental and broadcast transmission............             94,663
  Network services and other........................             29,480
                                                              ---------
    Total costs of operations.......................            124,143
                                                              ---------
Expected incremental operating expenses for proposed
 transactions(a)....................................             21,054
General and administrative..........................             28,571
Corporate development(b)............................              4,633
Non-cash compensation charges(c)....................             16,589
Depreciation and amortization.......................            148,155
                                                              ---------
Operating income (loss).............................            (41,167)
Other income (expense):
  Interest and other income (expense)...............              4,945
  Interest expense and amortization of deferred
   financing costs..................................           (104,783)
                                                              ---------
Income (loss) before income taxes and minority
 interests..........................................           (141,005)
Provision for income taxes..........................               (374)
Minority interests..................................              1,307
                                                              ---------
Net income (loss)...................................           (140,072)
Dividends on preferred stock........................            (26,745)
                                                              ---------
Net income (loss) after deduction of dividends on
 preferred stock....................................          $(166,817)
                                                              =========
Loss per common share--basic and diluted............          $   (1.17)
                                                              =========
Common shares outstanding--basic and diluted (in
 thousands).........................................            142,213
                                                              =========
Other Data:
Site data (d):
  Towers and revenue producing rooftop sites at end
   of period........................................              6,270
                                                              =========

                                                               Pro Forma
                                                         ----------------------
                                                               Year Ended
                                                              December 31,
                                                                  1998
                                                         ----------------------
                                                         (Dollars in thousands)
EBITDA(e):
  Site rental and broadcast transmission................       $ 148,581
  Network services and other............................             683
  Expected incremental operating expenses for proposed
   transactions(a)......................................         (21,054)
  Corporate development expenses(b).....................          (4,633)
                                                               ---------
    Total EBITDA........................................       $ 123,577
                                                               =========
Capital expenditures....................................       $ 202,553
Summary cash flow information:
  Net cash provided by operating activities.............          98,203
  Net cash used for investing activities................        (212,763)
  Net cash provided by financing activities.............       1,188,618
Ratio of earnings to fixed charges(f)...................             --
Ratio of EBITDA to total interest expense(g)............            1.18x

                                                        Pro Forma
                                                 As of December 31, 1998
                                           -------------------------------------
                                                                   Pro Forma for
                                                                   Offerings and
                                                       Pro Forma    Recent and
                                           Historical     for        Proposed
                                              CCIC     Offerings   Transactions
                                           ---------- -----------  -------------
                                                  (Dollars in thousands)
Balance Sheet Data:
  Cash and cash equivalents..............  $  296,450 $ 1,108,450   $  195,458
  Property and equipment, net............     592,594     592,594    2,067,969
  Total assets...........................   1,523,230   2,350,230    2,919,269
  Total debt.............................     429,710     879,710    1,059,710
  Net debt(h)............................     133,260    (228,740)     864,252
  Redeemable preferred stock.............     201,063     201,063      201,063
  Total stockholders' equity.............     737,562   1,114,562    1,491,562

-------
(a) We expect that we will incur incremental operating expenses as a result of the Bell Atlantic joint venture and the proposed transactions described in this prospectus. Such incremental expenses are currently estimated to amount to approximately $5.2 million per year for the Bell Atlantic joint venture and approximately $15.9 million per year for the BellSouth transaction and the Powertel acquisition. We have included the effect of these incremental expenses in the accompanying summary pro forma financial data in order to more accurately present the effect of these transactions on our consolidated results of operations. The effect of these incremental expenses has not been reflected in the Unaudited Pro Forma Condensed Consolidated Statement of Operations included elsewhere in this prospectus. See "Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations."
(b) Corporate development expenses represent costs incurred in connection with acquisitions and development of new business initiatives. These expenses consist primarily of allocated compensation, benefits and overhead costs that are not directly related to the administration or management of existing towers.
(c) Represents charges related to the issuance of stock options to employees and executives.
(d) Represents our aggregate number of sites at the end of the period, assuming we had completed the Bell Atlantic joint venture, the BellSouth transaction and the Powertel acquisition. A revenue producing rooftop represents a rooftop where we have arranged a lease and are receiving payments.

(e) EBITDA is defined as operating income (loss) plus depreciation and amortization and non-cash compensation charges. EBITDA is presented as additional information because management believes it to be a useful indicator of our ability to meet debt service and capital expenditure requirements. It is not, however, intended as an alternative measure of operating results or cash flow from operations, as determined in accordance with generally accepted accounting principles. Furthermore, our measure of EBITDA may not be comparable to similarly titled measures of other companies.
(f) For purposes of computing the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes, minority interests and fixed charges. Fixed charges consist of interest expense, the interest component of operating leases and amortization of deferred financing costs. For the year ended December 31, 1998, our earnings were insufficient to cover our fixed charges by $141.0 million.
(g) Total interest expense for the year ended December 31, 1998 includes amortization of deferred financing costs and discount of $49.1 million for CCIC, $0.9 million for CTSH and $0.7 million for the Bell Atlantic joint venture.
(h) Net debt represents total debt less cash and cash equivalents.

                    Summary Financial and Other Data of CCIC

    The summary historical consolidated financial and other data for CCIC set forth below for each of the four years in the period ended December 31, 1998, and as of December 31, 1995, 1996, 1997 and 1998, have been derived from the consolidated financial statements of CCIC, which have been audited by KPMG LLP, independent certified public accountants. The results of operations for the year ended December 31, 1998 are not comparable to the year ended December 31, 1997, and the results for the year ended December 31, 1997 are not comparable to the year ended December 31, 1996 as a result of business acquisitions completed in 1997 and 1998. Results of operations of these acquired businesses are included in CCIC's consolidated financial statements for the periods after the respective dates of acquisition. [D] The summary historical financial and other data for the restricted group under our high yield debt instruments are not intended as alternative measures of operating results or cash flows from operations, as determined in accordance with generally accepted accounting principles.] The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--CCIC" and the consolidated financial statements and related notes of CCIC included elsewhere in this prospectus.

                                           Years Ended December 31,
                                       ------------------------------------
                                        1995     1996      1997      1998
                                       -------  -------  --------  --------
                                            (Dollars in thousands)
Statement of Operations Data:
Net revenues:
  Site rental and broadcast
   transmission......................  $ 4,052  $ 5,615  $ 11,010  $ 75,028
  Network services and other.........        6      592    20,395    38,050
                                       -------  -------  --------  --------
    Total net revenues...............    4,058    6,207    31,405   113,078
                                       -------  -------  --------  --------
Costs of operations:
  Site rental and broadcast
   transmission......................    1,226    1,292     2,213    26,254
  Network services and other.........      --         8    13,137    21,564
                                       -------  -------  --------  --------
    Total costs of operations........    1,226    1,300    15,350    47,818
                                       -------  -------  --------  --------
General and administrative...........      729    1,678     6,824    23,571
Corporate development(a).............      204    1,324     5,731     4,625
Non-cash compensation charges(b) ....      --       --        --     12,758
Depreciation and amortization........      836    1,242     6,952    37,239
                                       -------  -------  --------  --------
Operating income (loss)..............    1,063      663    (3,452)  (12,933)
Other income (expense):
  Equity in earnings (losses) of
   unconsolidated affiliate..........      --       --     (1,138)    2,055
  Interest and other income
   (expense)(c)......................       53      193     1,951     4,220
  Interest expense and amortization
   of deferred financing costs.......   (1,137)  (1,803)   (9,254)  (29,089)
                                       -------  -------  --------  --------
Loss before income taxes and minority
 interests...........................      (21)    (947)  (11,893)  (35,747)
Provision for income taxes...........      --       (10)      (49)     (374)
Minority interests...................      --       --        --     (1,654)
                                       -------  -------  --------  --------
Net loss.............................      (21)    (957)  (11,942)  (37,775)
Dividends on preferred stock.........      --       --     (2,199)   (5,411)
                                       -------  -------  --------  --------
Net loss after deduction of dividends
 on preferred stock..................  $   (21) $  (957) $(14,141) $(43,186)
                                       =======  =======  ========  ========
Loss per common share--basic and di-
 luted...............................  $ (0.01) $ (0.27) $  (2.27) $  (1.02)
                                       =======  =======  ========  ========
Common shares outstanding--basic and
 diluted (in thousands)..............    3,316    3,503     6,238    42,518
                                       =======  =======  ========  ========

Other Data:
Site data (at period end)(d):
  Towers owned..........................     126      155       240      1,344
  Towers managed........................       7        7       133        129
  Rooftop sites managed (revenue
   producing)...........................      41       52        80        135
                                         -------  -------  --------  ---------
    Total sites owned and managed.......     174      214       453      1,608
                                         =======  =======  ========  =========
EBITDA(e):
  Site rental........................... $ 2,697  $ 3,555  $  7,682  $  44,661
  Network services and other............    (594)    (326)    1,549     (2,972)
  Corporate development expenses(a).....    (204)  (1,324)   (5,731)    (4,625)
                                         -------  -------  --------  ---------
    Total EBITDA........................ $ 1,899  $ 1,905  $  3,500  $  37,064
                                         =======  =======  ========  =========
[D] Restricted Group EBITDA............. $ 1,899  $ 1,905  $  3,500  $   5,799
Capital expenditures....................     161      890    18,035    138,759
Summary cash flow information:
  Net cash provided by (used for)
   operating activities.................   1,672     (530)     (624)    44,976
  Net cash used for investing
   activities........................... (16,673) (13,916) (111,484)  (149,248)
  Net cash provided by financing
   activities...........................  15,597   21,193   159,843    345,248
Ratio of earnings to fixed charges(f)...     --       --        --         --
Balance Sheet Data (at period end):
Cash and cash equivalents............... $   596  $ 7,343  $ 55,078  $ 296,450
Property and equipment, net.............  16,003   26,753    81,968    592,594
Total assets............................  19,875   41,226   371,391  1,523,230
Total debt..............................  11,182   22,052   156,293    429,710
Redeemable preferred stock(g)...........   5,175   15,550   160,749    201,063
Total stockholders' equity (deficit)....     619     (210)   41,792    737,562

--------
(a) Corporate development expenses represent costs incurred in connection with acquisitions and development of new business initiatives. These expenses consist primarily of allocated compensation, benefits and overhead costs that are not directly related to the administration or management of existing towers. For the year ended December 31, 1997, such expenses include (1) nonrecurring cash bonuses of $0.9 million paid to certain executive officers in connection with our initial investment in Castle Transmission and (2) a nonrecurring cash charge of $1.3 million related to our purchase of shares of our common stock from our former chief executive officer in connection with our initial Castle Transmission investment. See "Certain Relationships and Related Transactions".
(b) Represents charges related to the issuance of stock options to certain employees and executives.
(c) Includes a $1.2 million fee received in March 1997 as compensation for leading an investment consortium that provided the equity financing in connection with our initial Castle Transmission investment.
(d) Represents our aggregate number of sites as of the end of each period.

(e) EBITDA is defined as operating income (loss) plus depreciation and amortization and non-cash compensation changes. EBITDA is presented as additional information because management believes it to be a useful indicator of our ability to meet debt service and capital expenditure requirements. It is not, however, intended as an alternative measure of operating results or cash flow from operations, as determined in accordance with generally accepted accounting principles. Furthermore, our measure of EBITDA may not be comparable to similarly titled measures of other companies.

(f) For purposes of computing the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes, fixed charges and equity in earnings (losses) of unconsolidated affiliate. Fixed charges consist of interest expense, the interest component of operating leases and amortization of deferred financing costs. For the years ended December 31, 1995, 1996, 1997 and 1998, earnings were insufficient to cover fixed charges by $21,000, $0.9 million, $10.8 million and $37.8 million, respectively.
(g) The 1995, 1996 and 1997 amounts represent (1) the senior convertible preferred stock we privately placed in August 1997 and October 1997, all of which has been converted into shares of common stock, and (2) Series A convertible preferred stock, Series B convertible preferred stock and Series C convertible preferred stock we privately placed in April 1995, July 1996 and February 1997, respectively, all of which has been converted into shares of common stock in connection with the completion of our initial public offering in August 1998. The 1998 amount represents our 12 3/4% exchangeable preferred stock.

                                  RISK FACTORS

    You should carefully consider the risks described below, as well as the other information included in this prospectus, when evaluating an investment in our [E] common stock [D] notes.

Failure to Properly Manage Our Growth--If we are unable to successfully integrate acquired operations or to manage our existing operations as we grow, our business will be adversely affected and we may not be able to continue our current business strategy.

    We cannot guarantee that we will be able to successfully integrate acquired businesses and assets into our business or implement our plans without delay. If we fail to do so it could have a material adverse effect on our financial condition and results of operations. We have grown significantly over the past two years through acquisitions, and such growth continues to be an important part of our business plan. The addition of over 4,700 towers to our operations through our recent and proposed transactions will increase our current business considerably and will add operating complexities. Successful integration of these transactions will depend primarily on our ability to manage these combined operations and to integrate new management and employees with and into our existing operations.

    Implementation of our acquisition strategy may impose significant strains on our management, operating systems and financial resources. We regularly evaluate potential acquisition and joint venture opportunities and are currently evaluating potential transactions that could involve substantial expenditures, possibly in the near term. If we fail to manage our growth or encounter unexpected difficulties during expansion it could have a material adverse effect on our financial condition and results of operations. The pursuit and integration of acquisitions and joint venture opportunities will require substantial attention from our senior management, which will limit the amount of time they are able to devote to our existing operations.

We May Not Complete the Proposed Transactions--If we fail to complete any or all of the proposed transactions described in this prospectus, we may lose funds that we have placed in escrow and we will not recognize some of the benefits that we describe in this prospectus.

    If one or more of the proposed transactions we describe in this prospectus is not completed or is completed on significantly different terms than those described in this prospectus, it could substantially affect the implementation of our business strategy. If we fail to close these transactions, our ability to offer tower clusters in major U.S. markets will be impaired. As a result, our future site rental revenue would be adversely affected. We cannot guarantee that we will complete any or all of these transactions. The agreements relating to these transactions contain many conditions that must be satisfied before we can close these transactions.

    In addition, we cannot assure you that the transactions, if and when completed, will be done so on the terms described in this prospectus. For example, each of the agreements relating to these proposed transactions includes provisions that could result in our purchasing fewer towers at closing.

    When we entered into the acquisition agreement with Powertel, we made a $50.0 million escrow payment, which we may have to forfeit if the Powertel acquisition does not close because of our inability or unwillingness to deliver the balance of the purchase price at the scheduled closing date. When we entered into the agreement for the BellSouth transaction, we placed $50.0 million into an escrow fund. We could be forced to pay this amount to BellSouth if we do not enter into definitive agreements for the BellSouth transaction, or if we fail to comply with all conditions, covenants and representations we are required to fulfill under our agreement with BellSouth. The loss of these escrow payments, alone or together, would significantly affect our available working capital and could have a material adverse effect on our ability to implement our business strategy. See "Recent and Proposed Transactions".

Substantial Level of Indebtedness--Our substantial level of indebtedness could adversely affect our ability to react to changes in our business. We may also be limited in our ability to use debt to fund future capital needs.

    We have a substantial amount of indebtedness. The following chart sets forth certain important credit information and is presented as of December 31, 1998, (1) assuming we had completed our offerings and (2) assuming we had completed our offerings and the recent and proposed transactions described in this prospectus, each as of December 31, 1998.

                                                                   Pro Forma
                                                                      for
                                                                   Offerings
                                                                      and
                                                        Pro Forma  Recent and
                                                          for       Proposed
                                                        Offerings Transactions
                                                        --------- ------------
                                                        (Dollars in thousands)
      Total indebtedness............................... $ 879,710  $1,059,710
      Redeemable preferred stock.......................   201,063     201,063
      Stockholders' equity............................. 1,114,562   1,491,562
      Debt and redeemable preferred stock to equity
       ratio...........................................     0.97x       0.85x

    In addition, assuming we had completed these transactions on January 1, 1998, our earnings for the twelve months ended December 31, 1998, would have been insufficient to cover fixed charges by $141.0 million.

    Given our substantial indebtedness, we could be affected in the following ways:

  . We could be more vulnerable to general adverse economic and industry conditions.

  . We may find it more difficult to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements.

  . We will be required to dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our debt, reducing the available cash flow to fund other projects.

  . We may have limited flexibility in planning for, or reacting to, changes in our business and in the industry.

  . We will have a competitive disadvantage relative to other companies with less debt in our industry.

    We cannot guarantee that we will be able to generate enough cash flow from operations or that we will be able to obtain enough capital to service our debt or fund our planned capital expenditures. In addition, we may need to refinance some or all of our indebtedness on or before maturity. We cannot guarantee, however, that we will be able to refinance our indebtedness on commercially reasonable terms or at all.

As a Holding Company, We Require Dividends from Subsidiaries to Meet Cash Requirements or Pay Dividends--If our subsidiaries are unable to dividend cash to us when we need it, we may be unable to pay dividends or satisfy our obligations under our debt instruments, including interest payments under the notes.

    Crown Castle International Corp. is a holding company with no business operations of its own. CCIC's only significant asset is the outstanding capital stock of its subsidiaries. CCIC conducts all its business operations through its subsidiaries. Accordingly, CCIC's only source of cash to pay dividends or make other distributions on its capital stock or to pay interest on its outstanding indebtedness is distributions relating to its ownership interest in its subsidiaries from the net earnings and cash flow generated by such subsidiaries. We currently expect that the earnings and cash flow of CCIC's subsidiaries will be retained and used by such subsidiaries in their operations, including to service their respective debt obligations. Even if we did determine to make a distribution in respect of the capital stock of CCIC's subsidiaries, there can be no assurance that CCIC's subsidiaries will generate sufficient cash flow to pay such a dividend or distribute such funds, or that applicable state law and contractual restrictions, including negative covenants contained in the debt instruments of such subsidiaries, would permit such dividends or distributions. Furthermore, the terms of our U.S. and U.K. credit facilities place restrictions on our principal subsidiaries' ability to pay dividends or to make distributions, and in any event, such dividends or distributions may only be paid if no default has occurred under the applicable instrument. Moreover, CCIC's subsidiaries are permitted under the terms of their existing debt instruments to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to CCIC. See "--Our Substantial Level of Indebtedness Could Adversely Affect Our Financial Condition", "--Ability to Service Debt" and "Description of Certain Indebtedness".

Ability to Service Debt--To service our indebtedness, we will require a significant amount of cash from our subsidiaries. An inability to access our subsidiaries' cash flow may lead to an acceleration of our indebtedness, including the notes. Currently, the instruments governing our subsidiaries' indebtedness do not allow sufficient funds to be distributed to CCIC to service its indebtedness.

    If CCIC is unable to refinance its subsidiary debt or renegotiate the terms of such debt, CCIC may not be able to meet its debt service requirements, including interest payments on the notes, in the future. The cash-pay notes
will require annual cash interest payments of approximately $   million. Prior
to May 15, 2003 and      2004, the interest expense on our 10 5/8% discount
notes and the discount notes offered in the debt offering, respectively, will be comprised solely of the amortization of original issue discount. Thereafter, the 10 5/8% discount notes and the discount notes offered in the debt offering will require annual cash interest payments of approximately $26.7 million and
$   million, respectively. Prior to December 15, 2003, we do not expect to pay cash dividends on our exchangeable preferred stock or, if issued, cash interest on the exchange debentures. Thereafter, assuming all dividends or interest have been paid-in-kind, our exchangeable preferred stock or, if issued, the exchange debentures will require annual cash dividend or interest payments of approximately $47.8 million.

    As we described above, the terms of the indebtedness of CCIC's subsidiaries significantly limit such subsidiaries' ability to distribute cash to CCIC. As a result, CCIC will be required to apply a portion of the net proceeds from the offerings to fund interest payments on the cash-pay notes. If CCIC does not retain sufficient funds from the offerings or any future financings, CCIC may not be able to make its interest payments on the cash-pay notes.

Restrictive Debt Covenants--The terms of our debt instruments impose significant restrictions on our ability to take a number of actions that our management might otherwise believe to be in your best interests. In addition, if we fail to comply with our covenants our debt could be accelerated.

    Currently we have debt instruments in place that restrict our ability to incur more indebtedness, pay dividends, create liens, sell assets and engage in certain mergers and acquisitions. Some of our subsidiaries, under their debt instruments, are also required to maintain specific financial ratios. Our ability to comply with the restrictions of these instruments and to satisfy our debt obligations will depend on our future operating performance. If we fail to comply with the debt restrictions, we will be in default under those instruments, which in some cases would cause the maturity of substantially all of our long-term indebtedness to be accelerated. See "Description of Certain Indebtedness" and "Description of Capital Stock-- Senior Exchangeable Preferred Stock".

We May Have Broad Discretion in the Application of Proceeds from Our Offerings--If we don't close the BellSouth transaction or the Powertel acquisition, we would have the ability to utilize some or all of the proceeds of the offerings to fund as yet unidentified acquisitions, investments or joint ventures.

    We will allocate a substantial portion of the estimated net proceeds from our equity and debt offerings to fund the BellSouth transaction and the Powertel acquisition. If either or both of these transactions are not completed, we cannot determine now how we would reallocate such proceeds. In addition, we would have broad discretion in allocating these net proceeds from the offerings without any action or approval of our stockholders. Moreover, the indenture governing the issuance of the notes will not contain any restrictions on the use of proceeds from the offerings. Accordingly, investors may not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of the net proceeds.

Our Agreements with TdF Give TdF Substantial Governance and Economic Rights-- The exercise of these rights by TdF could have a material adverse effect on our business.

    We have entered into agreements with TeleDiffusion de France International S.A., or TdF, an affiliate of France Telecom, that give TdF substantial rights. The agreements were entered into in order to induce TdF to participate in the roll-up of our U.K. business, the transaction in which we exchanged shares of our common stock for shares of CTSH common stock held by CTSH stockholders and, as a result, increased our ownership in CTSH to 80%. The TdF agreements give TdF significant rights relating to the governance of CCIC and our U.K. business. Our U.K. business currently accounts for a substantial majority of our revenues. See "Certain Relationships and Related Transactions--Agreements with TdF--Governance Agreement".

TdF's Governance Rights May Restrict Us From Taking Actions Our Board of Directors Consider to Be in Your Best Interests.

    We have granted TdF the ability to govern some of our activities, including the ability to:

  . prohibit us from entering into material acquisitions, issuing new equity securities and incurring significant indebtedness;

  .  elect up to two members of our board of directors; and

  . elect at least one director to the executive and nominating and corporate governance committees of our board of directors.

    In addition, TdF has significant governance rights over our U.K. business. Although TdF currently has only a 20% equity interest in CTSH, TdF has the right to restrict a number of corporate actions at CTSH.

    TdF's exercise of these rights could be contrary to your interests.

TdF Will Be Able to Buy Our Interest, or Require Us to Buy Their Interest, in Our U.K. Business in Connection with a Sale of CCIC.

    Under the circumstances described below, TdF will have the right to acquire all of our shares in CTSH or to require us to purchase all of TdF's shares in CTSH, at fair market value in either case. This right will be triggered under the following circumstances:

  .  the sale of all or substantially all of our assets;

  . a merger, consolidation or similar transaction that would result in any person owning more than 50% of our voting power or equity securities;

  . an unsolicited acquisition by any person of more than 25% of our voting power or equity securities; or

  . other circumstances arising from an acquisition by any person that would give rise to a right of the BBC to terminate our analog or digital transmission contracts with the BBC.

    Further, immediately before any of these events occurs, TdF will have the right to require us to purchase 50% of their Class A common stock in cash at the same price we would have to pay once the event occurs.

    If we were required to sell our shares in CTSH to TdF, we would no longer own our U.K. business and would lose all the benefits of owning such business that we describe in this prospectus. On the other hand, if we were required to purchase all of TdF's shares in CTSH and/or purchase 50% of their Class A common stock, we cannot guarantee that we would have the necessary funds to do so or that we would be permitted to do so at the time under our debt instruments. If we did not have sufficient funds, we would have to seek additional financing. We cannot guarantee, however, that such financing would be available on commercially reasonable terms or at all. If such financing were not available, we might be forced to sell assets at unfavorable prices in order to generate the cash needed to buy the shares from TdF. In addition, our obligation to purchase TdF's shares could result in an event of default under our debt instruments.

TdF Has an Option to Put to Us Its Interest in Our U.K. Business Following the Second Anniversary of the Roll-Up of Our U.K. Business. This Could Result in A Default Under Our Debt Instruments or Substantial Dilution to Our Other Stockholders.

    If TdF has not exchanged its interest in CTSH for an interest in CCIC by the second anniversary of the roll-up of our U.K. business, TdF will have the right to require us to purchase all of their shares in CTSH, at fair market value. We may elect to pay either (1) in cash or (2) with our common stock at a discount of 15% to its market value. We cannot guarantee that we will have sufficient funds to purchase such shares for cash if TdF were to require us to purchase their shares of capital stock of CTSH. If we did not have sufficient funds, we would either need to seek additional financing or purchase the shares with our common stock. We cannot guarantee that we could obtain such financing on terms acceptable to us. In addition, the purchase of these shares for cash could result in an event of default under our debt instruments. If we were to issue shares of common stock to effect the purchase, this

  .  would result in substantial dilution to our other stockholders;

  .  could adversely affect the market prices of the common stock; and

  . could impair our ability to raise additional capital through the sale of our equity securities.

TdF Has Preemptive Rights to Acquire Our Common Stock When We Otherwise Issue Common Stock. This Could Result in Substantial Dilution to Our Other Stockholders.

    Except in limited circumstances, if we issue any equity securities to any person, including the equity offering, the formation of the Bell Atlantic joint venture and the closing of the BellSouth transaction, we must offer TdF the right to purchase, at the same cash price, up to an amount of such equity securities as would be necessary for TdF and its affiliates to maintain their consolidated ownership percentage in us before such issuance. TdF will be able to exercise these preemptive rights as a result of our acquisition of Millennium Communications Limited in the United Kingdom on October 8, 1998 and as a result of our contribution of shares of our common stock to the Bell Atlantic joint venture on March 31, 1999. If TdF exercises its preemptive rights, it will be able to acquire up to 125,000 shares of our common stock at a price of $13.00 per share as a result of the Millennium acquisition and up to 5.42 million shares at a price of $12.65 per share in connection with the Bell Atlantic joint venture. TdF will also have these preemptive rights if we complete the BellSouth transaction. The exercise of these rights by TdF could result in substantial dilution to our other stockholders.

We Require Significant Capital to Fund Our Operations and Make Acquisitions--If we are unable to raise capital in the future, we will be unable to achieve our currently contemplated business strategy and may not be able to fund our operations.

    We will require substantial capital (1) as we increase the number of towers we own and manage by partnering with wireless carriers to assume ownership or control of their existing towers, by pursuing opportunities to build new towers, or build-to-suit opportunities, for wireless carriers and by pursuing other tower acquisition opportunities and (2) to acquire existing transmission networks globally as opportunities arise. If we are unable to raise capital when our needs arise, we will be unable to pursue our current business strategy and may not be able to fund our operations.

    To fund the execution of our business strategy, including the proposed transactions described in this prospectus and the construction of new towers that we have agreed to build, we expect to use the net proceeds of our offerings and borrowings available under our U.S. and U.K. credit facilities. We will have additional cash needs to fund our operations in the future. We may also have additional cash needs in the near term if additional tower acquisitions or build-to-suit opportunities arise. Some of the opportunities that we are currently pursuing could require significant additional capital. If we do not otherwise have cash available, or borrowings under our credit facilities have otherwise been utilized, when our cash need arises, we would be forced to seek additional debt or equity financing or to forego the opportunity. In the event we determine to seek additional debt or equity financing, there can be no assurance that any such financing will be available, on commercially acceptable terms or at all, or permitted by the terms of our existing indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

We May Not Be Able to Construct New Towers at the Pace and in the Locations that We Desire--If we are unable to do so, we may not be able to satisfy our current agreements to build new towers and we may have difficulty finding tenants to lease space on our new towers.

    Our growth strategy depends in part on our ability to construct and operate towers in conjunction with expansion by wireless carriers. If we are unable to build new towers when wireless carriers require them, or we are unable to build new towers where we believe the best opportunity to add tenants exists, we could fail to meet our contractual obligations under build-to-suit agreements, and we could lose opportunities to lease space on our towers.

    As of December 31, 1998, we had 72 towers under construction. We currently have plans to commence construction on approximately 900 to 1,200 additional towers during fiscal 1999. Our ability to construct these new towers can be affected by a number of factors beyond our control, including:

  . zoning and local permitting requirements and national regulatory approvals;

  . availability of construction equipment and skilled construction personnel; and

  .  bad weather conditions.

    In addition, as the concern over tower proliferation has grown in recent years, certain communities have placed restrictions on new tower construction or have delayed granting permits required for construction. You should consider that:

  . the barriers to new construction may prevent us from building towers where we want;

  . we may not be able to complete the number of towers planned for construction in accordance with the requirements of our customers; and

  . we cannot guarantee that there will be a significant need for the construction of new towers once the wireless carriers complete their tower networks.

Our Business Depends on the Demand for Wireless Communications--We will be adversely affected by any slowdown in the growth of, or reduction in demand for, wireless communications.

    Demand for our site rentals depends on demand for communication sites from wireless carriers, which, in turn, depends on the demand for wireless services. The demand for our sites depends on many factors which we cannot control, including:

  .  the level of demand for wireless services generally;

  .  the financial condition and access to capital of wireless carriers;

  . the strategy of carriers relating to owning or leasing communication sites;

  .  changes in telecommunications regulations; and

    .general economic conditions.

    A slowdown in the growth of, or reduction in, demand in a particular wireless segment could adversely affect the demand for communication sites. Moreover, wireless carriers often operate with substantial indebtedness, and financial problems for our customers could result in accounts receivable going uncollected, in the loss of a customer and the associated lease revenue or in a reduced ability of these customers to finance expansion activities. Finally, advances in technology, such as the development of new satellite systems, could reduce the need for land-based, or terrestrial, transmission networks. The occurrence of any of these factors could have a material adverse effect on our financial condition and results of operations.

Variability in Demand for Network Services May Reduce the Predictability of Our Results--Our network services business has historically experienced significant volatility in demand. As a result, the operating results of our network services business for any particular period may vary significantly, and should not be considered as necessarily being indicative of longer-term results.

    Demand for our network services fluctuates from period to period and within periods. These fluctuations are caused by a number of factors, including:

  .  the timing of customers' capital expenditures;

  .  annual budgetary considerations of customers;

  .  the rate and volume of wireless carriers' tower build-outs;

  .  timing of existing customer contracts; and

  .  general economic conditions.

    While demand for our network services fluctuates, we must incur certain costs, such as maintaining a staff of network services employees in anticipation of future contracts, even when there may be no current business. Furthermore, as wireless carriers complete their build-outs, the need for the construction of new towers and the demand for our network services could decrease significantly and could result in fluctuations and, possibly, significant declines in our operating performance.

We Operate our Business in an Increasingly Competitive Industry and Many of Our Competitors Have Significantly More Resources--As a result of this competition, we may find it more difficult to achieve favorable lease rates on our towers and we may be forced to pay more for future tower acquisitions.

    We face increasing competition for site rental customers from various sources, including:

  .  other large independent tower owners;

  . wireless carriers that own and operate their own towers and lease antenna space to other carriers;

  . site development companies that acquire antenna space on existing towers for wireless carriers and manage new tower construction; and

  .  traditional local independent tower operators.

    Wireless carriers that own and operate their own tower portfolios generally are substantially larger and have greater financial resources than we have. As competition for tenants on towers increases, lease rates could be adversely affected.

    In addition, competition for the acquisition of towers is keen, and we expect it to continue to grow. We not only compete against other independent tower owners and operators, but also against wireless carriers, broadcasters and site developers. As competition increases for tower acquisitions, we may be faced with fewer acquisition opportunities, as well as higher acquisition prices. While we regularly explore acquisition opportunities, we cannot guarantee that we will be able to identify suitable towers to acquire in the future.

A Substantial Portion of Our Revenues Is Dependent Upon Agreements with the BBC and NTL--If we were to lose our contracts with the BBC or our site sharing agreement with NTL, we would likely lose a substantial portion of our revenues.

    Assuming we had completed the roll-up of our U.K. subsidiary from 34.5% to 80% ownership and the recent and proposed transactions described in this propectus, each as of January 1, 1998, the BBC would have still accounted for approximately 25.1% of our revenues for the twelve month period ended December 31, 1998.

    Our broadcast business is substantially dependent on our contracts with the BBC. See "Business--U.K. Operations--Significant Contracts". We cannot guarantee that the BBC will renew our contracts or that they will not attempt to negotiate terms that are not as favorable to us as those in place now. If we were to lose these BBC contracts, our business, results of operations and financial condition would be materially adversely affected. The initial term of our analog transmission contract with the BBC will expire on March 31, 2007, and our digital transmission contract with the BBC expires on October 31, 2010. In addition, our digital transmission contract with the BBC may be terminated by the BBC after five years if the BBC's board of governors does not believe that digital television in the United Kingdom has enough viewers.

    A substantial portion of our U.K. broadcast transmission operations are conducted using sites owned by National Transmission Limited, or NTL, our major competitor in the United Kingdom. NTL also utilizes our sites for their broadcast operations. See "Business--U.K. Operations--Significant Contracts". This site sharing arrangement with NTL may be terminated with five years' notice by either us or NTL, and may be terminated sooner upon a continuing breach of the agreement. The agreement is set to expire on December 31, 2005. We cannot guarantee that this agreement will not be terminated, which could have a material adverse effect on our business, results of operations and financial condition.

Extensive Regulations Which Could Change at Any Time and Which We Could Fail to Comply With Regulate Our Business--If we fail to comply with applicable regulations, we could be fined or even lose our right to conduct some of our business.

    A variety of foreign, federal, state and local regulations apply to our business. Failure to comply with applicable requirements may lead to civil penalties or require us to assume costly indemnification obligations. We cannot guarantee that existing regulatory policies will not adversely affect the timing or cost of new tower construction or that additional regulations will not be adopted which increase delays or result in additional costs. These factors could have a material adverse effect on our financial condition and results of operations.

    Since we signed our analog transmission contract with the BBC, the BBC has increased its service requirements to include 24-hour broadcasting on our transmission network for the BBC's two national television services and a requirement for us to add a number of additional stations to our network to extend existing BBC services. The BBC has agreed to increases of approximately (Pounds)800,000 ($1,330,240) per year in the charges payable by the BBC to us for these service enhancements. The additional charges, however, may necessitate an amendment to Castle Transmission's transmission telecommunications license. We are discussing with OFTEL, the relevant regulatory authority in the United Kingdom, the most appropriate way to rectify this situation in order to allow the additional services to be provided to the BBC in return for the additional agreed payments. There can be no assurance that we will achieve a favorable resolution of these issues with OFTEL.

Emissions from Our Antennas May Create Health Risks--We could suffer from future claims if the radio frequency emissions from equipment on our towers is demonstrated to cause negative health effects.

    The government imposes requirements and other guidelines on our towers relating to radio frequency emissions. The potential connection between radio frequency emissions and certain negative health effects, including some forms of cancer, has been the subject of substantial study by the scientific community in recent years. To date, the results of these studies have been inconclusive. We cannot guarantee that claims relating to radio frequency emissions will not arise in the future.

Our International Operations Expose Us to Changes in Foreign Currency Exchange Rates--If we fail to properly match or hedge the currencies in which we conduct business, we could suffer losses as a result of changes in currency exchange rates.

    We conduct business in countries outside the United States, which exposes us to fluctuations in foreign currency exchange rates. We also intend to expand our international operations in the future. For the twelve month period ended December 31, 1998, assuming we had completed the roll-up of our U.K. operations on January 1, 1998, but without giving effect to the recent and proposed transactions we describe in this prospectus, approximately 74.3% of our consolidated revenues would have originated outside the United States, all of which were denominated in currencies other than U.S. dollars, principally pounds sterling. We have not historically engaged in significant hedging activities relating to our non-U.S. dollar operations, and we could suffer losses as a result of changes in currency exchange rates.

We Are Heavily Dependent on Our Senior Management--If we lose members of our senior management, we may not be able to find appropriate replacements on a timely basis and our business could be adversely affected.

    Our existing operations and continued future development are dependent to a significant extent upon the performance and active participation of certain key individuals, including our chief executive officer and the chief operating officers of our principal U.S. and U.K. subsidiaries. We cannot guarantee that we will be successful in retaining the services of these, or other key personnel. None of our employees have signed noncompetition agreements. If we were to lose any of these individuals, we may not be able to find appropriate replacements on a timely basis and our financial condition and results of operations could be materially adversely affected.

[D] The Notes Are Subject to the Risk of Fraudulent Conveyance Liability-- Federal and state statutes allow courts, under specific circumstances, to void the notes and require noteholders to return payments received from us.

    Various laws enacted for the protection of creditors may apply to our incurrence of indebtedness, including the issuance of the notes in this offering. If these laws are held by a court to apply to the notes, you could be required to return payments you receive on the notes, and the notes could be voided. If a court were to find in a lawsuit by an unpaid creditor or representative of creditors that we did not receive fair consideration or reasonably equivalent value for incurring such indebtedness or obligation and, at the time of such incurrence, we

  . were insolvent;

  . were rendered insolvent by reason of such incurrence;

  . were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or

  . intended to incur or believe we would incur obligations beyond our ability to pay such obligations as they mature,

such court could, subject to statutes of limitations, determine to invalidate such indebtedness and obligations as fraudulent conveyances or subordinate such indebtedness and obligations to existing or future creditors.

[D] Original Issue Discount Will Accrue on the Discount Notes and Create a Tax Liability for Noteholders--Because the discount notes will be issued at a substantial discount to their stated principal amount at maturity, holders of the discount notes will be taxed as though they were receiving cash interest during the period before they actually begin to receive cash interest.

    The discount notes will be issued at a substantial discount from their stated principal amount at maturity. Consequently, although cash interest on
the discount notes generally will not be payable prior to      , 2004, original
issue discount will be includable in the gross income of a holder of such notes for U.S. federal income tax purposes in advance of the receipt of such cash payments on such notes. This may result in a holder having to pay income taxes on amounts such holder has yet to receive in cash. See "Certain United States Federal Income Tax Considerations" for a more detailed discussion on the U.S. federal income tax consequences of purchase, ownership and disposition of the discount notes.

    If a bankruptcy case is commenced by or against us under the U.S. Bankruptcy Code after the issuance of the discount notes, the claim of a holder of such notes relating to the principal amount thereof may be limited to an amount equal to the sum of (1) the initial offering price and (2) that portion of the original issue discount that is not deemed to constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code. Any original issue discount that was not accrued as of any such bankruptcy filing would constitute "unmatured interest." See "Certain United States Federal Income Tax Considerations".

We Could Lose Certain Tax Benefits Due to the Equity Offering--If, as a result of any transaction involving our equity securities, an ownership change occurs for federal income tax purposes, our ability to use our net operating losses to reduce our tax liability would be limited.

    Under Section 382 of the Internal Revenue Code of 1986, as amended, an ownership change would be deemed to have occurred if on any testing date the ownership of stock by one or more 5-percent shareholders had increased by more than 50 percentage points during the preceding three years. The need to preserve our net operating losses by complying with the limitations imposed by Section 382 may limit our ability to raise equity financing in the future.

    The common stock sold in the equity offering will be deemed, for purposes of Section 382, to have been acquired by a separate public group treated as a new 5% shareholder which had an increase in ownership. The ownership increase by this new public group, as well as any ownership increase by other 5% shareholders, must be taken into account in determining whether we have undergone an ownership change under Section 382.

    It is unclear whether the equity offering will result in an ownership change. However, we have taken and must continue to take into account the public group ownership increase resulting from the common stock sold in the offering for three years after the sale in computing the change in ownership for future transactions, including the issuance of additional common stock or equity-related instruments.

Year 2000 Compliance Problems Could Affect Our Business--If we are unable to remedy our year 2000 compliance problems, we may suffer business interruptions, as well as financial loss and reputational harm.

    We are in the process of conducting a comprehensive review of our computer systems to identify which of our systems will need to be modified, upgraded or converted to recognize dates after December 31, 1999, which is known as the year 2000 problem. The failure to correct a material year 2000 problem could result in a system failure, such as the failure of tower lighting or security monitoring systems, or miscalculations causing disruption of operations including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

    We cannot assure you that we will be able to resolve all year 2000 compliance issues without any future disruption or that we will not incur significant additional expense in attempting to do so. In addition, if some of our major suppliers and customers fail to address their own year 2000 compliance issues, their non-compliance could have a material adverse effect on us and our operations.

[E] Anti-Takeover Provisions in Our Certificate of Incorporation Could Have Effects That Conflict with the Interests of Our Stockholders--Certain provisions of our certificate of incorporation, by-laws and operative agreements could make it more difficult for a third party to acquire control of us even if such a change in control would be beneficial to you.

    We have a number of anti-takeover devices in place that will hinder takeover attempts and could reduce the market value of our common stock. Our anti-takeover provisions include:

  . the right of the holders of our Class A common stock to elect up to two members of the board of directors;

  .  a staggered board of directors;

  . the authority of the board of directors to issue preferred stock without approval of the holders of common stock, other than the holders of our Class A common stock;

  . the establishment of advance notice requirements for director nominations and actions to be taken at annual meetings; and

  . the requirement that the holders of our Class A common stock approve certain changes to our certificate of incorporation or by-laws.

    In addition, our by-laws permit special meetings of the stockholders to be called only upon the request of a majority of the board of directors, and deny stockholders the ability to call such meetings. Under our governance agreement with TdF, TdF generally will have the right to purchase our equity interest in CTSH upon the occurrence of an acquisition of us that is not approved by TdF. In addition, our BBC contracts may be terminated upon the occurrence of certain change of control events described in such contracts. Such provisions, as well as the provisions of Section 203 of the Delaware General Corporation Law, could impede a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us. See "--Our agreements with TdF Give TdF Substantial Governance and Economic Rights" and "Description of Capital Stock".

[E] Shares Eligible For Future Sale--Sales of a substantial number of shares of common stock after the equity offering could adversely affect the market price of the common stock.

    Future sales of a substantial number of shares of our common stock could adversely affect the market price of our common stock. Upon completion of the equity offering, we will have 133,975,680 shares of common stock outstanding. In addition, we have reserved for issuance 18,591,173 shares of common stock upon exercise of outstanding stock options, 1,294,990 shares of common stock upon exercise of outstanding warrants and 17,443,500 shares of common stock for the conversion of the outstanding Class A common stock. The 27,700,000 shares sold in the offering will be freely transferable without restriction under the Securities Act, unless they are held by our "affiliates" as that term is used under the Securities Act. See "Shares Eligible for Future Sale".

[E] Dilution--This offering and other existing arrangements will result in substantial dilution to the value of our common stock.

    Persons purchasing shares of common stock in the equity offering will incur immediate and substantial dilution in net tangible book value per share. Purchasers of shares in the equity offering will experience dilution of $12.51 per share. In addition, under our agreements with TdF, TdF has rights which, in some cases, could result in our issuing shares of our common stock to TdF at below then market prices. Any such below market issuances could result in substantial dilution to our other stockholders. See "--Our Agreements with TdF Give TdF Substantial Governance and Economic Rights" and "Dilution". Moreover, to the extent that outstanding options and warrants to purchase common stock are exercised, there could be substantial additional dilution.

[D] There is Currently No Market for the Notes--If an active trading market for the notes does not develop, the liquidity and value of the notes could be harmed.

    The discount notes and the cash-pay notes are new issues of securities for which there is currently no trading market. The underwriters have advised us that they intend to make a market in the notes, although the underwriters are not obligated to do so and may discontinue such market making at any time. We do not intend to apply for listing of the notes on any domestic securities exchange or to seek approval for quotation through an automated quotation system. Accordingly, there can be no assurance that an active market will develop upon completion of the debt offering or, if developed, that such market will be sustained or as to the liquidity of any market.

This Document Includes Forward-Looking Statements--If our expectations reflected in these forward-looking statements prove to be incorrect, our actual results could differ materially from these expectations.

    This document includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this document, including, without limitation, the statements under "Prospectus Summary", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Industry Background" and "Business" and located elsewhere in this prospectus regarding industry prospects, our prospects and our financial position are forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations are disclosed in this document, including, without limitation, in conjunction with the forward-looking statements included under "Risk Factors". All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this document. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document might not occur.

                                USE OF PROCEEDS

    [D] The net proceeds from the debt offering are estimated to be $435.0 million, after deducting estimated fees and expenses. Concurrently with the debt offering, we are offering 23,357,664 shares of our common stock. The closing of the debt offering is conditioned upon the closing of the equity offering.

    [E] The net proceeds from the equity offering are estimated to be approximately $380.0 million, after deducting estimated fees and expenses, assuming an offering price to public of $17.125 per share. Concurrently with the equity offering, we are offering $300.0 million in initial accreted value of discount notes and $150.0 million in aggregate principal amount of cash-pay notes. The closing of the equity offering is conditioned upon the closing of the debt offering.

    We expect to use the total net proceeds of the debt and equity offerings, which are estimated to be approximately $815.0 million,

  . to repay a term loan facility incurred to finance a portion of the BellSouth transaction and the Powertel acquisition;

  . to finance the balance of the BellSouth transaction and the Powertel acquisition; and

  . for general corporate purposes, including paying interest on the cash-pay notes.

The loans we are repaying under the term loan facility were used to refinance indebtedness under Crown Communication's senior credit facility. The term loans mature on November 30, 2007 and bear interest at an increasing rate on LIBOR, not to exceed 16.0%.

    However, the closing of the offerings is not contingent on the completion of the BellSouth transaction or the Powertel acquisition. If the BellSouth transaction or the Powertel acquisition does not occur, or if either or both occurs on terms different from those described in this prospectus, we would be able to use the net proceeds from the offerings that were allocated to finance these transactions for working capital and general corporate purposes, including to finance as yet unidentified acquisitions, investments or joint ventures in the United States or abroad. See "Risk Factors--We May Have Broad Discretion in the Application of Proceeds of Our Offerings".

                        [E] PRICE RANGE OF COMMON STOCK

    Our common stock is listed and traded on the Nasdaq National Market under the symbol "TWRS". The following table sets forth for the periods indicated the high and low sale prices of the common stock as reported by Nasdaq:

                                                                   High   Low
                                                                  ------ ------
      1998
        Third Quarter............................................ $13.31 $ 6.00
        Fourth Quarter...........................................  23.50   9.87
      1999
        First Quarter............................................ $23.50 $16.63
        Second Quarter (through April 19, 1999)..................  19.41  17.00

    On April 19, 1999, the last reported sale price of the common stock as reported by Nasdaq was $17.125. As of April 19, 1999, there were approximately 292 holders of record of the common stock.

                              [E] DIVIDEND POLICY

    We have never declared or paid any cash dividends on our capital stock and do not anticipate paying cash dividends on our capital stock in the foreseeable future. It is our current policy to retain earnings to finance the expansion of our operations. Future declaration and payment of dividends, if any, will be determined in light of the then-current conditions, including:

  .  our earnings;

  .  our operations;

  .  our capital requirements;

  .  our financial condition; and

  .  other factors deemed relevant by our board of directors.

    In addition, our ability to pay dividends is limited by the terms of our debt instruments and the terms of the certificate of designations in respect of our exchangeable preferred stock. See "Description of Certain Indebtedness" and "Description of Capital Stock".

                                  [E] DILUTION

    Dilution is the amount by which the offering price paid by the purchasers of the common stock will exceed the net tangible book value per share of common stock after the offerings. Net tangible book value per share is determined at any date by subtracting our total liabilities and minority interests from the total book value of our tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding, including shares issuable upon conversion of outstanding shares of Class A common stock, at such date.

    Our net tangible book value on December 31, 1998, after subtracting the interests of our preferred shareholders, was approximately $167.8 million or $1.78 per share. After giving effect to the receipt of approximately $380.0 million of estimated net proceeds from our sale of 23,357,664 shares of common stock in the offering, our pro forma net tangible book value at December 31, 1998 would have been approximately $544.8 million, or $4.62 per share. This represents an immediate increase in pro forma net tangible book value of $2.84 per share to our existing stockholders and an immediate dilution of $12.51 per share to new investors purchasing shares of common stock in the offering. The following table illustrates the substantial and immediate per share dilution to new investors:

                                                                     Per Share
                                                                    ------------
      Public offering price per share (a)..........................       $17.13
        Pro forma net tangible book value before the offering...... $1.78
        Increase per share attributable to new investors...........  2.84
                                                                    -----
      Pro forma net tangible book value after the offerings........         4.62
                                                                          ------
      Dilution per share to new investors (b)......................       $12.51
                                                                          ======

     --------
     (a) Before deducting underwriting discounts and estimated transaction fees and expenses of $20.0 million to be paid by us in connection with the offering.
     (b) Dilution is determined by subtracting net tangible book value per share after the offering from the amount assumed paid by a new investor per share of common stock.

    All of the foregoing computations include the 11,340,000 shares of Class A common stock owned by an affiliate of TdF, which are convertible into an aggregate of 11,340,000 shares of common stock. See "Certain Relationships and Related Transactions--Agreements with TdF". The foregoing tables and discussion assume no exercise of stock options or warrants after December 31, 1998 and exclude:

    (1) 16,585,197 shares issuable upon exercise of stock options outstanding as of December 31, 1998 having a weighted average exercise price of $7.06 per share under our various stock option plans;

    (2) warrants to purchase 1,314,990 shares of common stock at an exercise price of $7.50 per share; and

    (3) 17,443,500 additional shares of common stock issuable upon exercise of the TdF's put right or our call right.

  Since December 31, 1998, we have granted options to purchase an additional 2,763,589 shares of common stock at various exercise prices ranging from $17.125 to $25.62 per share. To the extent that outstanding stock options or warrants are exercised, there will be further dilution to new investors. In addition, under the terms of our agreements with TdF, in some cases TdF may have the right to acquire, or we may elect to satisfy obligations to TdF by issuing to TdF, shares of our common stock at below then market prices. See "Risk Factors--Our Agreements with TdF Give TdF Substantial Governance and Economic Rights", "--Dilution", "Capitalization", "Management--Executive Compensation--Stock Option Plan" and Notes 8 and 9 of Notes to Consolidated Financial Statements.

                                 CAPITALIZATION

    The following table sets forth as of December 31, 1998:

    . our historical capitalization;

    . our pro forma capitalization after giving effect to our offerings; and

    . our pro forma capitalization after giving effect to such offerings and the recent and proposed transactions we describe in this prospectus.

The information set forth below should be read in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Statements", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this document. The proposed transactions are not contingent upon our offerings. See "Unaudited Pro Forma Condensed Consolidated Financial Statements" for detail regarding the pro forma adjustments.

                                                   December 31, 1998
                                         ---------------------------------------
                                                                     Pro Forma
                                                                   for Offerings
                                                                        and
                                                                    Recent and
                                                       Pro Forma     Proposed
                                           Actual    for Offerings Transactions
                                         ----------  ------------- -------------
                                          (Dollars in thousands, except share
                                                        amounts)
Cash and cash equivalents(a)...........  $  296,450   $1,108,450    $  195,458
                                         ==========   ==========    ==========
Notes payable and current maturities of
 long-term debt........................  $      --    $      --     $      --
                                         ==========   ==========    ==========
Long-term debt (less current
 maturities):
 Senior Credit Facility(b).............  $    5,500   $    5,500    $    5,500
 Castle Transmission Credit
  Facility(b)..........................      55,177       55,177        55,177
 Bell Atlantic Joint Venture Credit
  Facility.............................         --           --        180,000
 10 5/8% Senior Discount Notes due
  2007.................................     168,099      168,099       168,099
 9% Guaranteed Bonds due 2007..........     200,934      200,934       200,934
 Notes offered [D] hereby [E]
  concurrently.........................         --       450,000       450,000
                                         ----------   ----------    ----------
  Total long-term debt(a)..............     429,710      879,710     1,059,710
                                         ----------   ----------    ----------
Minority interests.....................      39,185       39,185        50,915
Redeemable preferred stock:
 Exchangeable Preferred Stock ($.01 par
  value; 400,000 shares authorized;
  200,000 shares issued)(a)............     201,063      201,063       201,063
Stockholders' equity:
 Common stock ($.01 par value;
  690,000,000 shares authorized):
  Common stock (83,123,873 shares
   issued, actual; 106,590,968 shares
   issued, pro forma for offerings; and
   131,272,778 shares issued, pro forma
   for the offerings and the proposed
   transactions).......................         831        1,066         1,313
  Class A common stock (11,340,000
   shares issued)......................         113          113           113
 Additional paid-in capital............     795,153    1,174,918     1,551,671
 Cumulative foreign currency
  translation adjustment...............       1,690        1,690         1,690
 Accumulated deficit...................     (60,225)     (63,225)      (63,225)
                                         ----------   ----------    ----------
  Total stockholders' equity(a)........     737,562    1,114,562     1,491,562
                                         ----------   ----------    ----------
   Total capitalization(a).............  $1,407,520   $2,234,520    $2,803,250
                                         ==========   ==========    ==========

--------

(a) [D] On a pro forma basis for our offerings and the recent and proposed transactions we describe in this prospectus, the restricted group under our high yield debt instruments would have cash and cash equivalents, total long-term debt, redeemable preferred stock, total stockholders' equity and total capitalization of $149.2 million, $623.6 million, $201.1 million, $1,491.6 million, and $2,316.2 million, respectively. See "Unaudited Pro Forma Condensed Consolidated Financial Statements--Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet".
(b) As of March 1, 1999 Crown Communication had unused borrowing availability under its senior credit facility of approximately $54.0 million, and Castle Transmission had approximately (Pounds)24.0 million ($39.9 million) of unused borrowing availability under its credit facility. See "Description of Certain Indebtedness".

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    The following unaudited pro forma condensed consolidated financial statements are based on the historical financial statements of CCIC and the historical financial statements of the entities acquired by CCIC during the period presented, adjusted to give effect to the following transactions:

    (1) the roll-up of our U.K. subsidiary to an 80% ownership interest in August 1998;

    (2) CCIC's initial public offering in August 1998;

    (3) the conversion of CCIC's senior convertible preferred stock into common stock, all of which had been converted as of July 17, 1998;

    (4) the issuance of CCIC's 12 3/4% Exchangeable Preferred Stock due 2010 in December 1998;

    (5) the debt and equity offerings;

    (6) the Bell Atlantic joint venture;

    (7) the proposed BellSouth transaction; and

    (8) the proposed Powertel acquisition.

    The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1998 gives effect to these transactions as if they had occurred as of January 1, 1998. The Unaudited Pro Forma Condensed Consolidated Balance Sheet gives effect to the (1) debt and equity offerings and (2) the recent and proposed transactions described in clauses (6), (7) and
(8) above as if they had occurred as of December 31, 1998. The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that management believes are reasonable.

    [D] Included in the notes accompanying the pro forma financial statements are tables summarizing the unaudited pro forma results of operations and balance sheet for CCIC and its subsidiaries that are restricted by covenants in our high yield debt instruments. These subsidiaries exclude our U.K. subsidiaries and the Bell Atlantic joint venture, both of which are designated as unrestricted subsidiaries under our high yield debt instruments.

    The pro forma financial statements do not purport to represent what CCIC's results of operations or financial condition would actually have been had these transactions in fact occurred on such dates or to project CCIC's results of operations or financial condition for any future date or period. The pro forma financial statements should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

    The roll-up, the Bell Atlantic joint venture and the proposed Powertel acquisition are accounted for under the purchase method of accounting. The total purchase price for the roll-up, the Bell Atlantic joint venture and the Powertel acquisition have been allocated to the identifiable tangible and intangible assets and liabilities of the applicable acquired business based upon CCIC's preliminary estimate of their fair values with the remainder allocated to goodwill and other intangible assets. The allocations of the purchase prices may be revised when additional information concerning asset and liability valuations is obtained; however, we do not expect that any such revisions will have a material effect on our consolidated financial position or results of operations. We have recorded the purchase price for the roll-up based on (1) the number of shares of our common stock and Class A common stock exchanged for shares of CTSH's capital stock and (2) the price per share received by us in our initial public offering.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                         Year Ended December 31, 1998
               (Dollars in thousands, except per share amounts)

                                                                                     Pro Forma   Historical
                                                                                      for 1998      Bell
                                         Adjustments     Pro Forma   Adjustments    Transactions  Atlantic  Adjustments
                   Historical Historical   for 1998       for 1998       for            and        Joint     for Joint
                    CCIC(a)    CTSH(b)   Transactions   Transactions  Offerings      Offerings   Venture(j)   Venture
                   ---------- ---------- ------------   ------------ -----------    ------------ ---------- -----------
Net revenues:
 Site rental and
 broadcast
 transmission....   $ 75,028   $84,714     $    --        $159,742    $    --        $ 159,742    $ 11,183    $31,009(k)
 Network services
 and other.......     38,050    12,514         (265)(c)     50,299         --           50,299         --         --
                    --------   -------     --------       --------    --------       ---------    --------    -------
 Total net
 revenues........    113,078    97,228         (265)       210,041         --          210,041      11,183     31,009
                    --------   -------     --------       --------    --------       ---------    --------    -------
Operating
 expenses:
 Costs of
 operations:
 Site rental and
 broadcast
 transmission....     26,254    35,901          --          62,155         --           62,155      14,941        -- (l)
 Network services
 and other.......     21,564     7,916          --          29,480         --           29,480         --         --
 General and
 administrative..     23,571     5,265         (265)(c)     28,571         --           28,571         --         -- (l)
 Corporate
 development.....      4,625         8          --           4,633         --            4,633         --         --
 Non-cash
 compensation
 charges.........     12,758     3,831          --          16,589         --           16,589         --         --
 Depreciation and
 amortization....     37,239    25,684       11,463 (d)     74,386         --           74,386       6,278     23,346 (m)
                    --------   -------     --------       --------    --------       ---------    --------    -------
                     126,011    78,605       11,198        215,814         --          215,814      21,219     23,346
                    --------   -------     --------       --------    --------       ---------    --------    -------
Operating income
 (loss)..........    (12,933)   18,623      (11,463)        (5,773)        --           (5,773)    (10,036)     7,663
Other income
 (expense):
 Equity in
 earnings of
 unconsolidated
 affiliate.......      2,055       --        (2,055)(e)        --          --              --          --         --
 Interest and
 other income
 (expense).......      4,220       725          --           4,945         --            4,945         --         --
 Interest expense
 and amortization
 of deferred
 financing
 costs...........    (29,089)  (13,378)       3,689 (f)    (38,778)    (48,294)(i)     (87,072)        --     (17,711)(n)
                    --------   -------     --------       --------    --------       ---------    --------    -------
Income (loss)
 before income
 taxes and
 minority
 interests.......    (35,747)    5,970       (9,829)       (39,606)    (48,294)        (87,900)    (10,036)   (10,048)
Provision for
 income taxes....       (374)      --           --            (374)        --             (374)        --         --
Minority
 interests.......     (1,654)      --        (1,194)(g)     (2,848)        --           (2,848)        --       4,155 (o)
                    --------   -------     --------       --------    --------       ---------    --------    -------
Net income
 (loss)..........    (37,775)    5,970      (11,023)       (42,828)    (48,294)        (91,122)    (10,036)    (5,893)
Dividends on
 preferred
 stock...........     (5,411)      --       (21,334)(h)    (26,745)        --          (26,745)        --         --
                    --------   -------     --------       --------    --------       ---------    --------    -------
Net income (loss)
 after deduction
 of dividends on
 preferred
 stock...........   $(43,186)  $ 5,970     $(32,357)      $(69,573)   $(48,294)      $(117,867)   $(10,036)   $(5,893)
                    ========   =======     ========       ========    ========       =========    ========    =======
Loss per common
 share--basic and
 diluted ........   $  (1.02)                             $  (0.74)                  $   (1.00)
                    ========                              ========                   =========
Common shares
 outstanding--
 basic and
 diluted (in
 thousands)......     42,518                                94,064                     117,531
                    ========                              ========                   =========
                     Pro Forma
                     for 1998    Adjustments                 Adjustments
                   Transactions,     for                         for
                     Offerings    Proposed                    Proposed      Pro Forma
                     and Joint    BellSouth      Historical   Powertel       for the
                      Venture    Transaction     Powertel(s) Acquisition   Transactions
                   ------------- --------------- ----------- ------------- ------------
Net revenues:
 Site rental and
 broadcast
 transmission....    $ 201,934     $33,840(p)     $  1,865     $14,040(t)   $ 251,679
 Network services
 and other.......       50,299         --              --          --          50,299
                   ------------- --------------- ----------- ------------- ------------
 Total net
 revenues........      252,233      33,840           1,865      14,040        301,978
                   ------------- --------------- ----------- ------------- ------------
Operating
 expenses:
 Costs of
 operations:
 Site rental and
 broadcast
 transmission....       77,096      11,400(l)(q)     6,167         -- (l)      94,663
 Network services
 and other.......       29,480         --              --          --          29,480
 General and
 administrative..       28,571         -- (l)          --          -- (l)      28,571
 Corporate
 development.....        4,633         --              --          --           4,633
 Non-cash
 compensation
 charges.........       16,589         --              --          --          16,589
 Depreciation and
 amortization....      104,010      30,500 (r)       7,534       6,111 (u)    148,155
                   ------------- --------------- ----------- ------------- ------------
                       260,379      41,900          13,701       6,111        322,091
                   ------------- --------------- ----------- ------------- ------------
Operating income
 (loss)..........       (8,146)     (8,060)        (11,836)      7,929        (20,113)
Other income
 (expense):
 Equity in
 earnings of
 unconsolidated
 affiliate.......          --          --              --          --             --
 Interest and
 other income
 (expense).......        4,945         --              --          --           4,945
 Interest expense
 and amortization
 of deferred
 financing
 costs...........     (104,783)        --              --          --        (104,783)
                   ------------- --------------- ----------- ------------- ------------
Income (loss)
 before income
 taxes and
 minority
 interests.......     (107,984)     (8,060)        (11,836)      7,929       (119,951)
Provision for
 income taxes....         (374)        --              --          --            (374)
Minority
 interests.......        1,307         --              --          --           1,307
                   ------------- --------------- ----------- ------------- ------------
Net income
 (loss)..........     (107,051)     (8,060)        (11,836)      7,929       (119,018)
Dividends on
 preferred
 stock...........      (26,745)        --              --          --         (26,745)
                   ------------- --------------- ----------- ------------- ------------
Net income (loss)
 after deduction
 of dividends on
 preferred
 stock...........    $(133,796)    $(8,060)       $(11,836)    $ 7,929      $(145,763)
                   ============= =============== =========== ============= ============
Loss per common
 share--basic and
 diluted ........    $   (1.01)                                             $   (1.02)
                   =============                                           ============
Common shares
 outstanding--
 basic and
 diluted (in
 thousands)......      133,129                                                142,213
                   =============                                           ============

      See Notes to Unaudited Pro Forma Condensed Consolidated Statement of
                                  Operations

  Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations
                             (Dollars in thousands)

(a) The historical results of operations for our U.K. business are included in CCIC's historical results of operations for the period from the date of the roll-up, August 21, 1998, through December 31, 1998.

(b) Reflects the historical results of operations of our U.K. business (under U.S. GAAP) for the periods prior to the completion of the roll-up on August 21, 1998. Such results have been translated from pounds sterling to U.S. dollars at the average noon buying rate for the period.

(c) Reflects the elimination of management fees payable to CCIC from Castle Transmission.

(d) Reflects the incremental amortization of goodwill as a result of the roll-up. Goodwill is being amortized over twenty years.

(e) Reflects the elimination of equity accounting adjustments to include CCIC's percentage in our U.K. business' earnings and losses.

(f) Reflects decrease in interest expense attributable to the repayment of borrowings under CCIC's senior credit facility from a portion of the net proceeds from the issuance of our 12 3/4% exchangeable preferred stock.

(g) Reflects the minority interest in dividends accrued on CTSH's redeemable preference shares.

(h) Reflects (1) decrease in dividends of $4,348 attributable to the conversion of the outstanding shares of senior convertible preferred stock into shares of common stock and (2) increase in dividends of $25,682 attributable to 12 3/4% exchangeable preferred stock.

(i) Reflects:

  (1) increase in interest expense of $44,044 as a result of the issuance of the notes in the debt offering;

  (2) amortization of deferred financing costs related to the notes of $1,250; and

  (3) nonrecurring financing fees of $3,000 related to the term loans incurred to fund the escrow payments in connection with the proposed BellSouth transaction and the proposed Powertel acquisition.

(j) Reflects the historical results of operations of the tower operations contributed to the Bell Atlantic joint venture.

(k) Reflects additional revenues to be recognized by the Bell Atlantic joint venture under the global lease and the formation agreement.

(l) We expect that the Bell Atlantic joint venture will incur incremental operating expenses as a stand-alone entity. Such incremental expenses are currently estimated to amount to approximately $5,137 per year. In addition, we expect that we will incur incremental operating expenses as a result of the BellSouth transaction and the Powertel acquisition. Such incremental expenses are currently estimated to amount to approximately $15,917 per year. These incremental operating expenses are based on management's best estimates rather than any contractual obligations; as such, these amounts have not been presented as adjustments in the accompanying pro forma financial statement.

(m) Reflects the incremental depreciation of property and equipment as a result of the Bell Atlantic joint venture. Property and equipment is being depreciated over twenty years.

(n) Reflects additional interest expense attributable to borrowings under the credit facility entered into by the Bell Atlantic joint venture. Such borrowings are initially estimated to incur interest at a rate of 9.25% per annum.

(o) Reflects the minority partner's 38.5% interest in the joint venture's operations.

(p) Reflects additional revenues to be recognized by CCIC in connection with the BellSouth transaction for the sublease of tower space by BellSouth. This amount includes $26,640 in revenues to be received from BellSouth and $7,200 in revenues to be received from other tenants.

(q) Reflects additional costs to be incurred for ground rents in connection with the preliminary BellSouth agreement.

(r) Reflects the incremental depreciation of property and equipment as a result of the BellSouth transaction. Property and equipment is being depreciated over twenty years.

(s) Reflects the historical results of operations of the tower operations to be acquired in the Powertel acquisition.

(t) Reflects additional revenues to be recognized by CCIC in connection with the Powertel acquisition under the master site agreements.

(u) Reflects the incremental depreciation of property and equipment as a result of the Powertel acquisition. Property and equipment is being depreciated over twenty years.

    [D] The following tables summarize the unaudited pro forma results of operations for the restricted group under our high yield debt instruments. Such information is not intended as an alternative measure of the operating results as would be determined in accordance with generally accepted accounting principles.

                                                            Year Ended December 31, 1998
                           ------------------------------------------------------------------------------------------------
                                                                Restricted  Adjustments            Adjustments  Restricted
                                                   Exclusion of   Group         for                    for      Group Pro
                           Pro Forma  Exclusion of   Certain    Pro Forma    Proposed               Proposed    Forma for
                              for     Unrestricted Adjustments     for       BellSouth  Historical  Powertel       the
                           Offerings  Subsidiaries for Roll-Up  Offerings   Transaction  Powertel  Acquisition Transactions
                           ---------  ------------ ------------ ----------  ----------- ---------- ----------- ------------
 Net revenues:
 Site rental and
  broadcast
  transmission..........   $ 159,742   $(137,201)    $   --     $  22,541     $33,840    $  1,865    $14,040    $  72,286
 Network services and
  other.................      50,299     (18,082)        --        32,217         --          --         --        32,217
                           ---------   ---------     -------    ---------     -------    --------    -------    ---------
  Total net revenues....     210,041    (155,283)        --        54,758      33,840       1,865     14,040      104,503
                           ---------   ---------     -------    ---------     -------    --------    -------    ---------
 Operating expenses:
 Costs of operations:
  Site rental and
   broadcast
   transmission.........      62,155     (56,038)        --         6,117      11,400       6,167        --        23,684
  Network services and
   other................      29,480     (12,151)        --        17,329         --          --         --        17,329
 General and
  administrative........      28,571      (7,683)        265       21,153         --          --         --        21,153
 Corporate development..       4,633          (8)        --         4,625         --          --         --         4,625
 Non-cash compensation
  charges...............      16,589      (6,682)        --         9,907         --          --         --         9,907
 Depreciation and
  amortization..........      74,386     (46,002)    (11,463)      16,921      30,500       7,534      6,111       61,066
                           ---------   ---------     -------    ---------     -------    --------    -------    ---------
                             215,814    (128,564)    (11,198)      76,052      41,900      13,701      6,111      137,764
                           ---------   ---------     -------    ---------     -------    --------    -------    ---------
 Operating income
  (loss)................      (5,773)    (26,719)     11,198      (21,294)     (8,060)    (11,836)     7,929      (33,261)
 Other income (expense):
 Interest and other
  income (expense)......       4,945      (3,844)        --         1,101         --          --         --         1,101
 Interest expense and
  amortization of
  deferred financing
  costs.................     (87,072)     20,740         --       (66,332)        --          --         --       (66,332)
                           ---------   ---------     -------    ---------     -------    --------    -------    ---------
 Income (loss) before
  income taxes and
  minority interests....     (87,900)     (9,823)     11,198      (86,525)     (8,060)    (11,836)     7,929      (98,492)
 Provision for income
  taxes.................        (374)        --          --          (374)        --          --         --          (374)
 Minority interests.....      (2,848)      1,654       1,194          --          --          --         --           --
                           ---------   ---------     -------    ---------     -------    --------    -------    ---------
 Net income (loss)......     (91,122)     (8,169)     12,392      (86,899)     (8,060)    (11,836)     7,929      (98,866)
 Dividends on preferred
  stock.................     (26,745)        --          --       (26,745)        --          --         --       (26,745)
                           ---------   ---------     -------    ---------     -------    --------    -------    ---------
 Net income (loss) after
  deduction of dividends
  on preferred stock....   $(117,867)  $  (8,169)    $12,392    $(113,644)    $(8,060)   $(11,836)   $ 7,929    $(125,611)
                           =========   =========     =======    =========     =======    ========    =======    =========

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                            As of December 31, 1998
                             (Dollars in thousands)

                                                                                     Pro Forma  Adjustments
                                                         Historical                     for         for
                               Adjustments   Pro Forma  Bell Atlantic Adjustments    Offerings   Proposed
                    Historical     for          for         Joint      for Joint     and Joint   BellSouth     Historical
                       CCIC     Offerings    Offerings   Venture(e)     Venture       Venture   Transaction    Powertel(o)
                    ---------- -----------   ---------- ------------- -----------    ---------- -----------    -----------
 Assets:
 Current assets:
 Cash and cash
  equivalents.....  $  296,450  $812,000(a)  $1,108,450    $   --      $(208,375)(f) $  900,075  $(430,000)(l)  $    --
 Receivables......      36,420       --          36,420        --            --          36,420        --            --
 Inventories......       6,599       --           6,599        --            --           6,599        --            --
 Prepaid expenses
  and other
  current assets..       2,647       --           2,647        --            --           2,647        --          2,031
                    ----------  --------     ----------    -------     ---------     ----------  ---------      --------
  Total current
   assets.........     342,116   812,000      1,154,116        --       (208,375)       945,741   (430,000)        2,031
 Property and
  equipment, net..     592,594       --         592,594     83,557       508,923 (g)  1,185,074    610,000 (m)   121,490
 Investments in
  affiliates......       2,258       --           2,258        --            --           2,258        --            --
 Goodwill and
  other intangible
  assets, net.....     569,740       --         569,740        --            --         569,740        --            --
 Deferred
  financing costs
  and other
  assets, net.....      16,522    15,000(b)      31,522        --          4,625 (h)     36,147        --            --
                    ----------  --------     ----------    -------     ---------     ----------  ---------      --------
                    $1,523,230  $827,000     $2,350,230    $83,557      $305,173     $2,738,960   $180,000      $123,521
                    ==========  ========     ==========    =======     =========     ==========  =========      ========
 Liabilities and
  Stockholders'
  Equity:
 Current
  liabilities:
 Accounts
  payable.........  $   46,020  $    --        $ 46,020    $   --      $     --         $46,020  $     --       $    --
 Other current
  liabilities.....      46,867       --          46,867        --            --          46,867        --            309
 Long-term debt,
  current
  maturities......         --        --             --         --            --             --         --            --
                    ----------  --------     ----------    -------     ---------     ----------  ---------      --------
  Total current
   liabilities....      92,887       --          92,887        --            --          92,887        --            309
 Long-term debt,
  less current
  maturities......     429,710   450,000(c)     879,710        --        180,000 (i)  1,059,710        --            --
 Other
  liabilities.....      22,823       --          22,823        --            --          22,823        --            --
                    ----------  --------     ----------    -------     ---------     ----------  ---------      --------
  Total
   liabilities....     545,420   450,000        995,420        --        180,000      1,175,420        --            309
                    ----------  --------     ----------    -------     ---------     ----------  ---------      --------
 Minority
  interests.......      39,185       --          39,185        --         11,730 (j)     50,915        --            --
 Redeemable
  preferred
  stock...........     201,063       --         201,063        --            --         201,063        --            --
 Stockholders'
  equity..........     737,562   377,000(d)   1,114,562     83,557       113,443 (k)  1,311,562    180,000 (n)   123,212
                    ----------  --------     ----------    -------     ---------     ----------  ---------      --------
                    $1,523,230  $827,000     $2,350,230    $83,557      $305,173     $2,738,960  $ 180,000      $123,521
                    ==========  ========     ==========    =======     =========     ==========  =========      ========
                    Adjustments
                        for
                     Proposed       Pro Forma
                     Powertel        for the
                    Acquisition    Transactions
                    -------------- ------------
 Assets:
 Current assets:
 Cash and cash
  equivalents.....   $(274,617)(p)  $  195,458
 Receivables......         --           36,420
 Inventories......         --            6,599
 Prepaid expenses
  and other
  current assets..         --            4,678
                    -------------- ------------
  Total current
   assets.........    (274,617)        243,155
 Property and
  equipment, net..     151,405 (q)   2,067,969
 Investments in
  affiliates......         --            2,258
 Goodwill and
  other intangible
  assets, net.....         --          569,740
 Deferred
  financing costs
  and other
  assets, net.....         --           36,147
                    -------------- ------------
                     $(123,212)     $2,919,269
                    ============== ============
 Liabilities and
  Stockholders'
  Equity:
 Current
  liabilities:
 Accounts
  payable.........   $     --       $   46,020
 Other current
  liabilities.....         --           47,176
 Long-term debt,
  current
  maturities......         --              --
                    -------------- ------------
  Total current
   liabilities....         --           93,196
 Long-term debt,
  less current
  maturities......         --        1,059,710
 Other
  liabilities.....         --           22,823
                    -------------- ------------
  Total
   liabilities....         --        1,175,729
                    -------------- ------------
 Minority
  interests.......         --           50,915
 Redeemable
  preferred
  stock...........         --          201,063
 Stockholders'
  equity..........    (123,212)(r)   1,491,562
                    -------------- ------------
                     $(123,212)     $2,919,269
                    ============== ============

     See Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

       Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet
                             (Dollars in thousands)

 (a) Reflects the following adjustments to cash and cash
     equivalents:
     (1) Increase resulting from the receipt of proceeds from
         the offerings........................................   $ 850,000
     (2) Decrease resulting from the payment of underwriting
         discounts and commissions and other fees and expenses
         related to the offerings.............................     (35,000)
     (3) Decrease resulting from the payment of nonrecurring
         financing fees related to the term loans used to
         finance the BellSouth and Powertel escrow payments...      (3,000)
                                                                 ---------
         Total adjustments to cash and cash equivalents.......   $ 812,000
                                                                 =========
 (b) Reflects deferred financing costs resulting from the
     payment of underwriting discounts and commissions and
     other fees and expenses related to the debt offerings.
 (c) Reflects the increase resulting from the receipt of
     proceeds from the debt offering.
 (d) Reflects the following adjustments to stockholders'
     equity:
     (1) Increase resulting from the receipt of proceeds from
         the equity offering..................................   $ 400,000
     (2) Decrease resulting from the payment of underwriting
         discounts and commissions and other fees and expenses
         related to the equity offering.......................     (20,000)
     (3) Decrease resulting from payment of nonrecurring
         financing fees related to the term loans used to
         finance the BellSouth and Powertel escrow payments...      (3,000)
                                                                 ---------
     Total adjustments to stockholders' equity................   $ 377,000
                                                                 =========
 (e) Reflects the historical amounts from the statement of net assets for the tower operations contributed to the Bell
     Atlantic joint venture.
 (f) Reflects the following adjustments to cash and cash
     equivalents:
     (1) Increase resulting from borrowings under the credit
         facility entered into by the Bell Atlantic joint
         venture..............................................   $ 180,000
     (2) Decrease resulting from distribution to minority
         partner..............................................    (380,000)
     (3) Decrease resulting from payment of deferred financing
         costs for the credit facility entered into by the
         Bell Atlantic joint venture..........................      (4,625)
     (4) Decrease resulting from payment of fees and expenses
         related to the Bell Atlantic joint venture...........      (3,750)
                                                                 ---------
     Total adjustments to cash and cash equivalents...........   $(208,375)
                                                                 =========
 (g) Reflects the increase in basis of property and equipment contributed to the Bell Atlantic joint venture by the minority partner.
 (h) Reflects the deferred financing costs for the credit facility entered into by the Bell Atlantic joint venture.
 (i) Reflects the borrowings under the credit facility entered into by the Bell Atlantic joint venture.
 (j) Reflects the 38.5% minority interest in the Bell Atlantic joint venture.
 (k) Reflects the following adjustments to stockholders' equity:
     (1) Increase resulting from increase in basis of property
         and equipment contributed to the Bell Atlantic joint
         venture by the minority partner......................   $ 508,923
     (2) Decrease resulting from distribution to minority
         partner..............................................    (380,000)
     (3) Decrease resulting from minority interest............     (11,730)
     (4) Decrease resulting from payment of fees and expenses
         related to the Bell Atlantic joint venture...........      (3,750)
                                                                 ---------
     Total adjustments to stockholders' equity................   $ 113,443
                                                                 =========

 (l) Reflects the payment of the cash portion of the purchase price for the proposed BellSouth transaction.
 (m) Reflects the basis of property and equipment recorded in connection with the proposed BellSouth transaction.
 (n) Reflects the increase resulting from the issuance of common stock for a portion of the purchase price for the proposed
     BellSouth transaction.
 (o) Reflects the historical amounts from the statement of net assets for the tower operations to be acquired in the proposed Powertel acquisition.
 (p) Reflects the payment of the closing price for the proposed
     Powertel acquisition.
 (q) Reflects the increase in basis of property and equipment acquired in the proposed Powertel acquisition.
 (r) Reflects the elimination of the historical basis of the net assets acquired in the proposed Powertel acquisition.

    The following table summarizes the adjustments for the offerings, with increases to liabilities and stockholders' equity balances shown as negative amounts:

                                           Adjustment Reference
                             -------------------------------------------------
                             (a)(1),(c),(d)(1) (a)(2),(b),(d)(2) (a)(3),(d)(3)  Totals
                             ----------------- ----------------- ------------- ---------
   Cash and cash
    equivalents............      $ 850,000         $(35,000)        $(3,000)   $ 812,000
   Deferred financing cost
    and other assets, net..            --            15,000             --        15,000
   Long-term debt, less
    current maturities.....       (450,000)             --              --      (450,000)
   Stockholders' equity....       (400,000)          20,000           3,000     (377,000)
                                 ---------         --------         -------    ---------
                                 $     --          $    --          $   --     $     --
                                 =========         ========         =======    =========

    The following table summarizes the adjustments for the Bell Atlantic joint venture, with increases to liabilities and stockholders' equity balances shown as negative amounts:

                                                      Adjustment Reference
                             ------------------------------------------------------------------------
                             (f)(1),(i)  (f)(2),(k)(2) (f)(3),(h) (f)(4),(k)(4) (g),(j),(k)(1),(k)(3)  Totals
                             ----------  ------------- ---------- ------------- --------------------- ---------
   Cash and cash
    equivalents............  $ 180,000     $(380,000)   $(4,625)     $(3,750)         $     --        $(208,375)
   Property and equipment,
    net....................        --            --         --           --             508,923         508,923
   Deferred financing costs
    and other assets, net..        --            --       4,625          --                 --            4,625
   Long-term debt, less
    current maturities.....   (180,000)          --         --           --                 --         (180,000)
   Minority interests......        --            --         --           --             (11,730)        (11,730)
   Stockholders' equity....        --        380,000        --         3,750           (497,193)       (113,443)
                             ---------     ---------    -------      -------          ---------       ---------
                             $     --      $     --     $   --       $   --           $     --        $     --
                             =========     =========    =======      =======          =========       =========

    The following table summarizes the adjustments for the BellSouth transaction, with increases to liabilities and stockholders' equity balances shown as negative amounts:

                                                            Adjustment Reference
                                                            --------------------
                                                                (l),(m),(n)
                                                            --------------------
   Cash and cash equivalents...............................      $(430,000)
   Property and equipment, net.............................        610,000
   Stockholders' equity....................................       (180,000)
                                                                 ---------
                                                                 $     --
                                                                 =========

    The following table summarizes the adjustments for the Powertel acquisition, with increases to liabilities and stockholders' equity balances shown as negative amounts:

                                                            Adjustment Reference
                                                            --------------------
                                                                (p),(q),(r)
                                                            --------------------
   Cash and cash equivalents...............................      $(274,617)
   Property and equipment, net.............................        151,405
   Stockholders' equity....................................        123,212
                                                                 ---------
                                                                 $     --
                                                                 =========

   [D] The following table summarizes the unaudited pro forma balance sheet for the restricted group under our high yield debt instruments. Such information is not intended as an alternative measure of financial position as determined in accordance with generally accepted accounting principles.

                                                               As of December 31, 1998
                     ------------------------------------------------------------------------------------------------------------
                                                                      Restricted
                                                                        Group
                                                                      Pro Forma
                                             Restricted                  for     Adjustments                          Restricted
                                               Group     Adjustments  Offerings      for                Adjustments     Group
                        Pro     Exclusion of    Pro          for         and      Proposed              for Proposed  Pro Forma
                     Forma for  Unrestricted Forma for  Bell Atlantic   Joint     BellSouth  Historical   Powertel     for the
                     Offerings  Subsidiaries Offerings  Joint Venture  Venture   Transaction  Powertel  Acquisition  Transactions
                     ---------- ------------ ---------- ------------- ---------- ----------- ---------- ------------ ------------
Assets:
Current assets:
 Cash and cash
  equivalents......  $1,108,450  $(254,665)  $  853,785   $    --     $  853,785  $(430,000)  $    --    $(274,617)   $  149,168
 Receivables.......      36,420    (18,733)      17,687        --         17,687        --         --          --         17,687
 Inventories.......       6,599     (5,309)       1,290        --          1,290        --         --          --          1,290
 Prepaid expenses
  and other
  current assets...       2,647     (2,039)         608        --            608        --       2,031         --          2,639
                     ----------  ---------   ----------   --------    ----------  ---------   --------   ---------    ----------
   Total current
    assets.........   1,154,116   (280,746)     873,370        --        873,370   (430,000)     2,031    (274,617)      170,784
Property and
 equipment, net....     592,594   (427,389)     165,205        --        165,205    610,000    121,490     151,405     1,048,100
Investments in
 affiliates........       2,258        --         2,258        --          2,258        --         --          --          2,258
Investments in
 Unrestricted
 Subsidiaries......         --     744,941      744,941    197,000       941,941        --         --          --        941,941
Goodwill and other
 intangible assets,
 net...............     569,740   (426,011)     143,729        --        143,729        --         --          --        143,729
Deferred financing
 costs and other
 assets, net.......      31,522     (3,340)      28,182        --         28,182        --         --          --         28,182
                     ----------  ---------   ----------   --------    ----------  ---------   --------   ---------    ----------
                     $2,350,230  $(392,545)  $1,957,685   $197,000    $2,154,685  $ 180,000   $123,521   $(123,212)   $2,334,994
                     ==========  =========   ==========   ========    ==========  =========   ========   =========    ==========
Liabilities and
 Stockholders'
 Equity:
Current
 liabilities:
 Accounts
  payable..........  $   46,020  $ (34,648)     $11,372   $    --        $11,372  $     --    $    --    $     --     $   11,372
 Other current
  liabilities......      46,867    (40,586)       6,281        --          6,281        --         309         --          6,590
 Long-term debt,
  current
  maturities.......         --         --           --         --            --         --         --          --            --
                     ----------  ---------   ----------   --------    ----------  ---------   --------   ---------    ----------
   Total current
    liabilities....      92,887    (75,234)      17,653        --         17,653        --         309         --         17,962
Long-term debt,
 less current
 maturities........     879,710   (256,111)     623,599        --        623,599        --         --          --        623,599
Other liabilities..      22,823    (22,015)         808        --            808        --         --          --            808
                     ----------  ---------   ----------   --------    ----------  ---------   --------   ---------    ----------
 Total
  liabilities......     995,420   (353,360)     642,060        --        642,060        --         309         --        642,369
                     ----------  ---------   ----------   --------    ----------  ---------   --------   ---------    ----------
Minority
 interests.........      39,185    (39,185)         --         --            --         --         --          --            --
Redeemable
 preferred stock...     201,063        --       201,063        --        201,063        --         --          --        201,063
Stockholders'
 equity............   1,114,562        --     1,114,562    197,000     1,311,562    180,000    123,212    (123,212)    1,491,562
                     ----------  ---------   ----------   --------    ----------  ---------   --------   ---------    ----------
                     $2,350,230  $(392,545)  $1,957,685   $197,000    $2,154,685  $ 180,000   $123,521   $(123,212)   $2,334,994
                     ==========  =========   ==========   ========    ==========  =========   ========   =========    ==========

                   SELECTED FINANCIAL AND OTHER DATA OF CCIC

    The selected historical consolidated financial and other data for CCIC set forth below for each of the four years in the period ended December 31, 1998, and as of December 31, 1995, 1996, 1997 and 1998, have been derived from the consolidated financial statements of CCIC, which have been audited by KPMG LLP, independent certified public accountants. The results of operations for the year ended December 31, 1998 are not comparable to the year ended December 31, 1997, and the results for the year ended December 31, 1997 are not comparable to the year ended December 31, 1996 as a result of business acquisitions completed in 1997 and 1998. Results of operations of these acquired businesses are included in CCIC's consolidated financial statements for the periods after the respective dates of acquisition. [[D] The selected historical financial and other data for the restricted group under our high yield debt instruments are not intended as alternative measures of operating results or cash flows from operations (as determined in accordance with generally accepted accounting principles).] The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--CCIC" and the consolidated financial statements and related notes of CCIC included elsewhere in this prospectus.

                                            Years Ended December 31,
                                     -----------------------------------------
                                       1995      1996      1997        1998
                                     --------  --------  ---------  ----------
                                             (Dollars in thousands)
Statement of Operations Data:
Net revenues:
 Site rental and broadcast
  transmission.....................  $  4,052  $  5,615  $  11,010  $   75,028
 Network services and other........         6       592     20,395      38,050
                                     --------  --------  ---------  ----------
   Total net revenues..............     4,058     6,207     31,405     113,078
                                     --------  --------  ---------  ----------
Costs of operations:
 Site rental and broadcast
  transmission.....................     1,226     1,292      2,213      26,254
 Network services and other........       --          8     13,137      21,564
                                     --------  --------  ---------  ----------
   Total costs of operations.......     1,226     1,300     15,350      47,818
                                     --------  --------  ---------  ----------
General and administrative.........       729     1,678      6,824      23,571
Corporate development(a)...........       204     1,324      5,731       4,625
Non-cash compensation charges(b)...       --        --         --       12,758
Depreciation and amortization......       836     1,242      6,952      37,239
                                     --------  --------  ---------  ----------
Operating income (loss)............     1,063       663     (3,452)    (12,933)
Equity in earnings (losses) of
 unconsolidated affiliate..........       --        --      (1,138)      2,055
Interest and other income
 (expense)(c)......................        53       193      1,951       4,220
Interest expense and amortization
 of deferred financing costs.......    (1,137)   (1,803)    (9,254)    (29,089)
                                     --------  --------  ---------  ----------
Loss before income taxes and
 minority interests................       (21)     (947)   (11,893)    (35,747)
Provision for income taxes.........       --        (10)       (49)       (374)
Minority interests.................       --        --         --       (1,654)
                                     --------  --------  ---------  ----------
Net loss...........................       (21)     (957)   (11,942)    (37,775)
Dividends on preferred stock.......       --        --      (2,199)     (5,411)
                                     --------  --------  ---------  ----------
Net loss after deduction of
 dividends on preferred stock......  $    (21) $   (957) $ (14,141) $  (43,186)
                                     ========  ========  =========  ==========
Loss per common share--basic and
 diluted...........................  $  (0.01) $  (0.27) $   (2.27) $    (1.02)
                                     ========  ========  =========  ==========
Common shares outstanding--basic
 and diluted (in thousands)........     3,316     3,503      6,238      42,518
                                     ========  ========  =========  ==========
Other Data:
Site data (at period end)(d):
Towers owned.......................       126       155        240       1,344
Towers managed.....................         7         7        133         129
Rooftop sites managed (revenue
 producing)........................        41        52         80         135
                                     --------  --------  ---------  ----------
Total sites owned and managed......       174       214        453       1,608
                                     ========  ========  =========  ==========
EBITDA(e)..........................  $  1,899  $  1,905  $   3,500  $   37,064
[D] Restricted Group EBITDA........     1,899     1,905      3,500       5,799
Capital expenditures...............       161       890     18,035     138,759
Summary cash flow information:
 Net cash provided by (used for)
  operating activities.............     1,672      (530)      (624)     44,976
 Net cash used for investing
  activities.......................   (16,673)  (13,916)  (111,484)   (149,248)
 Net cash provided by financing
  activities.......................    15,597    21,193    159,843     345,248
Ratio of earnings to fixed
 charges(f)........................       --        --         --          --
Balance Sheet Data (at period end):
Cash and cash equivalents..........  $    596  $  7,343  $  55,078  $  296,450
Property and equipment, net........    16,003    26,753     81,968     592,594
Total assets.......................    19,875    41,226    371,391   1,523,230
Total debt.........................    11,182    22,052    156,293     429,710
Redeemable preferred stock(g)......     5,175    15,550    160,749     201,063
Total stockholders' equity
 (deficit).........................       619      (210)    41,792     737,562

--------
(a) Corporate development expenses represent costs incurred in connection with acquisitions and development of new business initiatives. These expenses consist primarily of allocated compensation, benefits and overhead costs that are not directly related to the administration or management of existing towers. For the year ended December 31, 1997, such expenses include (1) nonrecurring cash bonuses of $0.9 million paid to certain executive officers in connection with our initial investment in Castle Transmission and (2) a nonrecurring cash charge of $1.3 million related to our purchase of shares of our common stock from our former chief executive officer for our initial Castle Transmission investment. See "Certain Relationships and Related Transactions".
(b) Represents charges related to the issuance of stock options to certain employees and executives.
(c) Includes a $1.2 million fee received in March 1997 as compensation for leading an investment consortium that provided the equity financing for our initial Castle Transmission investment.
(d) Represents our aggregate number of sites of CCIC as of the end of each period.

(e) EBITDA is defined as operating income (loss) plus depreciation and amortization and non-cash compensation charges. EBITDA is presented as additional information because management believes it to be a useful indicator of our ability to meet debt service and capital expenditure requirements. It is not, however, intended as an alternative measure of operating results or cash flow from operations, as determined in accordance with generally accepted accounting principles. Furthermore, our measure of EBITDA may not be comparable to similarly titled measures of other companies.
(f) For purposes of computing the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes, fixed charges and equity in earnings (losses) of unconsolidated affiliate. Fixed charges consist of interest expense, the interest component of operating leases and amortization of deferred financing costs. For the years ended December 31, 1995, 1996, 1997 and 1998, earnings were insufficient to cover fixed charges by $21,000, $0.9 million, $10.8 million and $37.8 million, respectively.
(g) The 1995, 1996 and 1997 amounts represent (1) the senior convertible preferred stock we privately placed in August 1997 and October 1997, all of which has been converted into shares of common stock, and (2) Series A convertible preferred stock, Series B convertible preferred stock and the Series C convertible preferred stock we privately placed in April 1995, July 1996 and February 1997, respectively, all of which has been converted into shares of common stock in connection with the completion of our initial public offering in August 1998. The 1998 amount represents our 12 3/4% senior exchangeable preferred stock.

                               ----------------

    The selected quarterly historical consolidated financial data for CCIC set forth below have been derived from the consolidated financial statements of CCIC.

                                          Three Months Ended
                         ------------------------------------------------------------
                          March 31       June 30       September 30     December 31
                         ------------   ------------  ---------------  --------------
                          (In thousands of dollars, except per share amounts)
1997:
Net revenues............ $      1,994   $      4,771    $     11,481     $     13,159
Gross profit(1).........        1,731          2,258           5,648            6,418
 Net loss...............         (443)        (1,706)         (4,001)          (5,792)
 Loss per common share--
  basic and diluted.....        (0.13)         (0.51)          (0.62)           (0.69)
1998:
 Net revenues........... $     11,837   $     11,530    $     28,894     $     60,817
 Gross profit(1)........        6,244          7,550          15,835           35,631
 Net loss...............       (6,606)        (6,426)        (17,444)          (7,299)
 Loss per common share--
  basic and diluted.....        (0.79)         (0.78)          (0.33)           (0.09)

--------
(1) Represents net revenues less costs of operations.

                   SELECTED FINANCIAL AND OTHER DATA OF CTSH

    The selected historical financial data for CTSH, which was 34.3% owned by CCIC prior to the roll-up, presents:

    (1) selected historical financial data of the BBC home service transmission business prior to its acquisition by CTSH for the year ended March 31, 1996 and the eleven and two months ended February 27, 1997;

    (2) selected historical consolidated financial data of CTSH after such acquisition for the one month ended March 31, 1997 and for the nine months ended December 31, 1997; and

    (3) selected historical consolidated financial data of CTSH for the eight months ended August 31, 1998.

    The selected historical financial data for the year ended March 31, 1996 and the eleven months ended February 27, 1997 have been derived from the financial statements of the Predecessor, which have been audited by KPMG, Chartered Accountants. The selected financial data for the one month ended March 31, 1997 and the nine months ended December 31, 1997 have been derived from the consolidated financial statements of CTSH, which have been audited by KPMG, Chartered Accountants. The selected historical financial data for the two months ended February 27, 1997 have been derived from the unaudited financial statements of the BBC home service transmission business, and the selected historical financial data for the eight months ended August 31, 1998 have been derived from the unaudited consolidated financial statements of CTSH, which include all adjustments that CTSH considers necessary for a fair presentation of the financial position and results of operations for that period. The results of operations for the one month ended March 31, 1997, the nine months ended December 31, 1997 and the eight months ended August 31, 1998 are not necessarily indicative of the results of operations of CTSH that may be expected for the entire year. CCIC acquired a majority ownership interest in CTSH and its subsidiaries upon completion of the roll-up of our U.K. business in August 1998 and, as a result, historical financial data of CTSH for the year ended December 31, 1998 is not presented. This information reflects financial data for CTSH as a whole, is not limited to that portion of the financial data attributable to CCIC's percentage ownership of CTSH before the roll-up and is not indicative of any distributions or dividends that CCIC might receive in the future. Our U.K. business is significantly limited in its ability to make dividends and distributions to CCIC. See "Risk Factors--As a Holding Company, We Require Dividends from Subsidiaries to Meet Cash Requirements or Pay Dividends". The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--CTSH" and the consolidated financial statements and related notes of CTSH included elsewhere in this document.

                                 BBC Home Service
                              Transmission Business                                   CTSH
                   ----------------------------------------------  ---------------------------------------------
                                       Eleven           Two             One            Nine           Eight
                        Year           Months          Months          Month          Months          Months
                       Ended           Ended           Ended           Ended          Ended           Ended
                     March 31,      February 27,    February 27,     March 31,     December 31,     August 31,
                        1996            1997            1997           1997            1997            1998
                   --------------  --------------  --------------  -------------  --------------  --------------
                                                (Pounds sterling in thousands)
Statement of
 Operations Data:
Net revenues.....  (Pounds)70,367  (Pounds)70,614  (Pounds)12,805  (Pounds)6,433  (Pounds)56,752  (Pounds)59,033
Operating
 expenses(b).....          62,582          56,612          10,108          5,188          47,976          47,821
                   --------------  --------------  --------------  -------------  --------------  --------------
Operating
 income..........           7,785          14,002           2,697          1,245           8,776          11,212
Interest and
 other income....             --              --              --              49             288             440
Interest expense
 and amortization
 of deferred
 financing
 costs...........             --              --              --            (969)        (12,419)         (9,507)
                   --------------  --------------  --------------  -------------  --------------  --------------
Income (loss)
 before income
 taxes...........           7,785          14,002           2,697            325          (3,355)          2,145
Provision for
 income taxes....             --              --              --             --              --              --
                   --------------  --------------  --------------  -------------  --------------  --------------
Net income (loss)
 under U.K.
 GAAP............           7,785          14,002           2,697            325          (3,355)          2,145
Adjustments to
 convert to U.S.
 GAAP............           3,707           3,993             726             78             866           1,493
                   --------------  --------------  --------------  -------------  --------------  --------------
Net income (loss)
 under U.S.
 GAAP............  (Pounds)11,492  (Pounds)17,995   (Pounds)3,423    (Pounds)403  (Pounds)(2,489)  (Pounds)3,638
                   ==============  ==============  ==============  =============  ==============  ==============
Other Data:
Site data(c):
 Towers and
  revenue
  producing
  rooftop sites
  at end of
  period.........
EBITDA (under
 U.S. GAAP)(d)...  (Pounds)20,620  (Pounds)27,040   (Pounds)5,161  (Pounds)3,064  (Pounds)25,695  (Pounds)29,244
Capital
 expenditures
 (under U.S.
 GAAP)...........          18,079          21,810             711            748          14,361          36,304
Ratio of earnings
 to fixed
 charges(e)......
Ratio of EBITDA
 to cash interest
 expense.........
Summary cash flow
 information
 (under U.S.
 GAAP):
Net cash provided
 by operating
 activities......          24,311          28,146           5,161          4,871          25,555          27,226
Net cash used for
 investing
 activities......         (17,190)        (21,811)           (711)       (52,889)        (14,668)        (36,135)
Net cash provided
 by (used for)
 financing
 activities......          (7,121)         (6,335)         (4,450)        57,706         (12,423)          9,955
                                 CTSH
                   ---------------------------------
                      One        Nine       Eight
                     Month      Months      Months
                     Ended      Ended       Ended
                   March 31, December 31, August 31,
                    1997(a)    1997(a)     1998(a)
                   --------- ------------ ----------
                        (Dollars in thousands)
Statement of
 Operations Data:
Net revenues.....   $10,697    $94,365     $98,160
Operating
 expenses(b).....     8,627     79,774      79,517
                   --------- ------------ ----------
Operating
 income..........     2,070     14,591      18,643
Interest and
 other income....        81        479         731
Interest expense
 and amortization
 of deferred
 financing
 costs...........    (1,611)   (20,650)    (15,808)
                   --------- ------------ ----------
Income (loss)
 before income
 taxes...........       540     (5,580)      3,566
Provision for
 income taxes....       --         --          --
                   --------- ------------ ----------
Net income (loss)
 under U.K.
 GAAP............       540     (5,580)      3,566
Adjustments to
 convert to U.S.
 GAAP............       130      1,440       2,483
                   --------- ------------ ----------
Net income (loss)
 under U.S.
 GAAP............   $   670    $(4,140)    $ 6,049
                   ========= ============ ==========
Other Data:
Site data(c):
 Towers and
  revenue
  producing
  rooftop sites
  at end of
  period.........                  801         808
                             ============ ==========
EBITDA (under
 U.S. GAAP)(d)...   $ 5,095    $42,726     $48,627
Capital
 expenditures
 (under U.S.
 GAAP)...........     1,244     23,879      60,366
Ratio of earnings
 to fixed
 charges(e)......      1.44x       --         1.44x
Ratio of EBITDA
 to cash interest
 expense.........      3.58x      2.71x       3.76x
Summary cash flow
 information
 (under U.S.
 GAAP):
Net cash provided
 by operating
 activities......     8,099     42,493      45,271
Net cash used for
 investing
 activities......   (87,944)   (24,390)    (60,085)
Net cash provided
 by (used for)
 financing
 activities......    95,954    (20,657)     16,553

-------

(a) CTSH publishes its consolidated financial statements in pounds sterling. For the convenience of the reader, the information set forth above contains translations of pound sterling amounts into U.S. dollars. See "Certain Currency Translations."
(b) Included in operating expenses for the eight months ended August 31, 1998 are non-cash compensation charges for (Pounds)2.3 million ($3.9 million) related to the issuance of stock options to certain executives and employees.
(c) As of August 31, 1998, our U.K. business had 54 revenue producing rooftop sites that were occupied by its transmitters but were not available for leasing to customers.
(d) EBITDA is defined as operating income (loss) plus depreciation and amortization and non-cash compensation charges. EBITDA is presented as additional information because management believes it to be a useful indicator of CTSH's ability to meet debt service and capital expenditure requirements. It is not, however, intended as an alternative measure of operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles). Furthermore, Castle Transmission's measure of EBITDA may not be comparable to similarly titled measures of other companies.
(e) For purposes of computing the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes and fixed charges. Fixed charges consist of interest expense, the interest component of operating leases and amortization of deferred financing costs. For the nine months ended December 31, 1997, earning were insufficient to cover fixed charges by (Pounds)2.5 million ($4.1 million).

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    The following discussion sets forth separately the historical consolidated results of operations of CCIC and CTSH and is intended to assist in understanding (1) CCIC's consolidated financial condition as of December 31, 1998 and its consolidated results of operations for each year in the three-year period ended December 31, 1998 and (2) CTSH's consolidated results of operations for each twelve-month period in the two-year period ended March 31, 1998. This discussion should be read in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Statements", "Selected Financial and Other Data of CCIC", "Selected Financial and Other Data of CTSH" and the consolidated financial statements and related notes included elsewhere in this prospectus. Results of operations of the acquired businesses that are wholly and majority owned are included in our consolidated financial statements for the periods subsequent to the respective dates of acquisition. As such, our results of operations for the year ended December 31, 1998 are not comparable to the year ended December 31, 1997, and the results for the year ended December 31, 1997 are not comparable to the year ended December 31, 1996.

Overview

    The continued growth of our business depends substantially on the condition of the wireless communications and broadcast industries. We believe that the demand for communications sites will continue to grow and expect that, due to increased competition, wireless carriers will continue to seek operating and capital efficiencies by (1) outsourcing certain network services and the build-out and operation of new and existing infrastructure and (2) planning to use a tower site as a common location, or "co-locating", for the placement of their antennas and transmission equipment alongside the equipment of other communications providers. In addition, wireless carriers are beginning to seek to sell their wireless communications infrastructure to, or establish joint ventures with, experienced infrastructure providers, such as CCIC, that have the ability to manage networks.

    Further, we believe that wireless carriers and broadcasters will continue to seek to outsource the operation of their towers and, eventually, their transmission networks, including the transmission of their signals. Management believes that our ability to manage towers and transmission networks and our proven track record of providing services addressing all aspects of signaling systems from the originating station to the terminating receiver, or "end-to-end" services, to the wireless communications and broadcasting industries position our company to capture such business.

    The willingness of wireless carriers to utilize our infrastructure and related services is affected by numerous factors, including:

    .  consumer demand for wireless services;

    .  interest rates;

    .  cost of capital;

    .  availability of capital to wireless carriers;

    .  tax policies;

    .  willingness to co-locate equipment;

    .  local restrictions on the proliferation of towers;

    .  cost of building towers; and

    . technological changes affecting the number of communications sites needed to provide wireless communications services to a given geographic area.

Our revenues that are derived from the provision of transmission services to the broadcasting industry will be affected by:

    . the timing of the roll-out of digital television broadcasts from tower-mounted antenna systems, or "digital terrestrial television broadcasts", in both the United Kingdom and the United States, as well as in other countries around the world;

    .  consumer demand for digital terrestrial broadcasting;

    .  interest rates;

    .  cost of capital;

    .  zoning restrictions on towers; and

    .  the cost of building towers.

    As an important part of our business strategy, we will seek:

    (1) to maximize utilization of our tower capacity,

    (2) to utilize the expertise of U.S. and U.K. personnel to capture global growth opportunities,

    (3) to partner with wireless carriers to assume ownership of their existing towers, and

    (4) to acquire existing transmission networks globally as opportunities arise.

Results of Operations

    Our primary sources of revenues are from:

    (1) renting antenna space on towers and rooftops sites,

    (2) providing network services, and

    (3) providing analog and digital broadcast transmission services.

CCIC

    CCIC's primary sources of revenues are from (1) the rental of antenna space on towers and rooftop sites and (2) the provision of network services, which includes network design and site selection, site acquisition, site development and construction and antenna installation.

    Site rental revenues are received primarily from wireless communications companies, including those operating in the following categories of wireless communications:

    .  microwave;

    .  cellular;

    . personal communications services, a digital service operating at a higher frequency range than cellular and is provided by companies such as Sprint PCS, OmniPoint and PrimeCo;

    .  paging;

    . specialized mobile radio, a servicing operating in the frequency range used for two-way radio communication by public safety, trucking companies, and other dispatch service users; and

    . enhanced specialized mobile radio, a service operating in the frequency range typically used for digital communications and provided by Nextel and others.

    Site rental revenues are generally recognized on a monthly basis under lease agreements, which typically have original terms of five years (with three or four optional renewal periods of five years each). Average revenues for CCIC's managed rooftop sites are less than for the owned and managed towers because a substantial portion of the revenues from the tenants at rooftop sites is remitted to the building owner or manager.

    Network services revenues consist of revenues from:

    (1) network design and site selection,

    (2) site acquisition,

    (3) site development and construction,

    (4) antenna installation, and

    (5) other services.

    Network services revenues are received primarily from wireless communications companies. Network services revenues are recognized under service contracts which provide for billings on either a fixed price basis or a time and materials basis. Demand for CCIC's network services fluctuates from period to period and within periods. See "Risk Factors--Variability in Demand for Network Services May Reduce the Predictability of Our Results". Consequently, the operating results of CCIC's network services businesses for any particular period may vary significantly, and should not be considered as indicative of longer-term results. CCIC also derives revenues from the ownership and operation of microwave radio and specialized mobile radio networks in Puerto Rico where CCIC owns radio wave spectrum in the 2,000 MHz and 6,000 MHz range (for microwave radio) and the 800 MHz range (for specialized mobile radio). These revenues are generally recognized under monthly management or service agreements.

    Costs of operations for site rental primarily consist of:

    .  land leases;

    .  repairs and maintenance;

    .  utilities;

    .  insurance;

    .  property taxes;

    .  monitoring costs; and

    .  in the case of managed sites, rental payments.

For any given tower, such costs are relatively fixed over a monthly or an annual time period. As such, operating costs for owned towers do not generally increase significantly as additional customers are added. However, rental expenses at certain managed towers increase as additional customer antennas are added, resulting in higher incremental revenues but lower incremental margins than on owned towers. Costs of operations for network services consist primarily of employee compensation and related benefits costs, subcontractor services, consulting fees, and other on-site construction and materials costs. CCIC incurs these network services costs (1) to support its internal operations, including construction and maintenance of its owned towers, and (2) to maintain the employees necessary to provide end-to-end services to third parties regardless of the level of such business at any time. We believe that our experienced staff enables us to provide the type of end-to-end services that enhance our ability to acquire access to the infrastructure of wireless carriers and to attract significant build-to-suit contracts.

    General and administrative expenses consist primarily of:

    .  employee compensation and related benefits costs;

    .  advertising;

    .  professional and consulting fees;

    .  office rent and related expenses; and

    .  travel costs.

Corporate development expenses represent costs incurred in connection with acquisitions and development of new business initiatives. These expenses consist primarily of:

    .  allocated compensation;

    .  benefits; and

    . overhead costs that are not directly related to the administration or management of existing towers.

    Depreciation and amortization charges relate to CCIC's property and equipment which consists primarily of towers, construction equipment and vehicles, goodwill and other intangible assets recorded in connection with business acquisitions. Depreciation of towers and amortization of goodwill are computed with a useful life of 20 years. Amortization of other intangible assets (principally the value of existing site rental contracts at Crown Communication) is computed with a useful life of 10 years. Depreciation of construction equipment and vehicles are generally computed with useful lives of 10 years and 5 years, respectively.

    In May 1997, we completed the acquisition of TEA and the acquisition of TeleStructures. In August 1997, we completed the acquisition of Crown Communication. In August 1998, we completed a share exchange with the shareholders of CTSH, under which our ownership of CTSH increased from approximately 34.3% to 80%. In October 1998, CTSH completed the acquisition of Millennium. Results of operations of these acquired businesses are included in our consolidated financial statements for the periods subsequent to the respective dates of acquisition. As such, our results of operations for the year ended December 31, 1998 are not comparable to the year ended December 31, 1997, and the results for the year ended December 31, 1997 are not comparable to the year ended December 31, 1996. See "--CTSH" for a description of the revenues and operating expenses that are included in CCIC's consolidated results of operations subsequent to the completion of the share exchange in August 1998.

    The following information is derived from CCIC's historical Consolidated Statements of Operations for the periods indicated.

                              Year Ended            Year Ended          Year Ended
                          December 31, 1996      December 31, 1997   December 31, 1998
                          --------------------   ------------------  ------------------
                                      Percent              Percent             Percent
                                      of Net                of Net              of Net
                           Amount    Revenues     Amount   Revenues   Amount   Revenues
                          ---------  ---------   --------  --------  --------  --------
                                          (Dollars in thousands)
Net revenues:
 Site rental and
  broadcast
  transmission..........  $   5,615      90.5%   $ 11,010    35.1%   $ 75,028    66.4%
 Network services and
  other.................        592       9.5      20,395    64.9      38,050    33.6
                          ---------   -------    --------   -----    --------   -----
   Total net revenues...      6,207     100.0      31,405   100.0     113,078   100.0
                          ---------   -------    --------   -----    --------   -----
Operating expenses:
 Costs of operations:
 Site rental and
  broadcast
  transmission..........      1,292      23.0       2,213    20.1      26,254    35.0
 Network services and
  other.................          8       1.4      13,137    64.4      21,564    56.7
                          ---------              --------            --------
   Total costs of
    operations..........      1,300      21.0      15,350    48.9      47,818    42.3
 General and
  administrative........      1,678      27.0       6,824    21.7      23,571    20.8
 Corporate development..      1,324      21.3       5,731    18.3       4,625     4.1
 Non-cash compensation
  charges...............        --        --          --      --       12,758    11.3
 Depreciation and
  amortization..........      1,242      20.0       6,952    22.1      37,239    32.9
                          ---------   -------    --------   -----    --------   -----
Operating income
 (loss).................        663      10.7      (3,452)  (11.0)    (12,933)  (11.4)
Other income (expense):
 Equity in earnings
  (losses) of
  unconsolidated
  affiliate.............        --        --       (1,138)   (3.6)      2,055     1.8
 Interest and other
  income (expense)......        193       3.1       1,951     6.2       4,220     3.7
 Interest expense and
  amortization of
  deferred financing
  costs.................     (1,803)    (29.0)     (9,254)  (29.5)    (29,089)  (25.7)
                          ---------   -------    --------   -----    --------   -----
Loss before income taxes
 and minority
 interests..............       (947)    (15.2)    (11,893)  (37.9)    (35,747)  (31.6)
Provision for income
 taxes..................        (10)     (0.2)        (49)   (0.1)       (374)   (0.3)
Minority interests......        --        --          --      --       (1,654)   (1.5)
                          ---------   -------    --------   -----    --------   -----
Net loss................  $    (957)    (15.4)%  $(11,942)  (38.0)%  $(37,775)  (33.4)%
                          =========   =======    ========   =====    ========   =====

Comparison of Years Ended December 31, 1998 and 1997

    Consolidated revenues for 1998 were $113.1 million, an increase of $81.7 million from 1997. This increase was primarily attributable to:

    (1) a $64.0 million, or 581.5%, increase in site rental and broadcast transmission revenues, of which $52.5 million was attributable to CTSH and $11.5 million was attributable to the Crown Communication operations;

    (2) an $11.4 million increase in network services revenues from the Crown Communication operations; and

    (3) $5.6 million in network services revenues from CTSH.

    Costs of operations for 1998 were $47.8 million, an increase of $32.5 million from 1997. This increase was primarily attributable to:

    (1) a $24.0 million increase in site rental and broadcast transmission costs, of which $20.1 million was attributable to CTSH and $3.9 million was attributable to the Crown Communication operations;

    (2) a $3.8 million increase in network services costs related to the Crown Communication operations; and

    (3) $4.2 million in network services costs from CTSH.

    Costs of operations for site rental and broadcast transmission as a percentage of site rental and broadcast transmission revenues increased to 35.0% for 1998 from 20.1% for 1997, primarily due to (1) higher costs attributable to the CTSH operations which are inherent with CTSH's broadcast transmission business, and (2) higher costs for the Crown Communication operations. Costs of operations for network services as a percentage of network services revenues decreased to 56.7% for 1998 from 64.4% for 1997, primarily due to improved margins from the Crown Communication operations. Margins from the Crown Communication network services operations vary from period to period, often as a result of increasingly competitive market conditions.

    General and administrative expenses for 1998 were $23.6 million, an increase of $16.7 million from 1997. This increase was primarily attributable to:

    (1) an $11.3 million increase in expenses related to the Crown Communication operations;

    (2) a $2.8 million increase in expenses at our corporate office; and

    (3) $2.4 million in expenses at CTSH.

    General and administrative expenses as a percentage of revenues decreased for 1998 to 20.8% from 21.7% for 1997 because of lower overhead costs as a percentage of revenues for CTSH, partially offset by higher overhead costs as a percentage of revenues for Crown Communication and the increase in costs at our corporate office.

    Corporate development expenses for 1998 were $4.6 million, a decrease of $1.1 million from 1997. Corporate development expenses for 1997 included nonrecurring compensation charges associated with the CTSH investment of (1) $0.9 million for certain executive bonuses and (2) the repurchase of shares of our common stock from a member of our board of directors, which resulted in compensation charges of $1.3 million. Corporate development expenses for 1998 included discretionary bonuses related to our performance totaling approximately $1.8 million for certain members of our management.

    We have recorded non-cash compensation charges of $12.8 million related to the issuance of stock options to certain employees and executives. Such charges are expected to amount to approximately $1.6 million per year through 2002 and approximately $0.8 million in 2003. See "--Compensation Charges Related to Stock Option Grants".

    Depreciation and amortization for 1998 was $37.2 million, an increase of $30.3 million from 1997. This increase was primarily attributable to (1) a $9.5 million increase in depreciation and amortization related to the property and equipment, goodwill and other intangible assets acquired in the Crown Communication acquisition; and (2) $20.3 million of depreciation and amortization related to the property and equipment and goodwill from CTSH.

    The equity in earnings (losses) of unconsolidated affiliate represents our 34.3% share of CTSH's net earnings (losses) for the periods from March 1997 through August 1998, at which time the share exchange with CTSH's shareholders was completed. For the eight months ended August 31, 1998, after making appropriate adjustments to CTSH's results of operations for such period to conform to generally accepted accounting principles of the United States, CTSH had net revenues, operating income, interest expense (including amortization of deferred financing costs) and net income of $97.2 million, $18.6 million, $13.4 million and $6.0 million, respectively. Included in CTSH's results of operations for such period are non-cash compensation charges for approximately $3.8 million related to the issuance of stock options to certain members of CTSH's management.

    Interest and other income for 1997 includes a $1.2 million fee received in March 1997 as compensation for leading the investment consortium which provided the equity financing for CTSH. Interest income for 1998 resulted primarily from
(1) the investment of excess proceeds from the sale of the 10 5/8% discount notes in November 1997; and (2) the investment of the net proceeds from the initial public offering in August 1998. See "--Liquidity and Capital Resources".

    Interest expense and amortization of deferred financing costs for 1998 was $29.1 million, an increase of $19.8 million, or 214.3%, from 1997. This increase was primarily attributable to amortization of the original issue discount on the 10 5/8% notes and interest on CTSH's indebtedness.

    Minority interests represent the minority shareholder's 20% interest in CTSH's operations.

Comparison of Years Ended December 31, 1997 and 1996

    Consolidated revenues for 1997 were $31.4 million, an increase of $25.2 million from 1996. This increase was primarily attributable to:

    (1) a $5.4 million, or 96.1%, increase in site rental revenues, of which $4.2 million was attributable to the Pittsburgh tower operations we acquired in 1996 and $0.7 million was attributable to the Puerto Rico operations;

    (2) $10.4 million in network services revenues from TEA; and

    (3) $7.2 million in network services revenues from the Pittsburgh tower operations.

    The remainder of the increase was largely attributable to higher revenues from specialized mobile radio and microwave radio services in Puerto Rico and the monthly service fees received from CTSH beginning in March 1997.

    Costs of operations for 1997 were $15.4 million, an increase of $14.1 million from 1996. This increase was primarily attributable to:

    (1) $8.5 million of network services costs related to the TEA operations;

    (2) $3.9 million of network services costs related to the Pittsburgh tower operations; and

    (3) $0.9 million in site rental costs attributable to the Pittsburgh tower operations.

    Costs of operations for site rental as a percentage of site rental revenues decreased to 20.1% for 1997 from 23.0% for 1996 because of increased utilization of the towers located in the southwestern United States and Puerto Rico. Costs of operations for network services as a percentage of network services revenues were 64.4% for 1997, reflecting lower margins that are inherent in the network services businesses acquired in 1997.

    General and administrative expenses for 1997 were $6.8 million, an increase of $5.1 million from 1996. This increase was primarily attributable to $3.0 million of expenses related to the Pittsburgh tower operations and $1.4 million of expenses related to the TEA operations, along with an increase in costs of $0.2 million at CCIC's corporate office. General and administrative expenses as a percentage of revenues decreased for 1997 to 21.7% from 27.0% for 1996 because of lower overhead costs as a percentage of revenues for the Pittsburgh tower operations and TEA.

    Corporate development expenses for 1997 were $5.7 million, an increase of $4.4 million from 1996. A substantial portion of this increase was attributable to nonrecurring compensation charges associated with the CTSH investment of (1) $0.9 million for certain executive bonuses and (2) the repurchase of shares of CCIC's common stock from a member of its board of directors, which resulted in compensation charges of $1.3 million. The remaining $2.2 million of the increase in corporate development expenses was attributable to a higher allocation of personnel costs, along with an overall increase in such costs, associated with an increase in acquisition and business development activities.

    Depreciation and amortization for 1997 was $7.0 million, an increase of $5.7 million from 1996. This increase was primarily attributable to:

    (1) $4.7 million of depreciation and amortization related to the property and equipment, goodwill and other intangible assets acquired in the Pittsburgh tower operations acquisition;

    (2) $0.5 million of depreciation and amortization related to the property and equipment and goodwill acquired in the acquisitions of TEA and TeleStructures; and

    (3) $0.3 million resulting from twelve months of depreciation related to the property and equipment acquired in the Puerto Rico acquisition.

    The equity in losses of unconsolidated affiliate of $1.1 million represents CCIC's 34.3% share of CTSH's net loss for the period from March through December 1997. After making appropriate adjustments to CTSH's results of operations for such period to conform to generally accepted accounting principles of the United States, CTSH had net revenues, operating income, interest expense (including amortization of deferred financing costs) and net losses of $103.5 million, $16.5 million, $20.4 million and $3.3 million, respectively.

    Interest and other income for 1997 includes a $1.2 million fee received in March 1997 as compensation for leading the investment consortium which provided the equity financing for CTSH, the impact on earnings of which was partially offset by certain executive bonuses related to the CTSH Investment and included in corporate development expenses. Interest income for 1997 resulted primarily from the investment of excess proceeds from the sale of CCIC's Series C convertible preferred stock in February 1997.

    Interest expense and amortization of deferred financing costs for 1997 was $9.3 million, an increase of $7.5 million, or 413.3%, from 1996. This increase was primarily attributable to:

    (1) commitment fees related to an unfunded interim loan facility related to the Pittsburgh tower operations acquisition and an unfunded revolving credit facility;

    (2) interest on notes payable to the former stockholders of the Pittsburgh tower operations for a portion of the purchase price of Crown Communication Inc.;

    (3) amortization of the original issue discount on the 10 5/8% discount notes;

    (4) interest and fees associated with borrowings under CCIC's bank credit facility which were used to finance the Pittsburgh tower operations acquisition on an interim basis;

    (5) interest on outstanding borrowings assumed in connection with the Pittsburgh tower operations acquisition; and

    (6) interest on borrowings under CCIC's bank credit facility which were used to finance the acquisition of the Puerto Rico system.

CTSH

    CTSH's primary sources of revenues are from:

    (1) the provision of analog and digital broadcast transmission services to the BBC and commercial broadcasters;

    (2) the rental of antenna space on towers; and

    (3) the provision of network services, which includes broadcast consulting, network design and site selection, site acquisition, site development and antenna installation and site management and other services.

    Broadcast transmission services revenues are received for both analog and digital transmission services. Monthly analog transmission revenues are principally received from the BBC under a contract with an initial 10-year term through March 31, 2007. Digital transmission services revenues from the BBC and ONdigital are recognized under contracts with initial terms of 12 years through November 15, 2010. Monthly revenues from these digital transmission contracts increase over time as the network rollout progresses. See "Business--U.K. Operations--Significant Contracts".

    Site rental revenues are received from other broadcast transmission service providers (primarily NTL) and wireless communications companies, including all four U.K. cellular operators (Cellnet, Vodafone, One2One and Orange). As of December 31, 1998, approximately 200 companies rented space on approximately 514 of CTSH's 919 towers and rooftops. Site rental revenues are generally recognized on a monthly basis under lease agreements with original terms of three to twelve years. Such lease agreements generally require annual payments in advance, and include rental rate adjustment provisions between one and three years from the commencement of the lease. Site rental revenues are expected to become an increasing portion of CTSH's total U.K. revenue base, and we believe that the demand for site rental from communication service providers will increase in line with the expected growth of these communication services in the United Kingdom.

    Network services revenues consist of (1) network design and site selection, site acquisition, site development and antenna installation and (2) site management and other services. Network design and development and related services are provided to:

    (1) a number of broadcasting and related organizations, both in the United Kingdom and other countries;

    (2) all four U.K. cellular operators; and

    (3) a number of other wireless communications companies, including Dolphin and Highway One.

These services are usually subject to a competitive bid, although a significant proportion result from an operator coming onto an existing CTSH site. Revenues from such services are recognized on either a fixed price or a time and materials basis. Site management and other services, consisting of both network monitoring and equipment maintenance, are carried out in the United Kingdom for a number of emergency service organizations. CTSH receives revenues for such services under contracts with original terms of between three and five years. Such contracts provide fixed prices for network monitoring and variable pricing dependent on the level of equipment maintenance carried out in a given period.

    Costs of operations for broadcast transmission services consist primarily of:

    .employee compensation and related benefits costs;

    .utilities;

    .rental payments under the site-sharing agreement with NTL;

    .telephone and utility service costs; and

    .repairs and maintenance on both transmission equipment and structures.

    Site rental operating costs consist primarily of employee compensation and related benefits costs, utilities and repairs and maintenance. The majority of such costs are relatively fixed in nature, with increases in revenue from new installations on existing sites generally being achieved without a corresponding increase in costs.

    Costs of operations for network services consist primarily of employee compensation and related benefits costs and on-site construction and materials costs.

    General and administrative expenses consist primarily of:

    .office occupancy and related expenses;

    .travel costs;

    .professional and consulting fees;

    .advertising;

    .insurance; and

    .employee training and recruitment costs.

Corporate development expenses represent costs incurred in connection with acquisitions and development of new business initiatives. These expenses consist primarily of external professional fees related to specific activities and allocated compensation, benefits and overhead costs that are not directly related to the administration or management of CTSH's existing lines of business.

    Depreciation and amortization charges relate to CTSH's property and equipment, consisting primarily of towers, broadcast transmission equipment and associated buildings, and goodwill recorded in connection with the acquisition of the home service transmission business from the BBC. Depreciation is computed with the following useful lives:

  (1) 20 to 25 years for towers;

  (2) 20 years for broadcast transmission equipment; and

  (3) 20 to 50 years for buildings.

Amortization of goodwill is computed with a useful life of 20 years.

    The following information is derived from the Consolidated Profit and Loss Accounts of (1) CTSH for periods subsequent to February 28, 1997 (the date of inception of CTSH's operations) and (2) the BBC home service transmission business for periods prior to that date. For purposes of the following discussion, CTSH's results for the month ended March 31, 1997 have been combined with the results of the BBC home service transmission business for the eleven months ended February 27, 1997, and CTSH's results for the nine months ended December 31, 1997 have been combined with its results for the three months ended March 31, 1998. The following discussion presents an analysis of such combined results for the twelve-month periods ended March 31, 1998 and 1997. Results for CTSH are not comparable to results from the BBC home service transmission business due to differences in the carrying amounts of property and equipment and goodwill. As of December 31, 1997, CTSH changed its fiscal year end for financial reporting purposes from March 31 to December 31; as such, the results for the three months ended March 31, 1998 are unaudited.

    CTSH uses the U.K. pound sterling as the functional currency for its operations. The following amounts have been translated to U.S. dollars using the average noon buying rate for each period. See "Certain Currency Translations." The following amounts reflect certain adjustments to present the results of operations in accordance with U.S. generally accepted accounting principles. For the results of the BBC home service transmission business, such adjustments affect depreciation and amortization expense as a result of differences in the carrying amounts for property and equipment; for CTSH, such adjustments affect (1) operating expenses as a result of differences in the accounting for pension costs, and (2) interest expense as a result of the capitalization of interest costs in connection with constructed assets.

                               Twelve Months Ended      Twelve Months Ended
                                 March 31, 1997           March 31, 1998
                               -----------------------  -----------------------
                                             Percent                  Percent
                                             of Net                   of Net
                                Amount      Revenues     Amount      Revenues
                               -----------  ----------  -----------  ----------
                                       (Dollars in thousands)
Net revenues:
  Site rental and broadcast
   transmission............... $   112,122       91.7%  $   113,558       89.2%
  Network services and other..      10,090        8.3        13,731       10.8
                               -----------   --------   -----------   --------
    Total net revenues........     122,212      100.0       127,289      100.0
                               -----------   --------   -----------   --------
Operating expenses:
  Costs of operations:
   Site rental and broadcast
    transmission..............      61,339       54.7        53,957       47.5
   Network services and oth-
    er........................       5,912       58.6         6,075       44.2
                               -----------   --------   -----------   --------
    Total cost of operations..      67,251       55.0        60,032       47.1
  General and administrative..       7,196        5.9         8,626        6.8
  Corporate development.......         --         --          2,303        1.8
  Depreciation and
   amortization...............      17,256       14.1        37,382       29.4
                               -----------   --------   -----------   --------
Operating income..............      30,509       25.0        18,946       14.9
Other income (expense):
  Interest and other income...          79        0.1           746        0.6
  Interest expense and
   amortization of deferred
   financing costs............      (1,434)      (1.2)      (24,201)     (19.0)
Income (loss) before income
 taxes........................      29,154       23.9        (4,509)      (3.5)
  Provision for income taxes..         --         --            --         --
                               -----------   --------   -----------   --------
Net income (loss)............. $    29,154       23.9%  $    (4,509)      (3.5)%
                               ===========   ========   ===========   ========

Comparison of Twelve Months Ended March 31, 1998 and Twelve Months Ended March 31, 1997

    Consolidated revenues for the twelve months ended March 31, 1998 were $127.3 million, an increase of $5.1 million from the twelve months ended March 31, 1997. This increase was primarily attributable to (1) a $1.4 million increase in broadcast transmission services and site rental revenues and (2) a $3.6 million increase in network services and other revenues. Revenues from the BBC for the twelve months ended March 31, 1998 amounted to $79.5 million, or 62.5% of total revenues, as compared to $85.5 million, or 70.0% of total revenues, for the twelve months ended March 31, 1997. Revenues from NTL for the twelve months ended March 31, 1998 amounted to $11.8 million, or 9.2% of total revenues. Network services revenues for the twelve months ended March 31, 1998 consisted of $10.6 million from network design and development and related services and $3.1 million from site management and other services.

    Costs of operations for the twelve months ended March 31, 1998 were $60.0 million, a decrease of $7.2 million from the twelve months ended March 31, 1997. This decrease was primarily attributable to a $7.4 million decrease in broadcast transmission services and site rental costs, partially offset by a $0.2 million increase in network services and other costs. Costs of operations as a percentage of revenues for broadcast transmission services and site rental were 47.5% for the twelve months ended March 31, 1998, as compared to 54.7% for the twelve months ended March 31, 1997. This decrease was attributable to (1) increases in site rental revenues from existing sites with little change in site operating costs; and (2) the elimination, as of February 28, 1997, of certain costs recharged to the BBC home service transmission business by the BBC. Costs of operations as a percentage of revenues for network services and other were 44.2% for the twelve months ended March 31, 1998, as compared to 58.6% for the twelve months ended March 31, 1997. This decrease was attributable to (1) a higher proportion of broadcast consulting revenues, which results in higher margins than certain other network design and development and related services, and (2) the elimination, as of February 28, 1997, of certain costs recharged to the BBC home service transmission business by the BBC. Costs of operations for site rental and broadcast transmission for the twelve months ended March 31, 1998 includes non-cash compensation charges for $1.1 million related to the issuance of stock options to certain employees.

    General and administrative expenses for the twelve months ended March 31, 1998 were $8.6 million, an increase of $1.4 million from the twelve months ended March 31, 1997. As a percentage of revenues, general and administrative expenses were 6.8% and 5.9% for the twelve months ended March 31, 1998 and 1997, respectively. This increase was attributable to costs incurred by CTSH as a separate enterprise which were not directly incurred by the BBC home service transmission business as a part of the BBC.

    Corporate development expenses for the twelve months ended March 31, 1998 relate primarily to costs incurred in connection with certain projects in Australasia and non-cash compensation charges for $1.8 million related to the issuance of stock options to certain executives.

    Depreciation and amortization for the twelve months ended March 31, 1998 was $37.4 million, an increase of $20.1 million from the twelve months ended March 31, 1997. Monthly charges for depreciation and amortization increased for periods subsequent to February 28, 1997 due to (1) a decrease in the estimated useful lives for certain transmission and power plant equipment from 25 to 20 years; and (2) the amortization of goodwill recorded in connection with the acquisition of the BBC home service transmission business.

    Interest and other income for the twelve months ended March 31, 1998 resulted primarily from (1) the investment of excess proceeds from amounts drawn under CTSH's bank credit facilities in February 1997; and (2) the investment of cash generated from operations during the period.

    Interest expense and amortization of deferred financing costs for the twelve months ended March 31, 1998 was $24.2 million. This amount was comprised of:

    (1) $4.9 million related to amounts drawn under the CTSH credit facility;

    (2) $15.6 million related to the Castle Transmission bonds; and

    (3) $3.7 million for the amortization of deferred financing costs.

Interest expense and amortization of deferred financing costs of $1.4 million for the twelve months ended March 31, 1997 was attributable to amounts drawn under the CTSH credit facility. The BBC home service transmission business did not incur any financing costs as a part of the BBC prior to February 28, 1997.

Liquidity and Capital Resources

    Our business strategy contemplates substantial capital expenditures:

    (1) in connection with the expansion of our tower portfolios by partnering with wireless carriers to assume ownership or control of their existing towers by pursuing build-to-suit opportunities and by pursuing other tower acquisition opportunities and

    (2) to acquire existing transmission networks globally as opportunities arise.

    Since its inception, CCIC has generally funded its activities, other than acquisitions and investments, through excess proceeds from contributions of equity capital. CCIC has financed acquisitions and investments with the proceeds from equity contributions, borrowings under our senior credit facilities, issuances of debt securities and the issuance of promissory notes to sellers. Since its inception, CTSH has generally funded its activities, other than the acquisition of the BBC home service transmission business, through cash provided by operations and borrowings under CTSH's credit facility. CTSH financed the acquisition of the BBC home service transmission business with the proceeds from equity contributions and the issuance of the Castle Transmission bonds.

    For the years ended December 31, 1996, 1997 and 1998, our net cash provided by (used for) operating activities was ($0.5 million), ($0.6 million) and $45.0 million, respectively. For the years ended December 31, 1996, 1997 and 1998, our net cash provided by financing activities was $21.2 million, $159.8 million and $345.2 million, respectively. Our primary financing-related activities in 1998 included the following:

    Exchangeable Preferred Stock Offering. On December 16, 1998, we privately placed 200,000 shares of our 12 3/4% Senior Exchangeable Preferred Stock due 2010, with a liquidation preference of $1,000 per share, resulting in net proceeds to us of approximately $193.0 million. We used a portion of the net proceeds of the exchangeable preferred stock offering to repay our outstanding indebtedness under Crown Communication's senior credit facility. We used the remainder of the net proceeds of the exchangeable preferred stock offering to finance a portion of our investment in the Bell Atlantic joint venture.

    Initial Public Offering. On August 18, 1998, we completed our initial public offering at a price to the public of $13.00 per share. We sold 12,320,000 shares of our common stock and received proceeds of $151.0 million, after underwriting discounts of $9.1 million but before other expenses of our initial public offering totaling approximately $4.1 million. We used the net proceeds from our initial public offering to finance a portion of our investment in the Bell Atlantic joint venture.

    Capital expenditures were $138.8 million for the twelve months ended December 31, 1998, of which $3.7 million were for CCIC, $84.9 million were for Crown Communication and $50.2 million were for CTSH. We anticipate that we will build, through the end of 1999, between 900 and 1,200 towers at an aggregate cost of between $170.0 million and $220.0 million. We also expect that the capital expenditure requirements related to the roll-out of digital broadcast transmission in the United Kingdom will be approximately (Pounds)40.0 million ($66.5 million).

    In addition to capital expenditures in connection with build-to-suits, we expect to apply a significant amount of capital to finance the cash portion of the consideration being paid in connection with the proposed transactions.

    In connection with the Bell Atlantic joint venture, we issued approximately
15.6 million shares of our common stock and contributed $250.0 million in cash to the joint venture. The joint venture borrowed approximately $180.0 million under a committed $250.0 million revolving credit facility, following which the joint venture made a $380.0 million cash distribution to Bell Atlantic.

    In connection with the proposed BellSouth transaction, we will issue approximately 9.1 million shares of our common stock and pay BellSouth $430.0 million in cash. We have deposited $50.0 million in an escrow account pending the first closing of the transaction, which we funded through a loan agreement we entered into on March 15, 1999. We expect to use a portion of the net proceeds of our offerings to finance this transaction.

    In connection with the proposed Powertel acquisition, we will pay Powertel $275.0 million in cash. We have deposited $50.0 million, which we funded through the March 15, 1999 loan agreement, in an escrow account to be applied to the purchase price at closing. We expect to use a portion of the net proceeds of our offerings to finance this transaction.

    We expect that the completion of the proposed transactions and the execution of our new tower build, or build-to-suit program, will have a material impact on our liquidity. We expect that once integrated, these transactions will have a positive impact on liquidity, but will require some period of time to offset the initial adverse impact on liquidity. In addition, we believe that as new towers become operational and we begin to add tenants, they should result in a long-term increase in liquidity.

    Our liquidity may also be materially impacted if we fail to complete the BellSouth transaction or the Powertel acquisition. If we complete our offerings and subsequently fail to complete the BellSouth transaction or the Powertel acquisition, the proceeds of the offerings would no longer be required to be allocated to finance such transactions and would be available to us as additional liquidity. The increase in our liquidity, however, could be somewhat offset by any portion of the escrow payments made in connection with such transactions that we may forfeit as a result of not closing such transactions. See "Recent and Proposed Transactions".

    To fund the execution of our business strategy, including the proposed transactions described in this prospectus and the construction of new towers that we have agreed to build, we expect to use the net proceeds of our offerings and borrowings available under our U.S. and U.K. credit facilities. We will have additional cash needs to fund our operations in the future. We may also have additional cash needs in the near term if additional tower acquisitions or build-to-suit opportunities arise. Some of the opportunities that we are currently pursuing could require significant additional capital. If we do not otherwise have cash available, or borrowings under our credit facilities have otherwise been utilized, when our cash need arises, we would be forced to seek additional debt or equity financing or to forego the opportunity. In the event we determine to seek additional debt or equity financing, there can be no assurance that any such financing will be available, on commercially acceptable terms or at all, or permitted by the terms of our existing indebtedness.

    As of December 31, 1998, assuming we had completed our offerings, we would have had consolidated cash and cash equivalents of $1,108.5 million (including $6.5 million at CTSH), consolidated long-term debt of $879.7 million, consolidated redeemable preferred stock of $201.1 million and consolidated stockholders' equity of $1,114.6 million. As of December 31, 1998, assuming we had completed the offerings and the recent and proposed transactions described in this prospectus, we would have had consolidated cash and cash equivalents of $195.5 million (including $6.5 million at CTSH and $45.9 million at the Bell Atlantic joint venture), consolidated long-term debt of $1,059.7 million, consolidated redeemable preferred stock of $201.1 million and consolidated stockholders' equity of $1,491.6 million.

    As of March 1, 1999, Crown Communication and its subsidiaries had unused borrowing availability under its senior credit facility of approximately $54.0 million, and CTSH had unused borrowing availability under its credit facility of approximately (Pounds)24.0 million ($39.9 million). As of December 31, 1998, Crown Communication and its subsidiaries and CTSH and its subsidiaries had approximately $77.6 million and (Pounds)30.8 million ($51.2 million) of unused borrowing availability, respectively, under Crown Communication's senior credit facility and CTSH's credit facility. Upon its formation, the Bell Atlantic joint venture borrowed $180.0 million under a committed $250.0 million credit facility. Crown Communication's senior credit facility, CTSH's credit facility and the joint venture's credit facility require that the respective borrowers maintain certain financial covenants; in addition, all three credit facilities place restrictions on the ability of the borrower and its subsidiaries to, among other things, incur debt and liens, pay dividends, make capital expenditures, undertake transactions with affiliates and make investments. These facilities also limit the ability of the borrowing subsidiaries to pay dividends to CCIC.

    If CCIC is unable to refinance its subsidiary debt or renegotiate the terms of such debt, CCIC may not be able to meet its debt service requirements, including interest payments on the notes, in the future. The cash-pay notes will require annual cash interest payments of approximately $ , million. Prior
to May 15, 2003 and      2004, the interest expense on our 10 5/8% discount
notes and the discount notes offered in the debt offering, respectively, will be comprised solely of the amortization of original issue discount. Thereafter, the 10 5/8% discount notes and the discount notes offered in the debt offering will require annual cash interest payments of approximately $26.7 million and
$   million, respectively. Prior to December 15, 2003, we do not expect to pay cash dividends on our exchangeable preferred stock or, if issued, cash interest on the exchange debentures. Thereafter, assuming all dividends or interest have been paid-in-kind, our exchangeable preferred stock or, if issued, the exchange debentures will require annual cash dividend or interest payments of approximately $47.8 million. Annual cash interest payments on the Castle Transmission bonds are (Pounds)11.25 million ($18.7 million). In addition, Crown Communication's senior credit facility and Castle Transmission's credit facility will require periodic interest payments on amounts borrowed thereunder.

    As a holding company, CCIC will require distributions or dividends from its subsidiaries, or will be forced to use capital raised in debt and equity offerings, to fund its debt obligations, including interest payments on the cash-pay notes and eventually the 10 5/8% discount notes and the discount notes offered in the debt offering. The terms of the indebtedness of CCIC's subsidiaries significantly limit such subsidiaries' ability to distribute cash to CCIC. As a result, CCIC will be required to apply a portion of the net proceeds from the offerings to fund interest payments on the cash-pay notes. If CCIC does not retain sufficient funds from the offerings or any future financing, CCIC may not be able to make its interest payments on the cash-pay notes.

    Our ability to make scheduled payments of principal of, or to pay interest on, our debt obligations, and our ability to refinance any such debt obligations, will depend on our future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We anticipate that we may need to refinance all or a portion of our indebtedness, including our 10 5/8% discount notes and the Castle Transmission bonds, on or prior to its scheduled maturity. There can be no assurance that we will be able to effect any required refinancings of our indebtedness on commercially reasonable terms or at all.

Compensation Charges Related to Stock Option Grants

    During the period from April 24, 1998 through July 15, 1998, we granted options to employees and executives for the purchase of 3,236,980 shares of our common stock at an exercise price of $7.50 per share. Of such options, options for 1,810,730 shares vested upon completion of the initial public offering and the remaining options for 1,426,250 shares will vest at 20% per year over five years, beginning one year from the date of grant. In addition, we have assigned to two individuals, including a newly-elected director, our right to repurchase 100,000 shares of our common stock from a stockholder at a price of $6.26 per share. Since the granting of these options and the assignment of these rights to repurchase shares occurred subsequent to the date of the share exchange agreement with CTSH's shareholders and at prices substantially below the price to the public in the initial public offering, we have recorded a non-cash compensation charge related to these options and shares based upon the difference between the respective exercise and purchase prices and the price to the public in the initial public offering. Such compensation charge will total approximately $18.4 million, of which approximately $10.6 million was recognized upon completion of the initial public offering for such options and shares which vested upon completion of the initial public offering, and the remaining $7.8 million is being recognized over five years through the second quarter of 2003 in the approximate amount per year of $1.6 million. An additional $1.6 million in non-cash compensation charges will be recognized through the third quarter of 2001 for stock options issued to certain members of CTSH's management prior to the completion of the share exchange.

Impact of Recently Issued Accounting Standards

    In April 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities ("SOP 98-5"). SOP 98-5 requires that costs of start-up activities be charged to expense as incurred and broadly defines such costs. We have deferred certain costs incurred in connection with potential business initiatives and new geographic markets, and SOP 98-5 will require that such deferred costs be charged to results of operations upon its adoption. SOP 98-5 is effective for fiscal years beginning after December 15, 1998. We will adopt the requirements of SOP 98-5 as of January 1, 1999. The cumulative effect of the change in accounting principle for the adoption of SOP 98-5 will result in a charge to results of operations in our financial statements for the three months ending March 31, 1999; it is currently estimated that such charge will amount to approximately $2,300,000.

    In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). SFAS 133 requires that derivative instruments be recognized as either assets or liabilities in the consolidated balance sheet based on their fair values. Changes in the fair values of such derivative instruments will be recorded either in results of operations or in other comprehensive income, depending on the intended use of the derivative instrument. The initial application of SFAS 133 will be reported as the effect of a change in accounting principle. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. We will adopt the requirements of SFAS 133 in our financial statements for the three months ending March 31, 2000. We have not yet determined the effect that the adoption of SFAS 133 will have on our consolidated financial statements.

Year 2000 Compliance

    The year 2000 problem is the result of computer programs having been written using two digits (rather than four) to define the applicable year. Any of our computer programs that have date-sensitive software may recognize a date using "00" as 1900 rather than the year 2000, or may not recognize the date at all. This could result in a system failure or miscalculations causing disruption of operations including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

    In 1997 we established a year 2000 project to ensure that the issue received appropriate priority and that necessary resources were made available. This project includes the replacement of our worldwide business computer systems with systems that use programs primarily from J.D. Edwards, Inc. The new systems are expected to make approximately 90% of our business computer systems year 2000 compliant and are in production today. Remaining business software programs, including those supplied by vendors, will be made year 2000 compliant through the year 2000 project or they will be retired. None of our other information technology projects has been delayed due to the implementation of the year 2000 project.

    Our year 2000 project is divided into the following phases:

     (1) inventorying year 2000 items;

     (2) assigning priorities to identified items;

     (3) assessing the year 2000 compliance of items determined to be material to us;

     (4) repairing or replacing material items that are determined not to be year 2000 compliant;

     (5) testing material items; and

     (6) designing and implementing contingency and business continuation plans for each organization and company location.


    We have completed the inventory and priority assessment phases and are 90% complete with the assessing compliance phase. The remaining items include various third party assurances regarding the year 2000 status of their operations. We are now continuing with the testing phase of the year 2000 project. All critical broadcast equipment and non-information technology related equipment has been tested and is either year 2000 compliant, has been designated as year 2000 ready, or will be repaired or replaced by June 1999. A year 2000 ready designation implies the equipment or system will function without adverse effects beyond year 2000 but may not be aware of the century. All critical information technology systems have been designated year 2000 compliant or are scheduled to be retired or remediated by July 1999. The testing phase is ongoing as hardware or system software is remediated, upgraded or replaced. Testing as well as remediation is scheduled for completion in July 1999. The final phase of our year 2000 project, contingency planning, will be completed and tested to the extent possible by September 1999.

    We have expended $6.9 million on the year 2000 project through December 31, 1998, of which approximately $6.8 million related to the implementation of the J.D. Edwards Systems and related hardware. Funds for the year 2000 project are provided from a separate budget of $0.6 million for all items.

    The failure to correct a material year 2000 problem could result in an interruption in, or a failure of, certain normal business activities or operations. Such failures could materially and adversely affect our results of operations, liquidity and financial condition. Due to the general uncertainty inherent in the year 2000 problem, resulting in part from the uncertainty of the year 2000 readiness of third-party suppliers and customers, we are unable to determine at this time whether the consequences of year 2000 failures will have a material impact on our results of operations, liquidity or financial condition. The year 2000 project is expected to significantly reduce our level of uncertainty about the year 2000 problem and, in particular, about the year 2000 compliance and readiness of our material business partners. We believe that, with the implementation of new business systems and completion of the project as scheduled, the possibility of significant interruptions of normal operations should be reduced.

                              INDUSTRY BACKGROUND

General

    The wireless communications industry is growing rapidly as new wireless technologies are developed and consumers become more aware of the benefits of wireless services. Wireless technologies are being used in more applications and the cost of wireless services to consumers is declining. A significant number of new competitors in the wireless communications industry have developed as additional frequency spectrum has become available for a wide range of uses, most notably personal communications services. This competition, combined with an increasing reliance on wireless communications by consumers and businesses, has led to an increased demand for higher quality, uninterrupted service and improved coverage, which, in turn, has led to increased demand for communications sites as new carriers develop and construct, or "build out," their networks and existing carriers upgrade and expand their networks to maintain their competitiveness. These trends are affecting the wireless communications industry around the world.

    As the wireless communications industry has become more competitive, wireless carriers have sought operating and capital efficiencies by outsourcing certain network services and the build-out and operation of new and existing infrastructure and by placing their transmission equipment with the equipment of other carriers on multiple tenant towers. The need for co-location has also been driven by the growing trend by municipalities to slow the proliferation of towers. Further, we believe that there has been a fundamental shift in strategy among established wireless carriers relating to infrastructure ownership. We believe that in order to free up capital for the growth and management of their customer bases and expansion of their service offerings, such carriers are beginning to seek to sell their wireless communications infrastructure to, or establish joint ventures with, experienced infrastructure providers that have the ability to manage networks. We believe that those infrastructure providers with a proven track record of providing comprehensive services will be best positioned to successfully acquire access to such wireless communications infrastructure.

    The television broadcasting industry is experiencing significant change because of the impending widespread deployment of digital land-based, or terrestrial, television broadcasting. In the United States, the Federal Communications Commission has required the four major networks (ABC, CBS, NBC and Fox) to commence digital terrestrial television broadcasts in the top ten markets by May 1999 and in the top 30 markets by November 1999. In the United Kingdom, under the Broadcasting Act 1996, six digital television transmission "multiplexes", which permit the holders to transmit digital television broadcasting services, have been allocated. We successfully began commercial operation of the digital terrestrial television network from an initial 22 transmission sites on November 15, 1998. Australia, France, Germany, Japan, Spain and Sweden are expected to be the next countries to introduce digital terrestrial television, followed by other European nations and later by developing countries. Many countries are expected to start to establish digital services within the next five years. The shift to digital transmission will require network design, development and engineering services and the significant enhancement of existing broadcast transmission infrastructure, including new transmission and monitoring equipment and the modification, strengthening and construction of towers, over 1,000 of which will be tall towers in the United States. In addition, state-run broadcast transmission networks are continuing to be privatized throughout the world.

    We expect these trends to continue around the world in both the wireless communications and broadcasting industries. We believe that the next logical step in the outsourcing of infrastructure by wireless carriers and broadcasters will be the outsourcing of the operation of their towers and transmission networks, including the transmission of their signals, in much the same way as the BBC has done with its transmission network. This outsourcing will allow carriers to realize additional operating and capital efficiencies and to focus on management of their customer bases and expansion of their service offerings. Management believes that such carriers will only entrust the transmission of their signals to those infrastructure providers, such as us, that have the ability to manage towers and transmission networks and a proven track record of providing end-to-end services to the wireless communications and broadcasting industries.

Development of the Tower Industry

    United States. The U.S. wireless communications industry was transformed in the 1970s through the issuance of licenses by the FCC to provide high quality communications services to vehicle-mounted and hand-held portable telephones, pagers and other devices. The licensees built and began operating wireless networks that were supported by communication sites, transmission equipment and other infrastructure. In the early 1980s, the number of towers began to expand significantly with the development of more advanced wireless communications systems, particularly cellular and paging. Nevertheless, as additional towers were built by the wireless carriers, they often were built for a single purpose rather than as multiple tenant towers. Further, these towers were generally owned and maintained by carriers and were treated as corporate cost centers operated primarily for the purpose of transmitting or receiving such carriers' signals.

    During the mid-to-late 1980s, a number of independent operators of towers began to emerge. These independent tower operators focused on owning and managing towers with multiple tenants by adding lessees to existing and reconstructed towers. We believe the majority of these operators were small business owners with a small number of local towers and few services other than site rental. In the last five years, however, several larger independent tower operators have emerged as demand for wireless services has continued to grow and as additional high frequency licenses have been awarded for new wireless services, such as: personal communications services; two-way, or narrowband, paging services; paging; and wireless local telephone and data service. These independent tower operators have sought to acquire smaller operators as well as suitable clusters of towers formerly owned by carriers and broadcasters in order to establish regional and national "tower footprints". Carriers expanding or building a network in a geographic area generally seek to lease space for antennas from a tower company whose footprints comprise strategically located clusters of towers and other communication sites in that area to efficiently and effectively establish service coverage in a given market.

    Today, towers are owned by a variety of companies, including wireless carriers, local and long distance telecommunications companies, broadcasting companies, independent tower operators, utilities and railroad companies. Despite the increasing demand for towers, the tower industry in the United States remains highly fragmented, with only a few independent tower operators owning a large number of towers. The pace of consolidation has begun to accelerate, however, as the larger independent operators continue to acquire small local operators and purchase towers from wireless communications companies. In addition, wireless carriers are building out new, or filling in existing, tower footprints for new and existing wireless services. Independent operators have also expanded into a number of associated network and communication site services, including the design of communication sites and networks, the selection and acquisition of tower and rooftop sites (including the resolution of zoning and permitting issues) and the construction of towers. Previously, carriers typically handled such services through in-house departments, and local nonintegrated service contractors focused on specific segments such as radio frequency engineering and site acquisition.

    Broadcast towers in the United States have typically been owned and operated on a fragmented basis. Typically, each network affiliate in each major market owns and operates its own television broadcasting tower. Local stations often have co-located their transmission equipment on these towers. Radio broadcast towers have also typically been erected by each station in a given market. Both television and radio broadcast towers have generally been constructed only for a single user and would require substantial strengthening to house new digital transmission equipment or other analog transmission equipment. As a result, similar to wireless communications towers, such towers historically have been treated as corporate cost centers operated primarily for the purpose of transmitting such broadcasters' signals.

    United Kingdom. The first towers in the United Kingdom were built for the BBC's medium frequency radio services. Additional towers were built from the 1940s on for transmission of evolving radio and television technologies and services. The size and structure of towers varies widely due to location, antenna requirements and wind loading. Towers built primarily for broadcast transmission are often able to carry wireless communications antennas. Those that are currently incapable of doing so can be strengthened or replaced.

    Since 1982, the growth of wireless communications in the United Kingdom has led to significant expansion in the number of towers. Historically, there have been four major wireless carriers in the United Kingdom, each of which, in general, built towers for its own use, rather than as multiple tenant owners. These towers are owned and maintained by such carriers and, as in the United States, were treated as corporate cost centers operated primarily for the purpose of transmitting or receiving their signals. With the smaller geographic size of the United Kingdom, as compared to the United States, these carriers typically constructed their tower footprint to provide national coverage. As a result of those national footprints, independent tower owners have not developed as they have in the United States. In addition to wireless communications providers, towers in the United Kingdom are owned by a variety of companies, such as telecommunications companies, utilities and railroad companies.

    Today, tower owners are upgrading their networks to provide more capacity and better service to their customers, while new entrants to the wireless communications market have sought to acquire rapid access to networks that provide national coverage. With the significant costs associated with the approval process for, and the construction of, new towers, and the significant capital requirements associated with ownership of tower infrastructure, wireless carriers have begun to look to third party tower owners to co-locate their antennas on existing towers, to build, own and operate new towers and to acquire such carriers' portfolios of existing towers.

Characteristics of the Tower Industry

    Management believes that, in addition to the favorable growth and outsourcing trends in the wireless communications and broadcasting industries and high barriers to entry as a result of regulatory and local zoning restrictions associated with new tower sites, tower operators benefit from several favorable characteristics. The ability of tower operators to provide antenna sites to customers on multiple tenant towers provides them with diversification against the specific technology, product and market risks typically faced by any individual carrier. The emergence of new technologies, carriers, products and markets may allow independent tower operators to further diversify against such risks. In addition, tower operators face increased "not-in-my-backyard" sentiment by communities and municipalities, which is reducing the number of opportunities for new towers to be built and driving the trend toward co-location on multiple tenant towers.

    We believe that independent tower operators also benefit from the contractual nature of the site rental business and the predictability and stability of monthly, recurring revenues. In addition, the site rental business has low variable costs and significant operating leverage. Towers generally are fixed cost assets with minimal variable costs associated with additional tenants. A tower operator can generally expect to experience increasing operating margins when new tenants are added to existing towers.

    The site rental business typically experiences low rates of loss of new and current tenants as a result of the high costs that would be incurred by a wireless carrier were it to relocate an antenna to another site and consequently be forced to re-engineer its network. Moving a single antenna may alter the pre-engineered maximum signal coverage, requiring a reconfigured network at significant cost to maintain the same coverage. Similarly, a television or FM broadcaster would incur significant costs were it to relocate a transmitter because, in order to avoid interruption of its transmissions, it would be necessary for the broadcaster to install and commence operations of a second broadcast site prior to ceasing signal transmission at the first site. In addition, regulatory problems associated with licensing the location of the new antenna with the FCC, in the United States, or being licensed for the location by the Radiocommunications Agency in the United Kingdom, may arise if the new location is at the edge of the wireless carrier's coverage area and if there is a possible adverse impact on other carriers. Municipal approvals are becoming increasingly difficult to obtain and may also affect the carrier's decision to relocate. The costs associated with network reconfiguration and FCC, Radiocommunications Agency and municipal approval and the time required to complete these activities may not be justified by any potential savings in reduced site rental expense.

Trends in the Wireless Communications and Broadcasting Industries

    Our existing and future business opportunities are affected by the ongoing trends within the two major industries we serve, namely the wireless communications industry and the radio and television broadcasting industry. Each of these industries is currently experiencing a period of significant change that we believe is creating an increasing demand for communication sites and related infrastructure and network support services.

Wireless Communications

    The wireless communications industry now provides a broad range of services, including cellular, personal communications services, paging and specialized mobile radio. The industry has benefitted in recent years from increasing demand for its services, and industry experts expect this demand to continue to increase.

    We believe that more communication sites will be required in the future to accommodate the expected increase in demand for wireless communications services. Further, we see additional opportunities with the development of higher frequency technologies, which have a reduced cell range as a result of the inability of the relevant radio signals to travel as far as the usual cellular signals and require a more dense network of towers. In addition, network services may be required to service the network build-outs of new carriers and the network upgrades and expansion of existing carriers.

    In addition to the increasing demand for wireless services and the need to develop and expand wireless communications networks, we believe that other trends influencing the wireless communication industry have important implications for independent tower operators. In order to speed new network deployment or expansion and generate efficiencies, carriers are increasingly co-locating transmission equipment with that of other network operators. The trend towards co-location has been furthered by the "not-in-my-backyard" arguments generated by local zoning/planning authorities in opposition to the proliferation of towers. Further, the number of competitors in wireless communications is increasing due to the auction of new spectra and the deployment of new technologies. In this increasingly competitive environment, many carriers are dedicating their capital and operations primarily to those activities that directly contribute to subscriber growth, such as marketing and distribution. These carriers, therefore, have sought to reduce costs and increase efficiency through the outsourcing of infrastructure network functions such as communication site ownership, construction, operation and maintenance. Further, we believe that these carriers are beginning to seek to move their tower portfolios off their balance sheets through sales to, or joint ventures with, experienced tower operators who have the proven capability to provide comprehensive services to the wireless communications industry.

    United States. Current emerging wireless communications systems, such as personal communications services and specialized mobile radio, represent an immediate and sizable market for independent tower operators and network services providers as carriers build out large nationwide and regional networks. While several personal communications services and specialized mobile radio carriers have already built limited networks in certain markets, these carriers still need to fill in "dead zones" and expand geographic coverage. The Cellular Telecommunications Industry Association estimates that, as of June 1998, there were 57,674 antenna sites in the United States. The Personal Communications Industry Association estimates that the wireless communications industry will construct at least 100,000 new antenna sites over the next 10 years. As a result of advances in digital technology, specialized mobile radio operators, including Nextel, have also begun to design and deploy digital mobile telecommunications networks in competition with cellular carriers. In particular response to the increased competition, cellular operators are re-engineering their networks by increasing the number of sites, locating sites within a smaller radius, filling in "dead zones" and converting from analog to digital cellular service in order to manage subscriber growth, extend geographic coverage and provide competitive services. The demand for communication sites is also being stimulated by the development of new paging applications, such as e-mail and voicemail notification and two-way paging, as well as other wireless data applications. In addition, as wireless communications networks expand and new networks are deployed, we anticipate that demand for microwave transmission facilities that provide "backhaul," a medium for conveying traffic between communications sites to or from a central switching facility, will also increase.

    Licenses are also being awarded, and technologies are being developed, for numerous new wireless applications that will require networks of communication sites. Future potential applications include those that will be deployed by the winners of licenses auctioned in February and March 1998 for distribution services employing one local transmission point to serve multiple receiver points, including wireless local telephone and data services, wireless cable television, wireless data and wireless Internet access, as well as forthcoming auctions for personal communications services and local multi-point distribution services. Radio spectrum required for these technologies has, in many cases, already been awarded and licensees have begun to build out and offer services through new wireless systems. Examples of these systems include wireless local telephony and data services operated by WinStar and Teligent, wireless cable networks operated by companies such as Cellular Vision and CAI Wireless, and data networks being constructed and operated by RAM Mobile Data, MTEL and Ardis.

    United Kingdom. As in the United States, the development of newer wireless communications technologies, such as personal communications services and digital terrestrial trunked radio, the U.K. equivalent of enhanced specialized mobile radio, provides tower operators with immediate opportunities for site rental and new tower build out. The four existing national carriers offering global standard for mobile communications, the European standard for digital radio communications primarily in the 800 and 1900 MHz frequency bands, or personal communication services continue to fill in "dead zones" and add capacity to their networks. Also, the carrier that is using the terrestrial trunked radio standard, which is similar to global standard for mobile communications and has been adopted throughout Europe, is deploying a network across the United Kingdom. The United Kingdom's newly-licensed wireless local loop operators have the potential to be important site rental customers. Wireless local loop operators provide transmission services of voice or other signals that are comparable to the range and quality of services delivered over the wire networks. This technology is being rapidly deployed as a low-cost alternative to fixed networks. To date, a total of seven spectrum licenses have been awarded to companies planning to deploy wireless loop systems. In addition, the deployment of a new national digital PMR system (using the terrestrial trunked radio standard) for the use of the U.K. emergency services and the announced licensing in early 1999 by the U.K. Government of universal mobile telecommunications service networks, which will be the third generation of cellular, should create additional demand for antenna space and tower sites.

Radio and Television Broadcasting

    General. There are currently three main transmission delivery methods for television and radio broadcasts: terrestrial, direct-to-home satellite and cable. Terrestrial technology, the most common delivery method in the United States, the United Kingdom and many other countries, relies on signal transmission by wireless telegraphy, a type of data transmission technique, from a network of ground-based transmitters for direct reception by viewers or listeners through an aerial system. Satellite signals are transmitted to satellites that then beam the signal over a target area (satellite footprint) for reception by a customer's satellite dish. A satellite customer must either purchase or rent a dish and a receiver/decoder and pay subscription fees to the relevant provider. A cable television customer typically rents a receiver/decoder and pays a subscription fee to receive services that are distributed to the home through co-axial or fiber optic cable.

    Until the 1990s, all three delivery methods used analog technology, which remains the most widespread technology in use today. In the early 1990s, digital technology was developed for radio and television broadcasting and has begun to be introduced for the transmission of radio and television signals. Digital transmission is now possible by terrestrial, satellite and cable methods.

    Digital technology allows a number of signals to be compressed and interleaved, using a technical process called "multiplexing", before the combined signal is transmitted within a single frequency channel. This process makes the signal more robust, allowing the use of parts of the spectrum unavailable to analog. A greater quantity of audio-visual information can be transmitted with the same amount of frequency spectrum allowing higher resolution or multiple channels to be broadcast. At the point of reception, the compression and interleaving are decoded and individual signals recovered.

    Some of the principal advantages of digital compared to analog transmission include:

  (1) greater number, choice and flexibility of broadcasting services offered;

  (2) scope for greater interactivity on the part of viewers and listeners;

  (3) greater capacity for pay-television (subscription and pay-per-view) as well as free-to-air services; and

  (4) enhanced picture quality and sound.

The development and timing of implementation of digital transmission technology to the general public is a function of several factors, including technological advancement, cost of equipment and conversion process, quality improvement of visual and sound transmission and demand for terrestrial bandwidth. The transition to digital transmission will involve additional costs to viewers and program and transmission service providers. Viewers will require additional equipment such as set-top boxes or digital televisions. Program providers have begun to re-equip their studios and production facilities with digital technology.

    United States. Prior to the introduction of digital transmission, the U.S. broadcasting industry had generally been a mature one in terms of demand for transmission tower capacity, although even then opportunities existed for independent tower operators to purchase transmission networks, manage them on behalf of broadcasters under long-term contracts and lease space on broadcasting towers to wireless carriers.

    The FCC-mandated introduction of digital television broadcasting will provide new opportunities for independent tower operators. The conversion of broadcasting systems from analog to digital technology will require a substantial number of new towers to be constructed to accommodate the new systems and analog equipment displaced from existing towers. Even with digital terrestrial television transmissions, television station owners will continue to broadcast the existing analog signals for a number of years. Broadcasters that own their own tower infrastructure may elect to remove third-party tenants from their towers to make room for their own digital terrestrial television broadcasting equipment. These displaced tenants, and tower owners that are unable to remove existing third party tenants from their towers, will require new towers to accommodate their transmission equipment. The National Association of Broadcasters projects that by the year 2010 approximately 1,400 tall towers will be required to be built, strengthened or modified to support digital terrestrial television broadcasting, with 200 towers required in the top 50 markets within the next five years. Further, because of the need for broadcasters to purchase new transmission equipment to deploy digital terrestrial television, they will have fewer resources to devote to the build out of new tower infrastructure. We believe that these circumstances, along with the relative scarcity of suitable sites and prevalent "not-in-my-backyard" attitudes, will allow experienced tower operators to build and operate multiple tenant broadcast towers to transmit digital terrestrial television broadcasting signals. These towers will also be attractive sites for the distribution of FM radio broadcasts.

    United Kingdom. The broadcasting industry in the United Kingdom has generally been a mature one in terms of demand for transmission tower capacity. Existing towers provide almost universal coverage for analog transmission, which remains the primary mode of transmission for television and radio programs in the United Kingdom. Most of the BBC's radio services, three Independent National Radio services and many local services are broadcast by analog terrestrial means. Some radio services are also available by satellite and cable for reception on fixed installations, but not portable or mobile sets.

    Digital television services in the United Kingdom were launched in 1998 from terrestrial transmitters and satellite. The Broadcasting Act of 1996 sets out a framework for the licensing of multiple television channels on a single digital frequency transmission, and an industry interest group has been established to coordinate the establishment of digital television in the United Kingdom. The British Government has allocated six multiplexes for digital terrestrial transmitters: two and one-half of these multiplexes were reserved for the BBC, ITV, Channel 4, S4C and Channel 5, three were awarded to ONdigital, a joint venture of Carlton Communications PLC and Granada Group PLC, and the other one-half was awarded to S4C Digital Network. We have been awarded the digital transmission contract for the four multiplexes held by the BBC and ONdigital, while NTL has been awarded the digital transmission contract for the other two multiplexes.

    Build-out of digital terrestrial transmission equipment in the United Kingdom is being based on existing analog terrestrial infrastructure, including transmission sites and towers. In the initial phase of the deployment of digital terrestrial transmission equipment, 81 analog transmission sites and towers will be upgraded with new transmitters and associated systems required to support digital terrestrial broadcasting. Digital broadcasts from these sites are expected to reach approximately 90% of the U.K. population. It is expected that additional sites will continue to be upgraded until the "vast majority" of viewers can receive digital broadcasts.

    While no formal timetable has been set for the discontinuation of analog terrestrial television broadcasting, the British Government has announced its intention to review, by 2002, the timing of analog "switch-off". When analog television transmission ceases, large amounts of frequency spectrum will be released. New uses for this spectrum have not yet been defined but applications are likely to include other digital broadcasting applications and mobile communications. The spectrum is inherently suitable for terrestrial transmission, so it is likely that existing towers will be used to provide many of the new services.

    In September 1995, the BBC launched the United Kingdom's first digital radio service, which is now broadcast to approximately 60% of the U.K. population from 29 transmission sites. Independent local radio licenses for additional digital radio multiplexes are expected to be issued by the end of 1999.

    To date, existing broadcast towers have been used as transmission sites for the BBC's digital radio service, and it is anticipated that existing towers also will be used for the independent services, often sharing the antennas used for the BBC's digital radio service. While digital radio has the advantage of using a single frequency network, which enables expanded geographic coverage as compared with the multiple frequency networks used for analog radio, to replicate the coverage of analog radio it will be necessary to broadcast digital radio from more sites than at present. Although detailed planning has not yet begun, it is expected that existing towers will provide the necessary sites. As with digital terrestrial television, we believe that ownership of key broadcasting sites across the United Kingdom will allow an experienced operator to provide the infrastructure necessary to accommodate the growth in digital radio at minimum cost.

                                    BUSINESS

    We are a leading owner and operator of towers and transmission networks for wireless communications and broadcast companies. After giving effect to the completion of the recent and proposed transactions, as of December 31, 1998, we owned or managed 6,136 towers, including 4,450 towers in the United States and Puerto Rico and 1,686 towers in the United Kingdom. Our customers currently include many of the world's major wireless communications and broadcast companies, including Bell Atlantic Mobile, BellSouth, AT&T Wireless, Nextel and the BBC.

    Our strategy is to use our leading domestic and international position to capture the growing opportunities to consolidate ownership of existing towers and to build new towers created by:

  . the outsourcing of ownership and management of towers by major wireless carriers;

  . the need for existing wireless carriers to expand coverage and improve capacity;

  . the additional demand for towers created by new entrants into the wireless communications industry;

  .  the privatization of state-run broadcast transmission networks; and

  . the introduction of new digital broadcast transmission technology and wireless technologies.

    Our two main businesses are leasing antenna space on wireless and broadcast multi-tenant towers and operating broadcast transmission networks. We also provide related services to our customers, including network design, radio frequency coverage predictions, site acquisition, site development and construction, antenna installation and network management and maintenance. We believe that our full service capabilities are a key competitive advantage in forming strategic partnerships to acquire tower clusters and in winning contracts for new tower construction.

    Our primary business in the United States is the leasing of antenna space to wireless carriers. After completion of the recent and proposed transactions we describe in this prospectus, we will have tower clusters in 26 of the 50 largest U.S. metropolitan areas, including 23 metropolitan areas east of the Mississippi river. We believe that by owning and managing large tower clusters we are able to offer customers the ability to fulfill rapidly and efficiently their network expansion plans across particular markets or regions. We have entered into agreements with Bell Atlantic and BellSouth that will allow us to control and operate substantially all the towers in their 850 MHz networks.

    Our primary business in the United Kingdom is the operation of television and radio broadcast transmission networks. Following the 1997 acquisition of the BBC's broadcast and tower infrastructure, we were awarded long-term contracts to provide the BBC and other broadcasters analog and digital transmission services. We also lease antenna space to wireless operators in the United Kingdom on the towers we acquired from the BBC and from various wireless carriers. After completion of the One2One transaction described in this prospectus, we will have nationwide broadcast and wireless coverage in the United Kingdom.

    We believe our towers are attractive to a diverse range of wireless communications industries, including personal communications services, cellular, enhanced specialized mobile radio, specialized mobile radio, paging, and fixed microwave, as well as radio and television broadcasting. In the United States our major customers include AT&T Wireless, Aerial, Bell Atlantic, BellSouth, Motorola, Nextel, PageNet and Sprint PCS. In the United Kingdom our major customers include the BBC, Cellnet, Dolphin, NTL, ONdigital, One2One, Orange, Virgin Radio and Vodafone.

    We have embarked on a major construction program for our customers to enhance our tower portfolios. In 1998, we constructed 231 towers at an aggregate cost of approximately $46.0 million, and had begun construction of an additional 72 towers as of December 31, 1998. In 1999, we plan to construct between 900 and 1,200 towers at an estimated aggregate cost between $170.0 million and $220.0 million for wireless carriers such as Bell Atlantic, BellSouth and Nextel. The actual number of towers built may be outside that range depending on acquisition opportunities and potential build-to-suit contracts from large wireless carriers. In addition, we were selected to build and operate the world's first digital terrestrial television system in the United Kingdom based on our broadcast engineering expertise.

Growth Strategy

    Our objective is to become the premier global owner and operator of towers and transmission networks for wireless communications and broadcast companies. We are uniquely positioned to capitalize on global growth opportunities because of:

   . our experience in establishing and expanding our existing tower portfolios;

   . our experience in owning and operating both analog and digital transmission networks;

   .  our significant relationships with wireless carriers and broadcasters;
and

   . our ability to offer customers our in-house technical and operational expertise.

The key elements of our business strategy are to:

  . Maximize Utilization of Tower Capacity. We are seeking to take advantage of the substantial operating leverage of our site rental business by increasing the number of antenna leases on our owned and managed communications sites. We believe that many of our towers have significant capacity available for additional antenna space rental and that increased utilization of our tower capacity can be achieved at low incremental cost. For example, prior to our purchase of the BBC's broadcast transmission network in 1997, the rental of available antenna capacity on the BBC's premier tower sites was not actively marketed to third parties. We believe there is substantial demand for such capacity. In addition, we believe that the extra capacity on our tower portfolios in the United States and the United Kingdom will be highly desirable to new entrants into the wireless communications industry. Such carriers are able to launch service quickly and relatively inexpensively by designing the deployment of their networks based on our attractive existing tower portfolios. Further, we intend to selectively build and acquire additional towers to improve the coverage of our existing tower portfolios to further increase their attractiveness. We intend to use targeted sales and marketing techniques to increase utilization of and investment return on our existing, newly constructed and acquired towers.

  . Utilize Expertise of Our U.S. and U.K. Personnel to Capture Global Growth Opportunities. We are seeking to leverage the skills of our personnel in the United States and the United Kingdom. We believe that our ability to manage networks, including the transmission of signals, will be an important competitive advantage in our pursuit of global growth opportunities, as evidenced by our BBC, One2One, Bell Atlantic, BellSouth and Powertel transactions. With our wireless communications and broadcast transmission network design and radio frequency engineering expertise, we are well positioned (1) to partner with major wireless carriers to assume ownership of their existing towers, (2) to provide new tower construction for wireless carriers and broadcasters and (3) to acquire existing broadcast transmission networks that are being privatized around the world.

  . Partner with Wireless Carriers to Assume Ownership of their Existing Towers. In addition to the proposed joint venture with Bell Atlantic and the transaction with BellSouth, we are continuing to seek to partner with other major wireless carriers to assume ownership of their existing towers directly or through joint ventures or control their towers through contractual arrangements. We believe the primary criteria of such carriers in selecting a company to own and operate their wireless communications infrastructure will be the company's perceived capability to maintain the integrity of their networks, including their transmission signals. Therefore, we believe that those companies with a proven track record of providing end-to-end services will be best positioned to successfully acquire access to such wireless communications infrastructure. We believe that similar opportunities will arise globally as the wireless communications industry further expands.

  . Build New Towers for Wireless Carriers and Broadcasters. As wireless carriers continue to expand and fill-in their service areas, they will require additional communications sites and will have to build new towers where multi-tenant towers are not available. Similarly, the introduction of digital terrestrial television broadcasting in the United States will require the construction of new broadcast towers to accommodate new digital transmission equipment and analog transmission equipment displaced from existing towers. We are aggressively pursuing these build-to-suit opportunities to build new towers for wireless carriers, leveraging on our ability to offer end-to-end services.

  . Acquire Existing Broadcast Transmission Networks. In 1997, Castle Transmission successfully acquired the privatized domestic broadcast transmission network of the BBC. In addition, we are implementing the roll-out of digital television transmission services throughout the United Kingdom. As a result of this experience, we are well positioned to acquire other state-owned analog and digital broadcast transmission networks globally when opportunities arise. These state-owned broadcast transmission networks typically enjoy premier sites giving an acquirer the ability to offer unused antenna capacity to new and existing radio and television broadcasters and wireless carriers, as well as to install new technologies such as digital terrestrial transmission services. In addition, our experience in broadcast transmission services allows us to consider, when attractive opportunities arise, acquiring wireless transmission networks as well as the acquisition of associated wireless communications infrastructure. We are currently pursuing international acquisition and privatization opportunities.

  . Continue to Decentralize Our Management Functions. In order to better manage our efforts to add tenants to our towers and our new tower build programs, and in anticipation of the continued growth of our tower portfolios throughout the United States, we have begun and plan to continue decentralizing some management and operational functions. To that end, in addition to our Pittsburgh operating headquarters and regional office, we have opened and staffed five regional offices, including Houston, Louisville, Phoenix, Albany and Puerto Rico. Upon completion of the recent and proposed transactions we plan to open 10 additional regional offices, five in connection with the joint venture with Bell Atlantic and five in connection with the BellSouth transaction. The principal responsibilities of these offices are to manage the leasing of tower space on a regional basis through a dedicated local sales force, to maintain the towers already located in the region and to implement our commitments to build new towers for wireless carriers in the area. We believe that by moving a significant amount of our operating personnel to regional offices we will be better able to strengthen our relationship with regional carriers, serve our customers more effectively and identify additional opportunities to build new towers for local and regional carriers.

CCIC

    The following table indicates, as of December 31, 1998, assuming we had completed the recent and proposed transactions, the geographic concentration of our 6,136 owned and managed towers and 132 revenue producing rooftop sites:

                         U.S. Towers and Rooftop Sites

                                                                                      % of
                             Crown       Bell                                 % of    CCIC
                         Communication Atlantic   BellSouth Powertel Total U.S. Total Total
                         ------------- --------   --------- -------- ----- ---------- -----
Towers:
  Georgia...............      --           22         341     151      514    11.3%    8.2%
  Florida...............        3         --          434      76      513    11.3     8.2
  Alabama...............      --            9         179     188      376     8.3     6.0
  Pennsylvania..........      219         218(a)      --      --       332     7.3     5.3
  Tennessee.............        1           1         202     113      317     6.9     5.1
  Louisiana.............       51          13         162     --       226     5.0     3.6
  Mississippi...........       21           8         125      62      216     4.8     3.5
  Texas.................      167          43         --      --       210     4.6     3.4
  Kentucky..............      --          --          191     --       191     4.2     3.1
  South Carolina........       12         148          10      19      189     4.2     3.0
  Indiana...............      --          --          183     --       183     4.0     2.9
  North Carolina........       11         141          20     --       172     3.8     2.7
  Arizona...............       12         159         --      --       171     3.8     2.7
  New Jersey............        1         150         --      --       151     3.3     2.4
  New York..............      --          130         --      --       130     2.9     2.1
  Maryland..............      --          115         --      --       115     2.5     1.8
  Massachusetts.........      --           80         --      --        80     1.8     1.3
  New Mexico............       34          37         --      --        71     1.6     1.1
  Virginia..............        5          66         --      --        71     1.4     1.1
  Connecticut...........      --           37         --      --        37       *       *
  Ohio..................       26         --          --      --        26       *       *
  New Hampshire.........      --           26         --      --        26       *       *
  Delaware..............      --           25         --      --        25       *       *
  West Virginia.........       17          14(b)      --      --        19       *       *
  Puerto Rico...........       14         --          --      --        14       *       *
  Rhode Island..........      --           14         --      --        14       *       *
  All Others............       15          12           3      41       61     1.3     1.0
                              ---       -----       -----     ---    -----   -----    ----
Rooftops(d).............       78         --          --      --        78     1.7     1.2
                              ---       -----       -----     ---    -----   -----    ----
Total...................      687       1,458(c)    1,850     650    4,528   100.0%   72.2%
                              ===       =====       =====     ===    =====   =====    ====

--------
(a) Includes 105 towers we currently manage.
(b) Includes 12 towers we currently manage.
(c) Includes 117 towers we currently manage.
(d) We manage an additional 1,286 rooftop sites throughout the United States that do not currently produce revenue but are available for leasing to our customers.
 *  Less than 1%.

                         U.K. Towers and Rooftop Sites

                                                                          % of
                                       Castle                     % of    CCIC
                                    Transmission One2One Total U.K. Total Total
                                    ------------ ------- ----- ---------- -----
Towers:
  England..........................     492        767   1,259    72.4%   20.1%
  Wales............................     134         39     173     9.9     2.8
  Scotland.........................     151         15     166     9.5     2.6
  Northern Ireland.................      88        --       88     5.1     1.4
                                        ---        ---   -----   -----    ----
Rooftops...........................      54        --       54     3.1      *
                                        ---        ---   -----   -----    ----
Total..............................     919        821   1,740   100.0%   27.8%
                                        ===        ===   =====   =====    ====

U.S. Operations

Overview

    Our primary business focus in the United States is the leasing of antenna space on multiple tenant towers and rooftops to a variety of wireless carriers under long-term lease contracts. Supporting our competitive position in the site rental business, we maintain in-house expertise in, and offer our customers, infrastructure and network support services that include network design and communication site selection, site acquisition, site development and construction and antenna installation.

    We lease antenna space to our customers on our owned and managed towers. We generally receive fees for installing customers' equipment and antennas on a tower and also receive monthly rental payments from customers payable under site rental leases that generally range in length from three to five years. Our U.S. customers include such companies as AT&T Wireless, Aerial Communications, AirTouch Cellular, Arch Communications, Bell Atlantic, BellSouth, Cellular One, Federal Express, Lucent Technologies, Motorola, Nextel, Nokia, PageNet, Skytel, Sprint PCS and TSR Wireless. We also provide tower space to private network operators and various federal and local government agencies, such as the FBI, the IRS and the U.S. Postal Service.

    At December 31, 1998, without giving effect to the recent and proposed transactions described in this prospectus, we owned or managed 609 towers and 78 rooftop sites in the United States and Puerto Rico. These towers and rooftop sites are located in western Pennsylvania (primarily in and around the greater Pittsburgh area), in the southwestern United States (primarily in western Texas), across Puerto Rico and along I-95 in North Carolina and South Carolina.

    The joint venture with Bell Atlantic controls and operates 1,458 towers. These towers represent substantially all the towers in Bell Atlantic's 850 MHz wireless network in the eastern and southwestern United States and provide coverage of 11 of the top 50 U.S. metropolitan areas including New York, Philadelphia, Boston, Washington, D.C. and Phoenix. A substantial majority of these towers are over 100 feet tall and can accommodate multiple tenants.

    After completion of the BellSouth transaction, we will control and operate an additional 1,850 towers. These towers represent substantially all the towers in BellSouth's 850 MHZ wireless network in the southeastern and midwestern United States and provide coverage of 12 of the top 50 U.S. metropolitan areas, including Miami, Atlanta, Tampa, Nashville and Indianapolis. A substantial majority of these towers are over 100 feet tall and can accommodate multiple tenants.

    Upon completion of the Powertel acquisition, we will own and operate an additional 650 towers. These towers represent substantially all of Powertel's owned towers in its 1.9 GHz wireless network in the southeastern and midwestern United States. Approximately 90% of these towers are clustered in seven southeastern states providing coverage of such metropolitan areas as Atlanta, Birmingham, Jacksonville, Memphis and Louisville, and a number of major connecting highway corridors in the southeast. These towers are complementary to BellSouth's 850 MHZ tower portfolio in the southeast and have minimal coverage overlap. Substantially all of these towers are over 100 feet tall, were built within the last three years and can accommodate multiple tenants.

    We are actively seeking to enter into arrangements with other major wireless carriers and independent tower operators to acquire additional tower footprints. We believe that, like Bell Atlantic, BellSouth and Powertel, other wireless carriers will seek to enter into contractual arrangements with independent tower carriers, such as us, for the ownership or control of their tower footprints.

    We also plan to capitalize on our network design expertise to construct new towers. We plan to build towers in areas where carriers' signals fail to transmit in their coverage area. The areas, commonly known as "dead zones", are attractive tower locations. When population density and perceived demand are such that we believe the economics of constructing such towers are justified, we build towers that can accommodate multiple tenants. The multiple tenant design of these towers obviates the need for expensive and time consuming modifications to upgrade undersized towers, saving critical capital and time for carriers facing time-to-market constraints. The towers are also designed to easily add additional customers, and the equipment shelters are built to accommodate another floor for new equipment and air conditioning units when additional capacity is needed. The tower site is zoned for multiple carriers at the time the tower is constructed to allow new carriers to quickly utilize the site. In addition, the towers, equipment shelters and site compounds are engineered to protect and maintain the structural integrity of the site.

    Our existing contracts for construction of new towers include an agreement with Nextel, under which we have already constructed 67 sites and have an option to construct up to 96 additional sites. In connection with the joint venture, Bell Atlantic and the joint venture entered into a master build-to-suit agreement under which the joint venture will build and own the next 500 towers to be built for Bell Atlantic's wireless communications business over the next five years. Further, we have agreed to enter into a similar agreement with BellSouth, as part of the BellSouth transaction, to construct at least 500 towers on behalf of BellSouth in the region covered by that transaction over the next five years. See "Recent and Proposed Transactions--Bell Atlantic Joint Venture--Build-to-Suit Agreement" and "--Proposed BellSouth Transaction--Build-to-Suit Agreement".

Site Rental

    In the United States, we rent antenna space on our owned and managed towers and rooftops to a variety of carriers operating cellular, personal communications services, specialized mobile radio, enhanced specialized mobile radio, paging and other networks.

    Tower Site Rental. We lease space to our customers on our owned and managed towers. We generally receive fees for installing customers' equipment and antennas on a tower (as provided in our network services programs) and also receive monthly rental payments from customers payable under site leases. In the United States, the majority of our outstanding customer leases, and the new leases typically entered into by us, have original terms of five years (with three or four optional renewal periods of five years each) and provide for annual price increases based on the Consumer Price Index.

    We also provide a range of site maintenance services in order to support and enhance our site rental business. We believe that by offering services such as antenna, base station and tower maintenance and security monitoring, we are able to offer quality services to retain our existing customers and attract future customers to our communication sites. We were the first site management company in the United States selected by a major wireless carrier to exclusively manage its tower network and market the network to other carriers for multi-tenant use of their towers.

    The following table describes, while excluding the results of the recent and proposed transactions, our top ten revenue producing towers in the United States and Puerto Rico:

                                                                       December
                                                             Number of   1998
                                                              Tenant   Monthly
  Name                                Location   Height (ft)  Leases   Revenue
  ----                                --------   ----------- --------- --------
Crane.............................. Pennsylvania     450         99     $67,372
Bluebell........................... Pennsylvania     300        110      54,555
Monroeville........................ Pennsylvania     500         63      39,315
Lexington.......................... Kentucky         500         89      38,644
Sandia Crest....................... New Mexico       140         16      26,984
Greensburg......................... Pennsylvania     375         40      26,932
Cranberry.......................... Pennsylvania     400         44      26,455
Cerro de Punta..................... Puerto Rico      220         37      24,988
Beaver............................. Pennsylvania     500         43      25,360
El Yunque.......................... Puerto Rico      200         34      23,500
                                                                ---    --------
  Total.....................................................    575    $354,105
                                                                ===    ========

    We have existing master lease agreements with AT&T Wireless, Aerial Communications, Bell Atlantic, Nextel and Sprint PCS, among others, which provide terms (including economic terms) that govern new leases entered into by such parties during the term of their master lease agreements. These agreements include the lease of space on towers in the Pittsburgh major trading area, which includes greater Pittsburgh and parts of Ohio, West Virginia and western Pennsylvania. Each of the Aerial Communications and Sprint PCS agreements has a 10-year master lease term through December 2006, with one 10-year and one five-year renewal period. Rents are adjusted periodically based on the cumulative Consumer Price Index. Nextel's master lease agreement with us has a 10-year master lease term through October 2006, with two 10-year renewal options. We have also entered into an independent contractor agreement with Nextel. The Bell Atlantic agreement has a 25-year master lease term through December 2020.

    We have significant site rental opportunities arising out of our existing agreements with Bell Atlantic and Nextel. In our existing lease agreement with Bell Atlantic, we have exclusive leasing rights for 117 existing towers and we currently have sublessees on 58 of these towers in the greater Pittsburgh area. The lease agreement provides that we may sublet space on any of these towers to another carrier subject to certain approval rights of Bell Atlantic. To date, Bell Atlantic has never failed to approve a sublease we have proposed. Upon completing the joint venture, those 117 towers were among the 1,458 towers contributed to the joint venture; however, since we maintain the right to put sublessees on those 117 towers, revenue resulting from the addition of new tenants on those towers will continue to be realized by us rather than the joint venture. In connection with the agreement with Nextel, as of December 31, 1998, we have the option to own and operate up to 96 additional towers.

    We also have significant site rental opportunities in connection with the recent and proposed transactions we describe in this prospectus. In connection with the joint venture, we entered into a global lease under which Bell Atlantic will lease antenna space on the towers transferred to the joint venture, as well as the towers built under to the build-to-suit agreement. In connection with the BellSouth transaction, we will be paid a monthly site maintenance fee from BellSouth for its use of space on the towers we control. We will also enter into a master lease agreement with the sellers in the Powertel acquisition under which the sellers will rent space on the acquired towers. In each of these transactions, we will be permitted to lease additional space on the towers to third parties. See "Recent and Proposed Transactions".

    Rooftop Site Rental. We are a leading rooftop site management company in the United States. Through our subsidiary, Spectrum, we develop new sources of revenue for building owners by effectively managing all technical aspects of rooftop telecommunications, including two-way radio systems, microwave facilities, fiber optics, wireless cable, paging, rooftop infrastructure services and optimization of equipment location. We also handle billing and collections and all calls and questions regarding the site, totally relieving the building's management of this responsibility. In addition to the technical aspects of site management, we provide operational support for both wireless carriers looking to build out their wireless networks, and building owners seeking to out source their site rental activities. We generally enter into management agreements with building owners and receive a percentage of the revenues generated from the tenant license agreements.

Network Services

    We design, build and operate our own communication sites. We have developed an in-house expertise in certain value-added services that we offer to the wireless communications and broadcasting industries. Because we are a provider of total systems with "end-to-end" design, construction and operating expertise, we offer our customers the flexibility of choosing between the provision of a full ready-to-operate network infrastructure or any of the component services involved therein. Such services include network design and site selection, site acquisition, site development and construction and antenna installation.

    Network Design and Site Selection. We have extensive experience in network design and engineering and site selection. While we maintain sophisticated network design services primarily to support the location and construction of company-owned multiple tenant towers, we do from time to time provide network design and site selection services to carriers and other customers on a consulting contract basis. Our network design and site selection services provide our customers with relevant information, including recommendations regarding location and height of towers, appropriate types of antennas, transmission power and frequency selection and related fixed network considerations. In 1998, we provided network design services primarily for our own footprints and also for certain customers, including Triton Communications, Nextel, Aerial Communications and Sprint PCS. These customers were typically charged on a time and materials basis.

    To capitalize on the growing concerns over tower proliferation, we have developed a program called "Network Solutions" through which we will attempt to form strategic alliances with local governments to create a single communications network in their communities. To date our efforts have focused on western Pennsylvania, where we have formed alliances with three municipalities. These alliances are intended to accommodate wireless carriers and local public safety, emergency services and municipal services groups as part of an effort to minimize tower proliferation. By promoting towers designed for co-location, these alliances will reduce the number of towers in communities while serving the needs of wireless carriers and wireless customers.

    Site Acquisition. In the United States, we are engaged in site acquisition services for our own purposes and for third parties. Based on data generated in the network design and site selection process, a "search ring", generally of a one-mile radius, is issued to the site acquisition department for verification of possible land purchase or lease deals within the search ring. Within each search ring, geographic information systems specialists select the most suitable sites, based on demographics, traffic patterns and signal characteristics. Once a site is selected and the terms of an option to purchase or lease the site are completed, a survey is prepared and the resulting site plan is created. The plan is then submitted to the local zoning/planning board for approval. If the site is approved, our construction department takes over the process of constructing the site.

    We have provided site acquisition services to several customers, including AT&T Wireless, Aerial Communications, AirTouch Cellular, Bell Atlantic, BellSouth, GTE Mobilnet, Nextel, Omnipoint, Pagemart, Sprint PCS and Teligent. These customers engage us for such site acquisition services on either a fixed price contract or a time and materials basis.

    Site Development and Construction and Antenna Installation. We have provided site development and construction and antenna installation services to the U.S. communications industry for over 18 years. We have extensive experience in the development and construction of tower sites and the installation of antenna, microwave dishes and electrical and telecommunications lines. Our site development and construction services include clearing sites, laying foundations and electrical and telecommunications lines, and constructing equipment shelters and towers. We have designed and built and presently maintain tower sites for a number of our wireless communications customers and a substantial part of our own tower network. We can provide cost-effective and timely completion of construction projects in part because our site development personnel are cross-trained in all areas of site development, construction and antenna installation. A varied inventory of heavy construction equipment and materials are maintained by us at our 45-acre equipment storage and handling facility in Pittsburgh, which is used as a staging area for projects in major cities in the eastern region of the United States. We generally set prices for each site development or construction service separately. Customers are billed for these services on a fixed price or time and materials basis and we may negotiate fees on individual sites or for groups of sites. We have the capability and expertise to install antenna systems for our paging, cellular, personal communications services, specialized mobile radio, enhanced specialized mobile radio, microwave and broadcasting customers. As this service is performed, we use our technical expertise to ensure that there is no interference with other tenants. We typically bill for our antenna installation services on a fixed price basis.

    Our construction management capabilities reflect our extensive experience in the construction of networks and towers. For example, Crown Communication was instrumental in launching networks for Sprint PCS, Nextel and Aerial Communications in the Pittsburgh major trading area. In addition, Crown Communication supplied these carriers with all project management and engineering services which included antenna design and interference analyses.

    In 1998, we provided site development and construction and antenna installation services to approximately 33 customers in the United States, including AT&T Wireless, Bell Atlantic, Nextel and Sprint PCS.

Broadcast Site Rental and Services

    We also provide site rental and related services to customers in the broadcasting industry in the United States. The launch of digital terrestrial television in the United States will require significant expansion and modification of the existing broadcast infrastructure. The television broadcasting industry has historically been opposed to locating their equipment on towers with other tenants and third party ownership of broadcast infrastructure. Because of the significant cost involved in the construction or modification of broadcast towers, and the large capital expenditures broadcasters will incur in acquiring digital broadcast equipment, we believe that the television broadcasting industry will begin to outsource tower ownership. See "Industry Background".

    Our objective is to become a leader in the construction of the approximately 200 tall towers expected to be built in the United States over the next five years. We believe that our experience in providing digital transmission services in the United Kingdom will make us an attractive provider of broadcast services to the major networks and their affiliates. In addition, we will seek to partner with broadcasters and major station ownership groups that own property zoned for tall towers, but that lack sufficient resources and expertise to build a tower. We will then attempt to locate on the tower the transmitters of commercial broadcast television stations and high powered FM radio stations in that market as well as wireless carriers.

    Electronic news gathering systems benefit from the towers and services we offer. The electronic news gathering trucks, often in the form of local television station news vans with telescoping antennas on their roofs, send live news transmission back to the studio from the scene of an important event. Typically, these vans cannot transmit signals beyond about 25 miles. In addition, if they are shielded from the television transmitter site, they cannot make the connection even at close range. We have developed a repeater system for such news gathering that can be used on many of our towers in western Pennsylvania and expect to develop similar systems in other markets in which we have or develop tower clusters. This system allows the van to send a signal to one of our local towers where the signal is retransmitted back to the television transmitter site. The retransmission of the signal from our tower to the various television transmitter sites is done via a microwave link. We charge the station for the electronic news gathering receiver system at the top of our tower and also charge them for the microwave dish they place on our tower. Our electronic news gathering customers are affiliates of the NBC, ABC, CBS and Fox networks.

    We also have employees with considerable direct construction experience and market knowledge in the U.S. broadcasting industry, having worked with numerous television networks around the United States, and a number of other local broadcasting companies. We have installed master FM and television systems on buildings across the country. We have supervised the construction and operation of the largest master FM antenna facility in the United States and have engineered and installed two 2,000 foot broadcast towers with master FM antennas. We believe that this experience may help us negotiate favorable construction contracts for both tower and rooftop sites, and to gain an expertise in the complex issues surrounding electronic compatibility and radio frequency engineering.

Significant Contracts

    We have many agreements with telecommunications providers in the United States, including leases, site management contracts and independent contractor agreements. We currently have important contracts with, among others, Bell Atlantic, Nextel and BellSouth. While these agreements currently are important to us, our most significant contracts in the U.S. will result from completion of the recent and proposed transactions described in this prospectus. In addition, we are party to a contract with the State of New York, which we believe to be the first of its kind, to manage all State-owned real estate for wireless communications purposes for the next 20 years. This contract includes the rights to more than 16,000 structures and rooftops, tens of thousands of miles of rights-of-way and millions of acres of State-owned land.

Customers

    In both our site rental and network services businesses, we work with a number of customers in a variety of businesses including cellular, personal communications services, enhanced specialized mobile radio, paging and broadcasting. We work primarily with large national carriers such as Bell Atlantic, BellSouth, Sprint PCS, Nextel and AT&T Wireless. For the year ended December 31, 1998, no customer in the United States accounted for more than 10.0% of our U.S. revenues, other than Nextel, which accounted for approximately 12.5% of our U.S. consolidated revenues. Nextel revenues are expected to grow as we build out Nextel interstate corridor sites.

        Industry                               Selected Customers
        --------                               ------------------
   Cellular..................... AT&T Wireless, Bell Atlantic
   Personal Communication Serv-
    ices........................ Sprint PCS, Western Wireless, Powertel
   Broadcasting................. Hearst Argyle Television, Trinity Broadcasting
   Specialized Mobile
    Radio/Enhanced Specialized
    Mobile Radio................ Nextel, SMR Direct
   Governmental Agencies........ FBI, INS, Puerto Rico Police
   Private Industrial Users..... IBM, Phillips Petroleum
   Data......................... Ardis, RAM Mobile Data
   Paging....................... AirTouch, PageNet, TSR Wireless
   Utilities.................... Equitable Resources, Nevada Power
   Other........................ WinStar, Teligent

Sales and Marketing

    Our sales and marketing personnel, located in our regional offices, target carriers expanding their networks, entering new markets, bringing new technologies to market and requiring maintenance or add-on business. All types of wireless carriers are targeted including broadcast, cellular, paging, personal communications services, microwave and two-way radio. We are also interested in attracting 9-1-1, federal, state, and local government agencies, as well as utility and transportation companies to locate on existing sites. Our objective is to pre-sell capacity on our towers by promoting sites prior to construction. Rental space on existing towers is also aggressively marketed and sold.

    We utilize numerous public and proprietary databases to develop detailed target marketing programs directed at awardees of bandwidth licenses auctioned by the government, existing tenants and specific market groups. Mailings focus on regional build outs, new sites and services. The use of databases, such as those with information on sites, demographic data, licenses and deployment status, coupled with actual signal strength measurements taken in the field and specialized computer programs that accurately predict the service area of a particular radio signal from any given transmission point, allows our sales and marketing personnel to target specific carriers' needs for specific sites. To foster productive relationships with our major existing tenants and potential tenants, we have formed a team of account relationship managers. These managers work to develop new tower construction, site leasing services and site management opportunities, as well as ensure that customers' emerging needs are translated into new site products and services.

    The marketing department maintains our visibility within the wireless communications industry through regular advertising and public relations efforts including actively participating in trade shows and generating regular press releases, newsletters and targeted mailings (including promotional flyers). Our promotional activities range from advertisements and site listings in industry publications to maintaining a presence at national trade shows. Potential clients are referred to our Web site, which contains information about us as well as site listings. In addition, our sites are listed on the Cell Site Express Web site. This Web site enables potential tenants to locate existing structures by latitude, longitude or address. Clients can easily contact us via e-mail through the Web site or Cell Site Express. Our network services capabilities are marketed in conjunction with our tower footprints.

    To follow up on targeted mailings and to cold-call on potential clients, we have established a telemarketing department. Telemarketers field inbound and outbound calls and forward leads to local sales representatives or relationship managers for closure. Local sales representatives are stationed in each cluster to develop and foster close business relationships with decision-makers in each customer organization. Sales professionals work with marketing specialists to develop sales presentations targeting specific client demands.

    In addition to a dedicated, full-time sales and marketing staff, a number of senior managers spend a significant portion of their efforts on sales and marketing activities. These managers call on existing and prospective customers and also seek greater visibility in the industry through speaking engagements and articles in national publications. Furthermore, many of these managers have been recognized as industry experts, are regularly quoted in articles and are called on to testify at local hearings and to draft local zoning ordinances.

    Public and community relations efforts include coordinating community events, such as working with amateur radio clubs to supply emergency and disaster recovery communications, charitable event sponsorship, and promoting charitable donations through press releases.

Competition

    In the United States, we compete with other independent tower owners, some of which also provide site rental and network services; wireless carriers, which own and operate their own tower networks; service companies that provide engineering and site acquisition services; and other potential competitors, such as utilities, outdoor advertisers and broadcasters, some of which have already entered the tower industry. Wireless carriers that own and operate their own tower networks generally are substantially larger and have greater financial resources than we have. We believe that tower location, capacity, price, quality of service and density within a geographic market historically have been and will continue to be the most significant competitive factors affecting tower rental companies. We also compete for acquisition and new tower construction opportunities with wireless carriers, site developers and other independent tower operating companies. We believe that competition for tower site acquisitions will increase and that additional competitors will enter the tower market, some of which may have greater financial resources than us.

    The following is a list of the independent tower companies that we compete with in the United States: American Tower Corporation, Pinnacle Towers, SpectraSite, SBA Communications, WesTower, Unisite, LCC International and Lodestar Communications.

    The following companies are primarily competitors for our rooftop site management activities in the United States: AAT, APEX, Commsite International, JJS Leasing, Inc., Motorola, Signal One, Subcarrier Communications, Tower Resources Management and Unisite.

    We believe that the majority of our competitors in the site acquisition business operate within local market areas exclusively, while a small minority of firms appear to offer their services nationally, including SBA Communications Corporation, Whalen & Company and Gearon & Company (a subsidiary of American Tower Corporation). We offer our services nationwide and we believe we are currently one of the largest providers of site development services to the U.S. and international markets. The market includes participants from a variety of market segments offering individual, or combinations of, competing services. The field of competitors includes site acquisition consultants, zoning consultants, real estate firms, right-of-way consulting firms, construction companies, tower owners/managers, radio frequency engineering consultants, telecommunications equipment vendors (which provide turnkey site development services through multiple subcontractors) and carriers' internal staff. We believe that carriers base their decisions on site development services on certain criteria, including a company's experience, track record, local reputation, price and time for completion of a project. We believe that we compete favorably in these areas.

U.K. Operations

Overview

    We own and operate, through our 80% interest in Castle Transmission, one of the world's most established television and radio transmission networks and are expanding our leasing of antenna space on our towers to a variety of wireless carriers. We provide transmission services for four of the six digital terrestrial television services in the U.K., two BBC analogue television services, six national BBC radio services (including the first digital audio broadcast service in the United Kingdom), 37 local BBC radio stations and two national commercial radio services through our network of transmitters, which reach 99.4% of the U.K. population. These transmitters are located on approximately 1,300 towers, more than half of which we own and the balance of which are licensed to us under a site-sharing agreement with NTL, our principal competitor in the United Kingdom. We have also secured long-term contracts to provide digital television transmission services to the BBC and ONdigital. See "--Significant Contracts". In addition to providing transmission services, we also lease antenna space on our transmission infrastructure to various communications service providers and provide telecommunications network installation and maintenance services and engineering consulting services.

    Our core revenue generating activity in the United Kingdom is the analog terrestrial transmission of radio and television programs broadcast by the BBC. Castle Transmission's business, which was formerly owned by the BBC, was privatized under the Broadcasting Act 1996 and sold to Castle Transmission in February 1997. At the time the BBC home service transmission business was acquired, Castle Transmission entered into a 10-year transmission contract with the BBC for the provision of terrestrial analog television and analog and digital radio transmission services in the United Kingdom. In the twelve months ended December 31, 1998, approximately 60.6% of Castle Transmission's consolidated revenues were derived from the provision of services to the BBC.

    At December 31, 1998, we owned, leased or licensed 861 transmission sites on which we operated 865 towers, including the 102 towers we acquired from a wireless carrier. In addition, as of December 31, 1998 we were constructing eight new towers on existing sites and had 112 site acquisition projects in process for new tower sites. We have 54 revenue producing rooftop sites that are occupied by our transmitters but are not available for leasing to our customers. Our sites are located throughout England, Wales, Scotland and Northern Ireland.

    We expect to significantly expand our existing tower portfolios in the United Kingdom by building and acquiring additional towers. We believe our existing tower network encompasses many of the most desirable tower locations in the United Kingdom for wireless communications. However, due to the shorter range over which communications signals carry (especially newer technologies such as personal communications networks) as compared to broadcast signals, wireless communications providers require a denser portfolio of towers to cover a given area. Therefore, in order to increase the attractiveness of our tower portfolios to wireless communications providers, we will seek to build or acquire new communications towers. Using our team of over 300 engineers with state-of-the-art network design and radio frequency engineering expertise, we locate sites and design towers that will be attractive to multiple tenants. We seek to leverage such expertise by entering into new tower construction contracts with various carriers, such as British Telecom, Cable & Wireless Communications, Cellnet, Dolphin, Energis, Highway One, One2One, Orange and Scottish Telecom, thereby securing an anchor tenant for a site before incurring capital expenditures for the site build-out. As of December 31, 1998, we were building eight towers that we will own. In addition, we expect to make strategic acquisitions of existing communications sites (primarily those owned by wireless carriers) to expand our infrastructure and to further leverage our site management experience.

    On March 5, 1999, Castle Transmission entered into an agreement with One2One under which Castle Transmission will manage, develop and, at its option, acquire 821 towers. These towers represent substantially all the towers in One2One's nationwide 900 MHz wireless network in the

United Kingdom. These towers will allow Castle Transmission to market a nationwide network of towers to third generation wireless carriers in the United Kingdom following the completion of the pending auction of such licenses by the U.K. government.

    We believe that we generally have significant capacity on our towers in the United Kingdom. Although approximately 133 of our towers are poles with limited capacity, we typically will be able to build new towers that will support multiple tenants on these sites (subject to the applicable planning process). We intend to upgrade these limited capacity sites where we believe we can achieve appropriate returns to merit the necessary capital expenditure. For example, in connection with a contract with Vodafone, we are upgrading 68 of these sites with limited capacity. See "--Significant Contracts--Vodafone". Approximately 59 of our sites are used for medium frequency broadcast transmissions. At this frequency, the entire tower is used as the transmitting antenna and is therefore electrically "live". Such towers are therefore unsuitable for supporting other tenant's communications equipment. However, medium frequency sites generally have substantial ground area available for the construction of new multiple tenant towers.

Transmission Business

    Analog. For the twelve months ended December 31, 1998, Castle Transmission generated approximately 52.8% of its revenues from the provision of analog broadcast transmission services to the BBC. Under the BBC analog transmission contract, we provide terrestrial transmission services for the BBC's analog television and radio programs and certain other related services (including BBC digital radio) for an initial 10-year term through March 31, 2007. See "-- Significant Contracts". For the twelve months ended December 31, 1998, the BBC analog transmission contract generated revenues of approximately (Pounds)49.4 million ($82.1 million) for us.

    In addition to the BBC analog transmission contract, we have separate contracts to provide maintenance and transmission services for two national radio stations, Virgin Radio and Talk Radio. These contracts are for periods of eight years commencing from, respectively, March 31, 1993 and February 4, 1995.

    We own all of the transmission equipment used for broadcasting the BBC's domestic radio and television programs, whether located on one of Castle Transmission's sites or on an NTL or other third-party site. As of December 31, 1998, Castle Transmission had 3,465 transmitters, of which 2,196 were for television broadcasting and 1,269 were for radio.

    A few of our most powerful television transmitters together cover the majority of the U.K. population. The coverage achieved by the less powerful transmitters is relatively low, but is important to the BBC's ambition of attaining universal coverage in the United Kingdom. This is illustrated by the following analysis of the population coverage of our analog television transmitters:

                                                       Combined
                  Number of sites                     population
               (ranked by coverage)                    coverage
               --------------------                   ----------
         1 (Crystal Palace)..........................      21%
         top 16......................................      79
         top 26......................................      86
         top 51......................................      92
         all.........................................    99.4

    All of our U.K. transmitters are capable of unmanned operation and are maintained by mobile maintenance teams from 27 bases located across the United Kingdom. Access to the sites is strictly controlled for operational and security reasons, and buildings at 140 of the sites are protected by security alarms connected to Castle Transmission's Technical Operations Centre at Warwick. The site-sharing agreement provides us with reciprocal access rights to NTL's broadcast transmission sites on which we have equipment.

    Certain of our transmitters that serve large populations or important geographic areas have been designated as priority transmitters. These transmitters have duplicated equipment so that a single failure will not result in total loss of service but will merely result in an output-power reduction that does not significantly degrade the service to most viewers and listeners.

    Digital. We have entered into contracts with the holders (including the BBC) of four of the six digital terrestrial television multiplexes allocated by the U.K. government to design, build and operate their digital transmission networks. In connection with the implementation of digital terrestrial television, new transmission infrastructure will be required. We have committed to invest approximately (Pounds)100.0 million ($170.0 million) for the construction of new infrastructure to support digital terrestrial television over the next two years, (Pounds)55.3 million ($92.0 million) of which we had already invested by December 31, 1998. By the year 2000, 81 transmission sites will need to be upgraded with new transmitters and associated systems to support digital terrestrial television. Of these sites, 49 are owned by us with the remainder owned by NTL. An arrangement similar to that of the site-sharing agreement is being negotiated to govern the particular issues arising out of the sharing of digital transmission sites between NTL and us.

    We successfully began commercial operation of the digital terrestrial television networks from an initial 22 transmission sites on November 15, 1998. This launch marks the first stage of the project to introduce the digital broadcast system that will eventually replace conventional analog television services in the United Kingdom. As the network size expands during 1999, the number of viewers who are able to receive the service will increase significantly. We have accepted an invitation from the U.K. television regulator, the Independent Television Commission, to play a major role in planning further digital terrestrial television network extensions to be built in the year 2000 and beyond.

    We are currently the sole provider of transmission services for digital radio broadcasts in the United Kingdom. In September 1995, the BBC launched, over our transmission network, its initial bandwidth scheme for transmission equipment with the ability to compensate for varying data rates by automatically adjusting the amount of frequency band used, and this service is now broadcast to approximately 60% of the U.K. population. A license for an independent national digital radio network was awarded to the Digital One consortium during 1998 and it is expected that this service will commence during 1999. We are in negotiations to provide accommodation and access to masts and antennas at 24 transmission sites to support the launch of Digital One. In addition, local digital radio licenses will be awarded during 1999. We believe we are well positioned to become the transmission service provider to the winners of such licenses.

Site Rental

    The BBC transmission network provides a valuable initial portfolio of towers for the creation of wireless communications networks. As of December 31, 1998, approximately 200 companies rented antenna space on approximately 405 of Castle Transmission's 919 towers and rooftops. These site rental agreements have normally been for three to 12 years and are generally subject to rent reviews every three years. Site sharing customers are generally charged annually in advance, according to rate cards that are based on the antenna size and position on the tower. Our largest site rental customer in the United Kingdom is NTL under the site-sharing agreement. This agreement generated approximately (Pounds)592,000 ($984,400) of site rental revenue in December 1998.

    As in the United States, we provide a range of site maintenance services in the United Kingdom to support and enhance the site rental business. We complement our U.K. transmission experience with our site management experience in the United States to provide customers with a top-of-the-line package of service and technical support.

    The following table describes our top ten revenue producing towers in the United Kingdom:

                                                 Number of
                                                  Tenant        December 1998
  Name                     Location   Height(ft)  Leases       Monthly Revenue
  ----                   ------------ ---------- --------- ------------------------
Brookmans Park.......... S.E. England    147         19    (Pounds) 25,026 $ 41,613
Bow Brickhill........... S.E. England    197         13             17,479   29,064
Mendip.................. S.W. England    924         19             16,534   27,493
Hannington.............. S. England      440         15             12,267   20,398
Crystal Palace.......... London          653         14             11,638   19,352
Wrotham................. S. England      379         14             11,385   18,931
Waltham................. C. England      954         10             10,750   17,875
Redruth................. S.W. England    500         18             10,523   17,498
Heathfield.............. S. England      443         15             10,296   17,120
Oxford.................. C. England      507         14              9,973   16,583
                                                    ---    --------------- --------
  Total.........................................    151    (Pounds)135,871 $225,927
                                                    ===    =============== ========

    Other than NTL, Castle Transmission's largest (by revenue) site rental customers consist mainly of wireless carriers such as Cellnet, One2One, Orange and Vodafone. Revenues from these non-BBC sources are expected to become an increasing portion of Castle Transmission's total U.K. revenue base, as the acquired BBC home service transmission business is no longer constrained by governmental restrictions on the BBC's commercial activities. We believe that the demand for site rental from communication service providers will increase in line with the expected growth of these communication services in the United Kingdom.

    We have master lease agreements with all of the major U.K. telecommunications site users including British Telecom, Cable & Wireless Communications, Cellnet, Dolphin, Energis, Highway One, One2One, Orange, Scottish Telecom and Vodafone. These agreements typically specify the terms and conditions (including pricing and volume discount plans) under which these customers have access to all sites within our U.K. portfolio. Customers make orders for specific sites using the standard terms included in the master lease agreements. As of December 31, 1998, there were approximately 400 applications in process for installations at existing sites under such agreements.

Network Services

    Castle Transmission provides broadcast and telecommunications engineering services to various customers in the United Kingdom. We retained all the BBC home service transmission business employees when we acquired Castle Transmission. Accordingly, we have engineering and technical staff of the caliber and experience necessary not only to meet the requirements of our current customer base, but also to meet the challenges of developing digital technology. Within the United Kingdom, Castle Transmission has worked with several telecommunications operations on design and build projects as they roll-out their networks. Castle Transmission has had success in bidding for broadcast consulting contracts, including, over the last four years, in Thailand, Taiwan, Poland and Sri Lanka. With the expertise of our engineers and technical staff, we are a provider of complete systems to the wireless communications and broadcast industries.

    Network Design and Site Selection. We have extensive experience in network design and engineering and site selection. Our U.K. customers therefore also receive the benefit of our sophisticated network design and site selection services.

    Site Acquisition. As in the United States, we are involved in site acquisition services for our own purposes and for third parties. We recognize that the site acquisition phase often carries the highest risk for a project. To ensure the greatest possible likelihood of success and timely acquisition, we combine a desktop survey of potential barriers to development with a physical site search with relevant analyses, assessments and, where necessary, surveys. We leverage off our experience in site acquisition and co-location when meeting with local planning authorities.

    Site Development and Antenna Installation. We use a combination of external and internal resources for site construction. Our engineers are experienced in both construction techniques and construction management, ensuring an efficient and simple construction phase. Selected civil contractors are managed by Castle Transmission staff for the ground works phase. Specialist erection companies, with whom we have a long association, are used for tower installation. Final antenna installation is undertaken by our own experienced teams.

    Site Management and Other Services. We also provide complete site management, preventive maintenance, fault repair and system management services to the Scottish Ambulance Service. We also maintain a mobile radio system for the Greater Manchester Police and provide maintenance and repair services for transmission equipment and site infrastructure.

Significant Contracts

    Castle Transmission's principal analog broadcast transmission contract is the BBC analog transmission contract. Castle Transmission also has entered into two digital television transmission contracts, the BBC digital transmission contract and the ONdigital digital transmission contract. Under the site-sharing agreement, Castle Transmission also gives NTL access to facilities to provide broadcast transmission to non-Castle Transmission customers. Castle Transmission also has long-term service agreements with broadcast customers such as Virgin Radio and Talk Radio. In addition, Castle Transmission has several agreements with telecommunications providers, including leases, site management contracts and independent contractor agreements. Castle Transmission has entered into contracts to design and build infrastructure for customers such as Cellnet, One2One, Orange, Scottish Telecom and Vodafone.

  BBC Analog Transmission Contract

    Castle Transmission entered into a 10-year transmission contract with the BBC for the provision of terrestrial analog television and analog and digital radio transmission services in the United Kingdom at the time the BBC home service transmission business was acquired. The BBC analog transmission contract provides for charges of approximately (Pounds)46.5 million ($77.3 million) to be payable by the BBC to Castle Transmission for the year ended March 31, 1998 and each year thereafter to the termination date, adjusted annually at the inflation rate less 1%. In addition, for the duration of the contract an annual payment of (Pounds)300,000 ($498,840) is payable by the BBC for additional broadcast-related services. At the BBC's request, since October 1997, the number of television broadcast hours has been increased to 24 hours per day for the BBC's two national television services, which has added over (Pounds)500,000 ($831,400) annually to the payments made by the BBC to us.

    The BBC analog transmission contract also provides for Castle Transmission to be liable to the BBC for "service credits" (i.e., rebates of its charges) in the event that certain standards of service are not attained as a result of what the contract characterizes as "accountable faults" or the failure to meet certain "response times" in relation to making repairs at certain key sites. We believe that Castle Transmission is well-equipped to meet the BBC's service requirements by reason of the collective experience its existing management gained while working with the BBC. Following completion of three formal six-month performance reviews, Castle Transmission achieved a 100% "clean sheet" performance, incurring no service credit penalties.

    The initial term of the BBC analog transmission contract ends on March 31, 2007. Thereafter, the BBC analog transmission contract may be terminated with 12 months' prior notice by either of the parties, expiring on March 31 in any contract year, from and including March 31, 2007. It may also be terminated earlier:

  (1)by mutual agreement between Castle Transmission and the BBC,

  (2) by one party upon the bankruptcy or insolvency of the other party within the meaning of section 123 of the Insolvency Act 1986,

  (3) upon certain force majeure events for the contract as a whole or for any site (in which case the termination will relate to that site only),

  (4) by the non-defaulting party upon a material breach by the other party and

  (5) upon the occurrence of certain change of control events.

  BBC Commitment Agreement

    On February 28, 1997, in connection with the acquisition of the BBC home service transmission business, we, TdF, TeleDiffusion de France S.A., which is the parent company of TdF and DFI, and the BBC entered into the BBC commitment agreement, whereby we and TdF agreed (1) not to dispose of any shares in CTSH or any interest in such shares, or enter into any agreement to do so, until February 28, 2000; and (2) to maintain various minimum indirect ownership interests in Castle Transmission and CTSH for periods ranging from three to five years commencing February 28, 1997. These provisions restrict our ability and the ability of TdF to sell, transfer or otherwise dispose of their respective CTSH shares and, indirectly, their Castle Transmission shares. The restrictions do not apply to disposals of which the BBC has been notified in advance and to which the BBC has given its prior written consent, which, subject to certain exceptions, consent shall not be unreasonably withheld or delayed.

    The BBC commitment agreement also required TdF's parent and us to enter into a services agreements with Castle Transmission. The original services agreement entered into by TdF's parent and Castle Transmission on February 28, 1997, under which TdF makes available certain technical consultants, executives and engineers to Castle Transmission, was amended on August 21, 1998 to extend the original minimum term of services provided from three years to seven years, commencing February 28, 1997, thereafter terminable on 12-month's prior notice given by Castle Transmission to TdF after February 28, 2003. See "Certain Relationships and Related Transactions--Agreements with TdF Related to the Roll-Up--Castle Transmission Services Agreement".

  ONdigital Digital Transmission Contract

    In 1997, the Independent Television Commission awarded ONdigital three of the five available commercial digital terrestrial television "multiplexes" for new program services. We bid for and won the 12 year contract from ONdigital to build and operate its digital television transmission network. The contract provides for approximately (Pounds)20.0 million ($34.0 million) of revenue per year from 2001 to 2008, with lesser amounts payable before and after these years and with service credits repayable for performance below agreed thresholds.

  BBC Digital Transmission Contract

    In 1998, we bid for and won the 12 year contract from the BBC to build and operate its digital terrestrial television transmission network. Assuming the BBC commits to the full digital terrestrial television roll-out contemplated by the BBC digital transmission contract, this contract provides for approximately (Pounds)10.5 million ($17.8 million) of revenue per year during the 12 year period, with service credits repayable for performance below agreed thresholds. There is a termination provision during the three-month period following the fifth anniversary of our commencement of digital terrestrial transmission services for the BBC exercisable by the BBC but only if the BBC's Board of Governors determines, in its sole discretion, that digital television in the United Kingdom does not have sufficient viewership to justify continued digital television broadcasts. Under this provision, the BBC will pay us a termination fee in cash that substantially recovers our capital investment in the network, and any residual ongoing operating costs and liabilities. Like the BBC analog transmission contract, the contract is terminable upon the occurrence of certain change of control events.

  BT Digital Distribution Contract

    Under the BBC digital transmission contract and the ONdigital digital transmission contract, in addition to providing digital terrestrial transmission services, Castle Transmission has agreed to provide for the distribution of the BBC's and ONdigital's broadcast signals from their respective television studios to Castle Transmission's transmission network. Consequently, in May 1998, Castle Transmission entered into a 12 year distribution contract with British Telecommunications plc (with provisions for extending the term), in which British Telecom has agreed to provide fully duplicated, fiber-based, digital distribution services, with penalties for late delivery and service credits for failure to deliver 99.99% availability.

  Site-Sharing Agreement

    In order to optimize service coverage and enable viewers to receive all analog UHF television services using one receiving antenna, the BBC, as the predecessor to Castle Transmission, and NTL made arrangements to share all UHF television sites. This arrangement was introduced in the 1960s when UHF television broadcasting began in the United Kingdom. In addition to service coverage advantages, the arrangement also minimizes costs and avoids the difficulties of obtaining additional sites.

    Under the site-sharing agreement, the party that is the owner, lessee or licensee of each site is defined as the "station owner". The other party, the sharer, is entitled to request a license to use certain facilities at that site. The site-sharing agreement and each site license provide for the station owner to be paid a commercial license fee in accordance with the site-sharing agreement ratecard and for the sharer to be responsible, in normal circumstances, for the costs of accommodation and equipment used exclusively by it. The site-sharing agreement may be terminated with five years' prior notice by either of the parties and expires on December 31, 2005 or on any tenth anniversary of that date. It may also be terminated:

  (1) following a material breach by either party which, if remediable, is not remedied within 30 days of notice of such breach by the non-breaching party,

  (2) on the bankruptcy or insolvency of either party and

  (3) if either party ceases to carry on a broadcast transmission business or function.

    Negotiations are in progress between NTL and us to amend the site-sharing agreement to account for the build-out of digital transmission sites and equipment, a new rate card related to site sharing fees for new digital facilities and revised operating and maintenance procedures related to digital equipment.

 Vodafone

    On April 16, 1998, under Vodafone's master lease agreement with us, Vodafone agreed to locate antennas on 122 of our existing communication sites in the United Kingdom. The first 39 sites had been completed by the end of December 1998. This included 4 sites at which a new tower had been constructed to replace an existing structure of limited capacity. The remaining sites are expected to be completed by end of July 1999 and will include the construction of a further 60 replacement towers. After their upgrade, these sites will be able to accommodate additional tenants.

Customers

    For the twelve months ended December 31, 1998, the BBC accounted for approximately 60.6% of Castle Transmission's consolidated revenues. This percentage has decreased from 64.6% for the twelve months ended March 31, 1998 and is expected to continue to decline as Castle Transmission continues to expand its site rental business. Castle Transmission provides all four U.K. PCN/cellular operators (Cellnet, One2One, Orange and Vodafone) with infrastructure services and also provides fixed telecommunications operators, such as British Telecom, Cable & Wireless Communications, Energis and Scottish Telecom, with microwave links and backhaul infrastructure. The following is a list of some of Castle Transmission's leading site rental customers by industry segment.

       Industry                              Selected Customers
       --------                              ------------------
   Broadcasting.............. BBC, NTL, Virgin Radio, Talk Radio, XFM
   PMR/TETRA................. National Band 3, Dolphin
   Personal Communication
    Network.................. Orange, One2One
   Data...................... RAM Mobile Data, Cognito
   Paging.................... Hutchinson, Page One
   Governmental Agencies..... Ministry of Defense
   Cellular.................. Vodafone, Cellnet
   Public
    Telecommunications....... British Telecom, Cable & Wireless Communications
   Other..................... Aerial Sites, Health Authorities
   Utilities................. Welsh Water, Southern Electric

Sales and Marketing

    We have 20 sales and marketing personnel in the United Kingdom who identify new revenue-generating opportunities, develop and maintain key account relationships, and tailor service offering to meet the needs of specific customers. An excellent relationship has been maintained with the BBC, and successful new relationships have been developed with many of the major broadcast and wireless carriers in the United Kingdom. We have begun to actively cross-sell our products and services so that, for example, site rental customers are also offered build-to-suit services.

Competition

    NTL, the privatized engineering division of the IBA and now a subsidiary of NTL Inc. which was formerly International CableTel Inc., is Castle Transmission's primary competition in the terrestrial broadcast transmission market in the United Kingdom. NTL provides analog transmission services to ITV, Channels 4 and 5, and S4C Digital Networks. It also has been awarded the transmission contract for the new digital terrestrial television multiplex service from Digital 3 & 4 Limited, and a similar contract for the digital terrestrial television service for S4C. Castle Transmission has been awarded similar contracts for the BBC and ONdigital--serving a total of four multiplexes compared with NTL's two. Since its creation in 1991, NTL has diversified from its core television broadcasting business using its transmission infrastructure to enter into the radio transmission and telecommunications sectors.

    Although Castle Transmission and NTL are direct competitors, they have reciprocal rights to the use of each others' sites for broadcast transmission usage in order to enable each of them to achieve the necessary country-wide coverage. This relationship is formalized by the site-sharing agreement entered into in 1991, the time at which NTL was privatized.

    NTL also offers site rental on approximately 1,000 of its sites, some of which are managed on behalf of third parties. Like Castle Transmission, NTL offers a full range of site-related services to its customers, including installation and maintenance. Castle Transmission believes its towers to be at least as well situated as NTL's and that it will be able to expand its own third-party site-sharing penetration. Castle Transmission also believes that its penetration of this market has to date lagged behind NTL only because of the governmental restrictions on the commercial activities of Castle Transmission's business prior to its privatization.

    All four U.K. mobile operators own site infrastructure and lease space to other users. Their openness to sharing with direct competitors varies by operator. Cellnet and Vodafone have agreed to cut site costs by jointly developing and acquiring sites in the Scottish Highlands. British Telecom and Cable & Wireless Communications are both major site sharing customers but also compete by leasing their own sites to third parties. British Telecom's position in the market is even larger when considered in combination with its interest in Cellnet.

    Several other companies compete in the market for site rental. These include British Gas, Racal Network Systems, Aerial Sites Plc, Relcom Aerial Services and the Royal Automobile Club. Some companies own sites initially developed for their own networks, while others are developing sites specifically to exploit this market.

    Castle Transmission faces competition from a large number of companies in the provision of network services. The companies include NTL, specialty consultants and equipment manufacturers such as Nortel and Ericsson.

Properties

    In the United States, our interests in our tower sites are comprised of a variety of ownership interests, leases created by long-term lease agreements, private easements and easements, licenses or rights-of-way granted by government entities. In rural areas, a tower site typically consists of a three- to five-acre tract, which supports towers, equipment shelters and guy wires to stabilize the structure. Less then 3,000 square feet are required for a self-supporting tower structure of the kind typically used in metropolitan areas. Our land leases generally have five- or ten-year terms and frequently contain one or more renewal options. Some land leases provide "trade-out" arrangements whereby we allow the landlord to use tower space in lieu of paying all or part of the land rent. As of December 31, 1998, we had approximately 384 land leases. Under Crown Communication's senior credit facility, our senior lenders have liens on a substantial number of our land leases and other property interests in the United States.

    In the United Kingdom, tower sites range from less than 400 square feet for a small rural TV booster station to over 50 acres for a high-power radio station. As in the United States, the site accommodates the towers, equipment buildings or cabins and, where necessary, guy wires to support the structure. Land is either owned, which is usual for the larger sites, or is held on long-term leases that generally have terms of 21 years or more.

Legal Proceedings

    We are occasionally involved in legal proceedings that arise in the ordinary course of business. Most of these proceedings are appeals by landowners of zoning and variance approvals of local zoning boards. While the outcome of these proceedings cannot be predicted with certainty, management does not expect any pending matters to have a material adverse effect on our financial condition or results of operations. We are currently in discussions with the Department of Labor to settle an investigation it has conducted into employment practices put into place prior to our acquisition of Crown Communication. Upon notification by the Department of Labor of its investigation, the practices were ceased. We anticipate the settlement to be approximately $200,000.

Employees

    At March 1, 1999, we employed 928 people worldwide. Other than in the United Kingdom, we are not a party to any collective bargaining agreements. In the United Kingdom, we are party to a collective bargaining agreement with the Broadcast, Entertainment, Cinematographic and Technicians Union. This agreement establishes bargaining procedures relating to the terms and conditions of employment for all of Castle Transmission's non-management staff. We have not experienced any strikes or work stoppages, and management believes that our employee relations are satisfactory.

Regulatory Matters

United States

    Federal Regulations. Both the FCC and FAA regulate towers used for wireless communications transmitters and receivers. Such regulations control the siting and marking of towers and may, depending on the characteristics of particular towers, require registration of tower facilities. Wireless communications devices operating on towers are separately regulated and independently licensed based upon the particular frequency used.

    The FCC, in conjunction with the FAA, has developed standards to consider proposals for new or modified antenna structures. These standards mandate that the FCC and the FAA consider the height of proposed antenna structures, the relationship of the structure to existing natural or man-made obstructions and the proximity of the antenna structures to runways and airports. Proposals to construct or to modify existing antenna structures above certain heights are reviewed by the FAA to ensure the structure will not present a hazard to aviation. The FAA may condition its issuance of a determination that the structure will not present a hazard to aviation upon compliance with specified lighting and/or marking requirements. The FCC will not license the operation of wireless telecommunications devices on towers unless the tower is in compliance with the FAA's rules and is registered with the FCC, if necessary. The FCC will not register a tower unless it has been cleared by the FAA. The FCC may also enforce special lighting and painting requirements. Owners of wireless transmissions towers may have an obligation to maintain painting and lighting to conform to FAA and FCC standards. Tower owners may also bear the responsibility of notifying the FAA of any tower lighting outage. We generally indemnify our customers against any failure to comply with applicable regulatory standards. Failure to comply with the applicable requirements may lead to civil penalties.

    The 1996 Telecom Act limits certain state and local zoning authorities' jurisdiction over the construction, modification and placement of towers. The new law prohibits any action that would (1) discriminate between different providers of personal wireless services or (2) prohibit or have the effect of prohibiting the provision of personal wireless service. Finally, the 1996 Telecom Act requires the federal government to help licensees for wireless communications services gain access to preferred sites for their facilities. This may require that federal agencies and departments work directly with licensees to make federal property available for tower facilities.

    Local Regulations. Local regulations include:

  .  city and other local ordinances;

  .  zoning restrictions; and

  .  restrictive covenants imposed by community developers.

These regulations vary greatly, but typically require tower owners to obtain approval from local officials or community standards organizations prior to tower construction. Local zoning authorities generally have been hostile to construction of new transmission towers in their communities because of the height and visibility of the towers.

    Licenses Under the Communications Act of 1934. We hold, through certain of our subsidiaries, licenses for radio transmission facilities granted by the FCC, including licenses for common carrier microwave and commercial mobile radio services, including specialized mobile radio and paging facilities, as well as private mobile radio services including industrial/business radio facilities, which are subject to additional regulation by the FCC. We are required to obtain the FCC's approval prior to the transfer of control of any of our FCC licenses. Completion of the initial public offering and the roll-up of our U. K. business would have resulted in a transfer of control of us under the FCC's rules and policies if, after such transactions, over 50% of our voting stock would have been owned by new stockholders.

    We, as the parent company of the licensees of common carrier and commercial mobile radio services facilities, are also subject to Section 310(b)(4) of the Communications Act of 1934, as amended, which would limit us to a maximum of 25% foreign ownership absent a ruling from the FCC that foreign ownership in excess of 25% is in the public interest. In light of the World Trade Organization Agreement on Basic Telecommunications Services, which took effect on February 5, 1998, the FCC has determined that such investments are generally in the public interest if made by individuals and entities from WTO-member nations. We are over 25% foreign owned by companies headquartered in France, the United Kingdom and New Zealand. See "Principal and Selling Stockholders". Each of these nations is a signatory to the WTO agreement. The FCC has granted approval of up to 49.9% foreign ownership of us, at least 25% of which will be from WTO-member nations.

United Kingdom

    Telecommunications systems and equipment used for the transmission of signals over radio frequencies have to be licensed in the United Kingdom. These licenses are issued on behalf of the British Government by the Secretary of State for Trade and Industry under the Telecommunications Act 1984 and the Wireless Telegraphy Acts 1949, 1968 and 1998. Castle Transmission has a number of such licenses under which it runs the telecommunications distribution and transmission systems which are necessary for the provision of its transmission services. Castle Transmission's operations are subject to comprehensive regulation under the laws of the United Kingdom.

 Licenses under the Telecommunications Act 1984

    Castle Transmission has the following three licenses under the Telecommunications Act 1984:

    Transmission License. The transmission license is a renewable license to run telecommunications systems for the transmission via wireless telegraphy, a type of data transmissions technique, of broadcasting services. This license is for a period of at least twenty-five years from January 23, 1997, and is Castle Transmission's principal license. Its main provisions include:

  (1) a price control condition covering the provision of all analog radio and television transmission services to the BBC under the BBC analog transmission agreement, establishing the initial price at approximately (Pounds)44 million for regulated elements of the services provided by Castle Transmission under the BBC analog transmission agreement in the year ended March 31, 1997 with an increase cap which is 1% below the rate of increase in the Retail Price Index over the previous calendar year. The current price control condition applies until March 31, 2006;

  (2) a change of control provision which requires notification of acquisitions of interest in Castle Transmission of more than 20% by a public telecommunications operator or any Channel 3 or Channel 5 licensee, which acquisitions entitle the Secretary of State to revoke the license;

            (3) a site sharing requirement requiring Castle Transmission to provide space on its towers to analog and digital broadcast transmission operators and including a power for OFTEL, as the regulator, to determine prices if there is failure between the site owner and the prospective site sharer to agree to a price;

            (4) a fair trading provision enabling OFTEL to act against anti-
                competitive behavior by the licensee; and

            (5) a prohibition on undue preference or discrimination in the provision of the services it is required to provide third parties under the transmission license.

    OFTEL has made a determination on a complaint made by Classic FM and NTL in respect of certain charges, imposed previously by the BBC under the site-sharing agreement with NTL for the use by Classic FM of BBC radio antennas and passed on to Classic FM by NTL. OFTEL's position is that the site-sharing agreement did not cover charges for new services to customers such as Classic FM, thereby enabling OFTEL to intervene and determine the appropriate rate under the "applicable rate" mechanism in Castle Transmission's transmission license. This procedure could result in the fees NTL pays to Castle Transmission for site sharing facilities for Classic FM, currently calculated under the site-sharing agreement, being determined at a reduced rate and otherwise not being covered by the terms of any existing contract which could lead to a diminution of Castle Transmission's income by approximately (Pounds)300,000 per annum or approximately 0.4% of revenues and 1.0% of EBITDA for the fiscal year ended March 31, 1997. Castle Transmission has applied for leave to obtain a judicial review of this decision. In addition, Castle Transmission has made a provision of approximately (Pounds)1.9 million relating to any rate adjustment imposed by OFTEL relating to previous charges for Classic FM under the site-sharing agreement.

    Castle Transmission is discussing with OFTEL certain amendments to Castle Transmission's Telecommunications Act transmission license to ensure that the price control condition accommodates the provision by Castle Transmission of additional contractually agreed upon services to the BBC in return for additional agreed upon payments. See "Risk Factors--Extensive Regulations Which Could Change at Any Time and Which We Could Fail to Comply With Regulate Our Business".

    The Secretary of State has designated the transmission license a public telecommunications operator license in order to reserve to himself certain emergency powers for the protection of national security. This designation is, however, limited to this objective. Castle Transmission does not have a full domestic public telecommunications operator license and does not require one for its current activities. The Department of Trade and Industry has, nevertheless, indicated that it would be willing to issue Castle Transmission such a license. As a result Castle Transmission would gain wider powers to provide services to third parties including public switched voice transmission and satellite uplink and would grant Castle Transmission powers to build out its network over public property (so-called "code powers").

    General Telecom License. The general telecom license is a general license to run telecommunications systems and authorizes Castle Transmission to run all the necessary telecommunications systems to convey messages to its transmitter sites (e.g., via leased circuits or using its own microwave links). The license does not cover the provision of public switched transmission networks, which would require a public telecommunications operator license as described above.

    Satellite License. The satellite license is a license to run telecommunications systems for the provision of satellite telecommunication services and allows the conveyance via satellite of messages, including data and radio broadcasting. The license excludes television broadcasting direct to the home via satellite although distribution via satellite of television broadcasting services which are to be transmitted by terrestrial facilities is permitted.

 Licenses under the Wireless Telegraphy Acts 1949, 1968 and 1998

    Castle Transmission has a number of licenses under the Wireless Telegraphy Acts 1949, 1968 and 1998, authorizing the use of radio equipment for the provision of certain services over allocated radio frequencies including:

    (1) a broadcasting services license in relation to the transmission services provided to the BBC, Virgin Radio and Talk Radio;

    (2) a fixed point-to-point radio links license;

    (3) two bandwidth test and development licenses; and

    (4) digital terrestrial television test and development licenses.

    All the existing licenses under the Wireless Telegraphy Acts 1949, 1968 and 1998 have to be renewed annually with the payment of a significant fee. The BBC, Virgin Radio and Talk Radio have each contracted to pay their portion of these fees. ONdigital is obligated under the ONdigital digital transmission contract to pay most of their portion of these fees.

Environmental Matters

    Our operations are subject to foreign, federal, state and local laws and regulations relating to the management, use, storage, disposal, emission, and remediation of, and exposure to, hazardous and nonhazardous substances, materials and wastes. As an owner and operator of real property, we are subject to certain environmental laws that impose strict, joint and several liability for the cleanup of on-site or off-site contamination relating to existing or historical operations, and also could be subject to personal injury or property damage claims relating to such contamination. We are potentially subject to cleanup liabilities in both the United States and the United Kingdom.

    We are also subject to regulations and guidelines that impose a variety of operational requirements relating to radio frequency emissions. The potential connection between radio frequency emissions and certain negative health effects, including some forms of cancer, has been the subject of substantial study by the scientific community in recent years. To date, the results of these studies have been inconclusive. Although we have not been subject to any claims relating to radio frequency emissions, we have established operating procedures designed to reduce employee exposures to radio frequency emissions and are presently evaluating certain of our towers and transmission equipment in the United States and the United Kingdom to determine whether radio frequency emission reductions are possible.

    In addition, we are subject to licensing, registration and related requirements concerning tower siting, construction and operation. In the United States, the FCC's decision to license a proposed tower may be subject to environmental review under the National Environmental Policy Act of 1969, which requires federal agencies to evaluate the environmental impacts of their decisions under certain circumstances. The FCC regulations implementing the Act place responsibility on each applicant to investigate any potential environmental effects of a proposed operation and to disclose any significant effects on the environment in an environmental assessment prior to commencing construction. In the event the FCC determines that a proposed tower would have a significant environmental impact, the FCC would be required to prepare an environmental impact statement. This process could significantly delay or prevent the registration or construction of a particular tower, or make tower construction more costly. In certain jurisdictions, local laws or regulations may impose similar requirements.

    We believe that we are in substantial compliance with all applicable environmental laws. Nevertheless, there can be no assurance that the costs of compliance with existing or future environmental laws will not have a material adverse effect on our business, results of operations, or financial condition.

                        RECENT AND PROPOSED TRANSACTIONS

    We have recently completed or entered into agreements to complete the transactions described below. Completion of these transactions will result in a significant increase in the size of our operations and the number of towers that we own or manage. The Bell Atlantic joint venture closed on March 31, 1999, and we expect to close the Powertel acquisition and the One2One transaction during the second quarter of 1999. The BellSouth transaction is scheduled to close in a series of closings over eight months, beginning on May 31, 1999. There can be no assurance that the BellSouth transaction, the Powertel acquisition or the One2One transaction will be completed on the terms described in this prospectus or at all. See "Risk Factors--We May Not Complete the Proposed Transactions". The descriptions of the terms of these transactions are summaries of the material portions of the relevant agreements. These descriptions are qualified in their entirety by reference to the complete text of the agreements, each of which is available as described under the heading "Available Information".

Bell Atlantic Joint Venture

    On March 31, 1999, Bell Atlantic Mobile and certain of its affiliates, CCIC and CCA Investment Corp., our wholly owned indirect subsidiary, formed a joint venture to own and operate a significant majority of Bell Atlantic's towers. We own approximately 61.5% of the joint venture and Bell Atlantic and certain of its affiliates own the remaining 38.5%. Bell Atlantic also owns a 0.001% interest in the joint venture's operating subsidiary to preserve its rights if we later own the entire venture. For financial reporting purposes, we intend to consolidate the joint venture's results of operations and financial condition with our own.

    We manage the day-to-day operations of the joint venture. The joint venture will actively seek to add additional tenants to its towers in order to increase its revenues. The joint venture will also construct and own new towers that are needed by Bell Atlantic's wireless communications business. In addition, the joint venture will have the right to pursue the next 300 new tower builds that we identify for parties other than Bell Atlantic in the territories in which the joint venture will operate. See "--Build-to-Suit Agreement" and "--Global Lease". The joint venture will have regional offices that will be staffed primarily with our employees to perform marketing, billing, operations and maintenance functions.

Formation Agreement

    Formation of the Joint Venture. Under the formation agreement, CCA Investment Corp. contributed $250.0 million in cash and approximately 15.6 million shares of our common stock (valued at $197.0 million) to the joint venture. Bell Atlantic and its affiliates transferred approximately 1,458 towers (56 of which are under construction) along with related assets and liabilities to the joint venture. The joint venture borrowed $180.0 million under a committed $250.0 million revolving credit facility and made a $380.0 million cash distribution to Bell Atlantic.

    Concurrently with the formation of the joint venture, Bell Atlantic and the joint venture entered into an agreement for the joint venture to build new towers for Bell Atlantic, or a master build-to-suit agreement, and a global lease under which Bell Atlantic will lease space on the joint venture's towers.

    Terms and Conditions. In connection with its contribution of assets and liabilities to the joint venture, Bell Atlantic made representations and warranties to the joint venture concerning the contributed assets and liabilities. In general, the joint venture will have until June 30, 2000, to raise any claims for indemnification for breaches of the representations and warranties by Bell Atlantic. However, Bell Atlantic's indemnification obligations are subject to a number of significant limitations including a per occurrence deductible of $25,000, an aggregate deductible of $7.5 million and an absolute cap of $195.0 million.

Build-to-Suit Agreement

    Under the build-to-suit agreement and subject to some conditions, Bell Atlantic and the joint venture have agreed that (1) the next 500 towers to be built for Bell Atlantic's wireless communications business will be constructed and owned by the joint venture and (2) immediately thereafter the joint venture will have a right of first refusal to construct the next 200 additional towers to be built for Bell Atlantic. Bell Atlantic is required to submit these 700 site proposals to the joint venture during the five-year period following the formation of the joint venture; however, the five-year period will be extended for additional one-year periods, until 700 site proposals are submitted to the joint venture. The joint venture will be required to build towers in the general vicinity of the locations proposed by Bell Atlantic. Upon completion of a tower, the tower will be included as part of the global lease. Space not leased by Bell Atlantic or its affiliates on each tower is available for lease by the joint venture to third parties.

Global Lease

    All of the 1,458 towers acquired by the joint venture from Bell Atlantic and its affiliates, and all towers constructed by the joint venture under the build-to-suit agreement, will be governed by the global lease. The average monthly rent paid by Bell Atlantic on each of the 1,458 towers contributed to the joint venture by Bell Atlantic will be approximately $1,850. Minimum monthly rents on the towers built under the build-to-suit agreement will range from $1,250 to $1,833 depending on the region in which the tower is located. These rents may increase based on the amount of Bell Atlantic's equipment to be installed at a site. Rents are subject to annual increase based on the consumer price index, subject to certain adjustments. For all sites, the initial lease term is ten years. Bell Atlantic has the right to extend any lease for three additional five-year terms and one additional term of four years and eleven months. Each lease will automatically renew for an option term unless Bell Atlantic notifies the joint venture at least six months before the then current term expires. Space not leased by Bell Atlantic or its affiliates on each tower is available for lease by the joint venture to third parties.

Operating Agreements

    In connection with the formation of the joint venture, Bell Atlantic and CCA Investment Corp. entered into limited liability company operating agreements that established and govern the limited liability companies comprising the joint venture.

    Governance. The business and affairs of the joint venture will be managed by its managers under the supervision of a board of representatives. Each manager will be selected by CCA Investment Corp. Members of the board of representatives will be selected by each of Bell Atlantic and CCA Investment Corp. in proportion to their ownership interests in the joint venture. The board of representatives initially will have six members, with two selected by Bell Atlantic and four selected by CCA Investment Corp. So long as Bell Atlantic maintains at least a 5% interest in the joint venture, it will maintain the right to designate at least one member of the board of representatives.

    The managers will operate the joint venture on a day-to-day basis. In general, the managers will have the power and authority to take all necessary or appropriate actions to conduct the joint venture's business in accordance with its then current business plan. Actions requiring the approval of the board of representatives generally will be authorized upon the affirmative vote of a majority of the members of the board of representatives. However, a number of material corporate actions will require the mutual consent of Bell Atlantic and CCA Investment Corp. incuding, among others:

  .  engaging in any business other than the tower business in the United
     States;

  .  voluntarily entering into a bankruptcy proceeding;

  .  incurring additional non-ordinary debt;

  .  issuing any additional equity interests in the joint venture;

  .  mergers or consolidations; and

  .  approval of the business plan.

    Restrictions on Transfers of Interests; Rights of First Refusal; Tag-Along Rights. Except for transfers to wholly owned affiliates, neither Bell Atlantic nor CCA Investment Corp. may transfer its interest in the joint venture to a third party unless it first offers its interest to the other on terms and conditions, including price, no less favorable than the terms and conditions on which it proposes to sell its interest to the third party. In addition, if Bell Atlantic or CCA Investment Corp. wishes to transfer its interest in the joint venture to a third party, the other party will have the right to require the third party, as a condition to the sale, to purchase a pro rata portion of its interest in the joint venture on the same terms and conditions, including price. Bell Atlantic may only transfer its 0.001% nominal interest in the operating subsidiary of the joint venture to its wholly owned affiliates or in connection with a merger or consolidation transaction to which Bell Atlantic or Bell Atlantic Corporation is a party.

    Dissolution of the Joint Venture. We have agreed with Bell Atlantic that upon a dissolution of the joint venture, in satisfaction of our respective interests in the joint venture, we would receive all the assets and liabilities of the joint venture other than the approximately 15.6 million shares of our common stock held by the joint venture and Bell Atlantic would receive all of the shares of our common stock held by the joint venture and a payment from us, equal to 14.0% of the fair market value of the assets and liabilities of the joint venture (other than our common stock), to be made in cash or our common stock at our election. In certain limited circumstances, we may elect to participate in an increased value on the shares of our common stock held by the joint venture. Bell Atlantic would continue to retain its 0.001% nominal interest in the joint venture's operating subsidiary following dissolution of the joint venture. For so long as it retains such interest, the operations formerly included in the joint venture would remain subject to the operating restrictions set forth above under "--Governance". A dissolution of the joint venture may be triggered (1) by Bell Atlantic at any time following the third anniversary of the formation of the joint venture and (2) by us at any time following the fourth anniversary of its formation; however, if we trigger the dissolution prior to the seventh anniversary, we may be required to make additional cash payments to Bell Atlantic.

Transitional Services Agreement; Services Agreement

    In connection with the formation of the joint venture, Bell Atlantic and the joint venture entered into a transitional services agreement under which Bell Atlantic will provide the joint venture with services necessary to ensure a smooth transition of the business to the joint venture. In addition, we and the joint venture entered into a services agreement under which we will provide the joint venture with a number of services, including accounting and other information technology services.

Proposed BellSouth Transaction

    On March 5, 1999, we entered into a preliminary letter agreement with BellSouth Mobility Inc., BellSouth Telecommunications Inc. and certain of its affiliates. The letter agreement sets forth the terms of our agreement under which BellSouth will sell to us, in a taxable sale under a master sublease agreement, their 1,850 wireless communications towers for $610.0 million, consisting of $430.0 million in cash and approximately 9.1 million shares of our common stock (valued at $180.0 million), subject to adjustments. The aggregate consideration will be subject to increase if BellSouth transfers more than 1,850 towers to us in connection with the transaction.The letter agreement contemplates that we will enter into a build-to-suit agreement with BellSouth under which we will build up to 500 towers over five years for BellSouth.

    We will be responsible for managing, maintaining and leasing the available space on BellSouth's wireless communications towers located throughout Indiana, Kentucky, Louisiana, Mississippi, Alabama, Arkansas, Florida, Georgia and Tennessee. While we will have complete responsibility for the towers, and their monitoring and maintenance, BellSouth will continue to fully own its communications components, including:

    .switching equipment;

    .shelters; and

    .cell site facilities.

BellSouth will pay us a fee of $1,200 per month per site for its services on existing and newly built towers.

    The transaction is expected to close in a series of closings, beginning in the second quarter of 1999, and is expected to be fully closed no later than eight months thereafter. In connection with our entering into the letter agreement we placed $50.0 million in an escrow account which will be returned to us at the first stage of the multi-stage closing.

Letter Agreement

    General. Under the letter agreement, a newly formed subsidiary of ours, Crown Castle South Inc. ("CCSI"), will receive rights to lease, sublease, design, develop, contract, operate, market and manage approximately 1,850 tower sites owned by BellSouth, or to be constructed on behalf of BellSouth, in Indiana, Kentucky, Louisiana, Mississippi, Alabama, Arkansas, Florida, Georgia and Tennessee, in exchange for aggregate consideration of $610.0 million, consisting of $430.0 million in cash and approximately 9.1 million shares of our common stock (valued at $180.0 million), subject to adjustments.

    The terms and conditions of the sublease of the 1,850 sites are set forth in a sublease to be entered into between BellSouth, CCSI and us. Further, we have agreed to enter into a site management agreement, under which we will provide certain management services on sites that are not part of the 1,850 towers contemplated by the sublease. We are entering into this management agreement because of restrictions on transfer.

    The letter agreement provides that the transaction will require further documentation including the preparation, acceptance and delivery of a definitive acquisition agreement, the terms of which have not yet been fully negotiated.

    Consideration. Under the letter agreement, we will pay to BellSouth the sum of $324,324.32 for each site leased or subleased to CCSI under the sublease. If subleases covering the full 1,850 towers are transferred to CCSI as contemplated by the letter agreement, the aggregate consideration payable to BellSouth will consist of $430.0 million in cash and $180.0 million in our common stock, but we will retain the option to increase the cash portion of the aggregate consideration by up to $30.0 million and decrease the equity portion to not less than $150.0 million. This option must be exercised by us prior to the first closing. The approximately 9.1 million shares of our common stock included in the consideration was determined using the average closing price of our common stock on the 30 trading days immediately preceding March 5, 1999. While the letter agreement contemplates the sublease by BellSouth of approximately 1,850 sites to CCSI, in the event that additional sites are subleased to CCSI, the consideration paid for the next 250 sites will be payable in cash only. If CCSI subleases more than 2,100 sites from BellSouth in connection with the sublease, consideration for any additional towers will be payable in shares of our common stock.

    The letter agreement provides that if the average closing price of our common stock during the 30 day period immediately preceding the first anniversary of the final closing is less than the initial share price we described above, then we will, at our option,

    (1) pay BellSouth cash in a make-up amount of cash equal to

           (x) the difference between the initial share price and this subsequent share price multiplied by

           (y) the number of shares issued as part of the consideration less

           (z) the gross proceeds from all sales of such shares prior to the first anniversary of the final closing or

    (2) issue to BellSouth the number of shares of our common stock equal to the make-up amount of cash divided by the subsequent share price;

in each case not to exceed $50.0 million in cash or $75.0 million in common stock.

    Under the letter agreement, the consideration we pay may be adjusted based on the amount we are required to pay in calendar year 1999 for the lease of the land on which these towers are located, or ground rents. If a post-closing audit demonstrates that the amount we are required to pay, in aggregate, for such ground rents exceeds $11.4 million, BellSouth will be required to pay to CCSI an amount equal to a certain multiple of the amount by which the rents exceed $11.4 million, not to exceed $45.0 million.

    Escrow Payment. In connection with the signing of the letter agreement, we deposited $50.0 million into an escrow account. BellSouth is entitled to receive the escrow payment in full in the event that:

  . we and BellSouth fail to execute a definitive acquisition agreement within 90 days of the date of the letter agreement, and BellSouth has negotiated the operative documents in good faith, or

  . the acquisition agreement is executed but the initial closing fails to occur as a result of any breach of the acquisition agreement by us or CCSI or any failure of us or CCSI to satisfy the closing conditions set forth in the agreement.

    Upon completion of the first closing, the escrow payment will be returned to us.

    Closings. In connection with the letter agreement, we and BellSouth have agreed that the sublease of the sites under the sublease will be completed in a series of closings over not more than eight months and will include a minimum number of sites to be included in each closing, the first of which is expected to take place on May 31, 1999. BellSouth has agreed to use all commercially reasonable efforts to sublease approximately 250 sites at each closing, grouped so as to be located in contiguous regions, until all sites have been subleased prior to or at the final closing. The sites to be included on the initial closing date will be located in Kentucky and Indiana.

    Termination Right. The letter agreement provides that in the event that any one of the closings contemplated by the transaction is not completed due to our or CCSI's failure to comply with all our conditions, covenants and representations, in addition to any other remedies BellSouth may have at equity or law, BellSouth will have the right to require us to pay to BellSouth a termination fee of $50 million to terminate all agreements between the parties, and at BellSouth's option, to rescind all prior closings. If BellSouth elects to rescind the prior closings, payment of the termination fee will be made by netting it against the amounts previously paid to BellSouth at the previous closings, and BellSouth will return to us any amount which is in excess of the termination fee.

Sublease

    Under the letter agreement, the parties fully and completely agreed upon the terms of the sublease.

    General. Under the terms of the sublease, BellSouth has agreed to grant a lease to CCSI, under which CCSI will lease or sublease the land, tower and improvements at each site other than certain space reserved by BellSouth and space utilized by third parties under existing subleases. BellSouth has agreed to lease to CCSI all its sites in the territories where the towers are located except where it is legally prohibited from doing so and except for sites that are specifically excluded from the sublease. BellSouth expects that the number of sites available for sublease will be approximately 1,850. The sites constructed under the build-to-suit agreement, as described below, will also be made part of and subject to the sublease.

    Under the sublease, CCSI will be entitled to use the subleased property of each site for constructing, installing, operating, managing, maintaining and marketing the tower and improvements on each site, including leasing space to third party tenants. BellSouth has agreed to pay CCSI a site maintenance charge of $1,200 per month per site, subject to an increase of five percent per year for the first ten years following the applicable commencement date of the sublease on such site. If, after the tenth anniversary following each commencement date, the then current site maintenance charge is below the market rate, then such site maintenance charge will automatically be increased on such anniversary and each anniversary thereafter by the consumer price index. If the then site maintenance charge is above the market rate, then such site maintenance charge will be automatically reset at ninety percent of such agreed upon market rate and will increase on each following anniversary by the then current annual market rate of increase for comparable properties. CCSI has agreed to pay as rent to BellSouth the ground rents relating to each site that is leased by BellSouth, and rent of $1.00 per year for sites that are owned by BellSouth. In addition, CCSI has agreed to sublease available space to any party to existing agreements providing for the sharing of tower space, or co-location agreements, with BellSouth. CCSI, however, will receive all rents and other economic benefits from the parties to such co-location agreements.

    Term. The term of the sublease will be one hundred years for sites owned by BellSouth and, for sites leased by BellSouth, one day less than the term of the underlying ground lease. CCSI will be responsible for negotiating and obtaining extensions or renewals of the ground leases. In addition, if CCSI is able to acquire ownership in a site, CCSI has agreed to transfer such ownership to BellSouth for $1.00, in which event CCSI will pay no ground rent as of the date title vests in BellSouth.

    Reserved Space. Under the sublease, BellSouth has reserved space on each site. The reserved space generally relates to the portion of the site, including space on the tower, in use by BellSouth and its affiliates. BellSouth has the right to increase the number of antennas on its reserved space to 12, without increasing the related site maintenance payment, on up to 120 towers so long as it meets certain conditions. BellSouth also has the right to substitute the reserved space for other available space on the tower, as well as a right of first refusal and right of substitution as to available space which CCSI intends to sublease to any third party.

    If BellSouth ceases using its reserved space on a site and elects to transfer the interest in the reserved space on such site, CCSI will have the right to acquire BellSouth's interest in the applicable reserved space by paying to BellSouth consideration of (1) $5,000 (subject to increase based on the consumer price index) plus (2) a grant to BellSouth of the right to receive up to thirty-five percent of all gross revenues payable to CCSI for such reserved space.

    BellSouth will have the right to put to CCSI its rights in its reserved space relating to a site, and thereby add such space to the sublease, but the number of sites subject to such a put right may not exceed the greater of one and one half percent or thirty of the total sites. If this happens, BellSouth will assign to CCSI all its rights in the reserved space on that site and will no longer be responsible for the related site maintenance charge.

    Withdrawal Right. After the tenth anniversary of the first closing, BellSouth will have the right, subject to certain notice requirements, to withdraw its rights on any site. In such case, BellSouth will assign to CCSI all its rights, including the ground lease and any reserved space, for any withdrawn site and will no longer be responsible for the related site maintenance charge.

    Termination. The sublease may be terminated by each party in the event of certain breaches by the other party, including:

    .  the failure to timely make required payments under the sublease;

    .  breaches of covenants and other agreements in the sublease;

    .  breaches of representations and warranties; and

    .  insolvency.

In the case of BellSouth's right to terminate, BellSouth may terminate the sublease as to an applicable site following a breach and failure to cure relating to that particular site. BellSouth may terminate the entire sublease upon the occurrence of unwaived defaults by CCSI on more than fifty sites during any consecutive five-year period.

Build-to-Suit Agreement

    BellSouth has agreed to enter into a build-to-suit agreement with us and CCSI under which CCSI will develop and construct all towers built in the territory where the 1,850 tower are located on behalf of BellSouth for a period of five years. If CCSI has not constructed at least 500 towers over the five year period following the signing of the build-to-suit agreement, the term of the build-to-suit agreement will be extended for up to an additional two years until such time as CCSI has constructed 500 towers. BellSouth will be required to submit to CCSI all proposals to develop and construct tower sites within the territory until CCSI has completed construction of 500 towers. CCSI will be required to develop and construct tower sites in locations that satisfy BellSouth's engineering requirements. Upon substantial completion of a tower site, the site will become subject to and part of the sublease. The build-to-suit agreement will provide that space not reserved by BellSouth on each tower will be available for lease by CCSI to third parties.

Site Maintenance Agreement

    The parties have agreed to enter into a site maintenance agreement whereby CCSI will perform management services at those sites in the territory which are not leased or subleased to CCSI under the management sublease and that are designated by BellSouth for inclusion in the site maintenance agreement. Under the letter agreement, we and BellSouth have agreed that BellSouth will pay to us a site maintenance fee of $333.00 per site per month, increased annually by the consumer price index, for sites designated under the site maintenance agreement. Further, we have agreed that the total number of sites to be covered by the site management agreement will not exceed 100 sites.

Site Marketing Agreement

    On March 25, 1998, we and BellSouth entered into a site marketing agreement under which we currently market BellSouth's tower sites located in Kentucky. In connection with the letter agreement, we agreed to renew the site marketing agreement, the term of which ended on February 15, 1999, and to extend the scope of the agreement to include the entire territory where the 1,850 towers are located.

Registration Rights Agreement

    We have agreed to enter into a registration rights agreement whereby we will grant to BellSouth certain registration rights in respect of shares of our common stock we pay to BellSouth as consideration for the proposed BellSouth transaction.

Proposed Powertel Acquisition

    On March 15, 1999, we and a newly formed wholly owned indirect subsidiary,CCP, entered into an asset purchase agreement with Powertel and five of its subsidiaries, under which the parties agreed that we would purchase from Powertel approximately 650 towers and related assets and liabilities.

    We will pay to Powertel aggregate consideration of $275 million, subject to adjustment based on the amount of towers actually tendered to us at closing, for the 650 towers. At closing, Powertel will pay us a credit against the purchase price in an aggregate amount of $383,000.00, as consideration for our acceptance of certain towers containing site leases that may require revenue received from Powertel or its affiliates to be shared with the site lessors. See"--Asset Purchase Agreement", "--Escrow Agreement" and "Risk Factors--We May Not Complete the Proposed Transactions".

    At closing Powertel will assign and we will assume five master site agreements, under which Powertel or its affiliates will agree to pay us monthly rent of $1,800 per tower for continued use of space Powertel occupies on the towers. This per tower amount is subject to increase on each fifth anniversary of the agreement and as Powertel adds equipment to these towers.

Asset Purchase Agreement

    Purchase Price. Under the asset purchase agreement, we will pay the $275 million, less the credit described above, in cash on or before June 4, 1999 to Powertel for Powertel's tower structures, rights to tower sites, related assets and rights under applicable governmental permits. The purchase price is subject to adjustment up or down based on the actual number of sites tendered at closing. The asset purchase agreement provides that sites considered defective or incomplete, will not be tendered at closing, and consequently, the purchase price will be reduced by an amount equal to $423,077 for each such rejected site.

    Terms and Conditions. We and Powertel are making certain representations and warranties which must be true on the closing date in order for the transaction to be completed. Other conditions which must be satisfied on the closing date include:

  .  compliance by us and Powertel with the asset purchase agreement;

  .  absence of litigation;

  .  receipt of regulatory approvals; and

  . absence of any material adverse effect relating to the Powertel assets and assumed liabilities.

    In addition, we have deposited $50 million with SunTrust Bank Atlanta as escrow agent. At closing, this escrow deposit will be delivered to Powertel and credited against the closing price. However, we have agreed that the escrow deposit will be forfeited to Powertel in the event that we are unable to receive adequate financing to complete the acquisition and thus are unable to close the acquisition in a timely manner. As a condition to the asset purchase agreement, we have agreed to use our reasonable best efforts to have a registration statement relating to such financing declared effective as expeditiously as possible. Further, upon the occurrence of the event described below, we are required to provide Powertel with adequate written assurance that we have at least one alternative financing source, which in Powertel's sole judgment provides it assurance that we will have on hand a minimum of an additional $225.0 million in cash to apply to the purchase price at closing. Such financing assurance must be received by Powertel within five days of the occurrence of certain events including:

  .  our failure to file the registration statement before March 19, 1999;

  . the withdrawal or abandonment of the registration statement or the decision not to proceed with the offerings;

  . our failure to commence presentations to institutional investors by May 15, 1999 or, after commencement of such presentations, termination or abandonment of such presentations and failure to proceed to pricing of the offerings.

    If we are required to provide Powertel with a financing assurance, Powertel will have five days to accept or reject it. If Powertel rejects the financing assurance, we will have ten days from receipt of the rejection to deliver the $225.0 million balance of the closing price to the escrow agent, who will deliver the entire closing price to Powertel at closing. However, if we are unable or unwilling to deliver the additional sum into escrow, Powertel will have the right to unilaterally terminate the asset purchase agreement, and receive, as its sole remedy, from the escrow deposit liquidated damages in the amount of $10.0 million on or prior to May 15, 1999 or $25.0 million after May 15, 1999 but prior to June 4, 1999. If on June 4, 1999, Powertel has fulfilled all of its obligations and conditions precedent to closing in all material respects and has not defaulted or breached its obligations under the asset purchase agreement, and we have failed to deliver the additional sum into escrow or are otherwise unable or unwilling to deliver the purchase price, Powertel will receive as liquidated damages the entire amount of the escrow deposit.

Master Site Agreement

    On the closing date, the parties to the asset purchase agreement and certain of Powertel's affiliates will enter into master site agreements governing all towers acquired under the asset purchase agreement. Under these agreements, Powertel will agree to continue to lease the space it currently occupies on the towers to be acquired by us. The monthly rent paid by Powertel for each tower will be $1,800. Such monthly payment is subject to increase based on an agreed upon schedule if and when Powertel adds equipment to a site. Nonetheless, the monthly rent, including additional rents related to the addition of certain equipment, will be increased on each fifth anniversary of the agreement up to an amount that is 115% of the rent paid during the preceding five year period. The master site agreements provide that space not occupied by Powertel on the acquired towers can be leased to third parties.

    Under the master site agreements, the term of each tower lease will be ten years. Powertel has the right to extend any site lease for up to three additional five year periods. Each site lease will automatically renew for an option term unless Powertel notifies us of its intent not to renew at least 180 days prior to the end of the then current term.

Proposed One2One Transaction

    On March 5, 1999, we entered into the framework agreement with One2One, under which Castle Transmission has agreed to manage, develop and, at its option, acquire up to 821 towers. These towers represent substantially all the towers in One2One's nationwide wireless network in the United Kingdom. Approximately one-half of these 821 towers can accommodate additional tenants. We expect to upgrade or replace the other towers as demand for space on such towers arises. We believe that the cost of upgrading or replacing any single tower will not exceed $40,000.

    Castle Transmission will be responsible for managing and leasing available space on the towers, and will receive all the income from any such third party leases. The term of the management arrangements will be up to 25 years. During the three-year period following the closing, Castle Transmission will have the right, at its option, to acquire for (Pounds)1.00 per site One2One's interest in the 821 towers, to the extent such interests can be assigned. One2One has also agreed to include as part of the framework agreement, including Castle Transmission's right to acquire sites during the three-year period, any new One2One towers constructed during the term of the agreement.

Framework Agreement

    Terms and Conditions. The 821 existing towers will be managed by Castle Transmission under a management contract with an initial term of 10 years, which is extendable at Castle Transmission's option for an additional 15 years. Castle Transmission will also assume all liabilities in connection with the 821 existing towers. During the three-year period following the closing, One2One will assign to Castle Transmission, at Castle Transmission's option, One2One's interest in the sites on which the 821 existing towers are located. For sites where the underlying ground lease is not assignable, the management contract will continue in effect. Castle Transmission also has the right during this three-year option period to assume ownership of any new One2One towers which are built by or for One2One during the option period.

    Consideration. As consideration for the framework agreement, One2One will receive varying rent-free periods of site use depending on the type of tower site as follows:

  . The 821 existing towers. One2One will enter into a 25 year site sharing agreement with Castle Transmission permitting One2One to continue to occupy the 821 existing towers. This agreement will be rent-free until March 2007 (with a retroactive adjustment to April 1998). After the expiration of this initial period, One2One will pay to Castle Transmission an annually indexed rental fee (based on (Pounds)3,750.0 per site index adjusted from 1999) plus a further additional compensatory payment to Castle Transmission in the event that Castle Transmission is chosen as the contractor for fewer than 250 new One2One sites. See "--One2One ADC Contract".

  . New One2One sites. One2One will also enter into 25 year site sharing agreements with Castle Transmission to occupy all new One2One towers and pay Castle Transmission an annually indexed rental fee (based on (Pounds)4,000.0 per site index adjusted from 1999) after an initial rent-free period of fifteen years.

  . 166 Castle Transmission towers currently under lease by One2One. One2One currently occupies 166 Castle Transmission sites under a master lease agreement. This master lease will be modified to allow One2One to occupy these sites rent-free from April 1998 until March 2000.

    The framework agreement is conditional upon the approvals of the parties' board of directors and senior creditors.

One2One ADC Contract

    In connection with the framework agreement, Castle Transmission entered into a separate contract with One2One under which Castle Transmission will provide acquisition, design and construction services for up to 250 new One2One sites. If One2One requests Castle Transmission's services for all 250 sites, Castle Transmission will be paid aggregate fees in excess of (Pounds)7.0 million. Castle Transmission also believes that some of the new sites will be new builds, which are known as greenfield sites, under the framework agreement, and thus Castle Transmission will be eligible to assume ownership of these greenfield sites following their construction, under the terms of the framework agreement.

                                   MANAGEMENT

Directors and Executive Officers

    The following table sets forth certain information, as of March 31, 1999, for our directors or executive officers and other key personnel:

          Name           Age                      Positions
          ----           ---                      ---------
 Ted B. Miller, Jr......  47 Chief Executive Officer and Vice Chairman of the
                             Board of Directors
 David L. Ivy...........  52 President and Director
 Charles C. Green, III..  52 Executive Vice President and Chief Financial
                             Officer
 John L. Gwyn...........  51 Executive Vice President
 E. Blake Hawk..........  49 Executive Vice President and General Counsel
 Wesley D. Cunningham...  39 Senior Vice President, Corporate Controller and
                             Chief Accounting Officer
 Edward W. Wallander....  41 Senior Vice President and Chief Information
                             Officer
 John P. Kelly..........  41 President and Chief Operating Officer of Crown
                             Communication
 Alan Rees..............  55 Chief Operating Officer and Director of CTSH
 George E. Reese........  48 Chief Financial Officer, Secretary and Director of
                             CTSH
 Michel Azibert.........  43 Director
 Bruno Chetaille........  45 Director
 Robert A. Crown........  44 Director
 Carl Ferenbach.........  56 Chairman of the Board of Directors
 Randall A. Hack........  51 Director
 Robert F. McKenzie.....  55 Director
 William A. Murphy......  31 Director
 Jeffrey H. Schutz......  47 Director

    Under our certificate of incorporation and by-laws, our board of directors, other than those directors who may be elected by holders of any series of preferred stock or holders of the Class A common stock, are classified into three classes of directors, denoted as class 1, class 2 and class 3. Messrs. Ferenbach, Schutz and McKenzie are class 1 directors. Messrs. Crown, Murphy and Ivy are class 2 directors, and Messrs. Hack and Miller are class 3 directors. The terms of class 1, class 2 and class 3 directors expire at the annual meetings of stockholders to be held in 1999, 2000 and 2001, respectively. See "Description of Capital Stock--Certificate of Incorporation and By-laws-- Classified Board of Directors and Related Provisions". Messrs. Azibert and Chetaille were elected to the board of directors by the holders of the Class A common stock upon completion of the roll-up.

    Ted B. Miller, Jr. has been the Chief Executive Officer since November 1996, Vice Chairman of the board of directors since August 1997 and a director of CCIC since 1995. Mr. Miller co-founded Castle Tower Corporation, CCIC's predecessor company, in 1994. He was the President of CCIC and its predecessor company from November 1996 to August 1997. Mr. Miller has been the Managing Director, Chief Executive Officer of Castle Transmission since February 1997 and has served as Chairman of the board of Castle Transmission since August 1998. In 1986, Mr. Miller founded Interstate Realty Corporation, a real estate development and consulting company, and has been its President and Chief Executive Officer since inception. Mr. Miller is a director and/or an officer of each wholly owned subsidiary of CCIC.

    David L. Ivy has been the President of CCIC since August 1997, and was elected as a director of CCIC in June 1997. From October 1996 to August 1997, he served as Executive Vice President and Chief Financial Officer of CCIC. Since 1995, he has been the President of DLI, Inc., a real estate consulting company. From 1993 to 1995, Mr. Ivy was a senior executive with, and later the President and Chief Operating Officer of, J. E. Robert Companies, where he managed a joint venture with

Goldman, Sachs & Co. that was established to acquire distressed assets. From 1987 to 1993, Mr. Ivy served as Chairman of the board of directors of Interstate. Mr. Ivy is a director of each wholly owned subsidiary of CCIC.

    Charles C. Green, III has been an Executive Vice President and Chief Financial Officer of CCIC since September 1997. Mr. Green was the President and Chief Operating Officer of Torch Energy Advisors Incorporated, a major energy asset management and outsourcing company, from 1993 to 1995, and Vice Chairman of the board of directors and Chief Investment Officer from 1995 to 1996. From 1992 to September 1997, he was an officer, and later the Executive Vice President and Chief Financial Officer, of Bellwether Exploration Company, an oil and gas exploration and production company and an affiliate of Torch. From 1982 to 1992, Mr. Green was President, Chief Operating Officer and Chief Financial Officer of Treptow Development Company, a real estate development company. Mr. Green currently serves on the board of directors of Teletouch Communications, Inc. He has been a Chartered Financial Analyst since 1974. Mr. Green is a director and/or officer of each wholly owned subsidiary of CCIC.

    John L. Gwyn has been an Executive Vice President of CCIC since August 1997. From February to August 1997, Mr. Gwyn served as Senior Vice President of CCIC and its predecessor company. From 1994 to February 1997, Mr. Gwyn was a Vice President and Director of Commercial Real Estate Asset Management of Archon Group, L.P., a real estate asset management company and a wholly owned subsidiary of Goldman, Sachs & Co. From 1989 to 1993, he was a Senior Vice President of The Robert C. Wilson Company, a mortgage banking company.

    E. Blake Hawk has been Executive Vice President and General Counsel since February 1999. Mr. Hawk was an attorney with Brown, Parker & Leahy, LLP in Houston, Texas from 1980 to 1999 and became a partner with the firm in 1986. Mr. Hawk has been board certified in tax law by the Texas Board of Legal Specialization since 1984 and has been a Certified Public Accountant since 1976.

    Wesley D. Cunningham has been a Senior Vice President of CCIC since March 1999 and Chief Accounting Officer of CCIC since April 1998. He has been the Corporate Controller of CCIC since February 1997. Mr. Cunningham was the Assistant Corporate Controller of Drilex International Inc., an oil field services company, from 1996 to January 1997. From 1990 to 1996, he was the Manager of Financial Reporting of Maxxam Inc., an aluminum, forest products and real estate company. He has been a Certified Public Accountant since 1984. Mr. Cunningham is an officer of each wholly owned subsidiary of CCIC.

    Edward W. Wallander has been Senior Vice President and Chief Information Officer of CCIC since April 1998. From August 1990 to April 1998, Mr. Wallander worked for PNC Bank in various capacities including Senior Vice President and Chief Operating Officer of PNC Brokerage Corp. Prior to PNC Bank, Mr. Wallander was a commercial real estate lender for Mellon Bank, N.A. and a Certified Public Accountant for Ernst & Young, L.L.P.

    John Kelly has been the President of Crown Communication since December 1998. From January 1990 to July 1998, Mr. Kelly was the President and Chief Operating Officer of Atlantic Cellular Company L.P. From December 1995 to July 1998, Mr. Kelly was also President and Chief Operating Officer of Hawaiian Wireless, Inc., an affiliate of Atlantic Cellular. Mr. Kelly has served on the board of directors of the Cellular Association of California as well as the Vermont Telecommunications Application Center.

    Alan Rees has been the Chief Operating Officer of CTSH and each of its wholly owned subsidiaries since February 1997. He was elected as a director of CTSH and each of its wholly owned subsidiaries in May 1997. From 1994 to 1997, Mr. Rees served as the General Manager of Transmission for the broadcast transmission division of the BBC.

    George E. Reese has been the Chief Financial Officer and Secretary of CTSH and each of its wholly owned subsidiaries since February 1997. He was elected as a director of CTSH and each of its wholly owned subsidiaries in May 1997. Since April 1995, Mr. Reese has served as President of Reese Ventures, Inc., an international investment consulting firm, which he established in 1995. From 1972 to 1995, Mr. Reese was employed by Ernst & Young, L.L.P. where he was named Partner In Charge of the Houston office's energy department and was appointed Managing Partner of the firm's operations in the former Soviet Union. Mr. Reese was a founder of the Council on Foreign Investment in Russia and was a founding member of the American Chamber of Commerce in Russia.

    Michel Azibert has been a director of CCIC since August 1998. Mr. Azibert has been International Director of TdF Parent since 1989 and Chief Executive Officer of TdF since 1994. Mr. Azibert took an active role in the preparation of the Media Law enacted in France in 1986. Under the governance agreement, Mr. Azibert was elected as one of the two directors elected by the holders of the Class A common stock.

    Bruno Chetaille has been as a director of CCIC since August 1998. Mr. Chetaille has been Chairman and Chief Executive Officer of TdF Parent since 1992. Prior to 1992, Mr. Chetaille was a technical advisor to the President of the French Republic for four years. Under the governance agreement, Mr. Chetaille was elected as one of the two directors elected by the holders of the Class A common stock.

    Robert A. Crown founded Crown Communications in 1980 and was President from its inception until December 1998. Mr. Crown is Chairman of the board of Crown Communication Inc. and was elected as a director of CCIC in August 1997. Mr. Crown has been responsible for the initial construction in Pittsburgh of the Cellular One system, as well as a substantial portion of the Bell Atlantic Mobile system in Pittsburgh. He also negotiated one of the first complete end-to-end build-outs for Nextel for the Pittsburgh major trading area. Under the stockholders agreement, Mr. Crown was the nominee of the Crown Parties for election as a director of CCIC. Mr. Crown is a director of Crown Communication and each of its wholly owned subsidiaries.

    Carl Ferenbach was elected as the Chairman of the board of directors of CCIC in April 1997. Since its founding in 1986, Mr. Ferenbach has been a Managing Director of Berkshire Partners LLC, a private equity investment firm that manages five investment funds with approximately $1.6 billion of capital. Mr. Ferenbach has also served as: a Managing Director of Berkshire Investors LLC since its formation in 1996; a Managing Director of Third Berkshire Managers LLC, the general partner of Third Berkshire Associates Limited Partnership, the general partner of Berkshire Fund III, A Limited Partnership, since its formation in 1997 (and was previously an individual general partner of Berkshire Fund III since its formation in 1992); and a Managing Director of Fourth Berkshire Associates LLC the general partner of Berkshire Fund IV, Limited Partnership since formation in 1996. In addition, Mr. Ferenbach currently serves on the board of directors of Wisconsin Central Transportation Corporation, Tranz Rail Limited, English, Welsh & Scottish Railway Limited, Australian Transport Network Limited and U.S. Can Corporation. Under the stockholders agreement, Mr. Ferenbach was the nominee of Berkshire group for election as a director of CCIC.

    Randall A. Hack was elected as a director of CCIC in February 1997. Since January 1995, Mr. Hack has been a member of Nassau Capital L.L.C., an investment management firm. From 1990 to 1994, he was the President and Chief Executive Officer of Princeton University Investment Company, which manages the endowment for Princeton University. Mr. Hack also serves on the board of directors of several private companies. Under the stockholders agreement, Mr. Hack was the nominee of Nassau Group for election as a director of CCIC.

    Robert F. McKenzie was elected as a director of CCIC in 1996. From 1990 to 1994, Mr. McKenzie was the Chief Operating Officer and a director of OneComm, Inc., a mobile communications provider that he helped found in 1990. From 1980 to 1990, he held general management positions with Northern Telecom, Inc. and was responsible for the marketing and support of its Meridian Telephone Systems and Distributed Communications networks to businesses throughout the western United States. Mr. McKenzie also serves on the board of directors of Centennial Communications Corporation.

    William A. Murphy has been a director of CCIC since August 1998. Mr. Murphy has been a Director of Mergers & Acquisitions at Salomon Smith Barney since 1997. From 1990 to 1997, Mr. Murphy held various positions in Mergers & Acquisitions with Salomon Smith Barney.

    Jeffrey H. Schutz was elected as a director of CCIC in 1995. Mr. Schutz has been a General Partner of Centennial Fund IV and Centennial Fund V, each a venture capital investing fund, since 1994 and 1996, respectively. Mr. Schutz also serves on the board of directors of Preferred Networks, Inc. and several other private companies. Under the stockholders agreement, Mr. Schutz was the nominee of Centennial Group for election as a director of CCIC.

Board Committees

    Our board of directors has an executive committee, a compensation committee, a finance and audit committee and a nominating and corporate governance committee. The executive committee, composed of Messrs. Azibert, Crown, Ferenbach, Hack, Miller and Schutz, acts in lieu of the full board in emergencies or in cases where immediate and necessary action is required and the full board cannot be assembled. The compensation committee, composed of Messrs. Ferenbach, McKenzie and Schutz, establishes salaries, incentives and other forms of compensation for executive officers and administers incentive compensation and benefit plans provided for employees. The finance and audit committee, composed of Messrs. Hack, McKenzie and Murphy, reviews our audit policies and oversees the engagement of our independent auditors, as well as developing financing strategies for us and approving outside suppliers to implement these strategies. The nominating and corporate governance committee, composed of Messrs. Azibert, Ferenbach, McKenzie and Miller, is responsible for nominating new board members and for an annual review of board performance. Under the stockholders agreement, the holders of the Class A common stock have the right to appoint at least one member to each of the executive and nominating and corporate governance committees.

Directors' Compensation and Arrangements

    All of our non-management directors receive compensation for their service as directors ($15,000 and options for 5,000 shares of common stock per year), and are reimbursed for expenses incidental to attendance at such meetings. In September 1997, our board of directors approved a fee of $150,000 per annum to the Berkshire group (half of which is to be paid by Castle Transmission) for general consulting services and for the services of Mr. Ferenbach as Chairman of the board. In addition, Mr. McKenzie received approximately $10,000 in 1996 for specific consulting assignments requested by the Chief Executive Officer. Messrs. Ferenbach and Schutz are indemnified by the respective entities which they represent on our board of directors.

Executive Compensation

    The following table sets forth the cash and non-cash compensation paid by or incurred on behalf of us to our chief executive officer and the next four most highly paid executive officers for each of the three years ended December 31, 1998.

                           Summary Compensation Table

                                                            Number of
                                                           Securities  All Other
                                                           Underlying   Compen-
                                                            Options/    sation
 Name and Principal Position   Year Salary ($)   Bonus ($) SARs (#)(a)    ($)
 ---------------------------   ---- ----------   --------- ----------- ---------
 Ted B. Miller, Jr...........  1998  $325,000    $300,000   3,013,000   $  --
 Chief Executive Officer and   1997   281,575     626,250     625,000      --
  Vice Chairman of the Board
   of Directors                1996   152,600      75,000         --       --

 David L. Ivy................  1998  $225,000    $150,000   1,455,000   $  --
 President and Director        1997   200,000     300,000     250,000      --
                               1996    37,500(b)      --      175,000   35,000(c)

 Charles C. Green, III ......  1998  $235,000    $ 56,250     940,000   $  --
 Executive Vice President and  1997    75,000(d)      --      250,000      --
  Chief Financial Officer      1996       --          --          --       --

 John L. Gwyn................  1998  $185,000    $131,250     250,000   $  --
 Executive Vice President      1997   160,424(e)      --      225,000      --
                               1996       --          --          --       --

 Alan Rees...................  1998  $225,722    $    --      756,800   $  --
 Chief Operating Officer and   1997   225,722(f)   84,646         --       --
  Director of CTSH             1996       --          --          --       --

--------
(a) All awards are for options to purchase the number of shares of common stock indicated.
(b) Mr. Ivy began working for CCIC on October 1, 1996, at an annual salary of $150,000.
(c) Mr. Ivy worked as a consultant to CCIC from May 1996 to September 1996 before joining CCIC as an employee in October 1996.
(d) Mr. Green began working for CCIC on September 1, 1997, at an annual salary of $225,000.
(e) Mr. Gwyn began working for CCIC on February 3, 1997, at an annual salary of $175,000.
(f) Mr. Rees began working for CTSH on February 28, 1997 at an annual salary of $225,722.

                     Option/SAR Grants In Last Fiscal Year

                                        Individual Grants
                         -----------------------------------------------
                                                                          Potential Realizable
                         Number of                                          Value at Assumed
                         Securities  % of Total                             Annual Rates of
                         Underlying   Options/                                Stock Price
                          Options/      SARs                                  Appreciation
                            SARs     Granted to    Exercise                for Option Term(a)
                          Granted   Employees in   or Base    Expiration ----------------------
          Name              (#)     Fiscal Year  Price ($/Sh)    Date      5% ($)     10% ($)
          ----           ---------- ------------ ------------ ---------- ---------- -----------
Ted B. Miller, Jr.......   700,000      5.2%        $ 2.31     1/23/08   $1,016,923 $ 2,577,082
                           328,000      2.4           7.50     1/28/08    1,547,081   3,920,606
                           210,000      1.6           5.78     4/23/08      763,352   1,934,485
                           140,000      1.0           2.31     4/23/08      203,385     515,416
                         1,035,000      7.7          13.00      7/1/08    8,461,777  21,443,805
                           600,000      4.5           7.50      7/1/08    2,830,026   7,171,841

David L. Ivy............   280,000      2.1%        $ 2.31     1/23/08   $  406,769 $ 1,030,833
                           225,000      1.7           7.50     1/28/08    1,061,260   2,689,440
                            70,000      0.5           2.31     4/24/08      101,692     257,708
                           545,000      4.1          13.00      7/1/08    4,455,718  11,291,665
                           335,000      2.5           7.50      7/1/08    1,580,098   4,004,278

Charles C. Green, III...    75,000      0.6%        $ 7.50     1/28/08   $  353,753 $   896,480
                           350,000      2.6           7.50      7/1/08    1,650,848   4,183,574
                           515,000      3.8          13.00      7/1/08    4,210,450  10,670,106

John L. Gwyn............    40,000      0.3%        $ 7.50     1/28/08   $  188,668 $   478,123
                           175,000      1.3          13.00      7/1/08    1,430,735   3,625,764
                            35,000      0.3           7.50      7/1/08      165,085     418,357

Alan Rees...............   116,666      0.9%        $ 2.31     1/30/08   $  169,486 $   429,511
                           116,666      0.9           3.00     1/30/08      220,112     557,807
                           116,667      0.9           3.90     1/30/08      286,148     725,155
                            66,801      0.5           0.00     5/19/08      251,355     400,241
                            90,000      0.7           7.50      7/1/08      424,504   1,075,776
                           250,000      1.9          13.00      7/1/08    2,043,908   5,179,663

--------

(a) The potential realizable value assumes a per-share market price at the time of the grant to be approximately equal to the exercise price (except for Mr. Rees's bonus share grant, where we have assumed a per-share market price of $2.31) with an assumed rate of appreciation of 5% and 10%, respectively, compounded annually for 10 years.

    The following table details the December 31, 1998 year end estimated value of each named executive officer's unexercised stock options. All unexercised options are to purchase the number of shares of common stock indicated.

              Aggregated Option/SAR Exercises In Last Fiscal Year
                         And Year-End Option/SAR Values

                                                       Number of Securities
                                                      Underlying Unexercised Value of Unexercised
                                                             Options/        In-the-Money Options/
                                                       SARs at Year-End(#)   SARs at Year-End ($)
                         Shares Acquired    Value        Exercisable (E)/      Exercisable (E)/
          Name           on Exercise (#) Realized ($)   Unexercisable (U)    Unexercisable (U)(a)
          ----           --------------- ------------ ---------------------- ---------------------
Ted B. Miller, Jr.......       --            --            2,848,000(E)          $36,644,800(E)
                                                           1,135,000(U)            5,231,875(U)

David L. Ivy............       --            --            1,260,000(E)           15,661,500(E)
                                                             620,000(U)            2,970,000(U)

Charles C. Green, III...       --            --              675,000(E)            7,321,875(E)
                                                             515,000(U)            2,124,375(U)

John L. Gwyn............       --            --              130,000(E)            1,564,750(E)
                                                             345,000(U)            2,787,125(U)

Alan Rees...............       --            --              118,308(E)            1,351,025(E)
                                                             638,492(U)            6,609,678(U)

--------
(a) The estimated value of exercised in-the-money stock options held at the end of 1998 assumes a per-share fair market value of $17.125 and per-share exercise prices ranging from $-0- to $13.00 as applicable.

Severance Agreements

    We have entered into severance agreements with Messrs. Miller, Ivy, Green, Gwyn, Rees, Reese and Hawk. Under the severance agreements, we are required to provide severance benefits to these executives if they are terminated by us without cause or the executives terminate with good reason. The severance agreements provide for enhanced severance benefits if the executives incur a termination under the circumstances described above within the two-year period following a change in control in CCIC. Upon such a termination that does not occur during the change in control period, an eligible executive is entitled to:

    (1) a lump sum payment equal to two times the sum of his base salary and annual bonus;

    (2) continued coverage under specified welfare benefit programs for two years; and

    (3) immediate vesting of any outstanding options and restricted stock awards.

  Upon such a termination during the change in control period, an eligible executive is entitled to:

    (1) receive a lump sum payment equal to three times the sum of his base salary and annual bonus;

    (2) continued coverage under specified welfare benefit programs for three years; and

    (3) immediate vesting of any outstanding options and restricted stock awards.

Crown Arrangements

    We have entered into a memorandum of understanding with Mr. Crown and a related services agreement. Under the services agreement, Mr. Crown has agreed to continue to serve in a consulting capacity to, and as Chairman of, Crown Communication for a two-year period expiring on December 9, 2000, and we have agreed, for such two-year period, to pay Mr. Crown cash compensation of $300,000 annually, along with certain executive perquisites. At the end of such two-year period, we will pay Mr. Crown a severance benefit of $300,000. At the time of entering into the memorandum of understanding, we also agreed:

  .  to vest all of Mr. Crown's existing stock options;

  . to immediately grant Mr. Crown options to purchase 50,000 shares of common stock at $7.50 per share; and,

  . upon the closing of our initial public offering, to grant Mr. Crown options to purchase 625,000 shares of common stock at the price to public in the initial public offering of $13.00 per share.

Stock Option Plans

  1995 Stock Option Plan

    We have adopted the 1995 Stock Option Plan, which was reamended on July 1, 1998. The purpose of the 1995 stock option plan is to advance our interests by providing additional incentives and motivations which help us to attract, retain and motivate employees, directors and consultants. The description set forth below summarizes the general terms of the 1995 stock option plan and the options granted under the 1995 stock option plan.

    Under the 1995 stock option plan, we can grant options to purchase up to 18,000,000 shares of common stock. On April 20, 1999, our board of directors approved an amendment to the 1995 stock option plan to permit us to grant options to purchase up to 10,000,000 additional shares of our common stock; however, this amendment will require the approval of a majority of our shareholders.

    Options granted under the 1995 stock option plan may either be incentive stock options, under Section 422 of the Code, or nonqualified stock options. The price at which a share of common stock may be purchased upon exercise of an option granted under the 1995 stock option plan will be determined by the board of directors and, in the case of nonqualified stock options, may be less than the fair market value of the common stock on the date that the option is granted. The exercise price may be paid:

  .  in cash,

  . in shares of common stock (valued at fair market value at the date of exercise),

  . in option rights (valued at the excess of the fair market value of the common stock at the date of exercise over the exercise price) or

  .  by a combination of such means of payment, as determined by the board.

    Our employees, directors and consultants and the employees, directors and consultants of our subsidiaries and affiliates are eligible to receive options under the 1995 stock option plan; however, only certain employees are eligible to receive incentive stock options. The 1995 stock option plan is administered by the board and the board is authorized to interpret and construe the 1995 stock option plan. Subject to the terms of the 1995 stock option plan, the board is authorized to:

  .  select the recipients of options from among those eligible,

  . to establish the number of shares that may be issued under each option and

  . take any actions specifically contemplated or necessary or advisable for the administration of the 1995 stock option plan.

    No options may be granted under the 1995 stock option plan after July 31, 2005, which is ten years from the date the 1995 stock option plan was originally adopted and approved by our board and stockholders. The 1995 stock option plan will remain in effect until all options granted under it have been exercised or expired. The board, in its discretion, may terminate the 1995 stock option plan at any time relating to any shares of common stock for which options have not been granted. The 1995 stock option plan may be amended by the board without the consent of our stockholders, except as to:

  .  a material increase in benefits;

  . an increase in the number of shares that may be subject to options under the 1995 stock option plan; or

  . a change in the class of individuals eligible to receive options under the 1995 stock option plan.

However, no change in any option previously granted under the 1995 stock option plan may be made which would impair the rights of the option holder without the approval of the holder.

    Under the 1995 stock option plan, options are exercisable during the period specified in each option agreement or certificate; except that no option is exercisable later than ten years from the date the option is granted. Options generally have been exercisable over a period of ten years from the grant date and vested in equal installments over a four or five year period of service with us as an employee. A change in control generally accelerates the vesting of options granted to employees and some of the options vest upon achievement of specific business goals or objectives. An option generally must be exercised within 12 months of a holder ceasing to be involved as our employee, director or consultant as a result of death and within three months for other reasons; however, these periods can be extended by decision of the board (except in the case of an incentive stock option). Shares of common stock subject to forfeited or terminated options again become available for option awards. The board may, subject to certain restrictions in the 1995 stock option plan (and, in the case of an incentive stock option, in Section 422 of the Code), extend or accelerate the vesting or exercisability of an option or waive restrictions in an option agreement or certificate.

    The 1995 stock option plan provides that the total number of shares covered by the 1995 stock option plan, the number of shares covered by each option, and the exercise price per share under each option will be proportionately adjusted in the event of a recapitalization, stock split, dividend, or a similar transaction.

    The grant of an option will not constitute realized taxable income to the grantee. Upon exercise of a nonqualified option, the holder will recognize ordinary income in an amount equal to the excess of the fair market value of the stock received over the exercise price paid. The tax basis in any shares of common stock received under the exercise of such option will be equal to the fair market value of the shares on the exercise date if the exercise price is paid in cash. We will generally have a deduction at the same level as the amount realized by the holder. We have the right to deduct and withhold applicable taxes relating to taxable income realized by the holder upon exercise of a nonqualified option and may withhold cash, shares or any combination in order to satisfy or secure its withholding tax obligation. An incentive stock option is not subject to taxation as income to the employee at the date of grant or exercise and we do not get a business deduction for an incentive stock option as long as the stock is not sold within two years after the incentive stock option is granted and one year after the incentive stock option is exercised. The incentive stock option is effectively taxed at capital gain rates upon the sale of the stock by the employee. However, if the stock acquired upon exercise of an incentive stock option is sold within two years of the incentive stock option grant date or within one year of the exercise date, then it is taxed the same as a nonqualified option. Upon the exercise of an incentive stock option, the difference between the value of the stock and the exercise price is recognized as a preference item for alternative minimum tax purposes.

    As of December 31, 1998, options to purchase a total of 13,082,220 shares of common stock have been granted. Options for 572,825 shares of common stock have been exercised, options for 282,750 shares have been forfeited and options for 12,226,645 shares remain outstanding. The following table sets forth the exercise price and number of outstanding options as well as the number of those options which are vested and exercisable as of December 31, 1998:

                                                                                   Amount
                        Exercise                     Amount                      Vested and
                         Price                     Outstanding                   Exercisable
                        --------                   -----------                   -----------
                        $0.40                         345,000                       345,000(a)
                         1.20                          43,750                        43,750
                         1.60                          50,000                        50,000
                         2.40                         175,000                       175,000
                         3.09                           5,385                           --
                         4.03                           5,385                           --
                         4.20                       1,630,625                     1,463,625
                         4.76                          23,135                        23,135
                         5.24                           5,385                           --
                         5.97                          28,000                           --
                         6.00                         107,200                       107,200
                         7.50                       5,633,030                     2,805,630
                         7.77                          28,000                           --
                        10.08                          28,000                           --
                        11.31                          75,000                           --
                        11.50                          75,000                           --
                        11.94                         125,000                           --
                        12.50                         253,750                       128,750
                        13.00                       3,590,000                        90,000
                         -----                     ----------                     ---------
       Total              N/A                      12,226,645                     5,232,090
                         =====                     ==========                     =========

                      --------
                      (a) Represents options held by Mr. Miller.

    Except for the options for 23,135 shares with an exercise price of $4.76 per share and options for 3,036,250 shares with an exercise price of $7.50, the exercise prices for all of the options were equal to or in excess of the estimated fair value of the common stock at the dates on which the numbers of shares and the exercise prices were determined; therefore, in accordance with the "intrinsic value based method" of accounting for stock options, we did not recognize compensation cost related to the grant of these options. The options for 23,135 shares with an exercise price of $4.76 were issued in 1998 in exchange for services received from nonemployees; therefore, we will account for the issuance of these options in 1998 based on the fair value of the services received. Options for 3,036,250 shares granted at an exercise price of $7.50 per share (which is below the estimated fair market value at the date of grant) were included in the group of options which vested at the completion of the initial public offering of common stock. We will account for these options in 1998 based upon the fair market value of services received. The remaining options for 2,731,230 shares granted at an exercise price of $7.50 per share (which is below the estimated fair market value at the date of grant) were granted in 1998 and generally are taken into account and vest over five years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Compensation Charges Related to Stock Option Grants".

    The options granted include incentive stock options for 627,750 shares with an exercise price of $7.50 per share. As of December 31, 1998, incentive stock options for 81,250 shares have been forfeited and none of the outstanding incentive stock options are exercisable.

  CTSH Stock Option Plans

    CTSH has established certain stock option plans for the benefit of its employees. Upon completion of the roll-up in August 1998, all of the outstanding options to purchase shares of capital stock of CTSH granted under the CTSH stock option plans were converted into and replaced by options to purchase shares of our common stock. Our board of directors has adopted each of the CTSH option plans. Options granted under the CTSH stock options plans may be adjusted at our discretion or, in the case of options granted under the CTSH share bonus plan, by the CTSH trustee, to take into account any variation of our share capital subject to the written confirmation of our auditors that the adjustment in their opinion is fair and reasonable. The description set forth below summarizes the general terms of each of the various plans that constitute the CTSH stock options plans.

    CTSH All Employee Share Option Scheme. All outstanding options granted under the CTSH all employee share option scheme are vested. These options may only be exercised in full and on one occasion. Outstanding options granted under the CTSH All Employee plan will lapse if not exercised by the earlier of:

  (1) the first anniversary of the option holder's death;

  (2) six months following the termination of the option holder's employment;

  (3) six months following the earlier of the following corporate events:

    (a) a change of control,

    (b) the sanctioning by the U.K. courts of a compromise or arrangement under the U.K. Companies Act 1985 section 425 that affects our common stock,

    (c) a person becoming bound or entitled to acquire our common stock under U.K. Companies Act 1985 sections 428-430, or

    (d) notice of a general meeting of our stockholders at which a resolution will be proposed for the purpose of our voluntary winding-up;

  (4) the option holder being adjudicated bankrupt under U.K. law;

  (5) the surrender of the option; or

  (6) the seventh anniversary of the grant.

    At the time of the roll-up there were outstanding options to purchase 285,250 shares of common stock at a price of $2.37 per share, of which an initial refundable deposit of $1.20 per share has already been paid by each participant. No additional options will be granted under the CTSH all employee plan in the future.

    CTSH Management Plan. All outstanding options granted under the CTSH unapproved share option scheme will vest on the earlier of:

  (1) March 1, 2000 or, if the option holder was not an eligible employee (as defined in the plan) on March 1, 1997, the third anniversary of the date on which the option was granted,

  (2) the death of the option holder,

  (3) the termination of the option holder's employment, other than a termination for cause or the voluntary resignation of the option holder,

  (4) the occurrence of one of the corporate events described above, or

  (5) the sale of our subsidiary or business in which the option holder is employed.

    Once vested, these options may be exercised in whole or in part at the discretion of the option holder prior to the lapsing of the option. All options granted under the CTSH management plan will lapse on the earlier of:

  (1) the first anniversary of the option holder's death,

  (2) six months after the termination of the option holder's employment, other than a termination for cause or the voluntary resignation of the option holder,

  (3) immediately upon any other termination of employment,

  (4) six months following the occurrence of one of the corporate events described above,

  (5) the option holder being adjudicated bankrupt under U.K. law,

  (6) the surrender of the option,

  (7) failure to satisfy any performance condition established by the board of directors of Castle Transmission, or

  (8) the seventh anniversary of the grant of the option.

    Currently, there are outstanding options to purchase 1,649,844 shares of common stock at prices ranging from (Pounds)1.43 ($2.39) to (Pounds)6.04 ($10.08) per share. No additional options will be granted under the CTSH management plan in the future.

    CTSH Bonus Share Plan. In connection with the CTSH bonus share plan, CTSH has executed the employee benefit trust, a discretionary settlement for the benefit of past and present Castle Transmission employees, directors and their families. Castle Transmission employees and directors are able to participate in the CTSH bonus share plan by foregoing a portion of their annual bonuses awarded by us in consideration for options to purchase shares of our common stock held by the CTSH trust at predetermined prices per share depending upon the year in which the investment is made. The predetermined price for 1997 investment was (Pounds)13.00 ($21.70) per unit, with each unit to be converted into seven shares of common stock upon completion of the roll-up, and the Castle Transmission board has determined that the predetermined price for any investment in 1998 and 1999 will be (Pounds)16.90 ($28.21) and (Pounds)21.97 ($36.68) respectively.

    All outstanding options granted under the CTSH bonus share plan are vested and may be exercised in whole or in part at the discretion of the option holder prior to the lapsing of the option. All options will lapse on the earlier of:

  (1) the first anniversary of the option holder's death,

  (2) six months after the termination of the option holder's employment,

  (3) six months following the occurrence of one of the corporate events described above,

  (4) the option holder being adjudicated bankrupt under U.K. law,

  (5) the surrender of the option or

  (6) the seventh anniversary of the grant of the option.

    In order to satisfy the demand created by the exercise of options granted under the CTSH bonus share plan, the CTSH trustee has been granted a call option by us to purchase up to 149,709 shares of common stock from us at a price of (Pounds)1.86 ($3.11) per share, the funds for which are to be contributed to the CTSH trust by CTSH, which has already provided for such payment in its financial statements. Currently there are outstanding options to purchase 149,709 shares of common stock from the CTSH trustee for a nominal sum upon exercise. Castle Transmission employees and directors continue to be able to effectively invest a proportion of their annual bonuses in our common stock under the CTSH bonus share plan for the fiscal years 1998 and 1999. Thereafter, no additional options will be granted under the CTSH bonus share plan. Grants under the CTSH bonus share plan are determined by converting monetary awards into options to purchase shares at predetermined prices.

    CTSH Option Grants to Certain Executives. In January and April of 1998, CTSH granted options to purchase a total of 300,000 ordinary shares and 299,700,000 preference shares of CTSH to Ted B. Miller, Jr., David L. Ivy and George E. Reese. These options are vested in full and have converted into options to purchase 1,890,000 shares of our common stock at an exercise price of (Pounds)1.43 and 210,000 shares of our common stock at an exercise price of (Pounds)3.57. When we completed the roll-up, the exercise prices were set in U.S. dollars at $2.31 for the (Pounds)1.43 exercise price and $5.96 for the (Pounds)3.57 exercise price.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

1995 Investments

    On January 11, 1995, Ted B. Miller, Jr., Edward C. Hutcheson, Jr., Centennial Fund IV, Berkshire Fund III, A Limited Partnership, and certain trusts and natural persons which are now members of Berkshire Investors LLC and
J. Landis Martin collectively invested $8,790,000 in return for Castle Tower Corporation's common stock or, in some cases, preferred stock or convertible notes of Castle Tower Corporation. The proceeds received on January 11, 1995 were used by us for the acquisition of towers and ancillary assets from Pittercrief Communications and for working capital.

    Under a securities exchange agreement, dated as of April 27, 1995, such parties effectively made CCIC the holding company of Castle Tower Corporation and converted some of the obligations of Castle Tower Corporation into capital stock of CCIC. As a result of the exchange of Castle Tower Corporation capital stock for CCIC capital stock, such parties received shares of common stock, or, in come cases, preferred stock, of CCIC.

1996 Investments

    Under a securities purchase agreement, dated as of July 15, 1996, among Berkshire Fund III Group, Centennial Fund IV, J. Landis Martin, Edward C. Hutcheson, Jr., Robert F. McKenzie and us, we privately placed 864,568 shares of our Series B convertible preferred stock, par value $.01 per share, for an aggregate purchase price of $10,374,816. Berkshire Fund III Group paid $6,000,000 for 500,000 shares, Centennial Fund IV paid $3,724,812 for 310,401 shares, Mr. Martin paid $500,004 for 41,667 shares, Mr. Hutcheson paid $99,996 for 8,333 shares and Mr. McKenzie paid $50,004 for 4,167 shares. The proceeds received were used for:

  (a) the purchase of the towers and microwave and specialized mobile radio businesses from Motorola in Puerto Rico;

  (b) an option payment relating to the acquisition of TEA and TeleStructures; and

  (c) working capital.

1997 Investments

    Under a securities purchase agreement, dated as of February 14, 1997, among Centennial Fund V and Centennial Entrepreneurs Fund V, L.P. Berkshire Fund IV, Limited Partnership, and certain trusts and natural persons that are members of Berkshire Investors LLC, PNC Venture Corp., Nassau Capital Partners II L.P., NAS Partners I L.L.C., Fay, Richwhite Communications Limited, J. Landis Martin, Robert F. McKenzie and us, we privately placed 3,529,832 shares of our Series C convertible preferred stock, par value $.01 per share for an aggregate purchase price of $74,126,472. As a part of this transaction, Centennial Fund V Investors paid $15,464,001 for 736,381 shares, Berkshire Fund IV Group paid $21,809,991 for 1,038,571 shares, Nassau Group paid an aggregate of $19,499,991 for 928,571 shares, and Mr. Martin paid $999,999 for 47,619 shares. The proceeds received on February 14, 1997 were used by us to fund a portion of our investment in Castle Transmission.

    In March 1997, Edward C. Hutcheson, Jr. exercised stock options for 345,000 shares of common stock. We repurchased these shares and 308,435 shares of his existing Class A common stock for $3,422,118.

    In May 1997, in connection with our acquisition of the stock of TeleStructures, TEA and TeleShare, Inc., we issued 535,710 shares of common stock to the shareholders of those companies.

    In June 1997, Messrs. Miller and Ivy received special bonuses, related to their services in structuring and negotiating our investment in Castle Transmission, including arranging the consortium partners who participated with us in the Castle Transmission transaction, of $600,000 and $300,000, respectively.

    In August 1997, Robert A. Crown and Barbara Crown sold the assets of Crown Communications to, and merged two related companies with, our subsidiaries. As consideration for these transactions, the Crowns received a cash payment of $25.0 million, our promissory note aggregating approximately $76.2 million, approximately $2.3 million for the payment of certain taxes (part of which amount was paid in September 1997 as a dividend to stockholders of record of one of the merged companies on August 14, 1997), and 7,325,000 shares of common stock. In addition, we assumed approximately $26.0 million of indebtedness of the Crown's business. We repaid the seller note in full on October 31, 1997. Robert A. Crown and Barbara Crown are both parties to the stockholders agreement and are subject to its restrictions.

    Under a securities purchase agreement, dated as of August 13, 1997, among American Home Assurance Company and their affiliates, New York Life Insurance Company, The Northwestern Mutual Life Insurance Company, PNC Venture Corp., J. Landis Martin and us, we privately placed 292,995 shares of our senior convertible preferred stock for an aggregate purchase price of $29,299,500, together with warrants to purchase 585,990 shares of common stock at $7.50 per share, subject to adjustment including weighted average antidilution adjustments. As part of this transaction, Mr. Martin paid $200,000 for 2,000 and warrants to purchase 4,000 shares of common stock. The proceeds received were used by us to fund a portion of the acquisition of the Pittsburgh tower operations and working capital.

    Under a securities purchase agreement, dated as of October 31, 1997, among Berkshire Partners Group, Centennial Fund V Investors, Nassau Group, Fay Richwhite, Harvard Private Capital Holdings, Inc., Prime VIII, L.P. and the prior purchasers of senior convertible preferred stock (other than affiliates of American Home Assurance), an additional 364,500 shares of senior convertible preferred stock were issued for an aggregate purchase price of $36,450,000, together with warrants to purchase 729,000 shares of common stock at $7.50 per share, subject to adjustment including weighted average antidilution adjustments. Berkshire Partners Group paid $3,500,000 for 35,000 shares and warrants to purchase 70,000 shares of common stock. Centennial V Investors paid $1,000,000 for 10,000 shares and warrants to purchase 20,000 shares of common stock and J. Landis Martin paid $200,000 for 2,000 shares and warrants to purchase 4,000 shares of common stock.

Other Transactions

    Robert J. Coury, a former director of Crown Communication, and Crown Communication were party to a management consulting agreement beginning in October 1997 through January 1999. Under a memorandum of understanding dated July 3, 1998, the compensation payable under such consulting agreement was increased to $20,000 per month and Mr. Coury was granted options to purchase 60,000 shares of common stock at $7.50 per share. See "Management--Executive Compensation--Crown Arrangements". We have recorded a noncash compensation charge of $0.3 million related to the issuance of these stock options. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Compensation Charges Related to Stock Option Grants". In connection with the acquisition of our Pittsburgh tower operations, Mr. Coury acted as financial advisor to the Crowns and received a fee for such services, paid by the Crowns.

    We lease office space in a building formerly owned by our Vice Chairman and Chief Executive Officer. Lease payments for such office space amounted to $313,008, $130,000 and $50,000 for the years ended December 31, 1998, 1997 and
1996, respectively. The amount of space leased increased from 6,497 square feet at $23.80 per square foot (or $154,836 in annual rent) to 19,563 square feet at $16.00 per square foot (or $313,008 in annual rent) under a lease agreement effective November 1, 1997. The lease term is for a period of five years with an option to terminate in the third year or to renew at $18.40 per square foot. Interstate Realty Corporation, a company owned by our Vice Chairman and Chief Executive Officer, received a commission of $62,000 in connection with this new lease.

    Crown Communication leases its equipment storage and handling facility in Pittsburgh from Idlewood Road Property Company, a Pennsylvania limited partnership. HFC Development Corp., a Pennsylvania corporation owned by Mr. Crown's parents, is the general partner of Idlewood. The annual rent for the property is $180,000.

    On August 10, 1998, Michel Azibert, who was elected as a director of CCIC in August 1998, acquired 50,000 shares of common stock from an existing stockholder of CCIC for $6.26 per share under a purchase right assigned to him by CCIC. We recorded a noncash compensation charge of $0.3 million related to the transfer of the purchase right. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Compensation Charges Related to Stock Option Grants".

    On February 28, 1997, Castle Transmission and TdF's parent entered into the Castle Transmission services agreement under which TdF's parent agreed to provide certain consulting services to Castle Transmission in consideration for a minimal annual fee of (Pounds)400,000 ($665,120) and reimbursement for reasonable out-of-pocket expenses. TdF's parent has agreed to, among other things, provide the services of ten executives or engineers to Castle Transmission on a part-time basis and to provide an analysis of the operations of Castle Transmission. In addition, TdF's parent has agreed to provide additional services relating to research, development and professional training on terms (including as to price) to be determined. The term of the Castle Transmission services agreement is expected to be extended for four additional years (to February 28, 2004) and thereafter will be terminable on 12-month's prior notice given by Castle Transmission to TdF after February 28, 2003.

    In connection with the financing arrangements relating to the joint venture, we paid an aggregate of $100,000 to Centennial Fund IV, L.P., Centennial Fund V, L.P. and Centennial Entrepreneurs Fund V, L.P.

    We have entered into a memorandum of understanding with Mr. Crown and a related services agreement. Under the services agreement, Mr. Crown agreed to continue to serve in a consulting capacity to (and as Chairman of) Crown Communication for a two-year period ending December 9, 2000, and we have agreed, for such two-year period, to pay Mr. Crown cash compensation of $300,000 annually, along with certain executive perquisites. At the end of the two-year period, we will pay Mr. Crown a severance benefit of $300,000.

Agreements with TdF Related to the Roll-Up

Governance Agreement

    On August 21, 1998, we entered into a governance agreement with TdF and one of its subsidiaries to provide for certain rights and obligations of each party for our governance.

  Super-Majority Voting Requirements

    In general, until August 21, 2003, a super majority vote of our board of directors is required for CCIC or any of its subsidiaries to take any of the following actions:

  .  amendments to the certificate of incorporation or by-laws;

  .  acquisitions or investments of more than $20.0 million;

  .  dispositions for more than $20.0 million;

  .  significant strategic alliances;

  .  the incurrence of debt unless certain leverage ratios have been met;

  . any transaction with a party to the stockholders agreement or any of our affiliates;

  .  the issuance of any equity securities;

  . any transaction that would result in any person holding 50% or more of our voting securities or equity interests;

  .  any sale of all or substantially all of our assets;

  .  any action by us relating to our dissolution or bankruptcy; and

  .  any amendments to our rights plan.

  TdF Veto Rights

    In general, until August 21, 2003, TdF's consent will be required for CCIC or any of its subsidiaries to take any of the following actions:

  .significant acquisitions or investments;

  .  strategic alliances with certain third parties; and

  .significant dispositions.

    In addition, until August 21, 2008, TdF's consent generally will be required for CCIC or any of its subsidiaries to take any of the following actions:

  .  amendments to the certificate of incorporation or by-laws;

  . the issuance of any new class of security or of additional shares of Class A common stock;

  . any transaction that would result in any person holding 50% or more of our voting securities or equity interests;

  .  any sale of all or substantially all of our assets; and

  . the issuance to any person of equity securities representing 25% or more of our outstanding equity securities.

  TdF Preemptive Rights

    Except in limited circumstances, if we issue any equity securities to any person, we must offer TdF the right to purchase, at the same cash price and on the same other terms proposed, up to the amount of such equity securities as would be necessary for TdF and its affiliates to maintain their consolidated ownership percentage in CCIC. See "Risk Factors".

  TdF Standstill; Transfer Restrictions; Voting

    TdF and its affiliates will not, without the prior written consent of the board:

  . acquire beneficial ownership of any of our voting securities if their ownership interest would be greater than a specified percentage;

  . propose that TdF or any of its affiliates enter into any business combination involving us;

  . make any "solicitation" of "proxies" (as such terms are used in Regulation 14A promulgated under the Exchange Act) to vote or consent relating to any of our voting securities in opposition to the recommendation of a super majority vote of the board;

  . except in accordance with the terms of the stockholders agreement, seek election to or seek to place a representative on the board or seek the removal of any member of the board;

  . (a) solicit, seek to effect, negotiate with or provide nonpublic information to any other person relating to, or (b) otherwise make any public announcement or proposal relating to, any form of business combination with any person involving a change of control of CCIC or the acquisition of a substantial portion of the voting securities and/or equity securities or assets of CCIC or any subsidiary of CCIC; or

  . publicly disclose any intention, plan or arrangement, or provide advice or assistance to any person, inconsistent with the foregoing.

    In general, if TdF or any of its affiliates seek to transfer 5% or more of our voting securities, we will have the right to purchase all, or any part in excess of such 5%, of such voting securities for cash at the price at which they are to be transferred. These limitations do not apply to certain transactions including underwritten public offerings and sales under Rule 144.

    Whenever TdF has the right to vote any of our voting securities and a "proxy-contest" exists or any proposal for the election of any member to the board has received a negative vote, which in either case, had been recommended by a super majority vote of the board, TdF has agreed to vote all of our voting securities held by it in the manner recommended by a super majority vote of the board.

    The standstill, transfer restriction and voting provisions described above will cease to apply on or before August 21, 2003. In addition, the standstill and voting provisions will be suspended during any period of an unsolicited offer, including any offer commenced by TdF or any member of the TdF group following such suspension, and will afterwards be reinstated.

  TdF CTSH Option

    If (1) the board overrides a veto by TdF of a business combination or (2) an unsolicited offer by any person other than TdF or any of its affiliates has commenced or occurred, TdF will have the option to:

  . acquire for cash all of the CTSH shares beneficially owned by us at their fair market value or

  . sell for cash to us all of the CTSH shares and warrants beneficially owned by TdF at their fair market value.

    Immediately before completion of any business combination or unsolicited offer, TdF may require us to purchase one-half of the shares of Class A common stock held by TdF and its affiliates for cash at the offer price per share of common stock under the business combination or unsolicited offer.

  Put and Call Rights

    TdF Put Right. Until August 21, 2000, TdF has the right to require us (1) to purchase all but one of the CTSH shares beneficially owned by TdF and its affiliates in exchange for shares of Class A common stock at a specified exchange ratio and (2) to issue in exchange for the TdF CTSH warrants a number of shares of Class A common stock at the exchange ratio and 100,000 shares of Class A common stock, subject to adjustment in certain circumstances.

    CCIC Call Right. On August 21, 2000, unless the weighted average price per share of common stock over the five trading days immediately preceding August 21, 2000, is less than or equal to $12, as adjusted for any stock split or similar transaction, we will have the right to require TdF to transfer and deliver to us all but one of TdF's CTSH shares and TdF's CTSH warrants in exchange for a number of shares of Class A common stock at the exchange ratio plus 100,000 shares of Class A common stock, subject to adjustment in certain circumstances.

Stockholders Agreement

    On August 21, 1998, we entered into the stockholders agreement with certain of our stockholders to provide for certain rights and obligations for our governance and the stockholders' shares of common stock or Class A common stock.

  Governance

    Board Representation.

  . So long as the TdF group holds at least 5.0% of our common stock, TdF will have the right to appoint one director and generally will have the right to appoint two directors;

  . so long as Robert A. Crown, Barbara Crown, certain trusts established by them and their permitted transferees have beneficial ownership of at least 555,555 shares of common stock, they will have the right to elect one director;

  . so long as Ted B. Miller, Jr. and his permitted transferees maintain an ownership interest, they will have the right to elect one director;

  .  our chief executive officer will have the right to elect one director;

  . so long as the ownership interest of Centennial Fund IV, L.P., Centennial Fund V, L.P., Centennial Entrepreneurs Fund V, L.P., their affiliates and respective partners is at least 5.0%, they will have the right to elect one director;

  . so long as the ownership interest of the Berkshire group is at least 5.0%, they will have the right to elect one director;

  . so long as the ownership interest of Nassau Capital Partners II, L.P., NAS Partners I, L.L.C., their affiliates and their respective partners is not less than the ownership interest of the Nassau group immediately following the closing of the initial public offering the Nassau group will have the right to elect one director; and

  . all directors other than the designees will be nominated in accordance with our certificate of incorporation and by-laws.

    Solicitation and Voting of Shares. At each meeting of our stockholders at which directors are to be elected, we will use our best efforts to solicit from those stockholders eligible to vote in the election of directors proxies in favor of the nominees selected in accordance with the provisions of the stockholders agreement, including the inclusion of each director nominee in management's slate of nominees and in the proxy statement prepared by our management in respect of each annual meeting, vote or action by written consent.

    Each stockholder will vote its shares in favor of the election of the persons nominated under the provisions described in "--Board Representation" above to serve the board and against the election of any other person nominated to be a director.

    Committees of the Board. Each of the nominating and corporate governance committee and the executive committee will contain, so long as TdF is qualified, at least one director that is a TdF designee.

  Registration Rights; Tag Along Rights

    These stockholders have been granted piggy-back registration rights, demand registration rights, S-3 registration rights and tag-along rights for their shares of common stock. If at any time stockholders holding at least 2% of our voting securities determine to sell or transfer 2% or more of the voting securities then issuable or outstanding to a third party who is not an affiliate of any of these stockholders may have the opportunity and the right to sell to the purchasers in such proposed transfer, on the same terms and conditions as the selling stockholders, up to that number of shares owned by such stockholder equaling the product of:

    (a) a fraction, the numerator of which is the number of shares owned by such stockholder as of the date of such proposed transfer and the denominator of which is the aggregate number of shares owned by the selling stockholders and by all stockholders exercising tag-along rights multiplied by

    (b) the number of securities to be offered.

CTSH Shareholders' Agreement

    On August 21, 1998, CCIC, TdF and CTSH entered into a shareholders' agreement to govern the relationship between CCIC and TdF as shareholders of CTSH.

    Corporate Governance. The board of CTSH will be comprised of six directors, of which CCIC and TdF will each have the right to appoint and remove two directors with the remaining two directors to be mutually agreed upon by CCIC and TdF. CCIC has the right to nominate the chairman, chief executive officer, chief operating officer and chief financial officer of CTSH, subject to approval by a super majority vote of the board of CCIC.

    The affirmative vote of a majority of the board, including a director nominated by CCIC and a director nominated by TdF, is necessary for the adoption of a resolution. Further, the prior written consent of each of CCIC and TdF, in their capacities as shareholders, is required for the following actions, among others:

  .  significant acquisitions and dispositions;

  .  issuance of new shares;

  . entry into transactions with shareholders, except under the Castle Transmission services agreement and/or the Castle Transmission operating agreement;

  .  entry into new lines of business;

  .  capital expenditures outside the budget;

  .  entry into banking and other financing facilities;

  .  entry into joint venture arrangements;

  . payment of dividends, except for (1) dividends payable in respect of CTSH's redeemable preferred shares and (2) dividends permitted by CTSH's financing facilities; and

  . establishing a public market for CTSH shares. Similar governance arrangements also apply to CTSH's subsidiaries.

    If either CCIC or TdF vetoes a transaction (either at board or shareholder level), the other shareholder is entitled to pursue that transaction in its own right and for its own account.

    Transfer Provisions. Subject to certain exceptions, neither CCIC nor TdF may transfer any interest in shares held in CTSH to a third party. Transfers of shares to affiliated companies are permitted, subject to certain conditions. No shares may be transferred if such transfer would:

    (a) entitle the BBC to terminate either of the BBC contracts,

    (b) subject CTSH to possible revocation of its licenses under the Telecommunications Act 1984 or the Wireless Telegraphy Acts 1949, 1968 and 1998 or

    (c) cause CCIC or TdF to be in breach of the commitment agreement among TdF, TdF's parent, the BBC and us, under which we and TdF have agreed to maintain certain minimum ownership levels in CTSH for a period of five years. See "Business--U.K. Operations--Significant Contracts--BBC Commitment Agreement".

    In addition, shares may be sold to a third party, subject to a right of first refusal by the other party, after the later of (a) the second anniversary of the closing of the roll-up, and (b) the expiration of the period for the completion of the TdF put right or the CCIC call right. If CCIC purchases TdF's shares under such right of first refusal, instead of paying the consideration in cash, it may elect to discharge the consideration by issuing its common stock at a discount of 15% to its market value. If the right of first refusal is not exercised, the selling shareholder must procure and offer on the same terms for the shares held by the other party. If we elect to issue common stock to TdF under the right of first refusal, TdF will be entitled to certain demand registration rights and tag along rights.

    TdF Put Right. TdF has the right to put its shares of CTSH to CCIC for cash if there is a change of control of CCIC. Such right is exercisable if (a) TdF has not exchanged its shares under the governance agreement by the second anniversary of the closing of the roll-up, or (b) prior to the second anniversary of the closing of the roll-up, if TdF has ceased to own at least 5% of our common stock.

    The consideration payable on the exercise of the TdF put right will be an amount agreed between CCIC and TdF or, in the absence of agreement, the fair market value as determined by an independent appraiser.

    TdF Exit Right. TdF also has the right after the earlier of (a) the second anniversary of the closing of the roll-up, or (b) TdF ceasing to own at least 5% of our common stock, to require CCIC, upon at least six months' notice, to purchase all, but not less than all, of the shares it beneficially owns in CTSH.

    The consideration to be paid to TdF, and the manner in which it is calculated, upon TdF's exercise of its exit right is substantially the same as described upon exercise of the TdF put right.

    CCIC is entitled to discharge the consideration payable on the exercise of the TdF exit right either in cash or by issuing common stock to TdF at a discount of 15% to its market value. If CCIC elects to issue common stock to TdF on the exercise of the TdF exit right, TdF will be entitled to certain demand registration rights and tag-along rights.

    CCIC Deadlock Right. CCIC has the right to call TdF's shares of CTSH, subject to certain procedural requirements, for cash if after the third anniversary of the closing of the roll-up TdF refuses on three occasions during any consecutive six-month period to agree to the undertaking by CTSH of certain types of transactions, including acquisitions and disposals that would fall within CTSH's core business. The consideration due on the exercise of the CCIC deadlock right is payable in cash, the fair market value of the TdF interest to be determined in the same manner described above upon exercise of the TdF put or exit rights.

    CCIC Shotgun Right. Provided that TdF has not, under the governance agreement, exchanged its share ownership in CTSH for shares of CCIC, CCIC may
(a) by notice expiring on August 21, 2003, or (b) at any time within 45 days of CCIC becoming aware of a TdF change of control, offer to purchase TdF's shares in CTSH. TdF is required to either sell its shares or agree to purchase CCIC's shares in CTSH at the same price contained in CCIC's offer for TdF's shares of CTSH.

    The completion of any transfer of shares between CCIC and TdF under any of the transfer provisions described above is subject to the fulfillment of certain conditions precedent, including obtaining all necessary governmental and regulatory consents.

    Termination. The shareholders' agreement terminates if either CCIC or TdF ceases to be qualified. CCIC remains qualified on the condition that it holds at least 10% of the share capital of CTSH.

Castle Transmission Services Agreement

    On February 28, 1997, Castle Transmission and TdF's parent entered into a services agreement under which TdF's parent agreed to provide certain consulting services to Castle Transmission in consideration for a minimum annual fee of (Pounds)400,000 ($665,120) and reimbursement for reasonable out-of-pocket expenses. This agreement was amended and restated on August 21, 1998. TdF's parent has agreed to, among other things, provide the services of ten executives or engineers to Castle Transmission on a part-time basis and to provide a benchmarking review of Castle Transmission. In addition, TdF's parent has agreed to provide additional services relating to research, development and professional training on terms (including as to price) to be determined. Following February 28, 2003, the Castle Transmission services agreement will be terminable on 12-month's prior notice given by Castle Transmission to TdF.

Castle Transmission Operating Agreement

    The following summary of the terms of the Castle Transmission operating agreement is subject to the negotiation of definitive documentation, although we expect such agreement to have the general terms described herein. Under the Castle Transmission operating agreement, we will be permitted to develop business opportunities relating to terrestrial wireless communications (including the transmission of radio and television broadcasting) anywhere in the world except the United Kingdom. Castle Transmission will be permitted to develop such business opportunities solely in the United Kingdom.

    The Castle Transmission operating agreement will also establish a framework for the provision of business support and technical services to us and our subsidiaries (other than Castle Transmission) in connection with the development of any international business by us. TdF will have the right, if called upon to do so by CTSH or us, to provide all or part of such services to us and our subsidiaries (other than Castle Transmission) in connection with the provision of broadcast transmission services.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table shows the beneficial ownership as of March 31, 1999 of our capital stock by our directors, officers, selling stockholders and those whom we know beneficially own more than 5% of any class or series of our capital stock.

    Shares that a person could acquire through options, warrants or convertible stock within 60 days from the date of this prospectus have been considered when calculating the number and percentage of shares beneficially owned by that particular person but have not been included when calculating these figures for any other stockholder. Shares of common stock convertible from Class A common stock have been included in calculating percentage of total voting power.

                                                  Shares                       Shares
                                               Beneficially                 Beneficially    Percentage of
                                             Owned Before the  Number of  Owned After the   Total Voting
                                             Equity Offering    Shares    Equity Offering    Power After
                                            ------------------   Being   ------------------  the Equity
Executive Officers and     Title of Class     Number   Percent  Offered    Number   Percent   Offering
Directors(a)               --------------   ---------- ------- --------- ---------- ------- -------------
Ted B. Miller, Jr.......  Common Stock(b)    4,020,010    3.9    181,359  3,838,651    3.1       2.8
David L. Ivy............  Common Stock(c)    1,432,695    1.4     73,448  1,359,247    1.1       1.0
Charles C. Green, III...  Common Stock(d)      712,695      *     46,259    666,436      *         *
John L. Gwyn............  Common Stock(e)      233,291      *     19,452    213,839      *         *
John P. Kelly(f)........  Common Stock          14,977      *        --      14,977      *         *
E. Blake Hawk...........  Common Stock(g)       16,894      *        --      16,894      *         *
Alan Rees(h)............  Common Stock         215,673      *     33,027    182,646      *         *
Robert A. Crown(i)......  Common Stock       5,794,888    5.8  1,982,500  3,812,388    3.1       2.8
Michel Azibert(j).......  Common Stock          60,000      *        --      60,000      *         *
Bruno Chetaille(k)......  Common Stock          10,000      *        --      10,000      *         *
Carl Ferenbach(l).......  Common Stock      20,740,805   20.9        --  20,067,690   16.4      15.0
Randall A. Hack(m)......  Common Stock       5,085,080    5.1        --   4,914,554    4.0       3.7
Robert F. McKenzie(n)...  Common Stock         202,500      *      6,630    195,870      *         *
William A. Murphy(o)....  Common Stock          10,000      *        --      10,000      *         *
Jeffrey H. Schutz(p)....  Common Stock       9,842,040    9.9        --   9,511,835    7.8       7.1
Directors and Executive
 Officers as a group
 (15 persons total).....  Common Stock(q)   48,376,906   48.6  3,516,521 44,860,385   36.5      33.4

Berkshire(r)
Berkshire Fund III,
 A Limited Partnership..  Common Stock(s)    6,095,450    6.1    204,856  5,890,594    4.8       4.4
Berkshire Fund IV,
 Limited Partnership....  Common Stock(t)   12,996,055   13.1    436,773 12,559,282   10.2       9.4
Berkshire Investors
 LLC....................  Common Stock(u)    1,619,300    1.6     31,486  1,587,814    1.3       1.2

Candover(v)
Candover Investments,
 plc....................  Common Stock       2,329,318    2.3     78,189  2,251,129    1.8       1.7
Candover (Trustees)
 Limited................  Common Stock         208,317      *      6,993    201,324      *         *
Candover Partners
 Limited................  Common Stock       8,792,565    8.9    295,145  8,497,420    6.9       6.3

Centennial(w)
Centennial Fund IV,
 L.P....................  Common Stock       5,965,340    6.0    330,205  5,635,135    4.6       4.2
Centennial Fund V,
 L.P....................  Common Stock       3,731,285    3.8        --   3,731,285    3.0       2.8
Centennial Entrepreneurs
 Fund V, L.P............  Common Stock         115,415      *        --     115,415      *         *

Crown Atlantic Holding
 Company LLC(x).........  Common Stock      15,597,783   15.7        --  15,597,783   12.7      11.6

Nassau(y)
Nassau Capital Partners
 II, L.P................  Common Stock (z)   5,023,825    5.1    169,472  4,854,353    4.0       3.6
NAS Partners I, L.L.C...  Common Stock (aa)     31,255      *      1,054     30,201      *         *
Digital Future            Class A
 Investments B.V.(bb)...  Common Stock      11,340,000  100.0        --  11,340,000  100.0       8.5

                                             (table continued on next page)

                                            Shares                      Shares
                                         Beneficially                Beneficially    Percentage of
                                       Owned Before the  Number of  Owned After the  Total Voting
                                        Equity Offering   Shares    Equity Offering   Power After
                            Title of   -----------------   Being   -----------------  the Equity
Other Selling                Class      Number   Percent  Offered   Number   Percent   Offering
Stockholders                --------   --------- ------- --------- --------- ------- -------------
George E. Reese(cc).....  Common Stock   974,121     *    46,220     806,658     *          *
American Home Assurance
 Company(dd)............  Common Stock 2,774,040          93,118   2,535,223
Fay, Richwhite
 Communications
 Limited(ee)............  Common Stock 2,793,640          93,776   2,553,135
Harvard Private Capital
 Holdings, Inc.(ff).....  Common Stock 2,416,245          81,359   2,207,585
New York Life Insurance
 Company(gg)............  Common Stock 1,060,180     *    35,588     968,909     *          *
PNC Venture Corp.(hh)...  Common Stock 2,002,210          67,209   1,829,840
Prime VIII, L.P.(ii)....  Common Stock   823,765     *    27,652     752,847     *          *
Win J. Neuger(jj).......  Common Stock     8,420     *       283       7,695     *          *
David B. Pinkerton(kk)..  Common Stock     3,365     *       113       3,075     *          *
Peter F. Smith(ll)......  Common Stock     5,050     *       170       4,615     *          *

--------
 * Less than 1%.
(a) Except as otherwise indicated, the address of each person in this table is c/o Crown Castle International Corp., 510 Bering Drive, Suite 500, Houston, TX 77057.

(b) Includes options for 2,951,908 shares of common stock. A trust for the benefit of Mr. Miller's children holds 99,995 shares of common stock. Mr. Miller has granted the underwriters in the equity offering an option to purchase 475,738 shares of common stock solely to cover overallotments. If the option is exercised, Mr. Miller will beneficially own 2.7% of the common stock after the equity offering.

(c) Includes options for 1,312,695 shares of common stock. Mr. Ivy has granted the underwriters in the equity offering an option to purchase 192,670 shares of common stock solely to cover overallotments. If the option is exercised, Mr. Ivy will beneficially own less than 1% of the common stock after the equity offering.

(d) Represents options for 712,695 shares of common stock. Mr. Green has granted the underwriters in the equity offering an option to purchase 121,345 shares of common stock solely to cover overallotments.

(e) Includes options for 230,791 shares of common stock. Mr. Gwyn has granted the underwriters in the equity offering an option to purchase 51,025 shares of common stock solely to cover overallotments.

(f) Mr. Kelly's principal business address is c/o Crown Communication Inc., 375 Southpointe Blvd., Canonsburg, PA 15317. Mr. Kelly's holdings represent options for 14,977 shares of common stock.

(g) Includes options for 2,252 shares of common stock.

(h) Mr. Rees's principal business address is c/o Castle Transmission International Ltd., Warwick Technology Park, Heathcote Lane, Warwick CV346TN, United Kingdom. Mr. Rees's holdings include options for 145,673 shares of common stock. Mr. Rees has granted the underwriters in the equity offering an option to purchase 86,635 shares of common stock solely to cover overallotments.

(i) Mr. Crown's principal business address is c/o Crown Communication Inc., 375 Southpointe Blvd., Canonsburg, PA 15317. Mr. Crown's holdings include 2,063,091 shares of common stock owned by Mr. Crown, 1,873,091 shares of common stock owned by his spouse, over which she has sole voting and dispositive power, 125,000 shares of common stock that are jointly owned, 791,909 shares of common stock owned by a grantor retained annuity trust for Mr. Crown, 791,909 shares of common stock owned by a grantor retained annuity trust for Ms. Crown and options for 149,888 shares of common stock.

(j) Mr. Azibert's principal business address is c/o TeleDiffusion de France International S.A., 10 Rue d'Oradour sur Glane, 75732 Paris 15 France. Mr. Azibert's holdings include options for 10,000 shares of common stock.

(k) Mr. Chetaille's principal business address is c/o TeleDiffusion de France International S.A., 10 Rue d'Oradour sur Glane, 75732 Paris 15 France. Mr. Chetaille's holdings represent options for 10,000 shares of common stock.

(l) Mr. Ferenbach's principal business address is c/o Berkshire Partners LLC, One Boston Place, Suite 3300, Boston, MA 02108. Mr. Ferenbach's holdings represent options for 30,000 shares of common stock and 20,710,805 shares of common stock beneficially owned by members of the Berkshire group. Mr. Ferenbach disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(m) Mr. Hack's principal business address is c/o Nassau Capital LLC, 22 Chambers St., Princeton, NJ 08542. Mr. Hack's holdings represent options for 30,000 shares of common stock and 5,055,080 shares of common stock beneficially owned by members of the Nassau group. Mr. Hack disclaims beneficial ownership of such shares.

(n) Mr. McKenzie's principal business address is P.O. Box 1133, 1496 Bruce Creek Road, Eagle, CO 81631. Mr. McKenzie's holdings include options for 109,375 shares of common stock. Mr. McKenzie has granted the underwriters in the equity offering an option to purchase 17,390 shares of common stock solely to cover overallotments.

(o) Mr. Murphy's principal business address is c/o Salomon Smith Barney, Victoria Plaza, 111 Buckingham Palace Road, London, England. Mr. Murphy's holdings represent options for 10,000 shares of common stock.

(p) Mr. Schutz's principal business address is c/o The Centennial Funds, 1428 Fifteenth Street, Denver, CO 80202-1318. Mr. Schutz is a general partner of each of Centennial Holdings IV (which is the general partner of Centennial Fund IV) and Centennial Holdings V (which is the general partner of Centennial Fund V and Centennial Entrepreneurs Fund). However, neither Mr. Schutz nor any other general partner of either Holdings IV or Holdings V, acting alone, has voting or investment power of those securities directly beneficially held by these funds, and, as a result, Mr. Schutz disclaims beneficial ownership of our securities directly beneficially owned by these funds, except to the extent of his pecuniary interest therein. Mr. Schutz's holdings represent options for 30,000 shares of common stock and 9,812,040 shares of common stock beneficially owned by members of the Centennial group. Mr. Schutz disclaims beneficial ownership of such shares.

(q) Includes options for 5,750,254 shares of common stock and warrants for 120,000 shares of common stock.

(r) Berkshire group has approximately 14.9% of the total voting power of common stock. Carl Ferenbach, Chairman of our board of directors and a director of CCIC, is a Managing Director of Berkshire Investors; a Managing Director of Third Berkshire Managers the general partner of Third Berkshire Associates, the general partner of Berkshire Fund III; and a Managing Director of Fourth Berkshire Associates, the general partner of Berkshire Fund IV. The principal business address of the Berkshire group is c/o Berkshire Partners LLC, One Boston Place, Suite 3300, Boston, MA 02108-401.

(s) Includes warrants for 35,935 shares of common stock. Berkshire Fund III has granted the underwriters in the equity offering an option to purchase 320,534 shares of common stock solely to cover overallotments. If the option is exercised, Berkshire Fund III will beneficially own 4.5% of the common stock after the equity offering.

(t) Includes warrants for 29,255 shares of common stock. Berkshire Fund IV has granted the underwriters in the equity offering an option to purchase 683,410 shares of common stock solely to cover overallotments. If the option is exercised, Berkshire Fund IV will beneficially own 9.6% of the common stock after the equity offering.

(u) Includes warrants for 4,810 shares of common stock. Berkshire Investors LLC has granted the underwriters in the equity offering an option to purchase 49,266 shares of common stock solely to cover overallotments. If the option is exercised, Berkshire Investors LLC will beneficially own 1.3% of the common stock after the equity offering.

(v) Candover group has approximately 8.2% of the total voting power of common stock. G. Douglas Fairservice is a director of each entity in the Candover group. The principal business address of Candover Partners is 20 Old Bailey, London EC4M 7LM, United Kingdom. Candover Investments, Candover (Trustees) Limited and Candover Partners have each granted the underwriters in the equity offering an option to purchase 122,342, 10,941 and 461,808 shares, respectively, of common stock solely to cover overallotments. If the option is exercised, Candover Investments, Candover (Trustees) Limited and Candover Partners will beneficially own 1.7%,* and 6.5%, respectively, of the common stock after the equity offering.

(w) Centennial Fund IV, Centennial Fund V and Centennial Enterpreneurs Fund collectively have approximately 7.1% of the total voting power of common stock. Centennial Holdings IV is the sole general partner of Centennial Fund IV, and, accordingly, may be deemed to control Centennial Fund IV and possess indirect beneficial ownership of our securities directly beneficially held by Centennial Fund IV. Centennial Holdings V is the sole general partner of Centennial Fund V, and, accordingly, may be deemed to control Centennial Fund V and possess indirect beneficial ownership of our securities directly beneficially held by Centennial Fund V. Holdings V is the sole general partner of Centennial Entrepreneurs Fund V, and, accordingly, may be deemed to control Centennial Entrepreneurs Fund V and possess indirect beneficial ownership of our securities directly beneficially held by Centennial Entrepreneurs Fund V. The principal business address of each of the Centennial entities discussed above is 1428 Fifteenth Street, Denver, Colorado 80202-1318. Centennial Fund IV has granted the underwriters in the equity offering an option to purchase 516,666 shares of common stock solely to cover overallotments. If the option is exercised, Centennial Fund IV will beneficially own 4.2% of the common stock after the equity offering.

(x) Crown Atlantic Holding Company is a joint venture 61.5% owned by our subsidiary, CCA Investment Corp., and 38.5% owned by Bell Atlantic Mobile and certain of its affiliates. The principal business address of Crown Atlantic Holding Company LLC is 375 Southpointe Blvd., Canonsburg, PA 15317.

(y) Nassau group has approximately 3.6% of the total voting power of common stock. Randall Hack, a director of CCIC, is a member of Nassau Capital L.L.C., an affiliate of Nassau group. The principal business address of Nassau Capital Partners II, L.P. is 22 Chambers Street, Princeton, NJ 08542.

(zz) Includes warrants for 49,690 shares of common stock. Nassau Capital Partners has granted the underwriters in the equity offering an option to purchase 265,168 shares of common stock solely to cover overallotments. If the option is exercised, Nassau Capital Partners will beneficially own 3.7% of the common stock after the equity offering.

(aa) Includes warrants for 310 shares of common stock. NAS Partners has granted the underwriters in the equity offering an option to purchase 1,650 shares of common stock solely to cover overallotments.

(bb) Digital Future Investments B.V. is an affiliate of TeleDiffusion de France International S.A. TdF owns 20% of the shares of capital stock of CTSH. TdF has the right to exchange its shares of capital stock of CTSH for 17,443,500 shares of our Class A common stock (which is convertible into 17,443,500 shares of common stock). DFI currently has 8.5% of the total voting power of common stock. Combined, TdF and DFI would have 19.0% of the voting power of common stock after the equity offering. The principal business address of DFI is c/o TeleDiffusion de France International S.A., 10 Rue d'Oradour sur Glane, 75732 Paris 15 France.

(cc) Mr. Reese's principal business address is c/o Castle Transmission International Ltd., Warwick Technology Park, Heathcote Lane, Warwick CV346TN, United Kingdom. Mr. Reese has granted the underwriters in the equity offering an option to purchase 121,243 shares of common stock solely to cover overallotments.

(dd) American Home Assurance Company's principal business address is 175 Water Street, 24th Floor, New York, NY 10038. American Home Assurance has granted the underwriters in the equity offering an option to purchase 145,699 shares of common stock solely to cover overallotments.

(ee) Fay, Richwhite Communications Limited's principal business address is 151 Queen Street, Auckland, New Zealand. Fay, Richwhite has granted the underwriters in the equity offering an option to purchase 146,6729 shares of common stock solely to cover overallotments.

(ff) Harvard Private Capital Holdings, Inc.'s principal business address is 600 Atlantic Avenue, Boston, MA 02210-2203. Harvard Private Capital has granted the underwriters in the equity offering an option to purchase 127,301 shares of common stock solely to cover overallotments.

(gg) New York Life Insurance Company's principal business address is 51 Madison Avenue, New York, NY 10010. New York Life has granted the underwriters in the equity offering an option to purchase 55,683 shares of common stock solely to cover overallotments.

(hh) PNC Venture Corp.'s principal business address is 3150 CNG Tower, 625 Liberty Avenue, Pittsburgh, PA 15222. PNC Venture has granted the underwriters in the equity offering an option to purchase 105,161 shares of common stock solely to cover overallotments.

(ii) Prime VIII, L.P.'s principal business address is 600 Congress Avenue, Suite 3000, Austin, TX 78701. Prime VIII has granted the underwriters in the equity offering an option to purchase 43,266 shares of common stock solely to cover overallotments.

(jj) Mr. Neuger's principal business address is c/o American Home Assurance Company, 175 Water Street, New York, NY 10038. Mr. Neuger has granted the underwriters in the equity offering an option to purchase 442 shares of common stock solely to cover overallotments.

(kk) Mr. Pinkerton's principal business address is c/o American Home Assurance Company, 175 Water Street, New York, NY 10039. Mr. Pinkerton has granted the underwriters in the equity offering an option to purchase 177 shares of common stock solely to cover overallotments.

(ll) Mr. Smith's principal business address is c/o American Home Assurance Company, 175 Water Street, New York, NY 10038. Mr. Smith has granted the underwriters in the equity offering an option to purchase 265 shares of common stock solely to cover overallotments.

                          DESCRIPTION OF CAPITAL STOCK

    Our authorized capital stock consists of 600,000,000 shares of common stock, par value $.01 per share, 90,000,000 shares of Class A common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. There are 94,905,902 shares of common stock outstanding, 11,340,000 shares of Class A common stock outstanding and 201,063 shares of 12 3/4% Senior Exchangeable Preferred Stock due 2010.

Common Stock

Voting Rights

    Each share of common stock is entitled to one vote. The common stock votes together as a single class on all matters presented for a vote of the stockholders, except as provided under the Delaware General Corporation Law. All the outstanding shares of common stock are held by directors, executive officers, other employees and our affiliates.

Dividends and Liquidation Rights

    Each share of common stock is entitled to receive dividends if, as and when declared by the board of directors out of funds legally available for that purpose, subject to approval of certain holders of the senior convertible preferred stock. In the event of our dissolution, after satisfaction of amounts payable to our creditors and distribution of any preferential amounts to the holders of outstanding senior convertible preferred stock, if any, holders of common stock are entitled to share ratably in the assets available for distribution to the stockholders.

Other Provisions

    There are no preemptive rights to subscribe for any additional securities which we may issue, and there are no redemption provisions or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are legally issued, fully paid and nonassessable.

Class A Common Stock

Voting Rights

    Each share of Class A common stock is entitled to one vote for each such share on all matters presented to the stockholders, except the election of directors. The holders of the shares of Class A common stock vote, except as provided under the Delaware General Corporation Law, together with the holders of the common stock and any other class or series of our stock accorded such general voting rights, as a single class.

    TdF, the holders of all the shares of Class A common stock, currently has the right to elect two directors to our board of directors; however, if TdF's ownership interest in us changes, so long as the ownership interest of the TdF group is at least 5%, holders of Class A common stock voting as a separate class have the right to elect one director.

    The holders of Class A common stock, subject to limitations, have a veto over certain significant actions, described in "Certain Relationships and Related Transactions--Agreements with TdF Related to the Roll-Up--Governance-- TdF Veto Rights", taken by us.

Convertibility

    Each share of Class A common stock is convertible, at the option of its record holder, into one share of common stock at any time.

    In the event of any transfer of any share of Class A common stock to any person other than an Affiliate (as defined in Rule 12b-2 of the Exchange Act), such share of Class A common stock automatically converts, without any further action, into one share of common stock. However, a holder of shares of Class A common stock may pledge its shares to a lender under a bona fide pledge of such shares of Class A common stock as collateral security for any indebtedness or other obligation of any person due to the pledgee or its nominee.

    Further, each share of Class A common stock automatically converts into one share of common stock on the first date on which the ownership interest of TdF group is less than 5%.

Dividends and Liquidation Rights

    Holders of shares of Class A common stock are entitled to the same dividends and liquidation rights as holders of shares of common stock.

Other Provisions

    Under the governance agreement, so long as it remains qualified, TdF has anti-dilutive rights in connection with maintaining a certain percentage of voting power in us and, accordingly, we may not, subject to certain exceptions relating primarily to compensation of directors and employees, issue, sell or transfer additional securities, except for the initial public offering, unless TdF is offered the right to purchase, at the same price, an amount such that it would maintain such percentage of voting power in CCIC.

Preferred Stock

    Under our certificate of incorporation, we may issue up to 10,000,000 shares of preferred stock in one or more series. Our board of directors after honoring any rights TdF may have under the governance agreement, has the authority, without any vote or action by the stockholders, to create one or more series of preferred stock up to the limit of our authorized but unissued shares of preferred stock and to fix their designations, preferences, rights, qualifications, limitations and restrictions, including the voting rights, dividend rights, dividend rate, conversion rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series.

Exchangeable Preferred Stock

    Each share of exchangeable preferred stock has a liquidation preference of $1,000 per share and is exchangeable, at our option, in whole but not in part, for our exchange debentures.

Voting Rights

    The shares of exchangeable preferred stock have no voting rights, except as required by law and as specified in the certificate of designations. If we fail to meet our obligations under the certificate of designations, the holders of the exchangeable preferred stock will be entitled to elect two additional members to the board of directors.

Dividends

    Dividends are paid on each March 15, June 15, September 15 and December 15 commencing March 15, 1999, at an annual fixed rate of 12 3/4%. On or before December 15, 2003, we have the option to pay dividends in cash or in additional fully paid and non-assessable shares of exchangeable preferred stock having an aggregate liquidation preference equal to the amount of such dividends. After December 15, 2003, dividends will be paid only in cash.

Mandatory Redemption

    We are required to redeem all of the shares of exchangeable preferred stock outstanding on December 15, 2010 at a redemption price equal to 100% of the liquidation preference of such shares, plus accumulated and unpaid dividends to the date of redemption.

Optional Redemption

    On or after December 15, 2003, we may redeem some or all of the shares of exchangeable preferred stock at any time at certain specified redemption prices. In addition, before December 15, 2001, we may redeem up to 35% of the exchangeable preferred stock with the proceeds of public equity offerings or strategic equity investments at a redemption price equal to 112.750% of the liquidation preference of the exchangeable preferred stock, together with accumulated and unpaid dividends.

Change of Control

    If we experience specific kinds of changes in control, we will be required to make an offer to purchase any and all shares of exchangeable preferred stock at a purchase price of 101% of the liquidation preference of such shares together with all accumulated and unpaid dividends.

Certain Covenants

    We issued the exchangeable preferred stock under a certificate of designations that became part of our certificate of incorporation. The certificate of designations contains certain covenants that, among other things, limit our ability and the ability of our subsidiaries to borrow money; pay dividends on stock or purchase capital stock; make investments and sell assets or merge with or into other companies.

Ranking

    The exchangeable preferred stock ranks (1) senior to all our other classes of capital stock established after the issue date of the exchangeable preferred stock that do not expressly provide that they rank on par with the exchangeable preferred stock as to dividends and distributions upon our liquidation, winding up and dissolution and (2) on par with any class of capital stock established after the date of issuance of the exchangeable preferred stock the terms of which provide that such class or series will rank on par with the exchangeable preferred stock as to dividends and distributions upon our liquidation, winding up and dissolution.

Senior Preferred Warrants

    In connection with the offering of the senior convertible preferred stock in August 1997 and October 1997, we issued warrants to purchase an aggregate of 1,314,990 shares of common stock at a price of $7.50 per share.

Certificate of Incorporation and By-laws

    Stockholders' rights and related matters are governed by the Delaware General Corporation Law, and our certificate of incorporation and the by-laws. Certain provisions of our certificate of incorporation and by-laws, which are summarized below, may have the effect, either alone or in combination with each other, of discouraging or making more difficult a tender offer or takeover attempt that is opposed by our board of directors but that a stockholder might consider to be in its best interest. Such provisions may also adversely affect prevailing market prices for the common stock. We believe that such provisions are necessary to enable us to develop our business in a manner that will foster our long-term growth without disruption caused by the threat of a takeover not deemed by our board of directors to be in our best interests and those of our stockholders.

Classified Board of Directors and Related Provisions

    Our certificate of incorporation provides that our directors, other than those directors who may be elected by holders of any series of preferred stock or holders of the Class A common stock, initially are to be divided into three classes of directors, initially consisting of three, three and four directors. One class of directors, initially consisting of three directors, will be elected for a term expiring at the annual meeting of shareholders to be held in 2000, another class initially consisting of three directors will be elected for a term expiring at the annual meeting of stockholders to be held in 2000, and another class initially consisting of four directors shall be initially elected for a term expiring at the annual meeting of stockholders in 2001. The classified board provisions will prevent a party who acquires control of a majority of our outstanding voting stock from obtaining control of our board of directors until the second annual stockholders meeting following the date such party obtains the controlling interest. Voting stock is defined in our certificate of incorporation as the outstanding shares of our capital stock entitled to vote in a general vote of our stockholders as a single class with shares of common stock, which shares of capital stock include the shares of Class A common stock.

No Stockholder Action by Written Consent; Special Meeting

    The certificate of incorporation prohibits stockholders (other than holders of Class A common stock on matters such holders are entitled to vote on as a separate class) from taking action by written consent in lieu of an annual or special meeting and, thus, stockholders may only take action at an annual or special meeting called in accordance with our by-laws. The by-laws provide that special meetings of stockholders may only be called by our Secretary at the direction of our board of directors under a resolution adopted by the board.

    These provisions could have the effect of delaying consideration of a stockholder proposal until the next annual meeting. The provisions would also prevent the holders of a majority of the voting power of our capital stock entitled to vote from unilaterally using the written consent procedure to take stockholder action.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

    Our by-laws establish advance notice procedures for stockholder proposals and the nomination, other than by or at the direction of the board of directors, of candidates for election as directors. These procedures provide that the notice of stockholder proposals and stockholder nominations for the election of directors at an annual meeting must be in writing and received by our secretary at least 90 days but not more than 120 days prior to the first anniversary of our preceding year's annual meeting. However, if the date of our annual meeting is more than 30 days earlier than, or more than 90 days later than, the anniversary date of our preceding year's annual meeting, notice by a stockholder will be considered timely if it is delivered not earlier than the 120th day prior to such annual meeting and not later than the later of the 90th day prior to such annual meeting or the 10th day following the day on which public disclosure of the date of the annual meeting was made. The notice of nominations for the election of directors must set forth certain information concerning the stockholder giving the notice and each nominee.

    By requiring advance notice of nominations by stockholders, these procedures will afford our board of directors an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the board of directors, to inform stockholders about these qualifications. By requiring advance notice of other proposed business, these procedures will provide our board of directors with an opportunity to inform stockholders of any business proposed to be conducted at a meeting, together with any recommendations as to the board of directors' position on action to be taken on such business. This should allow stockholders to better decide whether to attend a meeting or to grant a proxy for the disposition of any such business.

Dilution

    Our certificate of incorporation provides that our board of directors is authorized to create and issue, whether or not in connection with the issuance and sale of any of its stock or other securities or property, rights entitling the holders to purchase from us shares of stock or other securities of us or any of other corporation. Our board of directors is authorized to issue these rights even though the creation and issuance of these rights could have the effect of discouraging third parties from seeking, or impairing their right to seek, to:

    (1)acquire a significant portion of our outstanding securities;

    (2) engage in any transaction which might result in a change of control of the corporation; or

    (3) enter into any agreement, arrangement or understanding with another party to accomplish these transactions or for the purpose of acquiring, holding, voting or disposing of any of our securities.

Amendments

    Our certificate of incorporation and by-laws provide that we may amend, alter, change or repeal any provision contained in our certificate of incorporation or a preferred stock designation. However, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding voting stock, voting together as a single class, is required to amend, repeal or adopt any provision inconsistent with certain provisions our certificate of incorporation, including the provisions discussed above relating to the classification of our board of directors, prohibiting stockholder action by written consent, and prohibiting the calling of special meetings by stockholders.

    Our by-laws may be amended by either the holders of 80% of the voting power of the voting stock or by the majority of the board; but the board may alter, amend or repeal or adopt new by-laws in conflict with some of these provisions by a two-thirds vote of the entire board.

Rights Plan

Rights

    Our board of directors has declared a dividend of one right for each outstanding share of common stock and each outstanding share of Class A common stock. Rights have been issued in connection with each outstanding share of common stock and Class A common stock; and rights will be issued in connection with common stock and Class A common stock issued subsequently until the distribution date, and, in certain circumstances, for common stock and Class A common stock issued after the distribution date referred to below. Each right, when it becomes exercisable as described below, will entitle the registered holder to purchase from us one one-thousandth of a share of Series A Participating Cumulative Preferred Stock at a price of $110.00 per one one-thousandth of a share, subject to adjustment in certain circumstances. The description and terms of the rights are set forth in a rights agreement between us and the rights agent named therein. The rights will not be exercisable until the distribution date and will expire on the tenth annual anniversary of the rights agreement, unless earlier redeemed by us. Until a right is exercised, the holder, as such, will have no rights as our stockholder, including the right to vote or to receive dividends.

Distribution Date

    Under the rights agreement, the "distribution date" is the earlier of:

  (1) such time as we learn that a person or group, including any affiliate or associate of such person or group, has acquired, or has obtained the right to acquire, beneficial ownership of more than 15% of our outstanding voting securities (such person or group being an "acquiring person"), subject to the exceptions relating to the TDF group and the Berkshire group described in the paragraph below, unless provisions preventing accidental triggering of the distribution of the rights apply, and

  (2) the close of business on such date, if any, as may be designated by our board of directors following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer for more than 15% or more of the outstanding shares of voting securities.

    Each member of the TdF group will not otherwise be considered an acquiring person if:

  (a) during the first five years following the adoption of the rights agreement, the aggregate ownership interest of the TdF group does not exceed 25%, or 30% if the board so elects, of the outstanding voting securities or

  (b) thereafter, the aggregate ownership interest of the TdF group does not exceed the lesser of (1) 25% or 30%, as applicable, of the voting securities then outstanding and (2) the greater of (x) the aggregate interest of the TdF group as of the fifth anniversary of the rights agreement and (y) 15% of the then outstanding voting securities.

    Each member of the Berkshire group will not otherwise be deemed an acquiring person if the aggregate ownership interest of the Berkshire group does not exceed the greater of:

  (a) the aggregate ownership interest of the Berkshire group upon the execution of the rights agreement, reduced by an amount equal to any disposition of voting securities following the date the rights agreement is executed and

  (b) 15% of the outstanding voting securities.

Triggering Event and Effect of Triggering Event

    When there is an acquiring person, the rights will entitle each holder, other than such acquiring person, of a right to purchase, at the purchase price, that number of one one-thousandths of a preferred share equivalent to the number of shares of common stock that at the time of such event would have a market value of twice the purchase price.

    If we are acquired in a merger or other business combination by an acquiring person or an affiliate or associate of an acquiring person that is a publicly traded corporation, or if 50% or more of our assets or assets representing 50% or more of our revenues or cash flow are sold, leased, exchanged or otherwise transferred to an acquiring person or an affiliate or associate of an acquiring person that is a publicly traded corporation, each right will entitle its holder, other than rights beneficially owned by such acquiring person, to purchase, for the purchase price, that number of common shares of such corporation which at the time of the transaction would have a market value or, in some cases, book value of twice the purchase price. If we are acquired in a merger or other business combination by an acquiring person or an affiliate or associate of an acquiring person that is not a publicly traded entity, or if 50% or more of our assets or assets representing 50% or more of our revenues or cash flow are sold, leased, exchanged or otherwise transferred to an acquiring person or affiliate or associate of an acquiring person that is not a publicly traded entity, each right will entitle its holder to purchase for the purchase price, at such holder's option, (1) that number of shares of the surviving corporation, which could be us, in the transaction with such entity, which at the time of the transaction would have a book value of twice the purchase price, (2) that number of shares of the ultimate parent of or entity controlling such surviving corporation which at the time of the transaction would have a book value of twice the purchase price or (3) if such entity has an affiliate which has publicly traded common shares, that number of common shares of such affiliate which at the time of the transaction would have a market value of twice the purchase price.

    Any rights that are at any time beneficially owned by an acquiring person, or any affiliate or associate of an acquiring person, will be null and void and nontransferable, and any holder of any such right will be unable to exercise or transfer any such right.

Redemption

    At any time prior to the earlier of (1) such time as a person or group becomes an acquiring person and (2) the Expiration Date, our board of directors may redeem the rights in whole, but not in part, at a price (in cash or common stock or other securities of ours deemed by our board of directors to be at least equivalent in value) of $.01 per right, which amount shall be subject to adjustment as provided in the rights agreement. Immediately upon the action of our board of directors ordering the redemption of the rights, and without any further action and without any notice, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

    In addition, at any time after there is an acquiring person, our board of directors may elect to exchange each right for consideration per right consisting of one-half of the securities that would be issuable at such time upon exercise of one right under the terms of the rights agreement.

Amendment

    At any time prior to the distribution date, we may, without the approval of any holder of any rights, supplement or amend any provision of the rights agreement, including the date on which the expiration date or distribution date shall occur, the definition of acquiring person, the time during which the rights may be redeemed or the terms of the preferred shares, except that no supplement or amendment shall be made which reduces the redemption price (other than under certain adjustments therein).

Certain Effects of the Rights Plan

    The rights plan is designed to protect our stockholders in the event of unsolicited offers to acquire us and other coercive takeover tactics which, in the opinion of our board of directors, could impair its ability to represent stockholder interests. The provisions of the rights plan may render an unsolicited takeover of us more difficult or less likely to occur or might prevent such a takeover, even though such takeover may offer our stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of our stockholders.

Section 203 of the Delaware General Corporation Law

    Section 203 of the Delaware General Corporation Law prohibits certain transactions between a Delaware corporation and an "interested stockholder", which is defined as a person who, together with any affiliates and/or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value of 10% or more of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock, unless:

  (1) the business combination is approved by the corporation's board of directors prior to the date the interested stockholder acquired shares;

  (2) the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which it became an interested stockholder; or

  (3) the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock owned by disinterested stockholders at an annual or special meeting.

A Delaware corporation, under a provision in its certificate of incorporation or by-laws, may elect not to be governed by Section 203 of the Delaware General Corporation Law. We are subject to the restrictions imposed by Section 203.

    Under certain circumstances, Section 203 makes it more difficult for a person who could be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. Our certificate of incorporation does not exclude us from the restrictions imposed under Section 203 of the Delaware General Corporation Law. It is anticipated that the provisions of Section 203 of the Delaware General Corporation Law may encourage companies interested in acquiring us to negotiate in advance with the board of directors, since the stockholder approval requirement would be avoided if a majority of the directors then in office approves, prior to the date on which a stockholder becomes an interested stockholder, either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

Limitations of Directors' Liability

    Our certificate of incorporation provides that none of our director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability:

  (1) for any breach of the director's duty of loyalty to us or our stockholders,

  (2) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

  (3) under Section 174 of the Delaware General Corporation Law, or

  (4) for any transaction from which the director derived an improper personal benefit.

The effect of these provisions will be to eliminate our rights and our stockholders (through stockholders' derivatives suits on behalf of us) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors under federal securities laws and will not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care.

Transfer Agent

    The Transfer Agent and Registrar for the common stock is ChaseMellon Shareholder Services, L.L.C.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Credit Facility

    Under the amended and restated loan agreement dated as of July 10, 1998, two wholly owned subsidiaries of CCIC, Crown Communication and Crown Castle International Corp. de Puerto Rico, have entered into the senior credit facility with a group of banks and other lenders led by Key Corporate Capital Inc. and PNC Bank, National Association, as arrangers and agents.

    The senior credit facility provides for revolving credit loans in an aggregate principal amount not to exceed $100.0 million, for working capital needs, acquisitions and general corporate purposes. The senior credit facility includes a $5.0 million sublimit available for the issuance of letters of credit. As of March 1, 1999, Crown Communication and its subsidiaries had unused borrowing availability under the senior credit facility of $54.0 million.

    The loan commitment under the senior credit facility reduces by $5.0 million commencing March 31, 2001 and by $5.0 million each calendar quarter thereafter until December 31, 2004, when the senior credit facility matures. In addition, the senior credit facility provides for mandatory reduction of the loan commitment and mandatory prepayment with the:

  (1) net proceeds of certain asset sales,

  (2) net proceeds of certain required capital contributions to Crown Communication by CCIC relating to the proceeds from the sale of equity, convertible or debt securities, subject to certain exceptions,

  (3) net proceeds of any unused insurance proceeds and

  (4) a percentage of the excess cash flow of the Borrowers, commencing with the calendar year ending December 31, 2000.

    The borrowers' obligations under the senior credit facility are guaranteed by each direct and indirect majority owned subsidiary of Crown Communication and are also secured by (1) a pledge by the borrowers of all of the outstanding capital stock of each of their respective direct subsidiaries and (2) a perfected first priority security interest in substantially all of the personal property of the borrowers and their subsidiaries. In addition, the senior credit facility is guaranteed on a limited recourse basis by CCIC, limited in recourse to the collateral pledged by CCIC (the capital stock of Crown Communication).

    The loans under the senior credit facility bear interest, at the borrowers' option, at either (A) a "base rate" equal to KeyCorp's prime lending rate plus an applicable spread ranging from 0% to 1.5% (determined based on a leverage ratio) or (B) a "LIBOR rate" plus an applicable spread ranging from 1.0% to 3.25% (determined based on a leverage ratio). Following the occurrence and during the continuance of an event of default under the senior credit facility, the loans bear interest at the "base rate" plus 3.5%.

    The senior credit facility contains a number of covenants that, among other things, restrict the ability of the borrowers and their respective subsidiaries to:

  .   dispose of assets,

  .   incur additional indebtedness,

  .   incur guaranty obligations,

  . repay subordinated indebtedness except in accordance with the subordination provisions,

  .   pay dividends or make capital distributions,

  .   create liens on assets,

  .   enter into leases,

  .   make investments,

  .   make acquisitions,

  .   engage in mergers or consolidations,

  .   make capital expenditures, and

  . engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities.

In addition, the senior credit facility will require compliance with certain financial covenants, including:

  . requiring the borrowers and their respective subsidiaries to maintain a maximum ratio of indebtedness to operating cash flow,

  .   a minimum ratio of operating cash flow to fixed charges,

  .   a minimum ratio of operating cash flow to projected debt service, and

  .   a minimum ratio of operating cash flow to interest expense.

CCIC does not expect that such covenants will materially impact the ability of the Borrowers and their respective subsidiaries to operate their respective businesses.

    Under the terms of the senior credit facility, Crown Communication is entitled to pay dividends or make distributions to CCIC in order to permit CCIC to pay its out-of-pocket costs for corporate development and overhead and to pay cash interest on certain indebtedness of CCIC (including the 10 5/8% discount notes); provided that the amount of such dividends or distributions does not exceed (1) $6.0 million in any year ending on or prior to October 31, 2002 or (2) $33.0 million in any year thereafter. The senior credit facility also allows Crown Communication to pay dividends or distribute cash to CCIC to the extent required to pay taxes allocable to the borrowers and their respective subsidiaries. All of the above-mentioned dividends or distributions, however, including dividends or distributions that are intended to pay interest on the 10 5/8% discount notes, may not be made by Crown Communication so long as any default or event of default exists under the senior credit facility.

    The senior credit facility contains customary events of default, including:

  . the failure to pay principal when due or any interest or other amount that becomes due within two days after the due date,

  . any representation or warranty being made by the borrowers that is incorrect in any material respect on or as of the date made,

  . a default in the performance of any negative covenants or a default in the performance of certain other covenants or agreements for a period of thirty days,

  .   default in certain other indebtedness,

  .   certain insolvency events, and

  .   certain change of control events.

In addition, a default under the indenture governing the 10 5/8% discount notes will result in a default under the senior credit facility.


Castle Transmission Credit Facility

    Under the loan amendment agreement dated May 21, 1997, among Castle Transmission, as borrower, CTSH, as guarantor, Credit Suisse First Boston, as arranger and agent, and J.P. Morgan Securities Ltd., as co-arranger, Castle Transmission's (Pounds)162.5 million term and revolving loan facilities were amended to a (Pounds)64.0 million revolving loan facility.

    The Castle Transmission credit facility provides for revolving credit loans in an aggregate principal amount not to exceed (Pounds)64.0 million to finance capital expenditures in respect of digital terrestrial television with up to (Pounds)46.5 million of such amount available for working capital needs and for general corporate purposes. As of March 1, 1999, Castle Transmission and its subsidiaries had unused borrowing availability under the Castle Transmission credit facility of approximately (Pounds)24.0 million ($39.9 million).

    The loan commitment under the Castle Transmission credit facility will be automatically reduced to zero in three equal semi-annual installments commencing on May 31, 2001 and ending on May 31, 2002, when the Castle Transmission credit facility matures. In addition, the Castle Transmission credit facility provides for mandatory cancellation of all or part of the loan commitment and mandatory prepayment (1) with an amount equal to the net proceeds of certain asset sales and (2) upon the completion of an initial public offering or the listing on any stock exchange of the shares of Castle Transmission, CTSH or CCIC.

    Castle Transmission's and CTSH's obligations under the Castle Transmission credit facility are secured by fixed and floating charges over all of their respective assets. The loans under the Castle Transmission credit facility will bear interest at a "LIBOR rate" plus 0.85% and a spread related to the lenders' cost of making the Castle Transmission credit facility available to Castle Transmission.

    The Castle Transmission credit facility contains a number of covenants that, among other things, restrict the ability of Castle Transmission to:

  .   dispose of assets,

  .   incur additional indebtedness,

  .   incur guaranty obligations,

  . repay subordinated indebtedness except in accordance with the subordination provisions,

  .   pay dividends or make capital distributions,

  .   create liens on assets,

  .   make investments,

  .   make acquisitions,

  .   engage in certain transactions with subsidiaries and affiliates, and

  .   otherwise restrict corporate activities.

In addition, the Castle Transmission credit facility will require compliance with certain financial covenants, including requiring Castle Transmission to maintain a maximum ratio of indebtedness to EBITDA, a minimum ratio of EBITDA to interest expense, and a minimum tangible net worth. CCIC does not expect that such covenants will materially impact the ability of Castle Transmission to operate its business.

    The Castle Transmission credit facility contains customary events of default, including:

  . the failure to pay principal or any interest or any other amount that becomes due within three business days after the due date;

  . any representation or warranty being made by Castle Transmission that is untrue or misleading on the date made;

  . a default in the performance of any of its covenants under the Castle Transmission credit facility (unless, if such default is capable of remedy, such default is cured within 14 days of Castle Transmission becoming aware of such default);

  .   default in certain other indebtedness;

  .   certain insolvency events; and

  .   certain change of control events.

    On July 17, 1998, the lenders (acting through Credit Suisse First Boston, as agent) under the Castle Transmission credit facility waived a provision in the Castle Transmission credit facility that would have required the repayment of the Castle Transmission credit facility concurrently with the listing of our common stock.

The 10 5/8% Discount Notes

    The 10 5/8% discount notes are our unsecured senior obligations, and will rank equally in right of payment with all our existing and future senior indebtedness and will be senior to our future subordinated indebtedness. The 10 5/8% discount notes mature on November 15, 2007. The 10 5/8% discount notes will accrete in value until November 15, 2002. Thereafter, cash interest will accrue on the 10 5/8% discount notes at the rate of 10.625% per annum and will be payable semi-annually, commencing on May 15, 2003.

    Except as stated below, the 10 5/8% discount notes are not redeemable prior to November 15, 2002. Thereafter, the 10 5/8% discount notes are redeemable at our option, in whole or in part, at any time or from time to time, at a premium which is at a fixed percentage that declines to par on or after November 15, 2005, in each case together with accrued and unpaid interest, if any, to the date of redemption. In the event we complete a public equity offering or certain strategic equity investments prior to November 15, 2000, we may, at our option, use all or a portion of the proceeds from such offering to redeem up to 35% of the original aggregate principal amount at maturity of the 10 5/8% discount notes at a redemption price equal to 110.625% of the accreted value of the 10 5/8% discount notes to be redeemed, plus accrued and unpaid interest, if any, thereon to the redemption date, provided at least 65% of the original aggregate principal amount at maturity of the 10 5/8% discount notes remains outstanding after each such redemption.

    Upon the occurrence of a change of control of CCIC, each holder of 10 5/8% discount notes has the right to require us to purchase all or a portion of such holder's 10 5/8% discount notes at a price equal to 101% of the aggregate principal amount, together with accrued and unpaid interest to the date of purchase.

    The 10 5/8% notes indenture contains certain covenants, including covenants that limit:

  (1) indebtedness,

  (2) restricted payments,

  (3) distributions from restricted subsidiaries,

  (4) transactions with affiliates,

  (5) sales of assets and subsidiary stock (including sale and leaseback transactions),

  (6) dividend and other payment restrictions affecting restricted subsidiaries, and

  (7) mergers or consolidations.

The Castle Transmission Bonds

    On May 21, 1997, a subsidiary of Castle Transmission, issued (Pounds)125.0 million aggregate principal amount of its 9% Guaranteed Bonds due 2007. The Castle Transmission bonds are listed on the Luxembourg Stock Exchange.

    The Castle Transmission bonds constitute direct, general and unconditional guaranteed obligations of the subsidiary of CTSH and rank equally with all other present and future unsecured and unsubordinated obligations of such subsidiary. The Castle Transmission bonds are guaranteed jointly and severally by Castle Transmission and CTSH. The Castle Transmission bonds will mature on March 30, 2007. Interest on the Castle Transmission bonds is payable annually in arrears on March 30 in each year, the first payment having been made on March 30, 1998.

    The Castle Transmission bonds may be redeemed at our option in whole or in part, at any time or from time to time, at the greater of their principal and such price as will provide a gross redemption yield 0.5% per annum above the gross redemption yield of the benchmark gilt plus, in either case, accrued and unpaid interest.

    Upon the occurrence of a change of control of Castle Transmission, each holder of Castle Transmission bonds has the right to require such subsidiary to purchase all or a portion of such holder's Castle Transmission bonds at a price equal to 101% of the aggregate principal amount, together with accrued and unpaid interest to the date of purchase.

    The trust deed contains certain covenants, including covenants that limit:

  (1) indebtedness,

  (2) restricted payments,

  (3) distributions from restricted subsidiaries,

  (4) transactions with affiliates,

  (5) sales of assets and subsidiary stock,

  (6) dividend and other payment restrictions affecting restricted subsidiaries, and

  (7) mergers or consolidations.

Joint Venture Credit Facility

    Under the loan agreement dated as of March 31, 1999, Crown Atlantic Holding Sub L.L.C. entered into the joint venture credit facility with Key Corporate Capital, Inc. The joint venture credit facility provides for revolving credit loans in an aggregate principal amount not to exceed $250.0 million, $180.0 million of which was drawn in connection with the formation of the joint venture, and the balance of which will be used for acquisition and construction of tower facilities, capital expenditures, working capital needs and general corporate purposes. The borrowing base until September 30, 2001, is based on a multiple of test operating cash flow. On September 30, 2001, the conversion date, the borrowing base test will be eliminated and the amount of the facility will be decreased to the borrowing base as of that date. The joint venture credit facility includes a $25.0 million sublimit available for the issuance of letters of credit.

    The amount of the facility after the conversion date will be reduced on a quarterly basis until March 31, 2006, when the joint venture credit facility matures. The annual percentage reduction in this loan commitment is 3.0% in 2001 (two quarters), 7.5% in 2002, 22.5% in 2003, 26.0% in 2004, 32.0% in 2005
and 9.0% in 2006 (one quarter). In addition, the joint venture credit facility provides for mandatory reduction of the loan commitment and mandatory prepayment with the

  (1) net proceeds of certain asset sales,

  (2) 50% of capital contributions to the joint venture subject to certain significant exceptions including capital expenditures under the build-to-suit agreement,

  (3) net proceeds of any unused insurance proceeds and

  (4) a percentage of the excess cash flow of the joint venture, commencing with the calendar year ending December 31, 2001.

    The joint venture's obligations under the joint venture credit facility are secured by

  (1) a pledge of the membership interest in the joint venture and

  (2) a perfected first priority security interest in the joint venture's interest in tenant leases including the global lease.

The joint venture credit facility contractually permits the joint venture to pay maintenance, operating, ground lease and other expenses and costs relating to the tower facilities out of the tower rentals whether or not an event of default has occurred.

    The loans under the joint venture credit facility will bear interest, at the joint venture's option, at either (A) a "base rate" equal to KeyCorp's prime lending rate plus an applicable spread ranging from 0% to 1.25% (determined based on a leverage ratio) or (B) a "LIBOR rate" plus an applicable spread ranging from 1.0% to 2.875% (determined based on a leverage ratio). The joint venture must hedge approximately 50% of its variable interest rate obligations for a period of two years. Following the occurrence of and during the continuance of an event of default under the joint venture credit facility, the loans will bear interest at the "base rate" plus 4.875%.

    The joint venture credit facility will contain a number of covenants that, among other things, restrict the ability of the joint venture to:

  .  dispose of assets,

  .  incur additional indebtedness,

  .  incur guaranty obligations,

  . repay subordinated indebtedness except in accordance with the subordination provisions,

  .  pay dividends or make capital distributions,

  .  create liens on assets,

  .  enter into leases,

  .  make investments,

  .  make acquisitions,

  .  engage in mergers or consolidations,

  .  make capital expenditures, and

  . engage in certain transactions with subsidiaries and affiliates and otherwise restrict company activities.

    In addition, the joint venture credit facility will require compliance with certain financial covenants, including requiring the joint venture to maintain:

  .  a minimum ratio of operating cash flow to indebtedness,

  .  a minimum ratio of operating cash flow to fixed charges,

  .  a minimum ratio of operating cash flow to projected debt service, and

  .  a minimum ratio of operating cash flow to interest expense.

    The joint venture does not expect that such covenants will materially impact its ability to operate its business.

    The joint venture credit facility contains customary events of default, including:

  . the failure to pay principal when due or any interest or other amount that becomes due within two days after the due date;

  . any representation or warranty being made by the joint venture that is incorrect in any material respect on or as of the date made;

  . a default in the performance of any negative covenants or a default in the performance of certain other covenants or agreements for a period of days;

  .  default in certain other indebtedness;

  .  certain insolvency events; and

  .  certain change of control events.

During the first two years of the joint venture credit facility, capital contributions can cure an operating cash flow default and certain other covenant and agreement defaults.

CCIC Term Loan Facility

    Under a term loan agreement dated as of March 15, 1999, we entered a term loan credit facility with a group of banks and other lenders led by Goldman Sachs Credit Partners L.P., Salomon Brothers Holding Company Inc. and Credit Suisse First Boston. As of April 5, 1999, we had borrowed $100.0 million under the term loan facility to fund or refinance its escrow payments made in connection with the proposed Powertel acquisition and the proposed BellSouth transaction. The following summary of the term loan facility does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the term loan facility.

    The term loan facility provides for term loans in an aggregate principal amount not to exceed $100.0 million. The loans under the term loan facility mature on November 30, 2007 and bear interest at an increasing rate based on LIBOR as set forth in the term loan agreement, but in no event shall the interest on such loans exceed 16%. At any time we may, at our option, prepay the term loans without penalty or premium. Subject to limited exceptions, the term loan facility requires us to prepay the loans without penalty or premium with the proceeds of:

  (1) any offering of debt or equity securities,

  (2) the incurrence of other debt, other than debt under the senior credit facility,

  (3) asset sales for cash consideration, or with a fair market value, in excess of $1.0 million, and

  (4) any recovery of amounts deposited in escrow in connection with the proposed Powertel acquisition and the proposed BellSouth transaction.

    The term loan agreement contains covenants substantially identical to the covenants contained in our 10 5/8% discount notes. At any time on or after March 16, 2000, the lenders under the term loan agreement may exchange their term loans for an equal aggregate principal amount of our Senior Exchange Notes due 2007. These exchange notes will be issued under an indenture dated as of March 15, 1999, between us and United States Trust Company of New York, as trustee. These exchange notes will have the same maturity as the term loans and will bear interest at the rate in effect for the term loans on the date of exchange. The covenants contained in the exchange note indenture will be substantially identical to the covenants contained in the certificate of designations governing our exchangeable preferred stock, with additional covenants restricting the incurrence of liens and sale-leaseback transactions.

[E] New Cash-Pay Notes and New Discount Notes

    Simultaneously with the current offering, we are issuing $150.0 million principal amount of new cash-pay notes and $300.0 million gross proceeds ($ principal amount at maturity) of new discount notes. In this section the term "notes" refers to both the new cash-pay notes and the new discount notes. The notes will be our unsecured senior obligations, will rank equally in right of payment with all our existing and future senior indebtedness and will be senior to our future subordinated indebtedness. The notes will rank equally in right
of payment with each other. The notes will mature on      , 2011.

    The cash-pay notes will accrue interest from the date they are issued at a
rate of   %, which will be payable semiannually.

    The discount notes will accrete in value from the date they are issued
through      , 2004, to their principal amount at maturity. After that date,
cash interest will accrue on the discount notes at a rate of   % and will be
payable semiannually commencing on      , 2004.

    In the event we complete a public equity offering or certain strategic
equity investments prior to             , 2002, we will be able to use all or a
portion of the proceeds from such offering or investment to redeem up to 35% of the original aggregate principal amount of the cash-pay notes, so long as at least 65% of the original aggregate principal amount of the cash-pay notes remains outstanding after each such redemption. The price for this redemption
would equal   % of the principal amount of the cash-pay notes to be redeemed, plus accrued and unpaid interest, if any, to the redemption date. Except as
stated above, the cash-pay notes will not be redeemable prior to      , 2004.
After that date, we will have the right to redeem the cash-pay notes, in whole or in part, at a premium which is at a fixed percentage that declines to par on
or after         , 2004, in each case together with accrued and unpaid
interest, if any, to the date of redemption.

    In the event we complete a public equity offering or certain strategic
equity investments prior to           , 2002, we will be able to at our option
use all or portion of the proceeds from such offering or investment to redeem up to 35% of the original aggregate principal amount at maturity of the discount notes, so long as at least 65% of the original aggregate principal amount at maturity of the discount notes remains outstanding after each such
redemption. The price for this redemption would equal   % of the accreted value
of the discount notes to be redeemed. Except as stated above, the discount
notes will not be redeemable prior to      , 2004. After that date, we will
have the right to redeem the discount notes, in whole or in part, at a premium
which is at a fixed percentage that declines to par on or after         , 2004,
in each case together with accrued and unpaid interest, if any, to the date of redemption.

    If a change of control occurs, as defined in the indentures governing the notes, each holder of notes will have the right to require us to purchase all or a portion of such holder's notes at a price equal to:

    (1) 101% of the principal amount of any cash-pay notes repurchased, plus accrued and unpaid interest on those cash-pay notes, if any, to the date of repurchase;

    (2) 101% of the principal amount of any discount notes repurchased after
                  , 2004, plus accrued and unpaid interest on those discount notes, if any, to the date of repurchase; and

    (3) 101% of the accreted value of any discount notes repurchased before
                   , 2004.

    The indentures governing the notes will contain covenants that include, among others, covenants that limit:

    (1) restricted payments,

    (2) incurrence of indebtedness and issuance of preferred stock,

    (3) liens,

    (4) dividend and other payment restrictions affecting subsidiaries,

    (5) mergers or consolidations,

    (6) transactions with affiliates,

    (7) sale and leaseback transactions,

    (8) issuances and sales of capital stock of restricted subsidiaries, and

    (9) issuances of guarantees of indebtedness.

                          [D] DESCRIPTION OF THE NOTES

General

    You can find the definitions of certain terms used in the following summary under the subheading "Certain Definitions." In this summary, the word "CCIC" refers only to Crown Castle International Corp. and not to any of its Subsidiaries, the word "notes" refers to both the cash-pay notes and the discount notes and the word "series" refers to either of the cash-pay notes or the discount notes.

    CCIC will issue the cash-pay notes and the discount notes under two separate indentures between itself and United States Trust Company of New York, as trustee. The terms of the notes include those stated in the indentures and those made part of the indentures by reference to the Trust Indenture Act of 1939, as amended.

    The following description is a summary of the material provisions of the indentures. It does not restate the indentures in their entirety. We urge you to read the indentures, because they, and not this description, define your rights as Holders of the notes. A copy of the proposed form of indentures has been filed as an exhibit to the registration statement which includes this prospectus and is available as set forth below under "--Additional Information."

Brief Description of the Notes

    The cash-pay notes:

     . are general obligations of CCIC;

     . rank equally with all existing and future senior debt of CCIC, including the discount notes;

     . accrue interest from the date they are issued at a rate of   %,
       which is payable semi-annually; and

     . mature on    , 2011.

    The discount notes:

     . are general obligations of CCIC;

     . rank equally with all existing and future senior debt of CCIC, including the cash-pay notes;

     . accrete in value, from the date they are issued through    , 2004,
       to their principal amount at maturity;

     . accrue interest from    , 2004 at a rate of  %, which is payable
       semi-annually; and

     . mature on     , 2011.

    CCIC has covenanted that it will offer to repurchase notes under the circumstances described in the indentures upon:

     . a Change of Control of CCIC; or

     . an Asset Sale by CCIC or any of its Restricted Subsidiaries.

    The indentures governing these notes also contains the following covenants:

     . Restricted Payments;

     . incurrence of Indebtedness and issuance of preferred stock;

     . Liens;

     . dividend and other payment restrictions affecting Subsidiaries;

     . merger, consolidation or sale of assets;

     . transactions with Affiliates;

     . sale and leaseback transactions;

     . limitation on issuances and sales of Capital Stock of Restricted
       Subsidiaries;

     . limitation on issuances of Guarantees of Indebtedness;

     . Business Activities; and

     . Reports.

    The operations of CCIC are conducted through its Subsidiaries and, therefore, CCIC depends on the cash flow of its Subsidiaries to meet its obligations, including its obligations under the notes. CCIC's Subsidiaries will not be guarantors of the notes and the notes will be effectively subordinated to all Indebtedness, including all borrowings under the Senior Credit Facility, the Bell Atlantic joint venture credit facility, the Castle Transmission credit facility and the Castle Transmission bonds, and other liabilities and commitments, including trade payables and lease obligations, of CCIC's Subsidiaries. Any right of CCIC to receive assets of any of its Subsidiaries upon the liquidation or reorganization of the Subsidiaries, and the consequent right of the Holders of the notes to participate in those assets, will be effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that CCIC is itself recognized as a creditor of such Subsidiary. If CCIC is recognized as a creditor of such Subsidiary, the claims of CCIC would still be subordinate in right of payment to any security in the assets of that Subsidiary and any indebtedness of that Subsidiary senior to that held by CCIC. As of December 31, 1998, after giving pro forma effect to the proposed and recent transactions, described in this prospectus, CCIC's Subsidiaries would have had $441.6 million of Indebtedness outstanding, and would have had $77.6 million, $6.2 million and $51.2 million of unused borrowing availability, respectively, under the Senior Credit Facility, the Bell Atlantic joint venture credit facility and the Castle Transmission credit facility. The provisions of the Senior Credit Facility, the Bell Atlantic joint venture credit facility, the Castle Transmission credit facility and the Castle Transmission bonds contain substantial restrictions on the ability of those Subsidiaries to dividend or distribute cash flow or assets to CCIC. See "Risk Factors--As a Holding Company, We Require Dividends from Subsidiaries to Meet Cash Requirements or Pay Dividends" and "Description of Certain Indebtedness."

    As of the date of the indentures, all of CCIC's Subsidiaries will be Restricted Subsidiaries other than:

    (1) CTSH and its subsidiaries; and

    (2) Crown Castle Investment Corp. and Crown Castle Investment Corp. II and their subsidiaries, through which CCIC holds its interest in the Bell Atlantic joint venture.

    However, under certain circumstances, CCIC will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the indentures.

Principal, Maturity and Interest

Cash-pay Notes

    The cash-pay notes initially will be limited in aggregate principal amount
to $150.0 million and will mature on            , 2011. The indenture governing
the cash-pay notes will allow CCIC to issue up to $100.0 million in aggregate principal amount of cash-pay notes in addition to the cash-pay notes being sold in the offering. The issuance of any of those additional cash-pay notes will be subject to CCIC's ability to incur Indebtedness under the covenant "Incurrence of Indebtedness and Issuance of Preferred Stock" and similar restrictions in the instruments governing CCIC's other

Indebtedness. Any such additional cash-pay notes will be treated as part of the same class and series as the cash-pay notes issued in this offering for purposes of voting under the indenture governing the cash-pay notes. CCIC will issue the cash-pay notes in denominations of $1,000 and integral multiples of $1,000.

    Interest on the cash-pay notes will accrue at the rate of    % per annum
and will be payable in U.S. dollars semiannually in arrears on             and
           , commencing on            , 2004. CCIC will make each interest
payment to Holders of record on the immediately preceding             and
           .

    Interest on the cash-pay notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of the indenture governing the cash-pay notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Discount Notes

    CCIC initially will issue discount notes with an aggregate principal amount
at maturity of $   million, which will generate gross proceeds of approximately
$300.0 million. The discount notes will mature on            , 2011. The
indenture governing the discount notes will allow CCIC to issue discount notes in addition to the discount notes being sold in the offering. These additional discount notes will be limited to an aggregate principal amount at maturity of
$     million. The issuance of any of those additional discount notes will be subject to CCIC's ability to incur Indebtedness under the covenant "Incurrence of Indebtedness and Issuance of Preferred Stock" and similar restrictions in the instruments governing CCIC's other Indebtedness. Any such additional discount notes will be treated as part of the same class and series as the discount notes issued in this offering for purposes of voting under the indenture governing the discount notes. CCIC will issue the discount notes in denominations of $1,000 and integral multiples of $1,000.

    CCIC will offer the discount notes at a substantial discount from their principal amount at maturity. See "Certain United States Federal Income Tax Considerations--U.S. Holders--Interest and Original Issue Discount."

    No cash interest will accrue on the discount notes before      , 2004. The
Accreted Value of the discount notes will accrete, representing the amortization of original issue discount, between the date of original issuance
and            , 2004, on a semiannual bond equivalent basis using a 360-day year comprised of twelve 30-day months such that the Accreted Value shall be
equal to the full principal amount of the discount notes on            , 2004,
the Full Accretion Date. The initial aggregate Accreted Value of the discount notes on the date of issuance will be $300.0 million, representing the original price at which discount notes are being offered in the debt offering. Beginning
on            , 2004, interest on the notes will accrue at the rate of    % per
annum and will be payable in U.S. dollars semiannually in arrears on
            and            , commencing on            , 2004. CCIC will make
each interest payment to Holders of record on the immediately preceding
            and            .

    Cash interest will accrue on the discount notes from the most recent date to which interest has been paid or, if no interest has been paid, from the Full Accretion Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

    If a Holder has given wire transfer instructions to CCIC, CCIC will make all payments of principal, premium and interest, if any, on that Holder's notes in accordance with those instructions.

All other payments on the notes will be made at the office or agency of the paying agent and registrar for the notes within the City and State of New York unless CCIC elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Notes

    The trustee under each of the indentures will initially act as the paying agent and registrar for each series of notes. CCIC may change the paying agent or registrar under either indenture without prior notice to the Holders of the relevant series of notes, and CCIC or any of its Subsidiaries may act as paying agent or registrar under either indenture.

Transfer and Exchange

    A Holder may transfer or exchange notes in accordance with the applicable indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. CCIC is not required to transfer or exchange any notes selected for redemption. Also, CCIC is not required to transfer or exchange any notes for a period of 15 days before a selection of notes to be redeemed.

Optional Redemption

Cash-pay Notes

    During the first 36 months after the date of original issuance of the cash-pay notes, CCIC may on any one or more occasions redeem up to 35% of the aggregate principal amount of cash-pay notes originally issued at a redemption price of % of the principal amount of the cash-pay notes to be redeemed on the redemption date with the net cash proceeds of one or more Public Equity Offerings and/or Strategic Equity Investments; provided that:

    (1) at least 65% of the aggregate principal amount of cash-pay notes originally issued remains outstanding immediately after the occurrence of such redemption, excluding notes held by CCIC or any of its Subsidiaries; and

    (2) the redemption occurs within 60 days of the date of the closing of the Public Equity Offering or Strategic Equity Investment.

    Except pursuant to the preceding paragraph, the cash-pay notes will not be
redeemable at CCIC's option prior to            , 2004. After       2004, CCIC
may redeem all or a part of the cash-pay notes upon not less than 30 nor more than 60 days' notice, at the redemption prices expressed as percentages of principal amount set forth below plus accrued and unpaid interest if any, on the cash-pay notes redeemed to the applicable redemption date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month
period beginning on             of the years indicated below:

         Year                                         Percentage
         ----                                         ----------
         2004........................................           %
         2005........................................           %
         2006........................................           %
         2007 and thereafter.........................    100.000%

Discount Notes

    During the first 36 months after the date of original issuance of the discount notes, CCIC may on any one or more occasions redeem up to 35% of the aggregate principal amount at maturity of the discount notes originally issued
at a redemption price of    % of the Accreted Value of the discount notes to be
redeemed on the redemption date with the net cash proceeds of one or more Public Equity Offerings and/or Strategic Equity Investments; provided that:

    (1) at least 65% of the aggregate principal amount at maturity of discount notes originally issued remains outstanding immediately after the occurrence of such redemption, excluding notes held by CCIC or any of its Subsidiaries; and

    (2) the redemption occurs within 60 days of the date of the closing of the Public Equity Offering or Strategic Equity Investment.

    Except pursuant to the preceding paragraph, the discount notes will not be
redeemable at CCIC's option prior to            , 2004. After     2004, CCIC
may redeem all or a part of the discount notes upon not less than 30 nor more than 60 days' notice, at the redemption prices expressed as percentages of principal amount set forth below plus accrued and unpaid interest, if any, on the discount notes redeemed to the applicable redemption date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month
period beginning on             of the years indicated below:

         Year                                         Percentage
         ----                                         ----------
         2004........................................           %
         2005........................................           %
         2006........................................           %
         2007 and thereafter.........................    100.000%

Selection and Notice

    If less than all of the cash-pay notes or discount notes, as the case may be, are to be redeemed at any time, the trustee under the applicable indenture will select notes for redemption as follows:

    (1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or

    (2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

    No notes of $1,000 of principal amount at maturity or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

    If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount of that note to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note presented for redemption will be issued in the name of the Holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue or accrete on notes or portions of them called for redemption.

Mandatory Redemption

    CCIC is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

    If a Change of Control occurs, each Holder of notes will have the right to require CCIC to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of such Holder's notes pursuant to the offer described below (the "Change of Control Offer"). The offer price in any Change of Control Offer will be payable in cash and will be 101% of the aggregate principal amount of any cash-pay notes repurchased and any discount notes repurchased after the Full Accretion Date, in each case plus accrued and unpaid interest on the notes, if any (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), to the date of purchase, and 101% of the Accreted Value of any discount notes purchased prior to the Full Accretion Date (in either case, the "Change of Control Payment"). Within 30 days following any Change of Control, CCIC will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in the notice (the "Change of Control Payment Date"). The Change of Control Payment Date will be no earlier than 30 days and no later than 60 days from the date the notice is mailed, pursuant to the procedures required by the applicable indenture and described in such notice.

    On the Change of Control Payment Date, CCIC will, to the extent lawful:

    (1) accept for payment all notes or portions of the notes properly tendered pursuant to the Change of Control Offer;

    (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

    (3) deliver or cause to be delivered to the applicable trustee the notes so accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of the notes being purchased by CCIC.

  The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the applicable trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that the new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

    The Change of Control provisions described above will be applicable whether or not any other provisions of the indentures are applicable. CCIC will comply with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations to the extent those laws and regulations are applicable to any Change of Control Offer. If the provisions of any of the applicable securities laws or securities regulations conflict with the provisions of the covenant described above, CCIC will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described above by virtue of the compliance.

    The Change of Control purchase feature is a result of negotiations between CCIC and the underwriters. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that CCIC would decide to do so in the future. Subject to the limitations discussed below, CCIC could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect CCIC's capital structure. Restrictions on the ability of CCIC to incur additional Indebtedness are contained in the covenants described under "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," "--Certain Covenants--Liens" and "--Certain Covenants--Sale and Leaseback Transactions." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in the covenants, however, the indentures will not contain any covenants or provisions that may afford Holders of the notes protection in the event of certain highly leveraged transactions.

    The credit facilities of CCIC's Subsidiaries limit CCIC's access to the cash flow of those Subsidiaries and will, therefore, restrict CCIC's ability to purchase any notes. Each of these credit facilities also provides that the occurrence of certain change of control events with respect to CCIC constitutes a default under that credit facility. In the event that a Change of Control occurs at a time when CCIC's Subsidiaries are prohibited from making distributions to CCIC to purchase notes, CCIC could cause its Subsidiaries to seek the consent of the lenders under the credit facilities to allow the distributions or could attempt to refinance the borrowings that contain the prohibition. If CCIC does not obtain a consent or repay such borrowings, CCIC will remain prohibited from purchasing notes. In this case, CCIC's failure to purchase tendered notes would constitute an Event of Default under the indentures which would, in turn, constitute a default under the credit facilities. Future indebtedness of CCIC and its Subsidiaries may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the indebtedness to be repurchased if a Change of Control occurs. Moreover, the exercise by the Holders of their right to require CCIC to repurchase the notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on CCIC. Finally, CCIC's ability to pay cash to the Holders of notes following the occurrence of a Change of Control may be limited by CCIC's then existing financial resources, including its ability to access the cash flow of its Subsidiaries. See "Risk Factors--As a Holding Company, We Require Dividends from Subsidiaries to Meet Cash Requirements on Pay Dividends." There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

    CCIC will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indentures applicable to a Change of Control Offer made by CCIC and purchases all notes properly tendered and not withdrawn under such Change of Control Offer. The provisions under the indentures relating to CCIC's obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes then outstanding.

    The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of CCIC and its Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require CCIC to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of CCIC and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

    CCIC will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

    (1) CCIC (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

    (2) fair market value is determined by CCIC's board of directors and evidenced by a resolution of its board of directors set forth in an officers' certificate delivered to the trustee under the applicable indenture; and

    (3) except in the case of a Tower Asset Exchange, at least 75% of the consideration received in such Asset Sale by CCIC or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

For purposes of this provision, each of the following shall be deemed to be cash:

      (a) any liabilities, as shown on CCIC's or such Restricted Subsidiary's most recent balance sheet, of CCIC or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any guarantee of the notes) that are assumed by the transferee of any assets pursuant to a customary novation agreement that releases CCIC or the Restricted Subsidiary from further liability; and

      (b) any securities, notes or other obligations received by CCIC or any Restricted Subsidiary from the transferee that are converted by CCIC or the Restricted Subsidiary into cash within 20 days of the applicable Asset Sale, to the extent of the cash received in that conversion.

  Within 365 days after the receipt of any Net Proceeds from an Asset Sale, CCIC or the Restricted Subsidiary may apply those Net Proceeds to:

    (1) reduce Indebtedness under a Credit Facility;

    (2) reduce other Indebtedness of any of CCIC's Restricted Subsidiaries;

    (3) the acquisition of all or substantially all the assets of a Permitted Business;

    (4) the acquisition of Voting Stock of a Permitted Business from a Person that is not a Subsidiary of CCIC; provided, that, after giving effect to the acquisition, CCIC or its Restricted Subsidiary owns a majority of the Voting Stock of that business; or

    (5) the making of a capital expenditure or the acquisition of other long-term assets that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, CCIC may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

  Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, CCIC will be required to make an offer to all Holders of notes and all holders of other senior Indebtedness of CCIC containing provisions similar to those set forth in the indentures relating to the notes with respect to offers to purchase or redeem with the proceeds of sales of (an "Asset Sale Offer"), to purchase the maximum principal amount (or accreted value, as applicable) of notes and such other senior Indebtedness of CCIC that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be payable in cash and will be 100% of the principal amount of any cash-pay notes or discount notes purchased after the Full Accretion Date, plus accrued and unpaid interest to the date of purchase, or 100% of the Accreted Value of discount notes purchased prior to the Full Accretion Date. In the case of any other senior Indebtedness, the offer price will be 100% of the principal amount (or accreted value, as applicable) of the Indebtedness plus accrued and unpaid interest thereon, if any, to the date of purchase. Each Asset Sale Offer will be made in accordance with the procedures set forth in the indentures and the other senior Indebtedness of CCIC. If any Excess Proceeds remain after consummation of an Asset

Sale Offer, CCIC may use the remaining Excess Proceeds for any purpose not otherwise prohibited by the indentures. If the aggregate principal amount of notes and the other senior indebtedness of CCIC tendered into the Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other senior Indebtedness to be purchased on a pro rata basis. Upon completion of the Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Certain Covenants

Restricted Payments

  CCIC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

    (1) declare or pay any dividend or make any other payment or distribution on account of CCIC's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving CCIC or any of its Restricted Subsidiaries) or to the direct or indirect holders of CCIC's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of CCIC or to CCIC or a Restricted Subsidiary of CCIC);

    (2) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving CCIC) any Equity Interests of CCIC or any direct or indirect parent of CCIC (other than any such Equity Interests owned by CCIC or any of its Restricted Subsidiaries);

    (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes, except a payment of interest or principal at Stated Maturity; or

    (4) make any Restricted Investment, (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

    (1) no Default has occurred and is continuing or would occur as a consequence of the Restricted Payment; and

    (2) CCIC would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted Consolidated Cash Flow Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that CCIC and its Restricted Subsidiaries will not be required to comply with this clause (2) in order to make any Restricted Investment; and

    (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by CCIC and its Restricted Subsidiaries after the date of the indentures (excluding Restricted Payments permitted by clauses (2), (3) and (4) of the paragraph of exceptions below), is less than the sum, without duplication, of:

      (a) 100% of the Consolidated Cash Flow of CCIC for the period (taken as one accounting period) from the beginning of the fiscal quarter during which the indentures are executed to the end of CCIC's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if the Consolidated Cash Flow for such period is a deficit, less 100% of the deficit), less 1.75 times the Consolidated Interest Expense of CCIC since the beginning of the fiscal quarter during which the indentures are executed; plus

      (b) 100% of the aggregate net cash proceeds received by CCIC since the beginning of the fiscal quarter during which the indentures are executed as a contribution to its common equity capital or from the issue or sale of Equity Interests of CCIC (other than Disqualified Stock and except to the extent such net cash proceeds are used to incur new Indebtedness outstanding pursuant to clause (11) of the second paragraph of the covenant described below under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock") or from the issue or sale of Disqualified Stock or debt securities of CCIC that have been converted into Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of CCIC and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock); plus

      (c) to the extent that any Restricted Investment that was made after the date of the indentures is sold for cash or otherwise liquidated or repaid for cash, the lesser of:

        (A) the cash return of capital with respect to the Restricted Investment (less the cost of disposition, if any), and

        (B) the initial amount of the Restricted Investment; plus

      (d) to the extent that any Unrestricted Subsidiary of CCIC and all of its Subsidiaries are designated as Restricted Subsidiaries after the date of the indentures, the lesser of:

        (A) the fair market value of CCIC's Investments in such Subsidiaries as of the date of such designation, or

        (B) the sum of:

                (x) the fair market value of CCIC's Investments in such
              Subsidiaries as of the date on which such Subsidiaries were originally designated as Unrestricted Subsidiaries, and

                (y) the amount of any Investments made in such Subsidiaries subsequent to such designation (and treated as Restricted Payments) by CCIC or any Restricted Subsidiary; provided that:

        (i) in the event the Unrestricted Subsidiaries designated as Restricted Subsidiaries are CTSH and its Subsidiaries, the references in clauses (A) and (B) of this clause (d) to fair market value of CCIC's Investments in such Subsidiaries shall mean the amount by which the fair market value of all such Investments exceeds 34.3% of the fair market value of CTSH and its Subsidiaries as a whole; and

        (ii) in the event the Unrestricted Subsidiaries designated as Restricted Subsidiaries are CCAIC and its Subsidiaries, the references in clauses (A) and (B) of this clause (d) to fair market value of CCIC's Investments in such Subsidiaries shall mean the amount by which the fair market value of all such Investments exceeds $250.0 million; plus

      (e) 50% of any dividends received by CCIC or a Restricted Subsidiary after the date of the indentures from an Unrestricted Subsidiary of CCIC, to the extent that such dividends were not otherwise included in Consolidated Net Income of CCIC for such period.

  The preceding provisions will not prohibit:

    (1) the payment of any dividend within 60 days after the date of declaration of that dividend, if at said date of declaration such payment would have complied with the provisions of the indentures;

    (2) the making of any Investment or the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of CCIC in exchange for, or out of the net cash proceeds from the sale since the beginning of the fiscal quarter during which the indentures are executed (other than to a Subsidiary of CCIC) of Equity Interests of CCIC (other than any Disqualified Stock); provided that the net cash proceeds are not used to incur new Indebtedness pursuant to clause (11) of the second paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"); and provided further that, in each case, the amount of any net cash proceeds that are so utilized will be excluded from clause (3)(b) of the preceding paragraph;

    (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

    (4) the payment of any dividend by a Restricted Subsidiary of CCIC to the Holders of its Equity Interests on a pro rata basis;

    (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of CCIC or any Restricted Subsidiary of CCIC held by any member of CCIC's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of the indentures; provided that the aggregate price paid for all of the repurchased, redeemed, acquired or retired Equity Interests may not exceed:

      (a) $500,000 in any twelve-month period, and

      (b) $5.0 million in the aggregate; or

    (6) the payment of scheduled dividends on CCIC's 12 3/4% Senior Exchangeable Preferred Stock due 2010, whether paid in cash or in kind through the issuance of additional shares of such preferred stock, all in accordance with the certificate of designations governing such preferred stock as in effect on the date of the indentures.

  The board of directors of CCIC may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by CCIC and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All of those outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of the Investments at the time of such designation. Such designation will only be permitted if the Restricted Payment would be permitted at the time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The board of directors of CCIC may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if the designation would not cause a Default.

  The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by CCIC or the applicable Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any property, assets or Investments required by this covenant to be valued will be valued by the board of directors of CCIC whose resolution with respect to the determination will be delivered to the trustee.

Incurrence of Indebtedness and Issuance of Preferred Stock

  CCIC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that CCIC will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided that CCIC may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and CCIC's Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue preferred stock if, in each case, CCIC's Debt to Adjusted Consolidated Cash Flow Ratio at the time of incurrence of the Indebtedness or the issuance of the preferred stock, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds from such incurrence or issuance as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period of CCIC for which internal financial statements are available, would have been no greater than 7.5 to 1.

  The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness or to the issuance of any of the following items of Disqualified Stock or preferred stock (collectively, "Permitted Debt"):

    (1) the incurrence by CCIC or any of its Restricted Subsidiaries of Indebtedness under Credit Facilities in an aggregate principal amount (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of CCIC and its Restricted Subsidiaries thereunder) at any one time outstanding not to exceed the product of $150,000 times the number of Completed Towers on the date of such incurrence;

    (2) the incurrence by CCIC and its Restricted Subsidiaries of the Existing Indebtedness;

    (3) the incurrence by CCIC of the Indebtedness represented by the cash-pay notes and the discount notes issued on the date of the indentures;

    (4) the issuance by CCIC of additional shares of its 12 3/4% Senior Exchangeable Preferred Stock due 2010 solely for the purpose of paying dividends thereon and the incurrence by CCIC of Indebtedness represented by CCIC's 12 3/4% Senior Subordinated Exchange Debentures due 2010;

    (5) the incurrence by CCIC or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of CCIC or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (5), not to exceed $10.0 million at any one time outstanding;

    (6) the incurrence by CCIC or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness of CCIC or any of its Restricted Subsidiaries or Disqualified Stock of CCIC (other than intercompany Indebtedness) that was permitted by the indentures to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5) or this clause (6) of this paragraph;

    (7) the incurrence by CCIC or any of its Restricted Subsidiaries of intercompany Indebtedness between or among CCIC and any of its Restricted Subsidiaries; provided, however, that:

      (i) if CCIC is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes of such series and that:

       (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than CCIC or a Restricted Subsidiary, and

       (B) any sale or other transfer of any such Indebtedness to a Person that is not either CCIC or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of the Indebtedness by CCIC or the Restricted Subsidiary, as the case may be;

    (8) the incurrence by CCIC or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the indentures to be outstanding or currency exchange risk;

    (9) the guarantee by CCIC or any of its Restricted Subsidiaries of Indebtedness of CCIC or a Restricted Subsidiary of CCIC that was permitted to be incurred by another provision of the indentures;

    (10) the incurrence by CCIC or any of its Restricted Subsidiaries of Acquired Debt in connection with the acquisition of assets or a new Subsidiary and the incurrence by CCIC's Restricted Subsidiaries of Indebtedness as a result of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary; provided that, in the case of any such incurrence of Acquired Debt, such Acquired Debt was incurred by the prior owner of such assets or such Restricted Subsidiary prior to such acquisition by CCIC or one of its Restricted Subsidiaries and was not incurred in connection with, or in contemplation of, the acquisition by CCIC or one of its Restricted Subsidiaries; and provided further that, in the case of any incurrence pursuant to this clause (10), as a result of such acquisition by CCIC or one of its Restricted Subsidiaries, CCIC's Debt to Adjusted Consolidated Cash Flow Ratio at the time of incurrence of such Acquired Debt, after giving pro forma effect to such incurrence as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period of CCIC for which internal financial statements are available, would have been less than CCIC's Debt to Adjusted Consolidated Cash Flow Ratio for the same period without giving pro forma effect to such incurrence;

    (11) the incurrence by CCIC or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock not to exceed, at any one time outstanding, the sum of:

      (i) 2.0 times the aggregate net cash proceeds, plus

      (ii) 1.0 times the fair market value of non-cash proceeds (evidenced by a resolution of the board of directors of CCIC set forth in an officers' certificate delivered to the trustee),

    in each case, from the issuance and sale, other than to a Subsidiary, of Equity Interests (other than Disqualified Stock) of CCIC since the beginning of the fiscal quarter during which the indentures are executed (less the amount of such proceeds used to make Restricted Payments as provided in clause (3)(b) of the first paragraph or clause
    (2) of the second paragraph of the covenant described above under the caption "--Restricted Payments"); and

    (12) the incurrence by CCIC or any of its Restricted Subsidiaries of additional Indebtedness and/or the issuance by CCIC of Disqualified Stock in an aggregate principal amount, accreted value or liquidation preference, as applicable, at any time outstanding, not to exceed $25.0 million.

    The indentures will also provide that:

    (1) CCIC will not incur any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of CCIC unless such Indebtedness is also contractually subordinated in right of payment to the notes on substantially identical terms; provided, however, that no Indebtedness of CCIC will be deemed to be contractually subordinated in right of payment to any other Indebtedness of CCIC solely by virtue of being unsecured; and

    (2) CCIC will not permit any of its Unrestricted Subsidiaries to incur any Indebtedness other than Non-Recourse Debt.

    For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (12) above or is entitled to be incurred pursuant to the first paragraph of this covenant, CCIC will, in its sole discretion, classify (or later reclassify in whole or in part) such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

Indebtedness under Credit Facilities outstanding on the date of the indentures shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

Liens

    CCIC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness or trade payables on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

    CCIC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

    (1) pay dividends or make any other distributions to CCIC or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits;

    (2) pay any indebtedness owed to CCIC or any of its Restricted
  Subsidiaries;

    (3) make loans or advances to CCIC or any of its Restricted Subsidiaries;
  or

    (4) transfer any of its properties or assets to CCIC or any of its Restricted Subsidiaries.

    However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

    (1) Existing Indebtedness as in effect on the date of the indentures, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the applicable series of Existing Indebtedness as in effect on the date of the indentures;

    (2) Indebtedness of any Restricted Subsidiary under any Credit Facility that is permitted to be incurred pursuant to the covenant under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that such Credit Facility and Indebtedness contain only such encumbrances and restrictions on such Restricted Subsidiary's ability to engage in the activities set forth in clauses (1) through (4) of the preceding paragraph as are, at the time such Credit Facility is entered into or amended, modified, restated, renewed, increased, supplemented, refunded, replaced or refinanced, ordinary and customary for a Credit Facility of that type as determined in the good faith judgment of CCIC's board of directors (and evidenced in a board resolution), which determination shall be conclusively binding;

    (3) encumbrances and restrictions applicable to any Unrestricted Subsidiary, as the same are in effect as of the date on which the Subsidiary becomes a Restricted Subsidiary, and as the same may be amended, modified, restated, renewed, increased, supplemented, refunded, replaced or refinanced; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to the dividend and other payment restrictions than those contained in the applicable series of Indebtedness of such Subsidiary as in effect on the date on which such Subsidiary becomes a Restricted Subsidiary;

    (4) any Indebtedness incurred in compliance with the covenant under the heading "--Incurrence of Indebtedness and Issuance of Preferred Stock" or any agreement pursuant to which such Indebtedness is issued if the encumbrance or restriction applies only in the event of a payment default or default with respect to a financial covenant contained in the Indebtedness or agreement and the encumbrance or restriction is not materially more disadvantageous to the Holders of the notes than is customary in comparable financings (as determined by CCIC) and CCIC determines that any such encumbrance or restriction will not materially affect CCIC's ability to pay interest or principal on the notes;

    (5) the indentures governing the notes;

    (6) applicable law;

    (7) any instrument governing Indebtedness or Capital Stock of a Person acquired by CCIC or any of its Restricted Subsidiaries as in effect at the time that Person is acquired by CCIC (except to the extent the Indebtedness was incurred in connection with or in contemplation of the acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, the Indebtedness was permitted by the terms of the indenture to be incurred;

    (8) customary non-assignment provisions in leases or licenses entered into in the ordinary course of business;

    (9) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (5) in the second paragraph of the covenant described above under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock" on the property so acquired;

    (10) the provisions of agreements governing Indebtedness incurred pursuant to clause (4) of the second paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock";

    (11) any agreement for the sale of a Restricted Subsidiary that restricts that Restricted Subsidiary pending its sale;

    (12) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing the Permitted Refinancing
  Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

    (13) Liens permitted to be incurred pursuant to the provisions of the covenant described under the caption "Liens" that limit the right of the debtor to transfer the assets subject to such Liens;

    (14) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements; and

    (15) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

    CCIC may not:

    (1) consolidate or merge with or into (whether or not CCIC is the surviving corporation), or

    (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity, unless:

      (a) either:

        (A) CCIC is the surviving corporation, or

        (B) the entity or the Person formed by or surviving any such consolidation or merger (if other than CCIC) or to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

      (b) the entity or Person formed by or surviving any such consolidation or merger (if other than CCIC) or the entity or Person to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of CCIC under the notes and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee;

      (c) immediately after such transaction no Default exists; and

      (d) except in the case of:

        (A) a merger of CCIC with or into a Wholly Owned Restricted Subsidiary of CCIC, and

        (B) a merger entered into solely for the purpose of reincorporating CCIC in another jurisdiction:

                (x) in the case of a merger or consolidation in which CCIC is the surviving corporation, CCIC's Debt to Adjusted Consolidated Cash Flow Ratio at the time of the transaction, after giving pro forma effect to the transaction as of such date for balance sheet purposes and as if the transaction had occurred at the beginning of the most recently ended four full fiscal quarter period of CCIC for which internal financial statements are available for income statement purposes, would have been less than CCIC's Debt to Adjusted Consolidated Cash Flow Ratio for the same period without giving pro forma effect to such transaction, or

                (y) in the case of any other such transaction, the Debt to
              Adjusted Consolidated Cash Flow of the entity or Person formed by or surviving any such consolidation or merger (if other than CCIC), or to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made, at the time of the transaction, after giving pro forma effect to the transaction as of such date for balance sheet purposes and as if such transaction had occurred at the beginning of the most recently ended four full fiscal quarter period of such entity or Person for which internal financial statements are available for income statement purposes, would have been less than CCIC's Debt to Adjusted Consolidated Cash Flow Ratio for the same period without giving pro forma effect to such transaction; provided that for purposes of determining the Debt to Adjusted Consolidated Cash Flow Ratio of any entity or Person for purposes of this clause (y) the entity or Person will be substituted for CCIC in the definition of Debt to Adjusted Consolidated Cash Flow Ratio and the defined terms included therein under the caption "--Certain Definitions".

Transactions with Affiliates

    CCIC will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

    (1) such Affiliate Transaction is on terms that are no less favorable to CCIC or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by CCIC or such Restricted Subsidiary with an unrelated Person; and

    (2) CCIC delivers to the trustee:

      (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the board of directors of CCIC set forth in an officers' certificate certifying that the Affiliate Transaction complies with clause (1) above and that the Affiliate Transaction has been approved by a majority of the disinterested members of the board of directors of CCIC; and

      (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Holders of the Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

    Notwithstanding the foregoing, the following items will not be deemed to be Affiliate Transactions:

    (1) any employment arrangements with any executive officer of CCIC or a Restricted Subsidiary that is entered into by CCIC or any of its Restricted Subsidiaries in the ordinary course of business and consistent with compensation arrangements of similarly situated executive officers at comparable companies engaged in Permitted Businesses;

    (2) transactions between or among CCIC and/or its Restricted
  Subsidiaries;

    (3) payment of directors fees in an aggregate annual amount not to exceed $25,000 per Person;

    (4) Restricted Payments that are permitted by the provisions of the indentures described above under the caption "--Restricted Payments";

    (5) the issuance or sale of Equity Interests (other than Disqualified Stock) of CCIC; and

    (6) transactions pursuant to the provisions of the governance agreement, the rights agreement, the stockholders' agreement, the CTSH shareholders' agreement, the CTI services agreement, the CTI operating agreement and the Crown transition agreements, as the same are in effect on the date of the indentures.

Sale and Leaseback Transactions

    CCIC will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that CCIC or any of its Restricted Subsidiaries may enter into a sale and leaseback transaction if:

    (1) CCIC or such Restricted Subsidiary, as applicable, could have:

      (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Debt to Adjusted Consolidated Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock";

      (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "--Liens";

    (2) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the board of directors) of the property that is the subject of the sale and leaseback transaction; and

    (3) the transfer of assets in the sale and leaseback transaction is permitted by, and CCIC applies the proceeds of such transaction in compliance with, the covenant described above under the caption "-- Repurchase at the Option of Holders--Asset Sales."

Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries

    CCIC:

    (1) will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Restricted Subsidiary of CCIC to any Person (other than CCIC or a Wholly Owned Restricted Subsidiary of CCIC); and

    (2) will not permit any of its Restricted Subsidiaries to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to CCIC or a Wholly Owned Restricted Subsidiary of CCIC, unless, in each such case:

       (a) as a result of such transfer, conveyance, sale, lease or other disposition or issuance such Restricted Subsidiary no longer constitutes a Subsidiary; and

       (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition or issuance are applied in accordance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales."

  Notwithstanding the foregoing, the issuance or sale of shares of Capital Stock of any Restricted Subsidiary of CCIC will not violate the provisions of the immediately preceding sentence if such shares are issued or sold in connection with:

        (x) the formation or capitalization of a Restricted Subsidiary, or

        (y) a single transaction or a series of substantially contemporaneous transactions whereby such Restricted Subsidiary becomes a Restricted Subsidiary of CCIC by reason of the acquisition of securities or assets from another Person.

Limitation on Issuances of Guarantees of Indebtedness

    CCIC will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of CCIC unless such Subsidiary simultaneously executes and delivers a supplemental indenture to the indentures governing the notes providing for the Guarantee of the payment of the notes by such Subsidiary, which Guarantee shall be senior to or pari passu with such Subsidiary's Guarantee of or pledge to secure such other Indebtedness. Notwithstanding the foregoing, any Guarantee by a Subsidiary of the notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person other than a Subsidiary of CCIC, of all of the CCIC's stock in, or all or substantially all the assets of, such Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the indentures governing the notes. The form of a Guarantee will be attached as an exhibit to the indentures.

Business Activities

    CCIC will not, and will not permit any Subsidiary to, engage in any business other than Permitted Businesses, except to the extent as would not be material to CCIC and its Subsidiaries taken as a whole.

Reports

    Whether or not required by the Securities and Exchange Commission, so long as any notes are outstanding, CCIC will furnish to the Holders of notes:

    (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if CCIC were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of CCIC and its consolidated Subsidiaries showing in reasonable detail in the footnotes to the financial statements and in "Management's Discussion and Analysis of Financial Condition and Results of Operations," in each case to the extent not prohibited by the SEC's rules and regulations:

       (a) the financial condition and results of operations of CCIC and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of CCIC; and

       (b) the Tower Cash Flow for the most recently completed fiscal quarter and the Adjusted Consolidated Cash Flow for the most recently completed four-quarter period) and, with respect to the annual information only, a report thereon by CCIC's certified independent accountants; and

    (2) all current reports that would be required to be filed with the SEC on Form 8-K if CCIC were required to file such reports, in each case within the time periods specified in the CCIC's rules and regulations.

    In addition, whether or not required by the rules and regulations of the SEC, CCIC will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations, unless the SEC will not accept such a filing, and make such information available to securities analysts and prospective investors upon request.

Events of Default and Remedies

    Each of the following constitutes an Event of Default under the applicable indenture:

    (1) default for 30 days in the payment when due of interest on the notes;

    (2) default in payment when due of the principal of or premium, if any, on the notes;

    (3) failure by CCIC or any of its Subsidiaries to comply with the provisions described under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" or failure by CCIC to consummate a Change of Control Offer or Asset Sale Offer in accordance with the provisions of the indentures applicable to the offers;

    (4) failure by CCIC or any of its Subsidiaries for 30 days after notice to comply with any of its other agreements in the indentures or the notes;

    (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by CCIC or any of its Significant Subsidiaries, or the payment of which is guaranteed by CCIC or any of its Significant Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after the date of the indentures, which default:

       (a) is caused by a failure to pay principal of or premium, if any, or interest on the Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of the default (a "Payment Default"); or

       (b) results in the acceleration of the Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

    (6) failure by CCIC or any of its Significant Subsidiaries to pay final judgments aggregating in excess of $20.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; or

    (7) certain events of bankruptcy or insolvency described in the indentures with respect to CCIC or any of its Restricted Subsidiaries.

    If any Event of Default occurs and is continuing, the trustee under the applicable indenture or the Holders of at least 25% in principal amount at maturity of the then outstanding notes of the applicable series may declare all the notes of such series to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to CCIC, all outstanding notes will become due and payable without further action or notice. Holders of the notes may not enforce the indentures or the notes except as provided in the indentures. Subject to certain limitations, Holders of a majority in principal amount at maturity of the then outstanding notes may direct the trustee under the applicable indenture in its exercise of any trust or power.

    The Holders of a majority in aggregate principal amount at maturity of either series of the notes then outstanding by notice to the trustee under the applicable indenture may on behalf of the Holders of all of such series of notes waive any existing Default or Event of Default and its consequences under the applicable indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

    Each of the indentures provide that if a Default occurs and is continuing and is known to the trustee, the trustee must mail to each Holder of the relevant series of notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the Holders of the notes. In addition, CCIC is required to deliver to the trustee, within 90 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. CCIC is also required to deliver to the trustee, promptly after the occurrence thereof, written notice of any event that would constitute a Default, the status thereof and what action CCIC is taking or proposes to take in respect thereof.

No Personal Liability of Directors, Officers, Employees and Stockholders

    No director, officer, employee, incorporator or stockholder of CCIC, as such, shall have any liability for any obligations of CCIC under the notes, the indentures or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

    CCIC may, at its option and at any time, elect to have all of its obligations discharged with respect to either series of the notes outstanding ("Legal Defeasance") except for:

    (1) the rights of Holders of outstanding notes of such series to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due from the trust referred to below;

    (2) CCIC's obligations with respect to such notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

    (3) the rights, powers, trusts, duties and immunities of the trustee, and CCIC's obligations in connection therewith; and

    (4) the Legal Defeasance provisions of the applicable indenture.

    In addition, CCIC may, at its option and at any time, elect to have the obligations of CCIC released with respect to certain covenants that are described in the indentures ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events described under "--Events of Default and Remedies", but not including non-payment and bankruptcy, receivership, rehabilitation and insolvency events with respect to CCIC, will no longer constitute an Event of Default with respect to the notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance:

    (1) CCIC must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the applicable series notes, cash in United States dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and CCIC must specify whether the notes are being defeased to maturity or to a particular redemption date;

    (2) in the case of Legal Defeasance, CCIC shall have delivered to the trustee under the applicable indenture an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:
      (a) CCIC has received from, or there has been published by, the Internal Revenue Service a ruling, or
      (b) since the date of the indentures, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

    (3) in the case of Covenant Defeasance, CCIC shall have delivered to the trustee under the applicable indenture an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the Holders of the outstanding notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

    (4) no Default or Event of Default shall have occurred and be continuing either:

      (a) on the date of such deposit, other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit, or
      (b) insofar as Events of Default from bankruptcy or insolvency events with respect to CCIC are concerned, at any time in the period ending on the 91st day after the date of deposit;

    (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument, other than the applicable indenture, to which CCIC or any of its Restricted Subsidiaries is a party or by which CCIC or any of its Restricted Subsidiaries is bound;

    (6) CCIC must have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

    (7) CCIC must deliver to the trustee under the applicable indenture an officers' certificate stating that the deposit was not made by CCIC with the intent of preferring the Holders of such series of notes over the other creditors of CCIC with the intent of defeating, hindering, delaying or defrauding creditors of CCIC or others; and

    (8) CCIC must deliver to the trustee under the applicable indenture an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

    Except as described in the two paragraphs below, the Holders of a majority in principal amount at maturity of the notes outstanding can, with respect to the relevant series of notes:

  (1) consent to any amendment or supplement to the relevant indenture or the related series of notes; and

  (2) waive any existing default under, or the compliance with any provisions of, the relevant indenture or the related series of notes.

    Consents and waivers obtained in connection with a purchase of, or tender offer or exchange offer for, the relevant series of notes shall be included for purposes of the previous sentence.

    Without the consent of each Holder affected, an amendment or waiver with respect to any notes of a particular series held by a non-consenting Holder may not :

  (1) reduce the principal amount of notes of such series whose Holders must consent to an amendment, supplement or waiver;

  (2) reduce the principal of or change the fixed maturity of any note of a particular series or alter the provisions with respect to the redemption, but not any required repurchase in connection with an Asset Sale Offer or Change of Control Offer, of the notes of such series;

  (3) reduce the rate of or change the time for payment of interest on any note of such series;

  (4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes of a particular series, excluding a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes of such series and a waiver of the payment default that resulted from such acceleration;

  (5) make any note of a particular series payable in money other than that stated in the notes of such series;

  (6) make any change in the provisions of the applicable indenture relating to waivers of past Defaults or the rights of Holders of notes of such series to receive payments of principal of or premium, if any, or interest on the notes of such series;

  (7) waive a redemption payment, but not any payment upon a required repurchase in connection with an Asset Sale Offer or Change of Control Offer, with respect to any note of a particular series;

  (8) except as provided under the caption "--Legal Defeasance and Covenant Defeasance" or in accordance with the terms of any Subsidiary Guarantee, release a Subsidiary Guarantor from its obligations under its Subsidiary Guarantee or make any change in a Subsidiary Guarantee that would adversely affect the Holders of the notes of a particular series; or

  (9) make any change in the foregoing amendment and waiver provisions.

    Notwithstanding the foregoing, without the consent of any Holder of notes of a particular series, CCIC and the trustee may amend or supplement the applicable indenture or the notes of such series to:

  (1) cure any ambiguity, defect or inconsistency,

  (2) provide for uncertificated notes in addition to or in place of certificated notes,

  (3) provide for the assumption of CCIC's obligations to Holders of notes of such series in the case of a merger or consolidation,

  (4) make any change that would provide any additional rights or benefits to the Holders of notes of such series or that does not adversely affect the legal rights under the indenture of any such Holder, or

  (5) comply with requirements of SEC in order to effect or maintain the qualification of the indentures under the Trust Indenture Act.


Concerning the Trustee

    The indentures contain certain limitations on the rights of the trustee, should it become a creditor of CCIC, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

    The Holders of a majority in principal amount at maturity of the notes of a particular series then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee under the applicable indenture, subject to certain exceptions. The indentures provide that if an Event of Default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indentures at the request of any Holder of notes of a particular series, unless that Holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

    Anyone who receives this prospectus may obtain a copy of the indentures without charge by writing to Crown Castle International Corp., 510 Bering Drive, Suite 500, Houston, Texas 77057, Attention: Chief Financial Officer.

Certain Definitions

    Set forth below are certain defined terms used in the indentures. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "Accreted Value" means, as of any date of determination the sum of:

  (1) the initial Accreted Value (which is $      per $1,000 in principal
     amount at maturity of notes); and

  (2) the portion of the excess of the principal amount at maturity of each note over such initial Accreted Value which shall have been amortized through such date, such amount to be so amortized on a daily basis and
     compounded semiannually on each             and             at the rate
     of   % per annum from the date of original issuance of the notes through the date of determination computed on the basis of a 360-day year of twelve 30-day months.

The Accreted Value of any note on or after the Full Accretion Date shall be equal to 100% of its stated principal amount.

    "Acquired Debt" means, with respect to any specified Person:

  (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person; and

  (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

    "Adjusted Consolidated Cash Flow" means, as of any date of determination, the sum of:

  (1) the Consolidated Cash Flow of CCIC for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available, less CCIC's Tower Cash Flow for such four-quarter period; plus

  (2) the product of four times CCIC's Tower Cash Flow for the most recent fiscal quarter for which internal financial statements are available.

For purposes of making the computation referred to above:

  (1) acquisitions that have been made by CCIC or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the reference period or subsequent to such reference period and on or prior to the calculation date shall be deemed to have occurred on the first day of the reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (2) of the proviso set forth in the definition of Consolidated Net Income;

  (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the calculation date, shall be excluded; and

  (3) the corporate development expense of CCIC and its Restricted Subsidiaries calculated in a manner consistent with the audited financial statements of CCIC included in this prospectus shall be added to Consolidated Cash Flow to the extent it was included in computing Consolidated Net Income.

    "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

    "Asset Sale" means:

  (1) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of CCIC and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "--Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "--Repurchase at the Option of Holders--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

  (2) the issue or sale by CCIC or any of its Restricted Subsidiaries of Equity Interests of any of CCIC's Subsidiaries (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than CCIC or a Restricted Subsidiary), in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions:

    (a) that have a fair market value in excess of $1.0 million; or

    (b) for net proceeds in excess of $1.0 million.

    Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales:

  (1) a transfer of assets by CCIC to a Restricted Subsidiary or by a Restricted Subsidiary to CCIC or to another Restricted Subsidiary;

  (2) an issuance of Equity Interests by a Subsidiary to CCIC or to another Restricted Subsidiary;

  (3) a transfer or issuance of Equity Interests of an Unrestricted Subsidiary to an Unrestricted Subsidiary; provided, however, that such transfer or issuance does not result in a decrease in the percentage of ownership of the voting securities of such transferee Unrestricted Subsidiary that are collectively held by CCIC and its Subsidiaries.

  (4) a Restricted Payment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments";

  (5) grants of leases or licenses in the ordinary course of business; and

  (6) disposals of Cash Equivalents.

    "Asset Sale Offer" has the meaning set forth above under the caption "Repurchase at the Option of Holders--Asset Sales."

    "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

    "Broker-Dealer" means any broker or dealer registered under the Exchange
Act.

    "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

    "Capital Stock" means:

  (1) in the case of a corporation, corporate stock;

  (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

  (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "Cash Equivalents" means:

  (1) United States dollars;

  (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition;

  (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the Senior Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating of "B" or better;

  (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

  (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Ratings Group and in each case maturing within six months after the date of acquisition; and

  (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1)-(5) of this definition.

    "Change of Control" means the occurrence of any of the following:

  (1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of CCIC and its Restricted Subsidiaries, taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

  (2) the adoption of a plan relating to the liquidation or dissolution of CCIC;

  (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of CCIC (measured by voting power rather than number of shares); provided that transfers of Equity Interests in CCIC between or among the beneficial owners of CCIC's Equity Interests and/or Equity Interests in CTSH, in each case as of the date of the Indenture, will not be deemed to cause a Change of Control under this clause (3) so long as no single Person together with its Affiliates acquires a beneficial interest in more of the Voting Stock of CCIC than is at the time collectively beneficially owned by the Principals and their Related Parties;

  (4) the first day on which a majority of the members of the board of directors of CCIC are not Continuing Directors; or

  (5) CCIC consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, CCIC, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of CCIC is converted into or exchanged for cash, securities or other property, other than any such transaction where:

      (a) the Voting Stock of CCIC outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance); or

      (b) the Principals and their Related Parties own a majority of such outstanding shares after such transaction.

    "Change of Control Offer" has the meaning set forth above under the caption "Repurchase at the Option of Holders--Change of Control."

    "Change of Control Payment" has the meaning set forth above under the caption "Repurchase at the Option of Holders--Change of Control."

    "Change of Control Payment Date" has the meaning set forth above under the caption "Repurchase at the Option of Holders--Change of Control."

  "Completed Tower" means any wireless transmission tower owned or managed by CCIC or any of its Restricted Subsidiaries that, as of any date of determination:

    (1) has at least one wireless communications or broadcast tenant that has executed a definitive lease with CCIC or any of its Restricted
  Subsidiaries, which lease is producing revenue with respect to the tower as of the date of determination; and

    (2) has capacity for at least two tenants in addition to the tenant referred to in clause (1) of this definition.

  "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period; plus

    (1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income; plus

    (2) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

    (3) depreciation, amortization (including amortization of goodwill and other intangibles and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

    (4) non-cash items increasing such Consolidated Net Income for such period (excluding any items that were accrued in the ordinary course of business),

in each case on a consolidated basis and determined in accordance with GAAP.

  "Consolidated Indebtedness" means, with respect to any Person as of any date of determination, the sum, without duplication, of:

    (1) the total amount of Indebtedness of such Person and its Restricted Subsidiaries; plus

    (2) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries; plus

    (3) the aggregate liquidation value of all Disqualified Stock of such Person and all preferred stock of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

    "Consolidated Interest Expense" means, with respect to any Person for any period:

    (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period determined in accordance with GAAP, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations); plus

    (2) all preferred stock dividends paid or accrued in respect of CCIC's and its Restricted Subsidiaries' preferred stock to Persons other than CCIC or a Wholly Owned Restricted Subsidiary of CCIC other than preferred stock dividends paid by CCIC in shares of preferred stock that is not Disqualified Stock.

  "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

    (1) the Net Income (but not loss) of any Person other than CCIC that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof;

    (2) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

    (3) the cumulative effect of a change in accounting principles shall be excluded; and

    (4) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded whether or not distributed to CCIC or one of its Restricted Subsidiaries.

  "Consolidated Tangible Assets" means, with respect to CCIC, the total consolidated assets of CCIC and its Restricted Subsidiaries, less the total intangible assets of CCIC and its Restricted Subsidiaries, as shown on the most recent internal consolidated balance sheet of CCIC and such Restricted Subsidiaries calculated on a consolidated basis in accordance with GAAP.

  "Continuing Directors" means, as of any date of determination, any member of the board of directors of CCIC who:

    (1) was a member of such board of directors on the date of the indentures;

    (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election; or

    (3) is a designee of a Principal or was nominated by a Principal.

  "Covenant Defeasance" has the meaning set forth above under the caption "Legal Defeasance and Covenant Defeasance."

  "Credit Facilities" means one or more debt facilities (including, without limitation, the Senior Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

  "Debt to Adjusted Consolidated Cash Flow Ratio" means, as of any date of determination, the ratio of:

    (1) the Consolidated Indebtedness of CCIC as of such date to

    (2) the Adjusted Consolidated Cash Flow of CCIC as of such date.


  "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

  "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require CCIC to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that CCIC may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above the caption "--Certain Covenants--Restricted Payments."

  "Eligible Indebtedness" means any Indebtedness other than:

    (1) Indebtedness in the form of, or represented by, bonds or other securities or any guarantee thereof; and

    (2) Indebtedness that is, or may be, quoted, listed or purchased and sold on any stock exchange, automated trading system or over-the-counter or other securities market (including, without prejudice to the generality of the foregoing, the market for securities eligible for resale pursuant to Rule 144A under the Securities Act).

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

  "Excess Proceeds" has the meaning set forth above under the caption "Repurchase at the Option of Holders--Asset Sales."

  "Existing Indebtedness" means Indebtedness of CCIC and its Subsidiaries (other than Indebtedness under the Senior Credit Facility) in existence on the date of the indentures, until such amounts are repaid.

  "Full Accretion Date" means            , 2004.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

  "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

  "Hedging Obligations" means, with respect to any Person, the obligations of such Person under:

    (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

    (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

  "Holder" means a Person in whose name a note is registered.

  "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person whether or not such Indebtedness is assumed by such Person (the amount of such Indebtedness as of any date being deemed to be the lesser of the value of such property or assets as of such date or the principal amount of such Indebtedness of such other Person so secured) and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be:

    (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

    (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

  "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If CCIC or any Restricted Subsidiary of CCIC sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of CCIC or a Restricted Subsidiary of CCIC issues any of its Equity Interests such that, in each case, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of CCIC, CCIC shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments."

  "Legal Defeasance" has the meaning set forth above under the caption "Legal Defeasance and Covenant Defeasance."

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

    "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

    (1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with:

       (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions); or

       (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

    (2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

    "Net Proceeds" means the aggregate cash proceeds received by CCIC or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

    (1) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof;

    (2) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements);

    (3) amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under a Credit Facility) secured by a Lien on the asset or assets that were the subject of such Asset Sale;

    (4) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale;

    (5) the deduction of appropriate amounts provided by the seller as a reserve in accordance with GAAP against any liabilities associated with the assets disposed of in such Asset Sale and retained by CCIC or any Restricted Subsidiary after such Asset Sale; and

    (6) without duplication, any reserves that CCIC's board of directors determines in good faith should be made in respect of the sale price of such asset or assets for post closing adjustments;

provided that in the case of any reversal of any reserve referred to in clause
(5) or (6) above, the amount so reversed shall be deemed to be Net Proceeds from an Asset Sale as of the date of such reversal.

    "Non-Recourse Debt" means Indebtedness:

    (1) as to which neither CCIC nor any of its Restricted Subsidiaries:

       (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness);

       (b) is directly or indirectly liable (as a guarantor or otherwise);
     or

       (c) constitutes the lender;

    (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of CCIC or any of its Restricted

  Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

    (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of CCIC or any of its Restricted Subsidiaries (except that this clause (3) will not apply to any Indebtedness incurred by CTSH and its Subsidiaries prior to the date CTSH became a Subsidiary).

    "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "Payment Default" has the meaning set forth above under the caption "Events of Default and Remedies."

    "Permitted Business" means any business conducted by CCIC, its Restricted Subsidiaries or CTSH and its Subsidiaries on the date of the indenture and any other business related, ancillary or complementary to any such business.

    "Permitted Investments" means:

    (1) any Investment in CCIC or in a Restricted Subsidiary of CCIC;

    (2) any Investment in Cash Equivalents;

    (3) any Investment by CCIC or any Restricted Subsidiary of CCIC in a Person, if as a result of such Investment:

       (a) such Person becomes a Restricted Subsidiary of CCIC; or

       (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, CCIC or a Restricted Subsidiary of CCIC;

    (4) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders--Asset Sales";

    (5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of CCIC;

    (6) receivables created in the ordinary course of business;

    (7) loans or advances to employees made in the ordinary course of business not to exceed $2.0 million at any one time outstanding;

    (8) securities and other assets received in settlement of trade debts or other claims arising in the ordinary course of business;

    (9) purchases of additional Equity Interests in CTSH for cash pursuant to the governance agreement as the same is in effect on the date of the indentures for aggregate cash consideration not to exceed $20.0 million since the beginning of the quarter during which the indentures are executed;

    (10) the Investment of up to an aggregate of $100.0 million (each such Investment being measured as of the date made and without giving effect to subsequent changes in value); and

    (11) other Investments in Permitted Businesses not to exceed an amount equal to $10.0 million plus 10% of CCIC's Consolidated Tangible Assets at any one time outstanding (each such Investment being measured as of the date made and without giving effect to subsequent changes in value).

    "Permitted Liens" means:

    (1) Liens securing Eligible Indebtedness of CCIC under one or more Credit Facilities that was permitted by the terms of the indentures to be incurred;

    (2) Liens securing any Indebtedness of any of CCIC's Restricted Subsidiaries that was permitted by the terms of the indentures to be incurred;

    (3) Liens in favor of CCIC;

    (4) Liens existing on the date of the indentures;

    (5) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

    (6) Liens securing Indebtedness permitted to be incurred under clause
  (5) of the second paragraph of the covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

    (7) Liens incurred in the ordinary course of business of CCIC or any Restricted Subsidiary of CCIC with respect to obligations that do not exceed $5.0 million at any one time outstanding and that:

       (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business); and

       (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by CCIC or such Restricted Subsidiary.

    "Permitted Refinancing Indebtedness" means any Indebtedness of CCIC or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of CCIC or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

    (1) the principal amount (or initial accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of expenses and prepayment premiums incurred in connection therewith);

    (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

    (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

    (4) such Indebtedness is incurred either by CCIC or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

    "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

    "Principals" means Berkshire Fund III, Limited Partnership; Berkshire Fund IV, Limited Partnership; Berkshire Investors LLC; Berkshire Partners LLC; Centenial Fund IV, L.P.; Centenial Fund V, L.P.; Centenial Entrepreneurs Fund V, L.P.; Nassau Capital Partners II, L.P.; NAS Partners I, L.L.C., and TdF and any Related Party of the foregoing.

    "Public Equity Offering" means an underwritten primary public offering of common stock of CCIC pursuant to an effective registration statement under the Securities Act.

    "Related Party" with respect to any Principal means:

  (1) any controlling stockholder, 80% (or more) owned Subsidiary of such Principal; or

  (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, members, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (1).

    "Restricted Investment" means an Investment other than a Permitted
Investment.

    "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

    "Senior Credit Facility" means that certain Amended and Restated Loan Agreement, dated as of July 10, 1998, by and among Key Corporate Capital Inc. and PNC Bank, National Association, as arrangers and agents for the financial institutions listed therein, and Crown Communication Inc. and Crown Castle International Corp. de Puerto Rico, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

    "Significant Subsidiary" means, with respect to any Person, any Restricted Subsidiary of such Person that would be a "significant subsidiary" of such Person as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof, except that all references to "10 percent" in Rule 1-02(w)(1), (2) and (3) shall mean "5 percent" and that all Unrestricted Subsidiaries of CCIC shall be excluded from all calculations under Rule 1-02(w).

    "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

    "Strategic Equity Investment" means a cash contribution to the common equity capital of CCIC or a purchase from CCIC of common Equity Interests (other than Disqualified Stock), in either case by or from a Strategic Equity Investor and for aggregate cash consideration of at least $50.0 million.

    "Strategic Equity Investor" means a Person engaged in a Permitted Business whose Total Equity Market Capitalization exceeds $1.0 billion.

    "Subsidiary" means, with respect to any Person:

  (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2) any partnership:

    (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person; or

    (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

    "Total Equity Market Capitalization" of any Person means, as of any day of determination, the sum of:

  (1) the product of:

    (a) the aggregate number of outstanding primary shares of common stock of such Person on such day (which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of common stock of such person); multiplied by

    (b) the average closing price of such common stock listed on a national securities exchange or the Nasdaq National Market System over the 20 consecutive business days immediately preceding such day; plus

  (2) the liquidation value of any outstanding shares of preferred stock of such Person on such day.

    "Tower Asset Exchange" means any transaction in which CCIC or one of its Restricted Subsidiaries exchanges assets for Tower Assets and/or cash or Cash Equivalents where the fair market value (evidenced by a resolution of the board of directors set forth in an officers' certificate delivered to the trustee) of the Tower Assets and cash or Cash Equivalents received by CCIC and its Restricted Subsidiaries in such exchange is at least equal to the fair market value of the assets disposed of in such exchange.

    "Tower Assets" means wireless transmission towers and related assets that are located on the site of a transmission tower.

    "Tower Cash Flow" means, for any period, the Consolidated Cash Flow of CCIC and its Restricted Subsidiaries for such period that is directly attributable to site rental revenue or license fees paid to lease or sublease space on communication sites owned or leased by CCIC, all determined on a consolidated basis and in accordance with GAAP. Tower Cash Flow will not include revenue or expenses attributable to non-site rental services provided by CCIC or any of its Restricted Subsidiaries to lessees of communication sites or revenues derived from the sale of assets.

    "Unrestricted Subsidiary" means any Subsidiary of CCIC that is designated by the board of directors as an Unrestricted Subsidiary pursuant to a board resolution; but only to the extent that such Subsidiary:

  (1) has no Indebtedness other than Non-Recourse Debt;

  (2) is not party to any agreement, contract, arrangement or understanding with CCIC or any Restricted Subsidiary of CCIC unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to CCIC or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of CCIC;

  (3) is a Person with respect to which neither CCIC nor any of its Restricted Subsidiaries has any direct or indirect obligation:

    (a) to subscribe for additional Equity Interests; or

    (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

  (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of CCIC or any of its Restricted Subsidiaries; and

  (5) has at least one director on its board of directors that is not a director or executive officer of CCIC or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of CCIC or any of its Restricted Subsidiaries.

    Any such designation by the board of directors shall be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of that Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of CCIC as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," CCIC shall be in default of such covenant). The board of directors of CCIC may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that the designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of CCIC of any outstanding Indebtedness of such Unrestricted Subsidiary and the designation shall only be permitted if:

  (1) such Indebtedness is permitted under the covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and

  (2) no Default would occur or be in existence following such designation.

    "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

    "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1) the sum of the products obtained by multiplying :

    (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof; by

    (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

  (2) the then outstanding principal amount of such Indebtedness.

    "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

                      [E] SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the offering, we will have 122,635,680 shares of common stock outstanding (123,125,073 shares if the over-allotment option is exercised in full). Of these shares, the 23,467,695 shares of common stock (23,956,688 shares if the over-allotment option is exercised in full) sold in the offering will be freely tradeable without restriction or further registration under the Securities Act, unless any of these shares are held by an "affiliate" of ours as that term is defined in Rule 144 promulgated under the Securities Act. Shares held by our affiliates will be subject to the resale limitation of Rule 144.

    We estimate that approximately 15,850,000 shares of our common stock outstanding immediately prior to the offering are also freely tradable without restrictions or further registration under the Securities Act. We also estimate that approximately 1,250,000 additional shares of our common stock outstanding prior to the offering can be sold under Rule 144 by shareholders who are not parties to the lock-up arrangement described below. All the 11,340,000 shares of our Class A common stock can be converted into common stock and will be available for sale subject to the limitations of Rule 144 in August 1999. After October 1999, substantially all other outstanding shares of our common stock, other than 15,597,785 shares held by the Bell Atlantic joint venture, will be available for sale pursuant to Rule 144 subject to the limitation on amounts sold.

    Finally, as of March 31, 1999, we have outstanding approximately 18,700,000 options to purchase shares of our common stock. The exercise of these options has been registered on Form S-8 and shares sold as a result of the exercise of these options are freely tradable, subject to Rule 144 limitations in some cases.

    We have agreed, during the period beginning from the date of this prospectus and continuing to and including the date 90 days after the date of this prospectus, not to offer, sell, contract to sell or otherwise dispose of any of our securities that are substantially similar to the common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or any such substantially similar securities, without the prior written consent of Goldman Sachs & Co. In addition, the stockholders selling shares of common stock in the equity offering, our directors, executive officers and certain other officers, who represent in the aggregate approximately 60% of our outstanding common stock after the offering, will be required, during the period beginning from the date of this prospectus and continuing to and including the date 90 days after the date of this prospectus, not to offer, pledge, sell, contract to sell or otherwise dispose of any of our securities outstanding as of the date of this prospectus, including any securities that are convertible into or exchangeable for, or that represent the right to receive any common stock or substantially similar securities, or enter into any swap or other arrangement that transfers, in whole or in part, the economic consequences of ownership of any of our securities, without the prior written consent of Goldman Sachs & Co. See "Underwriting". These lock-up arrangements will restrict the sale of approximately 62,200,000 shares of our common stock, as well as all our Class A common stock.

    The underwriters have agreed to permit officers who are parties to the lock-up agreement and not selling shareholders to sell during the lock-up period up to 12.5% of the shares of common stock beneficially owned or held under options by such officers as of the date of the prospectus, so long as such sales comply with securities laws.

    In general, under Rule 144 as currently in effect, a stockholder, including an "affiliate", who has beneficially owned his or her restricted securities (as that term is defined in Rule 144) for at least one year from the later of the date such securities were acquired from us or, if applicable, the date they were acquired from an affiliate, is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Any sale under Rule 144 must meet certain requirements concerning the availability of public information on us, the manner of sale and the notice of sale. In addition, under Rule 144(k), after two years from the later of the date restricted securities were acquired from us or, if applicable, the date they were acquired from an affiliate of ours, a stockholder who is not an affiliate of ours at the time of sale and has not been an affiliate of ours for at least three months prior to the sale is entitled to sell the shares immediately without compliance with the requirements of Rule 144 described above.

    Upon completion of the offering, including exercise of the over-allotment option, approximately 58,400,000 shares of common stock (approximately 62,800,000 shares including shares issuable upon conversion or exercise of outstanding options and warrants) will be subject to demand and piggyback registration rights.

    Except as indicated above, we are unable to estimate the amount, timing and nature of future sales of outstanding common stock. No prediction can be made as to the effect, if any, that market sales of shares of common stock or the availability of shares for sale will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of significant numbers of shares of common stock in the public market could adversely affect the market price of the common stock and could impair our ability to raise capital through an offering of its equity securities. See "Risk Factors--Shares of a Substantial Number of Shares of Common Stock After the Equity Offering Could Adversely Affect the Market Price of the Common Stock" and "Underwriting."

               [D] CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

    The following general discussion summarizes some of the material U.S. federal income and estate tax aspects of the purchase, ownership and disposition of the notes. This discussion is a summary for general information only and does not consider all aspects of U.S. federal income tax that may be relevant to your purchase, ownership and disposition of the notes. This discussion also does not address the U.S. federal income tax consequences of ownership of notes not held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as:

  .  dealers in securities or foreign currency,

  .  tax-exempt entities,

  .  banks,

  .  thrifts,

  .  insurance companies,

  . persons that hold the notes as part of a "straddle," a "hedge" against currency risk or a "conversion transaction,"

  . persons that have a "functional currency" other than the U.S. dollar, and

  .  investors in pass-through entities.

    In addition, this discussion is limited to the U.S. federal income tax consequences to initial holders that purchase the notes for cash, at their original issue price, pursuant to the offerings. It does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction.

    This discussion is based upon the Code, regulations of the Treasury Department, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to a change (possibly on a retroactive basis). We have not and will not seek any rulings or opinions from the IRS or counsel regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the notes which are different from those discussed below.

    Persons considering the purchase of notes should consult their own advisors concerning the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdiction, to their particular situations.

U.S. Holders

    The following discussion is limited to the U.S. federal income tax consequences relevant to a "U.S. holder," which means a beneficial owner of a note that is:

  (1) a citizen or resident of the United States,

  (2) a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any of its political subdivisions,

  (3) an estate the income of which is subject to U.S. federal income taxation regardless of its sources,

  (4) a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or

  (5) otherwise subject to U.S. federal income taxation on its worldwide income on a net income basis.

    Certain U.S. federal income tax consequences relevant to a holder other than a U.S. holder are discussed separately below.

Stated Interest on the Cash-Pay Notes

    The stated interest on the cash-pay notes will be included in income by a U.S. holder as ordinary income in accordance with such U.S. holder's usual method of accounting. It is anticipated that the cash-pay notes will be issued without any original issue discount, commonly referred to as OID, as described below.

Interest and Original Issue Discount on the Discount Notes

    The discount notes will be issued with original issue discount. OID is the excess of (1) the stated redemption price at maturity of a debt instrument over
(2) its issue price.

    The "stated redemption price at maturity" of a debt instrument is the sum of all payments provided by the instrument. The issue price of a debt instrument is the first price at which a substantial amount of the debt instruments are sold to the public for cash (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers).

    A U.S. holder is required to include OID in income as ordinary interest as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. holder's regular method of accounting. A U.S. holder will not be required to report separately as taxable income actual distributions of stated interest on the discount notes. In general, the amount of OID included in income by the holder of a discount note is the sum of the daily portions of OID for each day during the taxable year (or portion of the taxable year) on which such holder held such note. The "daily portion" is determined by allocating the OID for an accrual period ratably to each day in that accrual period. The "accrual period" for a discount note may be of any length and may vary in length over the term of a discount note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or final day of an accrual period.

    The amount of OID for an accrual period is generally equal to the product of the discount note's adjusted issue price at the beginning of such accrual period and its yield to maturity. The "adjusted issue price" of a discount note at the beginning of any accrual period is the sum of the issue price of the discount note plus the amount of OID allocable to all prior accrual periods minus the amount of any prior payments on the discount note. Under the constant yield method of determining OID, a U.S. holder generally will have to include in income increasingly greater amounts of OID in successive accrual periods.

Applicable High Yield Discount Obligations
    If the discount notes are "applicable high yield discount obligations", the OID on the discount notes will not be deductible until paid. An "applicable high yield discount obligation" is any debt instrument that:

  (1) has a maturity date which is more than five years from the date of issue,

  (2) has a yield to maturity which equals or exceeds the applicable Federal rate (as set forth in Section 1274(d) of the Code) for the calendar month in which the obligation is issued plus five percentage points and

  (3) has significant original issue discount.

    The applicable Federal rate is an interest rate, announced monthly by the IRS, that is based on the yield of debt obligations issued by the U.S. Treasury. The applicable Federal rate is 5.59% for

April, 1999. A debt instrument generally has "significant original issue discount" if, as of the close of any accrual period ending more than five years after the date of issue, the excess of the interest (including OID) that has accrued on the obligation over the interest (including OID) that is required to be paid exceeds the product of the issue price of the instrument and its yield to maturity. If the debt instrument's yield to maturity exceeds the applicable Federal rate plus six percentage points, a ratable portion of the issuing corporation's deduction for OID, based on the portion of the yield to maturity that exceeds the applicable Federal rate plus six percentage points, will be denied. This disqualified OID will be treated as a dividend generally eligible for the dividends-received deduction in the case of corporate holders to the extent it would have been so treated had such amount been distributed by the issuing corporation on its stock.

Sale, Exchange or Redemption of the Notes

    Upon the sale, exchange, retirement or other disposition of a note, a U.S. holder will generally recognize taxable capital gain or loss equal to the difference between (1) the amount realized on the disposition (except to the extent that amounts received are attributable to accrued interest, which portion of the consideration would be taxed as ordinary income if the interest was previously untaxed) and (2) the U.S. holder's adjusted tax basis in the note. A U.S. holder's adjusted tax basis in a cash-pay note generally will equal the cost of the cash-pay note to the U.S. holder. A U.S. holder's adjusted tax basis in a discount note generally will equal the cost of the discount note to the U.S. holder increased by any OID included in income through the date of disposition and decreased by any payments received on the discount notes. In the case of a U.S. holder who is an individual, such capital gain will be subject to tax at a maximum rate of 20% if the note has been held for more than 12 months at the time of the sale, exchange, retirement or other disposition.

    A U.S. holder will not recognize any taxable gain or loss on the exchange of notes for new notes under the exchange offer.

Information Reporting and Backup Withholding

    U.S. holders of notes may be subject, under certain circumstances, to information reporting and backup withholding at a 31% rate on cash payments of principal (and premium, if any) and interest (including OID) and on the gross proceeds from dispositions of notes. Backup withholding applies only if the U.S. holder:

  (1) fails to furnish its social security or other taxpayer identification number within a reasonable time after a request for such information,

  (2) furnishes an incorrect taxpayer identification number,

  (3) fails to report properly interest or dividends, or

  (4) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the taxpayer identification number provided is its correct number and that it is not subject to backup withholding.

    Any amount withheld from a payment to a U.S. holder under the backup withholding rules is allowable as a credit (and may entitle such holder to a refund) against such U.S. holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. U.S. holders of notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

    We will furnish annually to the IRS and to record holders of the notes (to whom it is required to furnish such information) information relating to the amount of OID and interest, as applicable.

Non-U.S. Holders

    The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a note that is not a U.S. holder (a "non-U.S. holder").

    Subject to the discussion of backup withholding below, payments of interest (including OID) on a note to any non-U.S. holder will generally not be subject to U.S. federal income or withholding tax, provided that:

  (1) the holder is not

     (a) an actual or constructive owner of 10% or more of the total voting power of all our voting stock or

     (b) a controlled foreign corporation related (directly or indirectly) to us through stock ownership or

     (c) a foreign tax-exempt organization or a foreign private foundation for U.S. federal income tax purposes,

  (2) such interest payments are not effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States and

  (3) we or our paying agent receives

     (a) from the non-U.S. holder, a properly completed Form W-8 (or substitute Form W-8) under penalties of perjury which provides the non-U.S. holder's name and address and certifies that the non-U.S. holder of the note is a non-U.S. holder or

     (b) from a security clearing organization, bank or other financial institution that holds the notes in the ordinary course of its trade or business (a "financial institution") on behalf of the non-U.S. holder, certification under penalties of perjury that such a Form W-8 (or substitute Form W-8) has been received by it, or by another such financial institution, from the non-U.S. holder, and a copy of the Form W-8 (or substitute Form W-8) is furnished to the payor.

    A non-U.S. holder that does not qualify for exemption from withholding under the preceding paragraph generally will be subject to withholding of U.S. federal income tax at the rate of 30% (or lower applicable treaty rate) on payments of interest (including OID) on the notes.

    If the payments of interest (including OID) on a note are effectively connected with the conduct by a non-U.S. holder of a trade or business in the United States, such payments will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally (and, if paid to corporate holders, may also be subject to a 30% branch profits tax). If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, such payments will not be subject to U.S. withholding tax so long as the holder provides us or the paying agent with a properly executed Form 4224.

    Non-U.S. holders should consult any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

Sale, Exchange or Redemption of Notes

    Subject to the discussion of backup withholding, any gain realized by a non-U.S. holder on the sale, exchange, retirement or other disposition of a note generally will not be subject to U.S. federal income tax, unless:

  (1) such gain is effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States,

  (2) the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied or

  (3) the non-U.S. holder is subject to tax under provisions of U.S. federal tax law applicable to certain U.S. expatriates.

Federal Estate Tax

    Notes held (or treated as held) by an individual who is a non-U.S. holder at the time of his or her death will not be subject to U.S. federal estate tax provided that (1) the individual does not actually or constructively own 10% or more of the total voting power of all our voting stock and (2) income on the note was not effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States.

Information Reporting and Backup Withholding

    We must report annually to the IRS and to each non-U.S. holder any interest (including OID) that is subject to withholding or that is exempt from U.S. withholding tax. Copies of those information returns may also be made available, under the provisions of a specific treaty or agreement, to the tax authorities of the country in which the non-U.S. holder resides.

    The regulations provide that backup withholding (which generally is a withholding tax imposed at the rate of 31% on payments to persons that fail to furnish certain required information) and information reporting will not apply to payments made on the notes by us to a non-U.S. holder, if the holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption (provided that neither we nor our paying agent has actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied).

    The payment of the proceeds from the disposition of notes to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a note to or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person will not be subject to information reporting or backup withholding. For this purpose, a "U.S. related person" is (1) a "controlled foreign corporation" for U.S. federal income tax purposes or (2) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business.

    In the case of the payment of proceeds from the disposition of notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a U.S. person or a U.S. related person (absent actual knowledge that the payee is a U.S. person).

    Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a refund or a credit against such non-U.S. holder's U.S. federal income tax liability, provided that the requisite procedures are followed.

    The Treasury Department recently promulgated final regulations regarding the withholding and information reporting rules discussed above. In general, the final regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. The final regulations are generally effective for payments made after December 31, 1999, subject to certain transition rules. Non-U.S. holders should consult their own tax advisors regarding the impact, if any, of the final regulations.

    [E] CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

    The following general discussion summarizes certain of the material U.S. federal income and estate tax aspects of the ownership and disposition of common stock applicable to non-U.S. holders of common stock. In general, a "non-U.S. holder" is a person other than:

  (1) a citizen or resident of the United States,

  (2) a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any of its political subdivisions,

  (3) an estate the income of which is subject to U.S. federal income taxation regardless of its sources or

  (4) a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust.

    The discussion is based upon the Internal Revenue Code of 1986, as amended, regulations of the Treasury Department, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change (possibly on a retroactive basis). The discussion does not address aspects of U.S. federal taxation other than income and estate taxation and does not address all aspects of federal income and estate taxation. The discussion does not consider any specific facts or circumstances that may apply to a particular non-U.S. holder and does not address all aspects of U.S. federal income tax law that may be relevant to non-U.S. holders that may be subject to special treatment under such law (for example, insurance companies, tax-exempt organizations, financial institutions, broker-dealers or certain U.S. expatriates).

    Persons considering the purchase of common stock should consult their own tax advisors concerning the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdiction to their particular situations.

Dividends

    In general, the gross amount of dividends paid to a non-U.S. holder will be subject to U.S. withholding tax at a 30% rate (or any lower rate prescribed by an applicable tax treaty) unless the dividends are:

  (1) effectively connected with a trade or business carried on by the non-U.S. holder within the United States and a Form 4224 is filed with the withholding agent or

  (2) if a tax treaty applies, are attributable to a United States permanent establishment of the non-U.S. holder.

    If either exception applies, the dividend will be taxed at ordinary U.S. federal income tax rates. A non-U.S. holder may be required to satisfy certain certification requirements in order to claim the benefit of an applicable treaty rate or otherwise claim a reduction of, or exemption from, the withholding obligation under the above described rules. In the case of a non-U.S. holder that is a corporation, effectively connected income may also be subject to an additional branch profits tax (which is generally imposed on a foreign corporation at a rate of 30% of the deemed repatriation from the United States of "effectively connected earnings and profits" or such lower rate as an applicable tax treaty may provide). To the extent a distribution exceeds our current or accumulated earnings or profits, it will be treated first as a return of the holder's basis, and then as a gain from the sale of a capital asset. Any withholding tax on a distribution in excess of our accumulated earnings or profits is refundable to the non-U.S. holder upon filing an appropriate claim with the IRS.

Disposition of Common Stock

    Generally, a non-U.S. holder will not be subject to U.S. federal income tax on any gain recognized upon the disposition of common stock unless:

  (1) the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States, or, alternatively, if a tax treaty applies, attributable to a United States permanent establishment maintained by the non-U.S. holder (in which case such gain will be subject to tax at the rates and in the manner applicable to U.S. persons, and, if the holder is a foreign corporation, the branch profits tax may also apply),

  (2) the common stock is disposed of by an individual non-U.S. holder, who holds the common stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met (in which case such gain will be subject to a flat 30% tax, which may be offset by United States source capital losses (even though the individual is not considered a resident of the United States)), or

  (3) (A) we are or have been a "U.S. real property holding corporation" within the meaning of Section 897(c)(2) of the Code at any time within the shorter of the five-year period preceding such disposition or such non-U.S. holder's holding period and (B) assuming that the common stock is "regularly traded on an established securities market" for U.S. federal income tax purposes, the non-U.S. holder held, directly or indirectly, at any time during the applicable period from clause
      (A) above, including on the date of disposition, more than 5% of the outstanding common stock. We believe we became a U.S. real property holding corporation in March 1999 as a result of the Bell Atlantic joint venture.

    Non-U.S. holders should consult applicable treaties, which may exempt from U.S. taxation gains realized upon the disposition of common stock in certain cases.

Estate Tax

    Common stock owned (or treated as owned) by an individual non-U.S. holder at the time of death will be includible in the individual's gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax, unless an applicable treaty provides otherwise.

Information Reporting and Backup Withholding

    On October 6, 1997, the IRS issued final regulations relating to withholding, information reporting and backup withholding that unify current certification procedures and forms and clarify reliance standards. The final regulations generally will be effective for payments made after December 31, 1999.

    Except as provided below, this section describes rules applicable to payments made on or before December 31, 1999. Backup withholding (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the U.S. information reporting and backup withholding rules) generally will not apply to
(1) dividends paid to non-U.S. holders that are subject to the 30% withholding discussed above (or that are not so subject because a tax treaty applies that reduces or eliminates such 30% withholding) or (2) dividends paid on the common stock to a non-U.S. holder at an address outside the United States (unless the payor has actual knowledge that the payee is a U.S. person). We will be required to report annually to the IRS and to each non-U.S. holder the amount of dividends paid to, and the tax withheld from, such holder, regardless of whether any tax was actually withheld or whether withholding was required. This information may also be made available to the tax authorities in the non-U.S. holder's country of residence.

    In the case of a non-U.S. holder that sells common stock to or through a U.S. office of a broker, the broker must backup withhold at a rate of 31% and report the sale to the IRS, unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption. In the case of a non-U.S. holder that sells common stock to or through the foreign office of a U.S. broker, or a foreign broker with certain types of relationships to the United States, the broker must report the sale to the IRS (but not backup withhold) unless the broker has documentary evidence in its files that the seller is a non-U.S. holder or certain other conditions are met, or the holder otherwise establishes an exemption. A non-U.S. holder will generally not be subject to information reporting or backup withholding if such non-U.S. holder sells the common stock to or through a foreign office of a non-U.S. broker.

    Any amount withheld under the backup withholding rules from a payment to a holder is allowable as a credit against the holder's U.S. federal income tax, which may entitle the holder to a refund, provided that the holder furnishes the required information to the IRS. In addition, certain penalties may be imposed by the IRS on a holder who is required to supply information but does not do so in the proper manner.

    The final regulations eliminate the general, current legal presumption that dividends paid to an address in a foreign country are paid to a resident of that country. In addition, the final regulations impose certain certification and documentation requirements on non-U.S. holders claiming the benefit, under a tax treaty, of a reduced withholding rate on dividends.

    Prospective purchasers of the common stock are urged to consult their own tax advisors as to the effect, if any, of the final regulations on their purchase, ownership and disposition of the common stock.

                               [D] LEGAL MATTERS

    The legality of the notes offered hereby will be passed upon for us by Cravath, Swaine & Moore, New York, New York. Certain legal matters in connection with the offerings will be passed upon for the underwriters by Latham & Watkins, New York, New York.

                               [E] LEGAL MATTERS

    The legality of the securities offered hereby will be passed upon for us by Cravath, Swaine & Moore, New York, New York. Certain legal matters in connection with the offerings will be passed upon for the underwriters by Latham & Watkins, New York, New York.

                             INDEPENDENT AUDITORS

    The consolidated financial statements and schedule of CCIC at December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, the financial statements of the Home Service Transmission business of the BBC at March 31, 1996 and for the year ended March 31, 1996 and the period from April 1, 1996 to February 27, 1997 and the consolidated financial statements of CTSH at March 31, 1997 and December 31, 1997 and for the period from February 28, 1997 to March 31, 1997 and the period from April 1, 1997 to December 31, 1997, have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                         CERTAIN CURRENCY TRANSLATIONS

    CTSH publishes its consolidated financial statements in pounds sterling. For the convenience of the reader, this prospectus contains translations of certain pound sterling amounts into U.S. dollars at specified rates, or, if not so specified, at the noon buying rate in New York City for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York on December 31, 1998, of (Pounds)1.00 = $1.6628. No representation is made that the pound sterling amounts have been, could have been or could be converted into U.S. dollars at the rates indicated or any other rates. On March 15, 1999, the noon buying rate was (Pounds)1.00 = $1.6223.

                             AVAILABLE INFORMATION

    We are subject to the informational requirements of the Securities Exchange Act of 1934 and therefore we file reports and other information with the SEC. Such reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at its offices at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports and other information concerning CCIC are also available for inspection at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006. In addition, the SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including CCIC, that file electronically with the SEC.

    Anyone who receives this prospectus may obtain a copy of any of the agreements summarized herein without charge by writing to Crown Castle International Corp., 510 Bering Drive, Suite 500, Houston, TX 77057, Attention:
Secretary.

                         INDEX TO FINANCIAL STATEMENTS

CROWN CASTLE INTERNATIONAL CORP.
Report of KPMG LLP, Independent Certified Public Accountants..............   F-2
Consolidated Balance Sheet as of December 31, 1997 and 1998...............   F-3
Consolidated Statement of Operations and Comprehensive Loss for each of
 the three years in the period ended December 31, 1998....................   F-4
Consolidated Statement of Cash Flows for each of the three years in the
 period ended December 31, 1998...........................................   F-5
Consolidated Statement of Stockholders' Equity (Deficit) for each of the
 three years in the period ended December 31, 1998........................   F-6
Notes to Consolidated Financial Statements for each of the three years in
 the period ended December 31, 1998.......................................   F-7

CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND THE BBC HOME SERVICE
 TRANSMISSION BUSINESS
Report of KPMG, Chartered Accountants.....................................  F-33
Profit and Loss Accounts of the BBC Home Service Transmission business for the Year ended March 31, 1996 and the Period from April 1, 1996 to
 February 27, 1997 and the Consolidated Profit and Loss Accounts of Castle
 Transmission Services (Holdings) Ltd for the Period from February 28,
 1997 to March 31, 1997 and for the Period from April 1, 1997 to December
 31, 1997.................................................................  F-34
Balance Sheet of the BBC Home Service Transmission business at March 31,
 1996 and Consolidated Balance Sheets of Castle Transmission Services
 (Holdings) Ltd at March 31, 1997 and at December 31, 1997................  F-35
Cash Flow Statements of the BBC Home Service Transmission business for the
 Year ended March 31, 1996 and the Period from April 1, 1996 to February
 27, 1997 and the Consolidated Cash Flow Statements of Castle Transmission
 Services (Holdings) Ltd for the Period from February 28, 1997 to March
 31, 1997 and for the Period from April 1, 1997 to December 31, 1997......  F-36
Reconciliation of Movements in Corporate Funding of the BBC Home Service
 Transmission business for the Year ended March 31, 1996 and the Period from April 1, 1996 to February 27, 1997 and Consolidated Reconciliation
 of Movements in Shareholders' Funds of Castle Transmission Services
 (Holdings) Ltd for the Period from February 28, 1997 to March 31, 1997 and for the Period from April 1, 1997 to December 31, 1997...............  F-37
Notes to the Consolidated Financial Statements............................  F-38

BELL ATLANTIC MOBILE TOWER OPERATIONS
Report of KPMG LLP, Independent Certified Public Accountants..............  F-64
Statement of Net Assets as of December 31, 1998...........................  F-65
Statements of Revenues and Direct Expenses for each of the two years in the period ended December 31, 1998.......................................  F-66
Notes to Financial Statements for each of the two years in the period ended December 31, 1998..................................................  F-67

POWERTEL TOWER OPERATIONS
Report of KPMG LLP, Independent Certified Public Accountants..............  F-69
Statement of Net Assets as of December 31, 1998...........................  F-70
Statement of Revenues and Direct Expenses for the year ended December 31,
 1998.....................................................................  F-71
Notes to Financial Statements for the year ended December 31, 1998........  F-72

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Crown Castle International Corp.:

    We have audited the accompanying consolidated balance sheets of Crown Castle International Corp. and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations and comprehensive loss, cash flows and stockholders' equity (deficit) for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Crown Castle International Corp. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          KPMG LLP

Houston, Texas
February 24, 1999

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                (In thousands of dollars, except share amounts)

                                                             December 31,
                                                          --------------------
                                                            1997       1998
                         ASSETS                           --------  ----------
Current assets:
  Cash and cash equivalents.............................  $ 55,078  $  296,450
  Receivables:
   Trade, net of allowance for doubtful accounts of $177
    and $1,535 at December 31, 1997 and 1998,
    respectively........................................     9,264      32,130
   Other................................................       811       4,290
  Inventories...........................................     1,322       6,599
  Prepaid expenses and other current assets.............       681       2,647
                                                          --------  ----------
   Total current assets.................................    67,156     342,116
Property and equipment, net.............................    81,968     592,594
Investments in affiliates...............................    59,082       2,258
Goodwill and other intangible assets, net of accumulated
 amortization of $3,997 and $20,419 at December 31, 1997
 and 1998, respectively.................................   152,541     569,740
Deferred financing costs and other assets, net of
 accumulated amortization of $743 and $1,722 at December
 31, 1997 and 1998, respectively........................    10,644      16,522
                                                          --------  ----------
                                                          $371,391  $1,523,230
                                                          ========  ==========
          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable......................................  $  7,760  $   46,020
  Accrued interest......................................        --      15,677
  Accrued compensation and related benefits.............     1,792       5,188
  Deferred rental revenues and other accrued
   liabilities..........................................     2,398      26,002
                                                          --------  ----------
   Total current liabilities............................    11,950      92,887
Long-term debt..........................................   156,293     429,710
Other liabilities.......................................       607      22,823
                                                          --------  ----------
   Total liabilities....................................   168,850     545,420
                                                          --------  ----------
Commitments and contingencies (Note 12)
Minority interests......................................        --      39,185
Redeemable preferred stock, $.01 par value; 10,000,000
 shares authorized:
  12 3/4% Senior Exchangeable Preferred Stock; shares
   issued: December 31, 1997--none and December 31,
   1998--200,000 (stated at mandatory redemption and
   aggregate liquidation value).........................        --     201,063
  Senior Convertible Preferred Stock; shares issued:
   December 31, 1997--657,495 and December 31, 1998--
   none (stated at redemption value; aggregate
   liquidation value of $68,916)........................    67,948          --
  Series A Convertible Preferred Stock; shares issued:
   December 31, 1997--1,383,333 and December 31, 1998--
   none (stated at redemption and aggregate liquidation
   value)...............................................     8,300          --
  Series B Convertible Preferred Stock; shares issued:
   December 31, 1997--864,568 and December 31,
   1998--none (stated at redemption and aggregate
   liquidation value)...................................    10,375          --
  Series C Convertible Preferred Stock; shares issued:
   December 31, 1997--3,529,832 and December 31, 1998--
   none (stated at redemption and aggregate liquidation
   value)...............................................    74,126          --
                                                          --------  ----------
   Total redeemable preferred stock.....................   160,749     201,063
                                                          --------  ----------
Stockholders' equity:
  Common stock, $.01 par value; 690,000,000 shares
   authorized:
  Class A Common Stock; shares issued: December 31,
   1997--1,041,565 and December 31, 1998--none..........         2          --
  Class B Common Stock; shares issued: December 31,
   1997--9,367,165 and December 31, 1998--none..........        19          --
  Common Stock; shares issued: December 31, 1997--none
   and December 31, 1998--83,123,873....................        --         831
  Class A Common Stock; shares issued: December 31,
   1997--none and December 31, 1998--11,340,000.........        --         113
Additional paid-in capital..............................    58,248     795,153
Cumulative foreign currency translation adjustment......       562       1,690
Accumulated deficit.....................................   (17,039)    (60,225)
                                                          --------  ----------
   Total stockholders' equity...........................    41,792     737,562
                                                          --------  ----------
                                                          $371,391  $1,523,230
                                                          ========  ==========

                See notes to consolidated financial statements.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

          CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

              (In thousands of dollars, except per share amounts)

                                                    Years Ended December 31,
                                                    --------------------------
                                                     1996     1997      1998
                                                    ------  --------  --------
Net revenues:
  Site rental and broadcast transmission........... $5,615  $ 11,010  $ 75,028
  Network services and other.......................    592    20,395    38,050
                                                    ------  --------  --------
                                                     6,207    31,405   113,078
                                                    ------  --------  --------
Operating expenses:
  Costs of operations (exclusive of depreciation
   and amortization):
    Site rental and broadcast transmission.........  1,292     2,213    26,254
    Network services and other.....................      8    13,137    21,564
  General and administrative.......................  1,678     6,824    23,571
  Corporate development............................  1,324     5,731     4,625
  Non-cash compensation charges....................     --        --    12,758
  Depreciation and amortization....................  1,242     6,952    37,239
                                                    ------  --------  --------
                                                     5,544    34,857   126,011
                                                    ------  --------  --------
Operating income (loss)............................    663    (3,452)  (12,933)
Other income (expense):
  Equity in earnings (losses) of unconsolidated
   affiliate.......................................     --    (1,138)    2,055
  Interest and other income (expense)..............    193     1,951     4,220
  Interest expense and amortization of deferred
   financing costs................................. (1,803)   (9,254)  (29,089)
                                                    ------  --------  --------
Loss before income taxes and minority interests....   (947)  (11,893)  (35,747)
Provision for income taxes.........................    (10)      (49)     (374)
Minority interests.................................     --        --    (1,654)
                                                    ------  --------  --------
Net loss...........................................   (957)  (11,942)  (37,775)
Dividends on preferred stock.......................     --    (2,199)   (5,411)
                                                    ------  --------  --------
Net loss after deduction of dividends on preferred
 stock............................................. $ (957) $(14,141) $(43,186)
                                                    ======  ========  ========
Net loss........................................... $ (957) $(11,942) $(37,775)
Other comprehensive income:
  Foreign currency translation adjustments.........     --       562     1,128
                                                    ------  --------  --------
Comprehensive loss................................. $ (957) $(11,380) $(36,647)
                                                    ======  ========  ========
Loss per common share--basic and diluted........... $(0.27) $  (2.27) $  (1.02)
                                                    ======  ========  ========
Common shares outstanding--basic and diluted (in
 thousands)........................................  3,503     6,238    42,518
                                                    ======  ========  ========

                See notes to consolidated financial statements.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                           (In thousands of dollars)

                                                   Years Ended December 31,
                                                   ---------------------------
                                                    1996      1997      1998
                                                   -------  --------  --------
Cash flows from operating activities:
 Net loss......................................... $  (957) $(11,942) $(37,775)
 Adjustments to reconcile net loss to net cash
  provided by (used for) operating activities:
  Depreciation and amortization...................   1,242     6,952    37,239
  Amortization of deferred financing costs and
   discounts on long-term debt....................      55     2,159    17,910
  Non-cash compensation charges...................      --        --    12,758
  Minority interests..............................      --        --     1,654
  Equity in losses (earnings) of unconsolidated
   affiliate......................................      --     1,138    (2,055)
  Changes in assets and liabilities, excluding the
   effects of acquisitions:
   Increase in accounts payable...................     323     1,824    15,373
   Increase (decrease) in deferred rental revenues
    and other liabilities.........................     219      (240)    5,847
   Increase (decrease) in accrued interest........     306      (396)    5,835
   Decrease (increase) in receivables.............  (1,695)    1,353    (7,450)
   Increase in inventories, prepaid expenses and
    other assets..................................     (23)   (1,472)   (4,360)
                                                   -------  --------  --------
    Net cash provided by (used for) operating
     activities...................................    (530)     (624)   44,976
                                                   -------  --------  --------
Cash flows from investing activities:
 Capital expenditures.............................    (890)  (18,035) (138,759)
 Acquisitions of businesses, net of cash
  acquired........................................ (10,925)  (33,962)  (10,489)
 Investments in affiliates........................  (2,101)  (59,487)       --
                                                   -------  --------  --------
    Net cash used for investing activities........ (13,916) (111,484) (149,248)
                                                   -------  --------  --------
Cash flows from financing activities:
 Proceeds from issuance of capital stock..........  10,503   139,867   339,929
 Net borrowings (payments) under revolving credit
  agreements......................................  11,000    (6,223)    9,212
 Incurrence of financing costs....................    (180)   (7,798)   (3,010)
 Purchase of capital stock........................      --    (2,132)     (883)
 Proceeds from issuance of long-term debt.........      --   150,010        --
 Principal payments on long-term debt.............    (130) (113,881)       --
                                                   -------  --------  --------
    Net cash provided by financing activities.....  21,193   159,843   345,248
                                                   -------  --------  --------
Effect of exchange rate changes on cash...........      --        --       396
                                                   -------  --------  --------
Net increase in cash and cash equivalents.........   6,747    47,735   241,372
Cash and cash equivalents at beginning of year....     596     7,343    55,078
                                                   -------  --------  --------
Cash and cash equivalents at end of year.......... $ 7,343  $ 55,078  $296,450
                                                   =======  ========  ========
Supplementary schedule of noncash investing and
 financing activities:
 Conversion of stockholder's Convertible Secured
  Subordinated Notes to Series A Convertible
  Preferred Stock.................................      --  $  3,657        --
 Amounts recorded in connection with acquisitions
  (see Note 2):
  Fair value of net assets acquired, including
   goodwill and other intangible assets...........  10,958   197,235   431,453
  Issuance of common stock........................      --    57,189   420,964
  Issuance of long-term debt......................      --    78,102        --
  Assumption of long-term debt....................      --    27,982        --
  Amounts due to seller...........................      33        --        --
Supplemental disclosure of cash flow information:
 Interest paid.................................... $ 1,442  $  7,533  $  6,276
 Income taxes paid................................      --        26       446

                See notes to consolidated financial statements.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                (In thousands of dollars, except share amounts)

                   Class A Common Stock   Class B Common Stock       Common Stock       Class A Common Stock  Additional
                   ---------------------- ---------------------- ---------------------- ---------------------  Paid-In
                     Shares    ($.01 Par)   Shares    ($.01 Par)   Shares    ($.01 Par)   Shares   ($.01 Par)  Capital
                   ----------  ---------- ----------  ---------- ----------  ---------- ---------- ---------- ----------
Balance, January
1, 1996..........   1,350,000     $  3     1,433,330     $  3            --     $ --            --    $ --     $    634
 Issuances of
 capital stock...          --       --        55,000       --            --       --            --      --          128
 Net loss........          --       --            --       --            --       --            --      --           --
                   ----------     ----    ----------     ----    ----------     ----    ----------    ----     --------
Balance, December
31, 1996.........   1,350,000        3     1,488,330        3            --       --            --      --          762
 Issuances of
 capital stock...          --       --     8,228,835       17            --       --            --      --       57,696
 Purchase of
 capital stock...    (308,435)      (1)     (350,000)      (1)           --       --            --      --         (210)
 Foreign currency
 translation
 adjustments.....          --       --            --       --            --       --            --      --           --
 Dividends on
 preferred
 stock...........          --       --            --       --            --       --            --      --           --
 Net loss........          --       --            --       --            --       --            --      --           --
                   ----------     ----    ----------     ----    ----------     ----    ----------    ----     --------
Balance, December
31, 1997.........   1,041,565        2     9,367,165       19            --       --            --      --       58,248
 Conversion of
 preferred stock
 to Common
 Stock...........          --       --            --       --    38,517,865      385            --      --      164,712
 Conversion of
 Class A Common
 Stock and Class
 B Common Stock
 to Common
 Stock...........  (1,041,565)      (2)   (9,367,165)     (19)   10,953,625      109            --      --          (88)
 Issuances of
 capital stock...          --       --            --       --    33,793,453      338    11,340,000     113      560,779
 Purchase of
 capital stock...          --       --            --       --      (141,070)      (1)           --      --         (882)
 Non-cash
 compensation
 charges.........          --       --            --       --            --       --            --      --       12,384
 Foreign currency
 translation
 adjustments.....          --       --            --       --            --       --            --      --           --
 Dividends on
 preferred
 stock...........          --       --            --       --            --       --            --      --           --
 Net loss........          --       --            --       --            --       --            --      --           --
                   ----------     ----    ----------     ----    ----------     ----    ----------    ----     --------
Balance, December
31, 1998.........          --     $ --            --     $ --    83,123,873     $831    11,340,000    $113     $795,153
                   ==========     ====    ==========     ====    ==========     ====    ==========    ====     ========
                   Cumulative
                     Foreign
                    Currency
                   Translation Accumulated
                   Adjustment    Deficit    Total
                   ----------- ----------- ---------
Balance, January
1, 1996..........    $   --     $    (21)  $    619
 Issuances of
 capital stock...        --           --        128
 Net loss........        --         (957)      (957)
                   ----------- ----------- ---------
Balance, December
31, 1996.........        --         (978)      (210)
 Issuances of
 capital stock...        --           --     57,713
 Purchase of
 capital stock...        --       (1,920)    (2,132)
 Foreign currency
 translation
 adjustments.....       562           --        562
 Dividends on
 preferred
 stock...........        --       (2,199)    (2,199)
 Net loss........        --      (11,942)   (11,942)
                   ----------- ----------- ---------
Balance, December
31, 1997.........       562      (17,039)    41,792
 Conversion of
 preferred stock
 to Common
 Stock...........        --           --    165,097
 Conversion of
 Class A Common
 Stock and Class
 B Common Stock
 to Common
 Stock...........        --           --         --
 Issuances of
 capital stock...        --           --    561,230
 Purchase of
 capital stock...        --           --       (883)
 Non-cash
 compensation
 charges.........        --           --     12,384
 Foreign currency
 translation
 adjustments.....     1,128           --      1,128
 Dividends on
 preferred
 stock...........        --       (5,411)    (5,411)
 Net loss........        --      (37,775)   (37,775)
                   ----------- ----------- ---------
Balance, December
31, 1998.........    $1,690     $(60,225)  $737,562
                   =========== =========== =========

                See notes to consolidated financial statements.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.Basis of Presentation and Summary of Significant Accounting Policies

 Basis of Presentation

    The consolidated financial statements include the accounts of Crown Castle International Corp. and its majority and wholly owned subsidiaries, collectively referred to herein as the "Company." All significant intercompany balances and transactions have been eliminated in consolidation. Certain reclassifications have been made to the prior year's financial statements to be consistent with the presentation in the current year.

    The Company owns, operates and manages wireless communications sites and broadcast transmission networks. The Company also provides complementary services to its customers, including network design, radio frequency engineering, site acquisition, site development and construction, antenna installation and network management and maintenance. The Company's communications sites are located throughout the United States, in Puerto Rico and in the United Kingdom. In the United States and Puerto Rico, the Company's primary business is the leasing of antenna space to wireless operators under long-term contracts. In the United Kingdom, the Company's primary business is the operation of television and radio broadcast transmission networks; the Company also leases antenna space to wireless operators in the United Kingdom.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Summary of Significant Accounting Policies

  Cash Equivalents
    Cash equivalents consist of highly liquid investments with original maturities of three months or less.

  Inventories
    Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

  Property and Equipment
    Property and equipment is stated at cost, net of accumulated depreciation. Depreciation is computed utilizing the straight-line method at rates based upon the estimated useful lives of the various classes of assets. Additions, renewals and improvements are capitalized, while maintenance and repairs are expensed. Upon the sale or retirement of an asset, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is recognized.

    In March 1995, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ("SFAS 121"). SFAS 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS 121 was

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES effective for fiscal years beginning after December 15, 1995. The adoption of SFAS 121 by the Company in 1996 did not have a material impact on its consolidated financial statements.

  Goodwill and Other Intangible Assets
    Goodwill and other intangible assets represents the excess of the purchase price for an acquired business over the allocated value of the related net assets (see Note 2). Goodwill is amortized on a straight-line basis over a twenty year life. Other intangible assets (principally the value of existing site rental contracts at Crown Communications) are amortized on a straight-line basis over a ten year life. The carrying value of goodwill and other intangible assets will be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the acquired assets may not be recoverable. If the sum of the estimated future cash flows (undiscounted) expected to result from the use and eventual disposition of an asset is less than the carrying amount of the asset, an impairment loss is recognized. Measurement of an impairment loss is based on the fair value of the asset.

  Deferred Financing Costs
    Costs incurred to obtain financing are deferred and amortized over the estimated term of the related borrowing. At December 31, 1997, other accrued liabilities includes $1,160,000 of such costs related to the issuance of the Company's 10 5/8% Senior Discount Notes.

  Revenue Recognition
    Site rental revenues are recognized on a monthly basis under lease or management agreements with terms ranging from 12 months to 25 years. Broadcast transmission revenues are recognized on a monthly basis under transmission contracts with terms ranging from 8 years to 12 years.

    Network services revenues from site development, construction and antennae installation activities are recognized under a method which approximates the completed contract method. This method is used because these services are typically completed in three months or less and financial position and results of operations do not vary significantly from those which would result from use of the percentage-of-completion method. These services are considered complete when the terms and conditions of the contract or agreement have been substantially completed. Costs and revenues associated with installations not complete at the end of a period are deferred and recognized when the installation becomes operational. Any losses on contracts are recognized at such time as they become known.

    Network services revenues from design, engineering, site acquisition, and network management and maintenance activities are recognized under service contracts with customers which provide for billings on a time and materials, cost plus profit, or fixed price basis. Such contracts typically have terms from six months to two years. Revenues are recognized as services are performed with respect to the time and materials contracts. Revenues are recognized using the percentage-of-completion method for cost plus profit and fixed price contracts, measured by the percentage of contract costs incurred to date compared to estimated total contract costs. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

  Corporate Development Expenses
    Corporate development expenses represent costs incurred in connection with acquisitions and development of new business initiatives.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

  Income Taxes
    The Company accounts for income taxes using an asset and liability approach, which requires the recognition of deferred income tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Deferred income tax assets and liabilities are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates.

  Per Share Information
    Per share information is based on the weighted-average number of common shares outstanding during each period for the basic computation and, if dilutive, the weighted-average number of potential common shares resulting from the assumed conversion of outstanding stock options, warrants and convertible preferred stock for the diluted computation.

    A reconciliation of the numerators and denominators of the basic and diluted per share computations is as follows:

                                                    Years Ended December 31,
                                                    --------------------------
                                                     1996     1997      1998
                                                    ------  --------  --------
                                                        (In thousands of
                                                            dollars,
                                                        except per share
                                                            amounts)
   Net loss........................................ $ (957) $(11,942) $(37,775)
   Dividends on preferred stock....................     --    (2,199)   (5,411)
                                                    ------  --------  --------
   Net loss applicable to common stock for basic
    and diluted computations....................... $ (957) $(14,141) $(43,186)
                                                    ======  ========  ========
   Weighted-average number of common shares
    outstanding during the period for basic and
    diluted computations (in thousands)............  3,503     6,238    42,518
                                                    ======  ========  ========
   Loss per common share--basic and diluted........ $(0.27) $  (2.27) $  (1.02)
                                                    ======  ========  ========

    The calculations of common shares outstanding for the diluted computations exclude the following potential common shares as of December 31, 1998: (i) options to purchase 16,585,197 shares of common stock at exercise prices ranging from $-0- to $17.625 per share; (ii) warrants to purchase 1,314,990 shares of common stock at an exercise price of $7.50 per share; and (iii) shares of Castle Transmission Services (Holdings) Ltd ("CTI") stock which are convertible into 17,443,500 shares of common stock. The inclusion of such potential common shares in the diluted per share computations would be antidilutive since the Company incurred net losses for each of the three years in the period ended December 31, 1998.

  Foreign Currency Translation
    CTI uses the British pound sterling as the functional currency for its operations. The Company translates CTI's results of operations using the average exchange rate for the period, and translates CTI's assets and liabilities using the exchange rate at the end of the period. The cumulative effect of changes in the exchange rate is recorded as a translation adjustment in stockholders' equity.

  Financial Instruments
    The carrying amount of cash and cash equivalents approximates fair value for these instruments. The estimated fair value of the 10 5/8% Senior Discount Notes and the 9% Guaranteed

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

Bonds is based on quoted market prices, and the estimated fair value of the other long-term debt is determined based on the current rates offered for similar borrowings. The estimated fair value of the interest rate swap agreement is based on the amount that the Company would receive or pay to terminate the agreement at the balance sheet date. The estimated fair values of the Company's financial instruments, along with the carrying amounts of the related assets (liabilities), are as follows:

                                         December 31, 1997   December 31, 1998
                                         ------------------  ------------------
                                         Carrying    Fair    Carrying    Fair
                                          Amount    Value     Amount    Value
                                         --------  --------  --------  --------
                                              (In thousands of dollars)
   Cash and cash equivalents............ $ 55,078  $ 55,078  $296,450  $296,450
   Long-term debt....................... (156,293) (161,575) (429,710) (443,379)
   Interest rate swap agreement.........       --       (97)       --       (47)

    The Company's interest rate swap agreement is used to manage interest rate risk. The net settlement amount resulting from this agreement is recognized as an adjustment to interest expense. The Company does not hold or issue derivative financial instruments for trading purposes.

  Stock Options
    In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). SFAS 123 establishes alternative methods of accounting and disclosure for employee stock-based compensation arrangements. The Company has elected to continue the use of the "intrinsic value based method" of accounting for its employee stock option plans (see Note 9). This method does not result in the recognition of compensation expense when employee stock options are granted if the exercise price of the options equals or exceeds the fair market value of the stock at the date of grant. See Note 9 for the disclosures required by SFAS 123.

  Recent Accounting Pronouncements
    In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130"). SFAS 130 establishes standards for the reporting and display of comprehensive income in a company's financial statements. Comprehensive income includes all changes in a company's equity accounts (including net income or loss) except investments by, or distributions to, the company's owners. Items which are components of comprehensive income (other than net income or loss) include foreign currency translation adjustments, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. The components of comprehensive income must be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 is effective for fiscal years beginning after December 15, 1997. The Company has adopted the requirements of SFAS 130 in its financial statements for 1998.

    In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 establishes standards for the way that public companies report, in their annual financial statements, certain information about their operating segments, their products and services, the geographic areas in which they operate and their major customers. SFAS 131 also requires that certain information about operating segments be reported in interim financial statements. SFAS 131 is effective for periods beginning after December 15, 1997. The Company has adopted the requirements of SFAS 131 in its financial statements for the year ended December 31, 1998 (see Note 13).

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

    In April 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities ("SOP 98-5"). SOP 98-5 requires that costs of start-up activities be charged to expense as incurred and broadly defines such costs. The Company has deferred certain costs incurred in connection with potential business initiatives and new geographic markets, and SOP 98-5 will require that such deferred costs be charged to results of operations upon its adoption. SOP 98-5 is effective for fiscal years beginning after December 15, 1998. The Company will adopt the requirements of SOP 98-5 as of January 1, 1999. The cumulative effect of the change in accounting principle for the adoption of SOP 98-5 will result in a charge to results of operations in the Company's financial statements for the three months ending March 31, 1999; it is currently estimated that such charge will amount to approximately $2,300,000.

    In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). SFAS 133 requires that derivative instruments be recognized as either assets or liabilities in the consolidated balance sheet based on their fair values. Changes in the fair values of such derivative instruments will be recorded either in results of operations or in other comprehensive income, depending on the intended use of the derivative instrument. The initial application of SFAS 133 will be reported as the effect of a change in accounting principle. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company will adopt the requirements of SFAS 133 in its financial statements for the three months ending March 31, 2000. The Company has not yet determined the effect that the adoption of SFAS 133 will have on its consolidated financial statements.

2.Acquisitions

    During the three years in the period ended December 31, 1998, the Company consummated a number of business acquisitions which were accounted for using the purchase method. Results of operations and cash flows of the acquired businesses are included in the consolidated financial statements for the periods subsequent to the respective dates of acquisition.

  Motorola, Inc. ("Motorola")
    On June 28, 1996, the Company acquired fifteen telecommunications towers and related assets, and assets related to specialized mobile radio and microwave services, from Motorola in Puerto Rico. The purchase price consisted of $9,919,000 in cash. Motorola provided certain management services related to these assets for a period of ninety days after the closing date. Management fees for such services amounted to $57,000 for the year ended December 31, 1996.

  Other Acquisitions
    During 1996, the Company acquired a number of other telecommunications towers and related equipment from various sellers. The aggregate total purchase price for these acquisitions of $1,039,000 consisted of $1,006,000 in cash and a $33,000 payable to a seller.

  TEA Group Incorporated and TeleStructures, Inc. (collectively, "TEA")
    On May 12, 1997, the Company acquired all of the common stock of TEA. TEA provides telecommunications site selection, acquisition, design and development services. The purchase price of $14,215,000 consisted of $8,120,000 in cash (of which $2,001,000 was paid in 1996 as an option payment), promissory notes payable to the former stockholders of TEA totaling $1,872,000, the assumption of $1,973,000 in outstanding debt and 535,710 shares of the Company's Class B

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

Common Stock valued at $2,250,000 (the estimated fair value of such common stock on that date). The Company recognized goodwill of $9,568,000 in connection with this acquisition. The Company repaid the promissory notes with a portion of the proceeds from the issuance of its 10 5/8% Senior Discount Notes (see Note 5).

  Crown Communications ("CCM"), Crown Network Systems, Inc. ("CNS") and
   Crown Mobile Systems, Inc. ("CMS") (collectively, "Crown")
    On July 11, 1997, the Company entered into an asset purchase and merger agreement with the owners of Crown. On August 15, 1997, such agreement was amended and restated, and the Company acquired (i) substantially all of the assets, net of outstanding liabilities, of CCM and (ii) all of the outstanding common stock of CNS and CMS. Crown provides network services, which includes site selection and acquisition, antenna installation, site development and construction, network design and site maintenance, and owns and operates telecommunications towers and related assets. The purchase price of $185,021,000 consisted of $27,843,000 in cash, a short-term promissory note payable to the former owners of Crown for $76,230,000, the assumption of $26,009,000 in outstanding debt and 7,325,000 shares of the Company's Class B Common Stock valued at $54,939,000 (the estimated fair value of such common stock on that date). The Company recognized goodwill and other intangible assets of $146,103,000 in connection with this acquisition. The Company financed the cash portion of the purchase price with proceeds from the issuance of redeemable preferred stock (see Note 8), and repaid the promissory note with proceeds from the issuance of additional redeemable preferred stock and borrowings under the Senior Credit Facility (see Note 5).

    In 1997, the Company organized Crown Communication Inc. ("CCI," a Delaware corporation) as a wholly owned subsidiary to own the net assets acquired from CCM and the common stock of CNS and CMS. In January 1998, the Company merged Castle Tower Corporation ("CTC," a wholly owned operating subsidiary) with and into CCI, establishing CCI as the principal domestic operating subsidiary of the Company.

  CTI
    On April 24, 1998, the Company entered into a share exchange agreement with certain shareholders of CTI pursuant to which certain of CTI's shareholders agreed to exchange their shares of CTI for shares of the Company. On August 18, 1998, the exchange was consummated and the Company's ownership of CTI increased from approximately 34.3% to 80%. The Company issued 20,867,700 shares of its Common Stock and 11,340,000 shares of its Class A Common Stock, with such shares valued at an aggregate of $418,700,000 (based on the price per share to the public in the Company's initial public offering as discussed in Note 9). The Company recognized goodwill of $344,204,000 in connection with this transaction, which was accounted for as an acquisition using the purchase method. CTI's results of operations and cash flows are included in the consolidated financial statements for the period subsequent to the date the exchange was consummated.

  Pro Forma Results of Operations (Unaudited)
    The following unaudited pro forma summary presents consolidated results of operations for the Company as if (i) the TEA and Crown acquisitions had been consummated as of January 1, 1997 and (ii) the share exchange with CTI's shareholders had been consummated as of January 1 for both 1997 and 1998. Appropriate adjustments have been reflected for depreciation and amortization, interest expense, amortization of deferred financing costs, income taxes and certain nonrecurring

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES income and expenses recorded by the Company in connection with the investment in CTI in 1997 (see Note 4). The pro forma information does not necessarily reflect the actual results that would have been achieved, nor is it necessarily indicative of future consolidated results for the Company.

                                                     Years Ended December 31,
                                                     --------------------------
                                                         1997          1998
                                                     ------------  ------------
                                                     (In thousands of dollars,
                                                     except per share amounts)
   Net revenues..................................... $    180,936  $    210,041
   Net loss.........................................      (34,601)      (46,517)
   Loss per common share--basic and diluted.........        (0.60)        (0.72)

  Agreement with Nextel Communications, Inc. ("Nextel")
    On July 11, 1997, the Company entered into an agreement with Nextel (the "Nextel Agreement") whereby the Company has the option to purchase up to 50 of Nextel's existing towers which are located in Texas, Florida and the metropolitan areas of Denver, Colorado and Philadelphia, Pennsylvania. As of February 24, 1999, the Company had purchased 49 of such towers for an aggregate price of $11,019,000 in cash.

  Millennium Communications Limited ("Millennium")
    On October 8, 1998, the Company acquired all of the outstanding shares of Millennium. Millennium develops, owns and operates telecommunications towers and related assets in the United Kingdom. On the date of acquisition, Millennium owned 102 tower sites. Millennium is being operated as a subsidiary of CTI. The purchase price of $14,473,000 consisted of $9,813,000 in cash, the repayment of $2,396,000 in outstanding debt and 358,678 shares of the Company's common stock valued at $2,264,000 (the market value of such common stock on that date).

  Agreement with Bell Atlantic Mobile ("BAM")
    On December 8, 1998, the Company entered into an agreement with BAM to form a joint venture ("Crown Atlantic") to own and operate a significant majority of BAM's towers. Upon formation of Crown Atlantic (which is currently expected to occur in March 1999), (i) the Company will contribute to Crown Atlantic $250,000,000 in cash and approximately 15.6 million shares of its Common Stock in exchange for a 62.3% ownership interest in Crown Atlantic, (ii) Crown Atlantic will borrow $180,000,000 under a committed $250,000,000 revolving credit facility, and (iii) BAM will contribute to Crown Atlantic approximately 1,427 towers in exchange for a cash distribution of $380,000,000 from Crown Atlantic and a 37.7% ownership interest in Crown Atlantic. Upon dissolution of Crown Atlantic, BAM would receive (i) the shares of the Company's Common Stock contributed to Crown Atlantic and (ii) a payment (either in cash or in shares of the Company's Common Stock, at the Company's election) equal to 14.0% of the fair market value of Crown Atlantic's other net assets; the Company would then receive the remaining assets and liabilities of Crown Atlantic. The Company will account for its investment in Crown Atlantic as an acquisition using the purchase method, and will include Crown Atlantic's results of operations and cash flows in the Company's consolidated financial statements for periods subsequent to formation.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

3.Property and Equipment

    The major classes of property and equipment are as follows:

                                                 Estimated    December 31,
                                                   Useful   -----------------
                                                   Lives     1997      1998
                                                 ---------- -------  --------
                                                  (In thousands of dollars)
   Land and buildings........................... 0-50 years $ 1,930  $ 58,767
   Telecommunications towers and broadcast
    transmission equipment...................... 5-20 years  76,847   532,907
   Transportation and other equipment........... 3-10 years   4,379    11,452
   Office furniture and equipment...............  5-7 years   3,664    12,248
                                                            -------  --------
                                                             86,820   615,374
   Less: accumulated depreciation...............             (4,852)  (22,780)
                                                            -------  --------
                                                            $81,968  $592,594
                                                            =======  ========

    Depreciation expense for the years ended December 31, 1997 and 1998 was $2,886,000 and $20,638,000, respectively. Accumulated depreciation on telecommunications towers and broadcast transmission equipment was $4,136,000 and $15,995,000 at December 31, 1997 and 1998, respectively. At December 31, 1998, minimum rentals receivable under existing operating leases for towers are as follows: years ending December 31, 1999--$183,244,000; 2000--$187,311,000;
2001--$185,097,000; 2002--$179,641,000; 2003--$171,329,000; thereafter--
$667,731,000.

4.Investments in Affiliates

    On February 28, 1997, the Company used a portion of the net proceeds from the sale of the Series C Convertible Preferred Stock (see Note 8) to purchase an ownership interest of approximately 34.3% in CTI (a company incorporated under the laws of England and Wales). The Company led a consortium of investors which provided the equity financing for CTI. The funds invested by the consortium were used by CTI to purchase, through a wholly owned subsidiary, the domestic broadcast transmission division of the British Broadcasting Corporation (the "BBC"). The cost of the Company's investment in CTI amounted to approximately $57,542,000. The Company accounted for its investment in CTI utilizing the equity method of accounting prior to the consummation of the share exchange agreement with CTI's shareholders in August 1998 (see Note 2).

    In March 1997, as compensation for leading the investment consortium, the Company received a fee from CTI amounting to approximately $1,165,000. This fee was recorded as other income by the Company when received. In addition, the Company received approximately $1,679,000 from CTI as reimbursement for costs incurred prior to the closing of the purchase from the BBC.

    In June 1997, as compensation for the successful completion of the investment in CTI and certain other acquisitions and investments, the Company paid bonuses to two of its executive officers totaling $913,000. These bonuses are included in corporate development expenses on the Company's consolidated statement of operations.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

    Summarized financial information for CTI is as follows (for periods in which the Company accounted for CTI utilizing the equity method):

                                                                   December 31,
                                                                       1997
                                                                   -------------
                                                                   (In thousands
                                                                    of dollars)
                                                                   -------------
   Current assets................................................    $  37,510
   Property and equipment, net...................................      341,737
   Goodwill, net.................................................       76,029
                                                                     ---------
                                                                     $ 455,276
                                                                     =========
   Current liabilities...........................................    $  48,103
   Long-term debt................................................      237,299
   Other liabilities.............................................        3,453
   Redeemable preferred stock....................................      174,944
   Stockholders' equity (deficit)................................       (8,523)
                                                                     ---------
                                                                     $ 455,276
                                                                     =========

                                                       Ten Months
                                                         Ended     Eight Months
                                                      December 31, Ended August
                                                          1997       31, 1998
                                                      ------------ ------------
                                                      (In thousands of dollars)
   Net revenues.....................................    $103,531     $97,228
   Operating expenses...............................      86,999      78,605
                                                        --------     -------
   Operating income.................................      16,532      18,623
   Interest and other income........................         553         725
   Interest expense and amortization of deferred
    financing costs.................................     (20,404)    (13,378)
   Provision for income taxes.......................          --          --
                                                        --------     -------
   Net income (loss)................................    $ (3,319)    $ 5,970
                                                        ========     =======

5.Long-term Debt

    Long-term debt consists of the following:

                                                           December 31,
                                                     -------------------------
                                                         1997         1998
                                                     ------------ ------------
                                                     (In thousands of dollars)
   Senior Credit Facility........................... $      4,700 $      5,500
   10 5/8% Senior Discount Notes due 2007, net of
    discount........................................      151,593      168,099
   CTI Credit Facility..............................           --       55,177
   9% Guaranteed Bonds due 2007.....................           --      200,934
                                                     ------------ ------------
                                                     $    156,293 $    429,710
                                                     ============ ============

  Senior Credit Facility
    CTC had a credit agreement with a bank (as amended, the "Bank Credit Agreement") which consisted of secured revolving lines of credit (the "Revolving Credit Facility") and a $2,300,000 term note (the "Term Note"). On January 17, 1997, the Bank Credit Agreement was amended to: (i) increase the available borrowings under the Revolving Credit Facility to $50,000,000; (ii) repay the

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

Term Note, along with accrued interest thereon, with borrowings under the Revolving Credit Facility; and (iii) extend the termination date for the Bank Credit Agreement to December 31, 2003. Available borrowings under the Revolving Credit Facility were generally to be used to construct new towers and to finance a portion of the purchase price for towers and related assets. The amount of available borrowings was determined based on the current financial performance (as defined) of: (i) the assets to be acquired; and (ii) assets acquired in previous acquisitions. In addition, up to $5,000,000 of borrowing availability under the Revolving Credit Facility could be used for letters of credit.

    In October 1997, the Bank Credit Agreement was amended to (i) increase the available borrowings to $100,000,000; (ii) include the lending bank under Crown's bank credit agreement as a participating lender; and (iii) extend the maturity date to December 31, 2004 (as amended, the "Senior Credit Facility"). On October 31, 1997, additional borrowings under the Senior Credit Facility, along with the proceeds from the October issuance of Senior Preferred Stock (see Note 8), were used to repay (i) the promissory note payable to the former stockholders of Crown and (ii) the outstanding borrowings under Crown's bank credit agreement (see Note 2). In November 1997, the Company repaid all of the outstanding borrowings under the Senior Credit Facility with a portion of the proceeds from the issuance of its 10 5/8% Senior Discount Notes (as discussed below). Upon the merger of CTC into CCI in January 1998, CCI became the primary borrower under the Senior Credit Facility. In December 1998, the Company again repaid all of the outstanding borrowings under the Senior Credit Facility with a portion of the proceeds from the issuance of its 12 3/4% Senior Exchangeable Preferred Stock (see Note 8). As of December 31, 1998, approximately $77,570,000 of borrowings was available under the Senior Credit Facility, of which $5,000,000 was available for letters of credit. There were no letters of credit outstanding as of December 31, 1998.

    The amount of available borrowings under the Senior Credit Facility will decrease by $5,000,000 at the end of each calendar quarter beginning on March 31, 2001 until December 31, 2004, at which time any remaining borrowings must be repaid. Under certain circumstances, CCI may be required to make principal prepayments under the Senior Credit Facility in an amount equal to 50% of excess cash flow (as defined), the net cash proceeds from certain asset sales or the net cash proceeds from certain sales of equity or debt securities by the Company.

    The Senior Credit Facility is secured by substantially all of the assets of CCI and the Company's pledge of the capital stock of CCI and its subsidiaries. In addition, the Senior Credit Facility is guaranteed by the Company. Borrowings under the Senior Credit Facility bear interest at a rate per annum, at the Company's election, equal to the bank's prime rate plus 1.5% or a Eurodollar interbank offered rate (LIBOR) plus 3.25% (9.25% and 8.32%, respectively, at December 31, 1998). The interest rate margins may be reduced by up to 2.25% (non-cumulatively) based on a financial test, determined quarterly. As of December 31, 1998, the financial test permitted a reduction of 1.5% in the interest rate margin for prime rate borrowings and 2.25% in the interest rate margin for LIBOR borrowings. Interest on prime rate loans is due quarterly, while interest on LIBOR loans is due at the end of the period (from one to three months) for which such LIBOR rate is in effect. The Senior Credit Facility requires CCI to maintain certain financial covenants and places restrictions on CCI's ability to, among other things, incur debt and liens, pay dividends, make capital expenditures, dispose of assets, undertake transactions with affiliates and make investments.

  10 5/8% Senior Discount Notes due 2007 (the "Notes")
    On November 25, 1997, the Company issued $251,000,000 aggregate principal amount of the Notes for cash proceeds of $150,010,000 (net of original issue discount). The Company used a

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES portion of the net proceeds from the sale of the Notes to (i) repay all of the outstanding borrowings, including accrued interest thereon, under the Senior Credit Facility; (ii) repay the promissory notes payable, including accrued interest thereon, to the former stockholders of TEA (see Note 2); (iii) repay certain indebtedness, including accrued interest thereon, from a prior acquisition; and (iv) repay outstanding installment debt assumed in connection with the Crown acquisition (see Note 2).

    The Notes will not pay any interest until May 15, 2003, at which time semi-annual interest payments will commence and become due on each May 15 and November 15 thereafter. The maturity date of the Notes is November 15, 2007. The Notes are net of unamortized discount of $99,407,000 and $82,901,000 at December 31, 1997 and 1998, respectively.

    The Notes are redeemable at the option of the Company, in whole or in part, on or after November 15, 2002 at a price of 105.313% of the principal amount plus accrued interest. The redemption price is reduced annually until November 15, 2005, after which time the Notes are redeemable at par. Prior to November 15, 2000, the Company may redeem up to 35% of the aggregate principal amount of the Notes, at a price of 110.625% of the accreted value thereof, with the net cash proceeds from a public offering of the Company's common stock.

    The Notes are senior indebtedness of the Company; however, they are unsecured and effectively subordinate to the liabilities of the Company's subsidiaries, which include outstanding borrowings under the Senior Credit Facility, the CTI Credit Facility and the CTI Bonds. The indenture governing the Notes (the "Indenture") places restrictions on the Company's ability to, among other things, pay dividends and make capital distributions, make investments, incur additional debt and liens, issue additional preferred stock, dispose of assets and undertake transactions with affiliates. As of December 31, 1998, the Company was effectively precluded from paying dividends on its capital stock under the terms of the Indenture.

  Reporting Requirements Under the Indenture (Unaudited)
    The following information (as such capitalized terms are defined in the Indenture) is presented solely as a requirement of the Indenture; such information is not intended as an alternative measure of financial position, operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles). Furthermore, the Company's measure of the following information may not be comparable to similarly titled measures of other companies.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

    Upon consummation of the share exchange with CTI's shareholders (see Note
2), which increased the Company's ownership interest in CTI to 80%, the Company designated CTI as an Unrestricted Subsidiary. In addition, the net proceeds from the Company's initial public offering of common stock (see Note 9) were placed into a newly formed subsidiary that was also designated as an Unrestricted Subsidiary. Prior to these transactions, the Company did not have any Unrestricted Subsidiaries. Summarized financial information for (i) the Company and its Restricted Subsidiaries and (ii) the Company's Unrestricted Subsidiaries is as follows:

                                             December 31, 1998
                            ----------------------------------------------------
                            Company and
                             Restricted  Unrestricted Consolidation Consolidated
                            Subsidiaries Subsidiaries Eliminations     Total
                            ------------ ------------ ------------- ------------
                                         (In thousands of dollars)
   Cash and cash
    equivalents............  $   41,785   $  254,665    $      --    $  296,450
   Other current assets....      19,585       26,081           --        45,666
   Property and equipment,
    net....................     165,205      427,389           --       592,594
   Investments in
    Unrestricted
    Subsidiaries...........     744,941           --     (744,941)           --
   Goodwill and other
    intangible assets,
    net....................     143,729      426,011           --       569,740
   Other assets, net.......      15,440        3,340           --        18,780
                             ----------   ----------    ---------    ----------
                             $1,130,685   $1,137,486    $(744,941)   $1,523,230
                             ==========   ==========    =========    ==========
   Current liabilities.....  $   17,653   $   75,234    $      --    $   92,887
   Long-term debt..........     173,599      256,111           --       429,710
   Other liabilities.......         808       22,015           --        22,823
   Minority interests......          --       39,185           --        39,185
   Redeemable preferred
    stock..................     201,063           --           --       201,063
   Stockholders' equity....     737,562      744,941     (744,941)      737,562
                             ----------   ----------    ---------    ----------
                             $1,130,685   $1,137,486    $(744,941)   $1,523,230
                             ==========   ==========    =========    ==========

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

                          Three Months Ended December 31, 1998       Year Ended December 31, 1998
                         -------------------------------------- --------------------------------------
                         Company and                            Company and
                          Restricted  Unrestricted Consolidated  Restricted  Unrestricted Consolidated
                         Subsidiaries Subsidiaries    Total     Subsidiaries Subsidiaries    Total
                         ------------ ------------ ------------ ------------ ------------ ------------
                                                   (In thousands of dollars)
Net revenues............   $ 17,030     $43,787      $60,817      $ 55,023     $58,055      $113,078
Costs of operations
 (exclusive of
 depreciation and
 amortization)..........      7,069      18,117       25,186        23,446      24,372        47,818
General and
 administrative.........      6,883       1,666        8,549        21,153       2,418        23,571
Corporate development...      1,787          --        1,787         4,625          --         4,625
Non-cash compensation
 charges................        523         874        1,397         9,907       2,851        12,758
Depreciation and
 amortization...........      4,879      15,255       20,134        16,921      20,318        37,239
                           --------     -------      -------      --------     -------      --------
Operating income
 (loss).................     (4,111)      7,875        3,764       (21,029)      8,096       (12,933)
Equity in earnings of
 unconsolidated
 affiliate..............         --          --           --         2,055          --         2,055
Interest and other
 income (expense).......       (285)      2,212        1,927         1,101       3,119         4,220
Interest expense and
 amortization of
 deferred financing
 costs..................     (5,823)     (5,685)     (11,508)      (21,727)     (7,362)      (29,089)
Provision for income
 taxes                         (156)         --         (156)         (374)         --          (374)
Minority interests......         --      (1,326)      (1,326)           --      (1,654)       (1,654)
                           --------     -------      -------      --------     -------      --------
Net income (loss).......   $(10,375)    $ 3,076      $(7,299)     $(39,974)    $ 2,199      $(37,775)
                           ========     =======      =======      ========     =======      ========

    Tower Cash Flow and Adjusted Consolidated Cash Flow for the Company and its Restricted Subsidiaries is as follows:

                                                                        (In
                                                                     thousands
                                                                        of
                                                                     dollars)
                                                                     ---------
   Tower Cash Flow, for the three months ended December 31, 1998.... $  3,868
                                                                     ========
   Consolidated Cash Flow, for the twelve months ended December 31,
    1998............................................................ $  6,001
   Less: Tower Cash Flow, for the twelve months ended December 31,
    1998............................................................  (14,811)
   Plus: four times Tower Cash Flow, for the three months ended
    December 31, 1998...............................................   15,472
                                                                     --------
   Adjusted Consolidated Cash Flow, for the twelve months ended
    December 31, 1998............................................... $  6,662
                                                                     ========

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

  CTI Credit Facility
    CTI has a credit agreement with a syndicate of banks (as amended, the "CTI Credit Facility") which consists of a (Pounds)64,000,000 (approximately $106,419,000) secured revolving line of credit. Available borrowings under the CTI Credit Facility are generally to be used to finance capital expenditures and for working capital and general corporate purposes. As of December 31, 1998, approximately $51,243,000 of borrowings was available under the CTI Credit Facility.

    The loan commitment under the CTI Credit Facility will be automatically reduced to zero in three equal semi-annual installments beginning on May 31, 2001 until May 31, 2002, when the CTI Credit Facility matures. Under certain circumstances, CTI may be required to make principal prepayments from the proceeds of certain asset sales.

    The CTI Credit Facility is secured by substantially all of CTI's assets. Borrowings under the CTI Credit Facility bear interest at a rate per annum equal to a Eurodollar interbank offered rate (LIBOR) plus 0.85% (approximately 6.99% at December 31, 1998). Interest is due at the end of the period (from one to six months) for which such LIBOR rate is in effect. The CTI Credit Facility requires CTI to maintain certain financial covenants and places restrictions on CTI's ability to, among other things, incur debt and liens, pay dividends, make capital expenditures, dispose of assets, undertake transactions with affiliates and make investments.

  9% Guaranteed Bonds due 2007 ("CTI Bonds")
    CTI has issued (Pounds)125,000,000 (approximately $207,850,000) aggregate principal amount of the CTI Bonds. Interest payments on the CTI Bonds are due annually on each March 30. The maturity date of the CTI Bonds is March 30, 2007. The CTI Bonds are stated net of unamortized discount.

    The CTI Bonds are redeemable, at the option of CTI, in whole or in part at any time, at the greater of their principal amount and such a price as will provide a gross redemption yield 0.5% per annum above the gross redemption yield on the benchmark gilt plus, in either case, accrued and unpaid interest. Under certain circumstances, each holder of the CTI Bonds has the right to require CTI to repurchase all or a portion of such holder's CTI Bonds at a price equal to 101% of their aggregate principal amount plus accrued and unpaid interest.

    The CTI Bonds are guaranteed by CTI; however, they are unsecured and effectively subordinate to the outstanding borrowings under the CTI Credit Facility. The trust deed governing the CTI Bonds places restrictions on CTI's ability to, among other things, pay dividends and make capital distributions, make investments, incur additional debt and liens, dispose of assets and undertake transactions with affiliates.

  Restricted Net Assets of Subsidiaries
    Under the terms of the Senior Credit Facility, the CTI Credit Facility and the CTI Bonds, the Company's subsidiaries are limited in the amount of dividends which can be paid to the Company. For CCI, the amount of such dividends is limited to (i) $6,000,000 per year until October 31, 2002, and $33,000,000 per year thereafter, and (ii) an amount to pay income taxes attributable to the Company's Restricted Subsidiaries. CTI is effectively precluded from paying dividends. The restricted net assets of the Company's subsidiaries totaled approximately $826,321,000 at December 31, 1998.

  Interest Rate Swap Agreement
    The interest rate swap agreement had an outstanding notional amount of $17,925,000 at January 29, 1997 (inception) and terminated on February 24, 1999. The Company paid a fixed rate

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES of 6.28% on the notional amount and received a floating rate based on LIBOR. This agreement effectively changed the interest rate on $17,925,000 of borrowings under the Senior Credit Facility from a floating rate to a fixed rate of 6.28% plus the applicable margin. The Company does not believe there is any significant exposure to credit risk due to the creditworthiness of the counterparty. In the event of nonperformance by the counterparty, the Company's loss would be limited to any unfavorable interest rate differential.

6.Income Taxes

    The provision for income taxes consists of the following:

                                                       Years Ended December
                                                               31,
                                                      ------------------------
                                                      1996    1997      1998
                                                      -----  -------  --------
                                                         (In thousands of
                                                             dollars)
   Current:
     State..........................................  $  --  $    --  $    365
     Puerto Rico....................................     10       49         9
                                                      -----  -------  --------
                                                      $  10  $    49  $    374
                                                      =====  =======  ========

    A reconciliation between the provision for income taxes and the amount computed by applying the federal statutory income tax rate to the loss before income taxes is as follows:

                                                       Years Ended December
                                                               31,
                                                      ------------------------
                                                      1996    1997      1998
                                                      -----  -------  --------
                                                         (In thousands of
                                                             dollars)
   Benefit for income taxes at statutory rate.......  $(322) $(4,044) $(12,154)
   Stock-based compensation.........................     --       --     2,844
   Amortization of intangible assets................     --      478       604
   State and foreign taxes, net of federal tax
    benefit.........................................     --       --       247
   Expenses for which no federal tax benefit was
    recognized......................................      5       28       151
   Puerto Rico taxes................................     10       49         9
   Acquisition costs................................     --       --      (675)
   Foreign earnings not subject to tax..............     --       --      (584)
   Changes in valuation allowances..................    315    3,650     9,944
   Other............................................      2     (112)      (12)
                                                      -----  -------  --------
                                                      $  10  $    49  $    374
                                                      =====  =======  ========

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

    The components of the net deferred income tax assets and liabilities are as follows:

                                                           December 31,
                                                    ---------------------------
                                                        1997          1998
                                                    ------------  -------------
                                                    (In thousands of dollars)
   Deferred income tax liabilities:
     Property and equipment........................ $      2,487  $       6,045
     Puerto Rico earnings..........................           75             84
     Intangible assets.............................          276             --
     Other.........................................           38             --
                                                    ------------  -------------
       Total deferred income tax liabilities.......        2,876          6,129
                                                    ------------  -------------
   Deferred income tax assets:
     Net operating loss carryforwards..............        6,800         19,071
     Noncompete agreement..........................           37            464
     Intangible assets.............................           --            351
     Accrued liabilities...........................           --             68
     Other.........................................           --             45
     Receivables allowance.........................            6             41
     Valuation allowances..........................       (3,967)       (13,911)
                                                    ------------  -------------
       Total deferred income tax assets, net.......        2,876          6,129
                                                    ------------  -------------
   Net deferred income tax liabilities............. $         --  $          --
                                                    ============  =============

    Valuation allowances of $3,967,000 and $13,911,000 were recognized to offset net deferred income tax assets as of December 31, 1997 and 1998, respectively.

    At December 31, 1998, the Company has net operating loss carryforwards of approximately $56,000,000 which are available to offset future federal taxable income. These loss carryforwards will expire in 2010 through 2018. The utilization of the loss carryforwards is subject to certain limitations.

7.Minority Interests

    Minority interests represent the minority stockholder's interest in CTI.

8.Redeemable Preferred Stock

  Exchangeable Preferred Stock
    On December 16, 1998, the Company issued 200,000 shares of its 12 3/4% Senior Exchangeable Preferred Stock due 2010 (the "Exchangeable Preferred Stock") at a price of $1,000 per share (the liquidation preference per share). The net proceeds received by the Company from the sale of such shares amounted to approximately $193,000,000 (after underwriting discounts of $7,000,000 but before other expenses of the offering, which amounted to approximately $8,059,000). A portion of the net proceeds was used to repay outstanding borrowings under the Senior Credit Facility of $73,750,000, and the remaining net proceeds are currently invested in short-term investments.

    The holders of the Exchangeable Preferred Stock are entitled to receive cumulative dividends at the rate of 12 3/4% per share, compounded quarterly on each March 15, June 15, September 15 and

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

December 15 of each year, beginning on March 15, 1999. On or before December 15, 2003, the Company has the option to pay dividends in cash or in additional shares of Exchangeable Preferred Stock. After December 15, 2003, dividends are payable only in cash.

    The Company is required to redeem all outstanding shares of Exchangeable Preferred Stock on December 15, 2010 at a price equal to the liquidation preference plus accumulated and unpaid dividends. On or after December 15, 2003, the shares are redeemable at the option of the Company, in whole or in part, at a price of 106.375% of the liquidation preference. The redemption price is reduced on an annual basis until December 15, 2007, at which time the shares are redeemable at the liquidation preference. Prior to December 15, 2001, the Company may redeem up to 35% of the Exchangeable Preferred Stock, at a price of 112.75% of the liquidation preference, with the net proceeds from certain public equity offerings. The shares of Exchangeable Preferred Stock are exchangeable, at the option of the Company, in whole but not in part, for 12 3/4% Senior Subordinated Exchange Debentures due 2010.

    The Company's obligations with respect to the Exchangeable Preferred Stock are subordinate to all indebtedness of the Company (including the Notes), and are effectively subordinate to all debt and liabilities of the Company's subsidiaries (including the Senior Credit Facility, the CTI Credit Facility and the CTI Bonds). The certificate of designations governing the Exchangeable Preferred Stock places restrictions on the Company's ability to, among other things, pay dividends and make capital distributions, make investments, incur additional debt and liens, issue additional preferred stock, dispose of assets and undertake transactions with affiliates.

  Senior Preferred Stock
    In August 1997, the Company issued 292,995 shares of its Senior Convertible Preferred Stock (the "Senior Preferred Stock") at a price of $100 per share. The net proceeds received by the Company from the sale of such shares amounted to approximately $29,266,000, most of which was used to pay the cash portion of the purchase price for Crown (see Note 2). In October 1997, the Company issued an additional 364,500 shares of its Senior Preferred Stock at a price of $100 per share. The net proceeds received by the Company from the sale of such shares amounted to $36,450,000. This amount, along with borrowings under the Senior Credit Facility, was used to repay the promissory note from the Crown acquisition (see Note 2).

    The holders of the Senior Preferred Stock were entitled to receive cumulative dividends at the rate of 12.5% per share, compounded annually. At the option of the holder, each share of Senior Preferred Stock (plus any accrued and unpaid dividends) was convertible, at any time, into shares of the Company's common stock at a conversion price of $7.50 (subject to adjustment in the event of an underwritten public offering of the Company's common stock). At the date of issuance of the Senior Preferred Stock, the Company believes that its conversion price represented the estimated fair value of the common stock on that date. In July 1998, all of the shares of Senior Preferred Stock were converted into shares of common stock (see Note 9).

    The purchasers of the Senior Preferred Stock were also issued warrants to purchase an aggregate 1,314,990 shares of the Company's common stock at an exercise price of $7.50 per share (subject to adjustment in the event of an underwritten public offering of the Company's common stock). The warrants are exercisable, in whole or in part, at any time until August and October of 2007. At the date of issuance of the warrants, the Company believes that the exercise price represented the estimated fair value of the common stock on that date. As such, the Company has not assigned any value to the warrants in its consolidated financial statements.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

    Series Preferred Stock
    The holders of the Company's Series A Convertible Preferred Stock (the "Series A Preferred Stock"), the Series B Convertible Preferred Stock (the "Series B Preferred Stock") and the Series C Convertible Preferred Stock (the "Series C Preferred Stock") (collectively, the "Series Preferred Stock") were entitled to receive dividends, if and when declared, at the same rate as dividends were declared and paid with respect to the Company's common stock. Each of the outstanding shares of Series Preferred Stock was automatically converted into five shares of common stock upon consummation of the Company's initial public offering (see Note 9).

    In February and April of 1997, the Company issued 3,529,832 shares of its Series C Preferred Stock at a price of $21.00 per share. The net proceeds received by the Company from the sale of the Series C Preferred Stock amounted to approximately $74,024,000. A portion of this amount was used to purchase the ownership interest in CTI (see Note 4).

9.Stockholders' Equity

    Common Stock
    On August 18, 1998, the Company consummated its initial public offering of common stock at a price to the public of $13.00 per share (the "IPO"). The Company sold 12,320,000 shares of its common stock and received proceeds of $151,043,000 (after underwriting discounts of $9,117,000 but before other expenses of the IPO, which amounted to approximately $4,116,000). The net proceeds from the IPO are currently invested in short-term investments.

    In anticipation of the IPO, the Company (i) amended and restated the 1995 Stock Option Plan to, among other things, authorize the issuance of up to 18,000,000 shares of common stock pursuant to awards made thereunder and (ii) approved an amendment to its certificate of incorporation to increase the number of authorized shares of common and preferred stock to 690,000,000 shares and 10,000,000 shares, respectively, and to effect a five-for-one stock split for the shares of common stock then outstanding. The effect of the stock split has been presented retroactively in the Company's consolidated financial statements for all periods presented.

    In July 1998, all of the holders of the Company's Senior Convertible Preferred Stock converted such shares into an aggregate of 9,629,200 shares of the Company's common stock. Upon consummation of the IPO, all of the holders of the Company's then-existing shares of Class A Common Stock, Class B Common Stock, Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock converted such shares into an aggregate of 39,842,290 shares of the Company's common stock.

    In March 1997, the Company repurchased, and subsequently retired, 814,790 shares of its common stock from a member of the Company's Board of Directors at a cost of approximately $3,422,000. Of this amount, $1,311,000 was recorded as compensation cost and is included in corporate development expense on the Company's consolidated statement of operations. In August 1998, the Company repurchased, and subsequently retired, 141,070 shares of its common stock from a former employee at a cost of approximately $883,000.

    Class A Common Stock
    Upon consummation of the share exchange agreement with CTI's shareholders (see Note 2), an affiliate of CTI's remaining minority shareholder received all of the currently outstanding shares of the Company's Class A Common Stock. Each share of Class A Common Stock is convertible, at the

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES option of its holder at any time, into one share of Common Stock. The holder of the Class A Common Stock is entitled to one vote per share on all matters presented to a vote of the Company's shareholders, except with respect to the election of directors. The holder of the Class A Common Stock, voting as a separate class, has the right to elect up to two members of the Company's Board of Directors. The shares of Class A Common Stock also provide certain governance and anti-dilutive rights.

    Compensation Charges Related to Stock Option Grants
    During the period from April 24, 1998 through July 15, 1998, the Company granted options to employees and executives for the purchase of 3,236,980 shares of its common stock at an exercise price of $7.50 per share. Of such options, options for 1,810,730 shares vested upon consummation of the IPO and the remaining options for 1,426,250 shares will vest at 20% per year over five years, beginning one year from the date of grant. In addition, the Company has assigned its right to repurchase shares of its common stock from a stockholder (at a price of $6.26 per share) to two individuals (including a newly-elected director) with respect to 100,000 of such shares. Since the granting of these options and the assignment of these rights to repurchase shares occurred subsequent to the date of the share exchange agreement with CTI's shareholders and at prices substantially below the price to the public in the IPO, the Company has recorded a non-cash compensation charge related to these options and shares based upon the difference between the respective exercise and purchase prices and the price to the public in the IPO. Such compensation charge will total approximately $18,400,000, of which approximately $10,600,000 was recognized upon consummation of the IPO (for such options and shares which vested upon consummation of the IPO), and the remaining $7,800,000 is being recognized over five years (approximately $1,600,000 per year) through the second quarter of 2003. An additional $1,600,000 in non-cash compensation charges will be recognized through the third quarter of 2001 for stock options issued to certain members of CTI's management prior to the consummation of the share exchange.

    Stock Options
    In 1995, the Company adopted the Crown Castle International Corp. 1995 Stock Option Plan (as amended, the "1995 Stock Option Plan"). Up to 18,000,000 shares of the Company's common stock were reserved for awards granted to certain employees, consultants and non-employee directors of the Company and its subsidiaries or affiliates. These options generally vest over periods of up to five years from the date of grant (as determined by the Company's Board of Directors) and have a maximum term of ten years from the date of grant.

    Upon consummation of the share exchange agreement with CTI's shareholders (see Note 2), the Company adopted each of the various CTI stock option plans. All outstanding options to purchase shares of CTI under such plans have been converted into options to purchase shares of the Company's common stock. Up to 4,392,451 shares of the Company's common stock were reserved for awards granted under the CTI plans, and these options generally vest over periods of up to three years from the date of grant.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

    A summary of awards granted under the various stock option plans is as follows for the years ended December 31, 1996, 1997 and 1998:

                                   1996                1997                  1998
                            ------------------- -------------------- ---------------------
                                      Weighted-            Weighted-             Weighted-
                                       Average              Average               Average
                            Number of Exercise  Number of  Exercise  Number of   Exercise
                             Shares     Price    Shares      Price     Shares      Price
                            --------- --------- ---------  --------- ----------  ---------
   Options outstanding at
    beginning of year......   825,000   $0.53   1,050,000    $0.89    3,694,375    $4.69
   Options granted.........   225,000    2.22   3,042,500     5.46    9,024,720    10.02
   Options outstanding
    under CTI stock option
    plans..................        --      --          --       --    4,367,202     2.74
   Options exercised.......        --      --    (363,125)    0.53     (216,650)    4.89
   Options forfeited.......        --      --     (35,000)    1.20     (284,450)    5.72
                            ---------           ---------            ----------
   Options outstanding at
    end of year............ 1,050,000    0.89   3,694,375     4.69   16,585,197     7.06
                            =========           =========            ==========
   Options exercisable at
    end of year............   721,250    0.43     728,875     2.49    7,615,649     4.75
                            =========           =========            ==========

    In November 1996, options which were granted in 1995 for the purchase of 690,000 shares were modified such that those options became fully vested. In August 1998, certain outstanding options became fully or partially vested upon consummation of the IPO. A summary of options outstanding as of December 31, 1998 is as follows:

                                                      Weighted-
                                                       Average
                              Number of               Remaining               Number of
         Exercise              Options               Contractual               Options
          Prices             Outstanding                Life                 Exercisable
         --------            -----------             -----------             -----------
     $  -0- to $ 0.40           677,108               7.0 years                 494,709
       1.20 to   1.60           123,750               7.1 years                 123,750
       2.37 to   3.09         3,316,600               7.8 years               2,266,600
       4.01 to   6.00         2,607,621               8.2 years               1,833,960
       7.50 to   7.77         5,694,692               9.3 years               2,821,630
      10.04 to  12.50           450,426               9.9 years                      --
                13.00         3,590,000               9.6 years                  75,000
                17.63           125,000              10.0 years                      --
                             ----------                                       ---------
                             16,585,197               9.1 years               7,615,649
                             ==========                                       =========

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

    The weighted-average fair value of options granted during the years ended December 31, 1996, 1997 and 1998 was $0.50, $1.30 and $4.54, respectively. The fair value of each option was estimated on the date of grant using the Black-Scholes option-pricing model and the following weighted-average assumptions about the options (the minimum value method was used prior to the IPO):

                                                  Years Ended December 31,
                                                -------------------------------
                                                  1996       1997       1998
                                                ---------  ---------  ---------
   Risk-free interest rate.....................       6.4%       6.1%      5.38%
   Expected life............................... 4.0 years  4.5 years  3.6 years
   Expected volatility.........................         0%         0%  0% to 30%
   Expected dividend yield.....................         0%         0%         0%

    The exercise prices for options granted during the years ended December 31, 1996 and 1997 were equal to or in excess of the estimated fair value of the Company's common stock at the date of grant. As such, no compensation cost was recognized for stock options during those years (see Note 1 and "Compensation Charges Related to Stock Option Grants"). If compensation cost had been recognized for stock options based on their fair value at the date of grant, the Company's pro forma net loss for the years ended December 31, 1996, 1997 and 1998 would have been $973,000 ($0.28 per share), $12,586,000 ($2.37 per share) and $75,660,000 ($1.91 per share), respectively. The pro forma effect of stock options on the Company's net loss for those years may not be representative of the pro forma effect for future years due to the impact of vesting and potential future awards.

  Shares Reserved For Issuance
    At December 31, 1998, the Company had the following shares reserved for future issuance:

   Common Stock:
     Class A Common Stock........................................... 11,340,000
     Shares of CTI stock which are convertible into common stock.... 17,443,500
     Stock option plans............................................. 21,812,676
     Warrants.......................................................  1,314,990
                                                                     ----------
                                                                     51,911,166
                                                                     ==========

10.Employee Benefit Plans

    The Company and its subsidiaries have various defined contribution savings plans covering substantially all employees. Depending on the plan, employees may elect to contribute up to 20% of their eligible compensation. Certain of the plans provide for partial matching of such contributions. The cost to the Company for these plans amounted to $98,000 and $197,000 for the years ended December 31, 1997 and 1998, respectively.

    CTI has a defined benefit plan which covers all of its employees hired on or before March 1, 1997. Employees hired after that date are not eligible to participate in this plan. The net periodic pension cost attributable to this plan for the four months ended December 31, 1998 was $1,115,000. As of December 31, 1998, (i) the accumulated benefit obligation under this plan amounted to $13,635,000 (all of which was vested); (ii) the projected benefit obligation amounted to $15,298,000; (iii) the fair value of the plan's assets amounted to $15,848,000; and (iv) the prepaid pension cost attributable to this plan amounted to $1,704,000.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

11. Related Party Transactions

    The Company leases office space in a building formerly owned by its Chief Executive Officer. Lease payments for such office space amounted to $50,000 and $130,000 for the years ended December 31, 1996 and 1997, respectively.

    Included in other receivables at December 31, 1997 and 1998 are amounts due from employees of the Company totaling $499,000 and $368,000, respectively.

12. Commitments and Contingencies

    At December 31, 1998, minimum rental commitments under operating leases are as follows: years ending December 31, 1999--$19,721,000; 2000--$19,456,000;
2001--$19,298,000; 2002--$19,293,000; 2003--$18,996,000; thereafter--
$112,848,000. Rental expense for operating leases was $277,000, $1,712,000 and $9,620,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

    The Company is involved in various claims, lawsuits and proceedings arising in the ordinary course of business. While there are uncertainties inherent in the ultimate outcome of such matters and it is impossible to presently determine the ultimate costs that may be incurred, management believes the resolution of such uncertainties and the incurrence of such costs should not have a material adverse effect on the Company's consolidated financial position or results of operations.

13. Operating Segments and Concentrations of Credit Risk

    Operating Segments
    The Company's reportable operating segments for 1998 are (i) the domestic operations of CCI and (ii) the United Kingdom operations of CTI. Financial results for the Company are reported to management and the Board of Directors in this manner, and much of the Company's current debt financing is structured along these geographic lines. In addition, the Company's financial performance is evaluated by outside securities analysts based on these operating segments. See Note 1 for a description of the primary revenue sources from these two segments.

    As discussed in Note 2, CTI's results of operations are included in the Company's consolidated financial statements beginning in 1998. Prior to that time, the domestic operations of CCI represented the Company's only reportable segment.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

    The measurement of profit or loss currently used to evaluate the results of operations for the Company and its operating segments is earnings before interest, taxes, depreciation and amortization ("EBITDA"). The Company defines EBITDA as operating income (loss) plus depreciation and amortization and non-cash compensation charges. EBITDA is not intended as an alternative measure of operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles), and the Company's measure of EBITDA may not be comparable to similarly titled measures of other companies. There are no significant revenues resulting from transactions between the Company's operating segments. Total assets for the Company's operating segments are determined based on the separate consolidated balance sheets for CCI and CTI. The results of operations and financial position for CTI reflect appropriate adjustments for their presentation in accordance with generally accepted accounting principles in the United States. The financial results for the Company's operating segments are as follows:

                                          Year Ended December 31, 1998
                                    -------------------------------------------
                                                        Corporate
                                                         Office    Consolidated
                                      CCI       CTI     and Other     Total
                                    --------  --------  ---------  ------------
                                           (In thousands of dollars)
Net revenues:
 Site rental and broadcast
  transmission....................  $ 22,541  $ 52,487  $     --    $   75,028
 Network services and other.......    31,471     5,568     1,011        38,050
                                    --------  --------  --------    ----------
                                      54,012    58,055     1,011       113,078
                                    --------  --------  --------    ----------
Costs of operations (exclusive of
 depreciation and amortization)...    23,076    24,372       370        47,818
General and administrative........    17,929     2,418     3,224        23,571
Corporate development.............        --        --     4,625         4,625
                                    --------  --------  --------    ----------
EBITDA............................    13,007    31,265    (7,208)       37,064
Non-cash compensation charges.....       132     2,851     9,775        12,758
Depreciation and amortization.....    16,202    20,318       719        37,239
                                    --------  --------  --------    ----------
Operating income (loss)...........    (3,327)    8,096   (17,702)      (12,933)
Equity in earnings of
 unconsolidated affiliate                 --        --     2,055         2,055
Interest and other income
 (expense)........................      (253)      294     4,179         4,220
Interest expense and amortization
 of deferred financing costs......    (4,476)   (7,362)  (17,251)      (29,089)
Provision for income taxes........      (374)       --        --          (374)
Minority interests................        --    (1,654)       --        (1,654)
                                    --------  --------  --------    ----------
Net loss..........................  $ (8,430) $   (626) $(28,719)   $  (37,775)
                                    ========  ========  ========    ==========
Capital expenditures..............  $ 84,911  $ 50,224  $  3,624    $  138,759
                                    ========  ========  ========    ==========
Total assets (at year end)........  $332,555  $887,938  $302,737    $1,523,230
                                    ========  ========  ========    ==========
Investments in affiliates (at year
 end).............................  $     --  $     --  $  2,258    $    2,258
                                    ========  ========  ========    ==========

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

                                            Years Ended December 31,
                         -----------------------------------------------------------------
                                      1996                            1997
                         ------------------------------- ---------------------------------
                                  Corporate                        Corporate
                                   Office   Consolidated            Office    Consolidated
                           CCI    and Other    Total       CCI     and Other     Total
                         -------  --------- ------------ --------  ---------  ------------
                                           (In thousands of dollars)
Net revenues:
  Site rental and
   broadcast
   transmission......... $ 5,615   $    --    $ 5,615    $ 11,010  $     --     $ 11,010
  Network services and
   other................     592        --        592      20,066       329       20,395
                         -------   -------    -------    --------  --------     --------
                           6,207        --      6,207      31,076       329       31,405
                         -------   -------    -------    --------  --------     --------
Costs of operations
 (exclusive of
 depreciation and
 amortization)..........   1,300        --      1,300      15,350        --       15,350
General and
 administrative.........   1,678        --      1,678       6,675       149        6,824
Corporate development...      75     1,249      1,324       1,864     3,867        5,731
                         -------   -------    -------    --------  --------     --------
EBITDA..................   3,154    (1,249)     1,905       7,187    (3,687)       3,500
Depreciation and
 amortization              1,242        --      1,242       6,925        27        6,952
                         -------   -------    -------    --------  --------     --------
Operating income
 (loss).................   1,912    (1,249)       663         262    (3,714)      (3,452)
Equity in earnings
 (losses) of
 unconsolidated
 affiliate..............      --        --         --          --    (1,138)      (1,138)
Interest and other
 income (expense).......      22       171        193         (77)    2,028        1,951
Interest expense and
 amortization of
 deferred financing
 costs..................  (1,803)       --     (1,803)     (4,660)   (4,594)      (9,254)
Credit (provision) for
 income taxes...........     (59)       49        (10)         --       (49)         (49)
                         -------   -------    -------    --------  --------     --------
Net income (loss)....... $    72   $(1,029)   $  (957)   $ (4,475) $ (7,467)    $(11,942)
                         =======   =======    =======    ========  ========     ========
Capital expenditures.... $   890   $    --    $   890    $ 17,200  $    835     $ 18,035
                         =======   =======    =======    ========  ========     ========
Total assets (at year
 end)...................                                 $250,911  $120,480     $371,391
                                                         ========  ========     ========
Investments in
 affiliates (at year
 end)...................                                 $     --  $ 59,082     $ 59,082
                                                         ========  ========     ========

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

     Geographic Information
      A summary of net revenues by country, based on the location of the Company's subsidiary, is as follows:

                                                         Years Ended December
                                                                  31,
                                                        -----------------------
                                                         1996   1997     1998
                                                        ------ ------- --------
                                                           (In thousands of
                                                               dollars)
      United States.................................... $5,050 $29,076 $ 51,807
      Puerto Rico......................................  1,157   2,329    2,470
                                                        ------ ------- --------
        Total domestic operations......................  6,207  31,405   54,277
                                                        ------ ------- --------
      United Kingdom...................................     --      --   58,055
      Other foreign countries..........................     --      --      746
                                                        ------ ------- --------
        Total for all foreign countries................     --      --   58,801
                                                        ------ ------- --------
                                                        $6,207 $31,405 $113,078
                                                        ====== ======= ========

      A summary of long-lived assets by country of location is as follows:

                                                               December 31,
                                                            -------------------
                                                              1997      1998
                                                            -------- ----------
                                                             (In thousands of
                                                                 dollars)
      United States........................................ $237,125 $  310,953
      Puerto Rico..........................................   10,145     14,473
                                                            -------- ----------
        Total domestic operations..........................  247,270    325,426
                                                            -------- ----------
      United Kingdom.......................................   56,965    855,560
      Other foreign countries..............................       --        128
                                                            -------- ----------
        Total for all foreign countries....................   56,965    855,688
                                                            -------- ----------
                                                            $304,235 $1,181,114
                                                            ======== ==========

     Major Customers
      For the years ended December 31, 1996, 1997 and 1998, CCI had revenues from a single customer amounting to $2,634,000, $5,998,000 and $14,168,000, respectively. For the year ended December 31, 1998, consolidated net revenues includes $33,044,000 from a single customer of CTI.

     Concentrations of Credit Risk
      Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash and cash equivalents and trade receivables. The Company mitigates its risk with respect to cash and cash equivalents by maintaining such deposits at high credit quality financial institutions and monitoring the credit ratings of those institutions.

      The Company derives the largest portion of its revenues from customers in the wireless telecommunications industry. In addition, the Company has concentrations of operations in certain geographic areas (primarily the United Kingdom, Pennsylvania, Texas, New Mexico, Arizona and Puerto Rico). The Company mitigates its concentrations of credit risk with respect to trade receivables by actively monitoring the creditworthiness of its customers. Historically, the Company has not incurred any significant credit related losses.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

14. Quarterly Financial Information (Unaudited)

    Summary quarterly financial information for the years ended December 31, 1997 and 1998 is as follows:

                                              Three Months Ended
                                   -------------------------------------------
                                   March 31  June 30  September 30 December 31
                                   --------  -------  ------------ -----------
                                     (In thousands of dollars, except per
                                                share amounts)
   1997:
     Net revenues................. $ 1,994   $ 4,771    $11,481      $13,159
     Operating income (loss)......  (1,293)     (921)        61       (1,299)
     Net loss.....................    (443)   (1,706)    (4,001)      (5,792)
     Loss per common share--basic
      and diluted.................   (0.13)    (0.51)     (0.62)       (0.69)
   1998:
     Net revenues................. $11,837   $11,530    $28,894      $60,817
     Operating income (loss)......  (2,494)   (2,197)   (12,006)       3,764
     Net loss.....................  (6,606)   (6,426)   (17,444)      (7,299)
     Loss per common share--basic
      and diluted.................   (0.79)    (0.78)     (0.33)       (0.09)

15. Subsequent Events (Unaudited)

    BellSouth Mobility Inc. and BellSouth Telecommunications Inc. ("BellSouth") In March 1999, the Company entered into an agreement with BellSouth to acquire the operating rights for approximately 1,850 of their towers. The transaction is structured as a lease agreement and will be treated as a sale of the towers for tax purposes. The Company will pay BellSouth consideration of $610,000,000, consisting of $430,000,000 in cash and $180,000,000 in shares of its common stock. The Company will account for this transaction as a purchase of tower assets. The transaction is expected to close over a period of up to eight months beginning in the second quarter of 1999. Upon entering into the agreement, the Company placed $50,000,000 into an escrow account. In order to fund this escrow deposit, the Company borrowed $45,000,000 under the Senior Credit Facility.

    Powertel, Inc. ("Powertel")
    In March 1999, the Company entered into an agreement with Powertel to purchase approximately 650 of their towers and related assets. The purchase price for these towers will be $275,000,000 in cash. The Company will account for this transaction as an acquisition using the purchase method. Upon entering into the agreement, the Company placed $50,000,000 into an escrow account. The Company funded this escrow deposit with borrowings under a $100,000,000 loan agreement provided by a syndicate of investment banks. The remaining $50,000,000 of borrowings under this loan agreement were used to repay the amount drawn under the Senior Credit Facility in connection with the BellSouth escrow deposit.

    Proposed Securities Offerings
    The Company intends to offer shares of its common stock and debt securities in concurrent underwritten public offerings. The proceeds from such offerings would be used to repay amounts drawn under the loan agreement in connection with the BellSouth and Powertel transactions, and to pay the remaining purchase price for such transactions. Any securities will only be offered by means of a prospectus forming a part of a registration statement filed with the Securities and Exchange Commission. There can be no assurance that such securities offerings can be successfully completed.

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors of Castle Transmission Services (Holdings) Ltd:

    We have audited the accompanying balance sheet of the BBC Home Service Transmission business ("Home Service") at March 31, 1996 and the consolidated balance sheets of Castle Transmission Services (Holdings) Ltd and its subsidiaries ("Castle Transmission") at March 31, 1997 and December 31, 1997 and the profit and loss accounts, cash flow statements and reconciliations of movements in corporate funding for Home Service for the year ended March 31, 1996 and the period from April 1, 1996 to February 27, 1997 and the related consolidated profit and loss accounts, cash flow statements and reconciliations of movements in shareholders' funds for Castle Transmission for the period from February 28, 1997 to March 31, 1997 and the period from April 1, 1997 to December 31, 1997. These financial statements are the responsibility of Castle Transmission's and Home Service's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards in the United Kingdom, which do not differ in any material respect from generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Home Service at March 31, 1996 and the consolidated financial position of Castle Transmission at March 31, 1997 and December 31, 1997 and the results of operations and cash flows of Home Service for the year ended March 31, 1996 and for the period from April 1, 1996 to February 27, 1997 and of Castle Transmission for the period from February 28, 1997 to March 31, 1997 and for the period from April 1, 1997 to December 31, 1997 in conformity with generally accepted accounting principles in the United Kingdom.

    Generally accepted accounting principles in the United Kingdom vary in certain respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in the United States would have affected results of operations for the year ended March 31, 1996 and the period from April 1, 1996 to February 27, 1997 for Home Service and the period from February 28, 1997 to March 31, 1997 and from April 1, 1997 to December 31, 1997 for Castle Transmission and shareholders' equity at March 31, 1996 for Home Service and at March 31, 1997 and December 31, 1997 for Castle Transmission to the extent summarised in Note 27 to these financial statements.

KPMG
Chartered Accountants
Registered Auditor
London, England

March 31, 1998

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

                     CONSOLIDATED PROFIT AND LOSS ACCOUNTS

                                                                             Castle Transmission Services
                                     BBC Home Service Transmission                  (Holdings) Ltd
                                 -------------------------------------- --------------------------------------
                                                Period                     Period       Period
                                             from April 1,     Two          from     from April 1,    Eight
                                                 1996         Months    February 28,     1997        Months
                                 Year Ended       to          Ended         1997          to          Ended
                                  March 31,  February 27,  February 27, to March 31, December 31,  August 31,
                           Note     1996         1997          1997         1997         1997         1998
                          ------ ----------- ------------- ------------ ------------ ------------- -----------
                                 (Pounds)000  (Pounds)000  (Pounds)000  (Pounds)000   (Pounds)000  (Pounds)000
                                                           (Unaudited)                             (Unaudited)
Turnover................       3    70,367       70,614       12,805        6,433        56,752       59,033
Changes in stocks and
 work in progress.......              (635)        (554)        (150)         340           747       (1,279)
Own work capitalised....             4,653        3,249          308          170         1,127        2,440
Raw materials and
 consumables............                14       (1,155)        (387)        (446)       (2,410)        (281)
Other external charges..           (34,750)     (26,191)      (4,130)      (1,668)      (13,811)     (14,900)
Staff costs.............       4   (17,197)     (16,131)      (3,104)      (1,421)      (14,345)     (16,032)
Depreciation and other
 amounts written off
 tangible and intangible
 assets.................       5   (12,835)     (13,038)      (2,464)      (1,819)      (16,854)     (15,594)
Other operating
 charges................            (1,832)      (2,792)        (181)        (344)       (2,430)      (2,175)
                                   -------      -------      -------       ------       -------      -------
                                   (62,582)     (56,612)     (10,108)      (5,188)      (47,976)     (47,821)
Operating profit........             7,785       14,002        2,697        1,245         8,776       11,212
Other interest
 receivable and similar
 income.................               --           --           --            49           288          440
Interest payable and
 similar charges........       7       --           --           --          (969)      (12,419)      (9,507)
                                   -------      -------      -------       ------       -------      -------
Profit/(loss) on
 ordinary activities
 before and after
 taxation...............  3-6, 8     7,785       14,002        2,697          325        (3,355)       2,145
Additional finance cost
 of non-equity shares...               --           --           --          (318)       (2,862)         --
                                   -------      -------      -------       ------       -------      -------
Retained profit/(loss)
 for the period.........             7,785       14,002        2,697            7        (6,217)       2,145
                                   =======      =======      =======       ======       =======      =======

      Neither BBC Home Service nor Castle Transmission have any recognised gains or losses other than those reflected in the profit and loss accounts.

  The accompanying notes are an integral part of these consolidated financial statements.

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

                          CONSOLIDATED BALANCE SHEETS

                               BBC Home Service        Castle Transmission Services
                                 Transmission                 (Holdings) Ltd
                               ---------------- ------------------------------------------
                                 At March 31,   At March 31, At December 31, At August 31,
                                     1996           1997          1997           1998
                          Note ---------------- ------------ --------------- -------------
                                 (Pounds)000    (Pounds)000    (Pounds)000    (Pounds)000
                                                                              (Unaudited)
Fixed assets
  Intangible............    9          --           46,573        46,056         44,404
  Tangible..............   10      202,592         206,162       206,134        229,124
                                   -------        --------      --------       --------
                                   202,592         252,735       252,190        273,528
Current assets
  Stocks................   11        1,750             807         1,340          2,620
  Debtors...............   12        4,714          10,344        13,230         11,639
  Amounts owed by group
   undertakings.........               --              --            --           1,273
  Cash at bank and in
   hand.................               --            9,688         8,152          9,198
                                   -------        --------      --------       --------
                                     6,464          20,839        22,722         24,730
Creditors: amounts fall-
 ing due within one
 year...................   13       (6,627)        (14,820)      (29,139)       (36,514)
                                   -------        --------      --------       --------
Net current
 assets/(liabilities)...              (163)          6,019        (6,417)       (11,784)
                                   -------        --------      --------       --------
Total assets less cur-
 rent liabilities.......           202,429         258,754       245,773        261,744
Creditors: amounts fall-
 ing due after more than
 one year...............   14          --         (154,358)     (143,748)      (149,535)
Provisions for liabili-
 ties and charges.......   15          --           (1,723)       (2,157)        (2,461)
                                   -------        --------      --------       --------
Net assets..............           202,429         102,673        99,868        109,748
                                   =======        ========      ========       ========
Capital and reserves
  Corporate funding.....           202,429             --            --             --
  Called up share capi-
   tal..................   16          --          102,348       102,898        108,303
  Profit and loss ac-
   count................   17          --              325        (3,030)         1,445
                                   -------        --------      --------       --------
                                   202,429         102,673        99,868        109,748
                                   =======        --------      --------       --------
Shareholders'
 funds/(deficit)
  Equity................                               109        (6,107)       109,748
  Non-equity............                           102,564       105,975            --
                                                  --------      --------       --------
                                                   102,673        99,868        109,748
                                                  ========      ========       ========

  The accompanying notes are an integral part of these consolidated financial statements.

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

                       CONSOLIDATED CASH FLOW STATEMENTS

                                                                              Castle Transmission Services
                                    BBC Home Service Transmission                    (Holdings) Ltd
                               ---------------------------------------- ----------------------------------------
                                                                        Period from    Period from      Eight
                                  Year       Period from    Two Months  February 28,    April 1,       Months
                                  Ended     April 1, 1996     Ended         1997          1997          Ended
                                March 31,  to February 27, February 27, to March 31, to December 31, August 31,
                                  1996          1997           1997         1997          1997          1998
                          Note ----------- --------------- ------------ ------------ --------------- -----------
                               (Pounds)000   (Pounds)000   (Pounds)000  (Pounds)000    (Pounds)000   (Pounds)000
                                                           (Unaudited)                               (Unaudited)
Cash inflow from
 operating activities...   21     24,311        26,427         5,161         5,756        27,983        37,302
Returns on investment
 and servicing of
 finance................   22        --            --            --           (885)       (2,428)      (10,076)
Capital expenditure and
 financial investments..   22    (17,190)      (20,092)         (711)         (748)      (14,361)      (36,135)
Acquisitions and
 disposals..............   22        --            --            --       (251,141)         (307)          --
                                 -------       -------        ------      --------      --------      --------
Cash inflow/(outflow)...           7,121         6,335         4,450      (247,018)       10,887        (8,909)
Financing...............   22
Net (decrease) in
 corporate funding......          (7,121)       (6,335)       (4,450)          --            --            --
Issuance of shares......             --            --            --        102,348           550         5,405
Increase/(decrease) in
 debt...................             --            --            --        154,358       (12,973)        5,000
Capital element of
 finance
 lease rentals..........             --            --            --            --            --           (450)
                                 -------       -------        ------      --------      --------      --------
                                  (7,121)       (6,335)       (4,450)      256,706       (12,423)        9,955
                                 -------       -------        ------      --------      --------      --------
Increase/(decrease) in
 cash...................             --            --            --          9,688        (1,536)        1,046
                                 =======       =======        ======      ========      ========      ========
Reconciliation of net
 cash flow to movement
 in net debt............   23
Increase/(decrease) in
 cash in the period.....             --            --            --          9,688        (1,536)        1,046
Cash (inflow)/outflow
 from
 (increase)/decrease in
 debt...................             --            --            --       (154,358)       12,973        (4,550)
                                 -------       -------        ------      --------      --------      --------
Change in net debt
 resulting from cash
 flow...................             --            --            --       (144,670)       11,437        (3,504)
New finance leases......             --            --            --            --           (711)         (797)
Amortisation of bank
 loan issue costs.......             --            --            --            --         (2,087)         (159)
Amortisation of
 Guaranteed Bonds.......             --            --            --            --            (55)         (179)
                                 -------       -------        ------      --------      --------      --------
Movement in net debt in
 the period.............             --            --            --       (144,670)        8,584        (4,639)
Net debt at beginning of
 the period.............             --            --            --            --       (144,670)     (136,086)
                                 -------       -------        ------      --------      --------      --------
Net debt at end of the
 period.................             --            --            --       (144,670)     (136,086)     (140,725)
                                 =======       =======        ======      ========      ========      ========

  The accompanying notes are an integral part of these consolidated financial statements.

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

             CONSOLIDATED RECONCILIATION OF MOVEMENTS IN CORPORATE
                          FUNDING/SHAREHOLDERS' FUNDS

                                                                        Castle Transmission Services
                              BBC Home Service Transmission                    (Holdings) Ltd
                         ---------------------------------------- ----------------------------------------
                                                         Two      Period from                     Eight
                            Year       Period from      Months    February 28,  Period from      Months
                            Ended     April 1, 1996     Ended         1997      April 1, 1997     Ended
                          March 31,  to February 27, February 27, to March 31, to December 31, August 31,
                            1996          1997           1997         1997          1997          1998
                         ----------- --------------- ------------ ------------ --------------- -----------
                         (Pounds)000   (Pounds)000   (Pounds)000  (Pounds)000    (Pounds)000   (Pounds)000
                                                     (Unaudited)                               (Unaudited)
Profit/(loss) for the
 period.................     7,785        14,002         2,697          325         (3,355)        2,145
Net (decrease) in
 corporate funding......    (7,121)       (6,335)       (4,450)         --             --            --
New share capital
 subscribed.............       --            --            --       102,348            550         5,405
Charge on share option
 arrangements...........       --            --            --           --             --          2,330
                           -------       -------       -------      -------        -------       -------
Net
 additions/(deductions)
 to corporate
 funding/shareholders'
 funds..................       664         7,667        (1,753)     102,673         (2,805)        9,880
Opening corporate
 funding/shareholders'
 funds..................   201,765       202,429       211,849          --         102,673        99,868
                           -------       -------       -------      -------        -------       -------
Closing corporate
 funding/shareholders'
 funds..................   202,429       210,096       210,096      102,673         99,868       109,748
                           =======       =======       =======      =======        =======       =======



  The accompanying notes are an integral part of these consolidated financial statements.

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1 Basis of preparation

    As used in the financial statements and related notes, the terms "Castle Transmission" or "the Group" refers to the operations of Castle Transmission Services (Holdings) Ltd and its subsidiaries, Castle Transmission International Ltd ("CTI") which is the successor business and Castle Transmission (Finance) plc ("CTF"). The term "Home Service" refers to the operations of the Home Service Transmission business of the British Broadcasting Corporation ("BBC") which was the predecessor business.

    These consolidated financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applicable in the United Kingdom (UK) and comply with the financial reporting standards of the Institute of Chartered Accountants in England and Wales. A summary of the differences between UK GAAP and United States (US) GAAP as applicable to Castle Transmission is set out in Note 27.

    Castle Transmission Services (Holdings) Ltd (the "Company") was incorporated on August 27, 1996 and did not trade in the period to February 27, 1997. CTI was incorporated by the BBC on May 9, 1996 and did not trade in the period to February 27, 1997. On February 27, 1997, the assets and liabilities of Home Service were transferred to CTI. On February 28, 1997 CTI was acquired by the Company. During the period between August 27, 1996 and February 27, 1997 Castle Transmission did not trade and received no income and incurred no expenditure. Accordingly the first consolidated profit and loss account for Castle Transmission represents the trading of Castle Transmission for the period from February 28, 1997 to March 31, 1997. CTF was incorporated
April 9, 1997.

    The financial statements for the year ended March 31, 1996 and the period from April 1, 1996 to February 27, 1997 represent the profit and loss accounts, balance sheet, cash flow statements and reconciliations of movements in corporate funding of Home Service. They have been prepared from the separate financial records and management accounts of Home Service.

    Home Service was charged a management fee by the BBC representing an allocation of certain costs including pension, information technology, occupancy and other administration costs which were incurred centrally by the BBC but which were directly attributable to Home Service. Management believes such allocation is reasonable. Such costs are based on the pension arrangement and the cost structure of the BBC and are not necessarily representative of such costs of Castle Transmission under separate ownership.

    Home Service did not incur any costs in relation to financing as necessary funding was provided from the BBC through the corporate funding account. No interest is charged by the BBC on such funds because there is no debt at BBC which is attributable to Home Service.

    Home Service was not a separate legal entity and therefore was not directly subject to taxation on its results. The BBC is a not-for-profit organisation and is not subject to taxation except to the extent of activities undertaken with the objective of making a profit, including all external activities (principally site sharing and commercial projects). The tax charge attributable to Home Service has been calculated as if Home Service were under separate ownership since April 1, 1994 and as if all of its results of operations were subject to normal taxation.

    Redundancy costs were incurred by the BBC which related to Home Service staff. The redundancy costs amounted to (Pounds)1.1m in 1996 and (Pounds)0.6m in the period from April 1, 1996 to

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

February 27, 1997. The redundancy programmes were controlled by the BBC and the costs were not recharged to Home Service. No adjustment has been made in the Home Service financial statements for these costs because any costs incurred would have been reflected in the cost base of Home Service, and as described in note 25 would have been off-set by an increase in turnover from the BBC.

    The consolidated financial statements for the two months ended February 27, 1997 and as of and for the eight months ended August 31, 1998 are unaudited; however, in the opinion of all the directors, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation have been made. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year end. Operating results for the eight month period ended August 31, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.

2 Accounting policies

    The following accounting policies have been applied consistently in dealing with items which are considered material in relation to the financial statements of Home Service and the consolidated financial statements of Castle Transmission.

 Basis of consolidation

    The consolidated financial statements include the financial statements of the Company and its subsidiaries made up to March 31, 1997 and December 31, 1997 after elimination of all significant inter-company accounts and transactions. The acquisition method of accounting has been adopted. Under this method, the results of subsidiaries acquired or disposed of in the period are included in the consolidated profit and loss account from the date of acquisition or up to the date of disposal.

 Goodwill

    Purchased goodwill on acquisitions (representing the excess of the fair value of the consideration given over the fair value of the separable net assets acquired) is capitalised and amortised over 20 years, the period over which the Directors consider that the Group will derive economic benefits.

 Tangible fixed assets and depreciation

    Depreciation is provided to write off the cost or valuation less the estimated residual value of tangible fixed assets by equal instalments over their estimated useful economic lives as follows:

 Land and buildings

                                             Home Service  Castle Transmission
                                            -------------- -------------------
   Freehold and long leasehold buildings...       50 years         50 years
   Freehold and long leasehold improve-
    ments..................................       20 years         20 years
   Short leasehold land and buildings...... Unexpired term   Unexpired term
   No depreciation is provided on freehold
    land...................................

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 Plant and equipment

                                               Home Service Castle Transmission
                                               ------------ -------------------
   Transmitters and power plant...............    25 years         20 years
   Electric and mechanical infrastructure..... 10-20 years      10-20 years
   Other plant and machinery..................  3-10 years       3-10 years
   Computer equipment.........................     5 years          5 years
   Motor vehicles.............................      --              3 years

    Strategic spares, which comprise those spares that are vital to the operation of the transmission system, are included in the capitalised value of the asset to which they relate and are depreciated over the life of the asset.

    Assets under construction are included within fixed assets. The associated labour costs are capitalised using a predetermined labour rate, and any over or under recoveries are recognised in the profit and loss account in the period in which they arise.

 Foreign currencies

    Transactions in foreign currencies are translated at the rate of exchange ruling at the date of the transaction. Monetary assets and liabilities, to the extent that they are denominated in foreign currency, are retranslated at the rate of exchange ruling at the balance sheet date and gains or losses are included in the profit and loss account.

 Leases

    Where the Company enters into a lease which entails taking substantially all the risks and rewards of ownership of an asset, the lease is treated as a "finance lease'. The asset is recorded in the balance sheet as a tangible fixed asset and is depreciated over its useful life or term of the lease, whichever is shorter. Future instalments under such leases, net of finance charges, are included within creditors. Rentals payable are apportioned between the finance element, which is charged to the profit and loss account, and the capital element which reduces the outstanding obligation for future instalments.

    Operating lease rentals are charged to the profit and loss account on a straight line basis over the period of the lease.

 Pensions

    The pension costs charged in the period include costs incurred, at the agreed employer's contribution rate. See note 20 for further details.

 Stocks

    Stocks held are general maintenance spares and manufacturing stocks. Stocks are stated at the lower of weighted average cost and net realisable value.

 Work in progress

      For individual projects, the fees on account and project costs are recorded in work in progress. When a project is complete, the project balances are transferred to turnover and cost of

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

sales as appropriate, and the net profit is recognised. Where the payments on account are in excess of project costs, these are recorded as payments on account.

    Provision is made for any losses as soon as they are foreseen.

 Taxation

    The charge for taxation is based on the result for the period and takes into account taxation deferred because of timing differences between the treatment of certain items for taxation and accounting purposes. Provision is made for deferred tax only to the extent that it is probable that an actual liability will crystallise.

 Turnover

    Turnover represents the amounts (excluding value added tax) derived from the provision of transmission and maintenance contracts, site sharing arrangements and commercial projects. Revenue is recognised on the basis of contracts or as services are provided to customers.

 Issue costs

    Costs incurred in raising funds are deducted from the amount raised and amortised over the life of the debt facility on a constant yield basis.

3 Analysis of turnover

                              Home Service            Castle Transmission
                        ------------------------ ------------------------------
                                    Period from                    Period from
                                      April 1,      Period from      April 1,
                        Year Ended    1996 to    February 28, 1997   1997 to
                         March 31,  February 27,   to March 31,    December 31,
                           1996         1997           1997            1997
                        ----------- ------------ ----------------- ------------
                        (Pounds)000 (Pounds)000     (Pounds)000    (Pounds)000
   By activity
   BBC.................   45,704       49,903          3,982          35,640
   Other--non BBC......   24,663       20,711          2,451          21,112
                          ------       ------          -----          ------
                          70,367       70,614          6,433          56,752
                          ======       ======          =====          ======

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


4 Staff numbers and costs

    The average number of persons employed by the Group (including directors) during the period, analysed by category was as follows:

                                 Home Service            Castle Transmission
                            ----------------------- ------------------------------
                                       Period from                    Period from
                                         April 1,      Period from      April 1,
                            Year Ended   1996 to    February 28, 1997   1997 to
                            March 31,  February 27,   to March 31,    December 31,
                               1996        1997           1997            1997
                            ---------- ------------ ----------------- ------------
   Operational staff.......    381         357             313            289
   Project staff...........    154         125             108             97
   Management, finance,
    personnel and other
    support services.......     53          70              69             89
                               ---         ---             ---            ---
                               588         552             490            475
                               ===         ===             ===            ===

    The aggregate payroll costs of these persons were as follows:

                                  Home Service            Castle Transmission
                            ------------------------ ------------------------------
                                        Period from                    Period from
                                          April 1,      Period from      April 1,
                            Year Ended    1996 to    February 28, 1997   1997 to
                             March 31,  February 27,   to March 31,    December 31,
                               1996         1997           1997            1997
                            ----------- ------------ ----------------- ------------
                            (Pounds)000 (Pounds)000     (Pounds)000    (Pounds)000
   Wages and salaries......   15,517       14,579          1,189          12,087
   Social security costs...    1,159        1,061             76             768
   Other pension costs.....      521          491            156           1,490
                              ------       ------          -----          ------
                              17,197       16,131          1,421          14,345
                              ======       ======          =====          ======

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


5 Profit/(loss) on ordinary activities before taxation

                                  Home Service             Castle Transmission
                            ------------------------- ------------------------------
                                         Period from                    Period from
                                          April 1,       Period from      April 1,
                            Years Ended    1996 to    February 28, 1997   1997 to
                             March 31,   February 27,    to March 31,   December 31,
                               1996         1997            1997            1997
                            ----------- ------------- ----------------- ------------
                            (Pounds)000  (Pounds)000     (Pounds)000    (Pounds)000
   Profit (loss) on
    ordinary activities
    before taxation is
    stated after charging:
   Depreciation and other
    amounts written off
    tangible fixed assets:
   Owned...................   12,835       13,038           1,624          14,953
   Leased..................       --           --              --             147
   Goodwill amortisation...       --           --             195           1,754
   Hire of plant and
    machinery--rentals
    payable under operating
    leases.................                   112              53              79
   Hire of other assets--
    under operating
    leases.................                   396              36             530
                              ======       ======           =====          ======

    The information in respect of hire of plant and machinery and other assets under operating leases is not available for the year ended March 31, 1996.

6 Remuneration of directors

    There were no directors of Home Service.

    The directors of Castle Transmission received no emoluments for the period February 28, 1997 to March 31, 1997 and (Pounds)277,000 for the period April 1, 1997 to December 31, 1997. The amounts paid to third parties in respect of directors' services were (Pounds)2,000 for the period from February 28, 1997 to March 31, 1997 and (Pounds)23,000 for the period from April 1, 1997 to December 31, 1997.

    The aggregate emoluments of the highest paid director were (Pounds)170,000. The highest paid director is not a member of any Group pension scheme.

 Pension entitlements

    On retirement the directors participating in the Group defined benefit scheme are entitled to 1/60th of their final pensionable salary for each year of service.

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

7 Interest payable and similar charges

                                     Home Service              Castle Transmission
                             ---------------------------- ------------------------------
                                                                            Period from
                                           Period from       Period from      April 1,
                             Year Ended  April 1, 1996 to February 28, 1997   1997 to
                              March 31,    February 27,     to March 31,    December 31,
                                1996           1997             1997            1997
                             ----------- ---------------- ----------------- ------------
                             (Pounds)000   (Pounds)000       (Pounds)000    (Pounds)000
   On bank loans and over-
    drafts.................       --            --               934            3,315
   On all other loans......       --            --                --            6,934
   Finance charges payable
    in respect of finance
    leases and hire pur-
    chase contracts........       --            --                --               28
   Finance charges
    amortised in respect of
    bank loans (see note
    14)....................       --            --                35            2,087
   Finance charges
    amortised in respect of
    the Bonds..............       --            --                --               55
                                 ---           ---               ---           ------
                                  --            --               969           12,419
                                 ===           ===               ===           ======

8 Taxation

 Home Service

    There is no tax charge in respect of the results of Home Service for the year ended March 31, 1996 or for the period from April 1, 1996 to February 27, 1997. As a separate legal entity subject to normal taxation, Home Service would have capital allowances available as discussed below which would result in taxable losses for all periods. Deferred tax assets have not been recognised on such tax losses as management has concluded that it is not likely that the deferred tax asset would be realised.

 Castle Transmission

    There is no tax charge in respect of the period from February 28, 1997 to March 31, 1997 and April 1, 1997 to December 31, 1997. Based on an agreement with the Inland Revenue Service, Castle Transmission will have capital allowances available on capital expenditure incurred by Home Service and the BBC prior to the acquisition of approximately (Pounds)179 million. The accelerated tax deductions associated with such capital allowances result in a taxable loss for both periods. Deferred tax assets have not been recognised on such tax losses as management has concluded that it is not likely that the deferred tax asset would be realised based on the limited operating history of Castle Transmission.

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


9 Intangible assets

  Castle Transmission

                                                          As at       As at
                                                        March 31,  December 31,
                                                          1997         1997
                                                       ----------- ------------
                                                       (Pounds)000 (Pounds)000
   Goodwill
   Cost
   At beginning of period.............................      --        46,768
   Arising on acquisition of Home Service.............   46,768          --
   Adjustment to the allocation of fair value arising
    on acquisition of Home Service (see notes 18 and
    24)...............................................      --         1,237
                                                         ------       ------
   At end of the period...............................   46,768       48,005
                                                         ======       ======
   Amortisation
   At beginning of period.............................      --           195
   Charged in period..................................      195        1,754
                                                         ------       ------
   At end of the period...............................      195        1,949
                                                         ======       ======
   Net book value
   At end of the period...............................   46,573       46,056
                                                         ======       ======

10 Tangible fixed assets

  Home Service

                              Land and    Plant and   Computer   Assets under
                              buildings   machinery   equipment  construction    Total
                             ----------- ----------- ----------- ------------ -----------
                             (Pounds)000 (Pounds)000 (Pounds)000 (Pounds)000  (Pounds)000
   (i) Year ended March 31,
    1996
   Cost or valuation
   At April 1, 1995........    26,789      178,205      1,337       22,309      228,640
   Additions...............       --           111         40       17,928       18,079
   Disposals...............       --           --      (1,325)         --        (1,325)
   Transfers...............       474       13,354        --       (13,828)         --
                               ------      -------     ------      -------      -------
   At March 31, 1996.......    27,263      191,670         52       26,409      245,394
                               ------      -------     ------      -------      -------
   Depreciation
   At April 1, 1995........     7,291       22,671        441          --        30,403
   Charge for period.......       819       12,008          8          --        12,835
   On disposal.............       --           --        (436)         --          (436)
                               ------      -------     ------      -------      -------
   At March 31, 1996.......     8,110       34,679         13          --        42,802
                               ------      -------     ------      -------      -------
   Net book value
   At March 31, 1996.......    19,153      156,991         39       26,409      202,592
                               ======      =======     ======      =======      =======

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


                             Land and    Plant and   Computer   Assets under
                             buildings   machinery   equipment  construction    Total
                            ----------- ----------- ----------- ------------ -----------
                            (Pounds)000 (Pounds)000 (Pounds)000 (Pounds)000  (Pounds)000
   (ii) Period ended
    February 27, 1997
   Cost or valuation
   At April 1, 1996........   27,263      191,670        52        26,409      245,394
   Additions...............      --            24       179        14,283       14,486
   Disposals...............      --        (1,816)      --         (1,718)      (3,534)
   Transfers...............    2,585       23,972       252       (26,809)         --
   Transfer between
    business units.........   10,824       (2,061)       (4)          612        9,371
                              ------      -------       ---       -------      -------
   At February 27, 1997....   40,672      211,789       479        12,777      265,717
                              ------      -------       ---       -------      -------
   Depreciation
   At April 1, 1996........    8,110       34,679        13           --        42,802
   Charge for period.......      807       12,158        73           --        13,038
   On disposal.............      --        (1,816)      --            --        (1,816)
   Transfers...............       46         (108)       62           --           --
   Transfers between
    business units.........    2,185         (137)       (1)          --         2,047
                              ------      -------       ---       -------      -------
   At February 27, 1997....   11,148       44,776       147           --        56,071
                              ------      -------       ---       -------      -------
   Net book value
   At February 27, 1997....   29,524      167,013       332        12,777      209,646
                              ======      =======       ===       =======      =======

  The transfers between business units reflect transactions made between the predecessor business and other business units of the BBC, in preparation for the sale of Home Service. These include the transfer of the head office at Warwick into the books of Home Service prior to the sale.

Castle Transmission

                             Land and    Plant and   Computer   Assets under
                             buildings   machinery   equipment  construction    Total
                            ----------- ----------- ----------- ------------ -----------
                            (Pounds)000 (Pounds)000 (Pounds)000 (Pounds)000  (Pounds)000
   (i) Period ended March
    31, 1997
   Cost
   On acquisition..........   30,373      163,556       332        12,777      207,038
   Additions...............      --            56       --            692          748
   Transfers...............       17           59       --            (76)         --
                              ------      -------       ---       -------      -------
   At March 31, 1997.......   30,390      163,671       332        13,393      207,786
                              ------      -------       ---       -------      -------
   Depreciation
   On acquisition..........      --           --        --            --           --
   Charge for period.......       86        1,529         9           --         1,624
                              ------      -------       ---       -------      -------
   At March 31, 1997.......       86        1,529         9           --         1,624
                              ------      -------       ---       -------      -------
   Net book value
   At March 31, 1997.......   30,304      162,142       323        13,393      206,162
                              ======      =======       ===       =======      =======
   (ii) Period ended
    December 31, 1997
   Cost
   At April 1, 1997........   30,390      163,671       332        13,393      207,786
   Addition................       10        3,602       582        10,878       15,072
   Transfers...............      651       12,772       --        (13,423)         --
                              ------      -------       ---       -------      -------
   At December 31, 1997....   31,051      180,045       914        10,848      222,858
                              ------      -------       ---       -------      -------
   Depreciation
   At April 1, 1997........       86        1,529         9           --         1,624
   Charge for period.......      847       13,975       278           --        15,100
                              ------      -------       ---       -------      -------
   At December 31, 1997....      933       15,504       287           --        16,724
                              ------      -------       ---       -------      -------
   Net book value
   At December 31, 1997....   30,118      164,541       627        10,848      206,134
                              ======      =======       ===       =======      =======

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


    The net book value of land and buildings comprises:

                                       Home Service     Castle Transmission
                                       ------------ ----------------------------
                                       At March 31, At March 31, At December 31,
                                           1996         1997          1997
                                       ------------ ------------ ---------------
                                       (Pounds)000  (Pounds)000    (Pounds)000
   Freehold...........................    16,268       21,558        21,375
   Long leasehold.....................     1,540        7,468         7,472
   Short leasehold....................     1,345        1,278         1,271
                                          ------       ------        ------
                                          19,153       30,304        30,118
                                          ======       ======        ======

    Included within fixed assets are the following assets held under finance leases:

                                       Home Service     Castle Transmission
                                       ------------ ----------------------------
                                       At March 31, At March 31, At December 31,
                                           1996         1997          1997
                                       ------------ ------------ ---------------
                                       (Pounds)000  (Pounds)000    (Pounds)000
   Motor vehicles.....................      --           --            270
   Computer equipment.................      --           --            441
                                           ---          ---            ---
                                            --           --            711
                                           ===          ===            ===

11 Stocks

                             Home Service            Castle Transmission
                             ------------ ------------------------------------------
                             At March 31, At March 31, At December 31, At August 31,
                                 1996         1997          1997           1998
                             ------------ ------------ --------------- -------------
                             (Pounds)000  (Pounds)000    (Pounds)000    (Pounds)000
                                                                        (Unaudited)
   Work in progress (see
    note 13)...............       --          --              274          1,421
   Spares and manufacturing
    stocks.................     1,750         807           1,066          1,199
                                -----         ---           -----          -----
                                1,750         807           1,340          2,620
                                =====         ===           =====          =====

12 Debtors

                                      Home Service     Castle Transmission
                                      ------------ ----------------------------
                                      At March 31, At March 31, At December 31,
                                          1996         1997          1997
                                      ------------ ------------ ---------------
                                      (Pounds)000  (Pounds)000    (Pounds)000
   Trade debtors.....................    3,780         7,503        10,250
   Other debtors.....................      212         2,259         2,200
   Prepayments and accrued income....      722           582           780
                                         -----        ------        ------
                                         4,714        10,344        13,230
                                         =====        ======        ======

13 Creditors: amounts falling due within one year

                                     Home Service     Castle Transmission
                                     ------------ ----------------------------
                                     At March 31, At March 31, At December 31,
                                         1996         1997          1997
                                     ------------ ------------ ---------------
                                     (Pounds)000  (Pounds)000    (Pounds)000
   Payments on account..............      426           347           --
   Obligations under finance leases
    and hire purchase contracts.....      --            --            490
   Trade creditors..................      872         4,123         1,916
   Other creditors..................      --          1,519         2,153
   Accruals and deferred income.....    5,329         8,831        24,580
                                        -----        ------        ------
                                        6,627        14,820        29,139
                                        =====        ======        ======

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


    Payments on account (and work in progress) relate to commercial projects and are shown net in the financial statements. The gross billings amount to (Pounds)3,222,000 in 1996, (Pounds)3,836,000 in March 1997 and
(Pounds)2,458,000 in December 1997. The related gross costs amounted to (Pounds)2,796,000 in 1996, (Pounds)3,489,000 in March 1997 and
(Pounds)2,732,000 in December 1997.

14 Creditors: amounts falling due after more than one year

                                                Castle Transmission
                                     ------------------------------------------
                                     At March 31, At December 31, At August 31,
                                         1997          1997           1998
                                     ------------ --------------- -------------
                                     (Pounds)000    (Pounds)000    (Pounds)000
                                                                   (Unaudited)
   Guaranteed Bonds................        --         120,582        120,761
   Bank loans and overdrafts.......    154,358         22,945         28,104
   Obligations under finance leases
    and hire purchase contracts....        --             221            670
                                       -------        -------        -------
                                       154,358        143,748        149,535
                                       =======        =======        =======
   Debts can be analysed as falling
    due:
   in one year or less, or on de-
    mand...........................        --             --
   between one and two years.......      7,244             59
   between two and five years......     29,160            162
   in five years or more...........    117,954        143,527
                                       -------        -------
                                       154,358        143,748
                                       =======        =======

    On May 21, 1997, CTF issued and Castle Transmission guaranteed, (Pounds)125,000,000 9 percent Guaranteed Bonds due 2007 (the "Guaranteed Bonds"). The Guaranteed Bonds are redeemable at their principal amount, unless previously redeemed or purchased and cancelled, on March 30, 2007.

    The Guaranteed Bonds may be redeemed in whole but not in part, at the option of CTF, at their principal amount plus accrued interest if, as a result of certain changes in the laws and regulations of the United Kingdom, CTF or Castle Transmission becomes obliged to pay additional amounts.

    The Guaranteed Bonds may be redeemed in whole or in part, at the option of CTF, at any time at the higher of their principal amount and such a price as will provide a gross redemption yield 0.50 percent per annum above the gross redemption yield on the benchmark gilt plus (in either case) accrued interest.

    Bondholders may, in certain circumstances including but not limited to a change in control of CTF, or the early termination of the agreement between CTI and the BBC relating to the domestic analogue transmission of radio and television programmes by CTI, require the Guaranteed Bonds to be redeemed at 101 percent of their principal amount plus accrued interest.

    The Guaranteed Bonds were issued at an issue price of 99.161 percent. The Guaranteed Bonds are shown net of unamortised discount and issue costs. Interest accrues from the date of issue and is payable in arrears on March 30 each year commencing March 30, 1998.

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

    On February 28, 1997 the Group entered into term and revolving loan facilities with a syndicate of banks. There are three facilities. Facility A and Facility B are (Pounds)122,500,000 and (Pounds)35,000,000 term loan facilities. Facility A is repayable in instalments, the last of which is due in June 2004, and Facility B is repayable in two instalments in December 2004 and June 2005. These facilities were made available to finance the amount owed to the BBC on the acquisition of the Home Service transmission business and were drawn down in full on February 28, 1997.

    The third facility, Facility C, is a (Pounds)5,000,000 revolving loan facility maturing in June 2005 under which advances are to be made to the Group to finance its working capital requirements and for general corporate purposes. This facility was undrawn at March 31, 1997.

    Borrowings under the facilities are secured by fixed and floating charges over substantially all of the assets and undertakings of the Group and bear interest at 2.25 percent above LIBOR for Facility B and between 0.875 percent and 1.75 percent above LIBOR (depending on the annualised debt coverage and the outstanding percentage of the facilities) for Facilities A and C.

    The net proceeds of the Guaranteed Bonds were used to repay substantially all of the amounts outstanding under Facilities A, B and C. The remaining balance of Facilities A, B and C was replaced by a (Pounds)64,000,000 revolving loan facility maturing in May 2002 (the "New Facility"), under which advances will be made to CTI to finance its working capital requirements and finance capital expenditures in respect of Digital Terrestrial Television.

    Borrowings under the New Facility are secured by fixed and floating charges over substantially all of the assets and undertakings of Castle Transmission and bear interest at LIBOR plus the applicable margin plus cost rate.

    Included within bank loans and overdrafts is an amount of (Pounds)3,142,000 at March 31, 1997 and (Pounds)1,055,000 at December 31, 1997 representing finance costs deferred to future accounting periods in accordance with FRS4. As a result of the issuance of the Guaranteed Bonds and the New Facility, the remaining deferred financing costs of (Pounds)1,930,000, relating to Facilities A, B and C were charged to the profit and loss account during the period from April 1, 1997 to December 31, 1997.

15 Provision for liabilities and charges

                                                        Castle Transmission
                                                    ----------------------------
                                                    At March 31, At December 31,
                                                        1997          1997
                                                    ------------ ---------------
                                                    (Pounds)000    (Pounds)000
On acquisition/at the start of the period..........    1,723          1,723
Fair value adjustments (see note 24)...............      --           1,016
Established in the period (see below)..............      --             417
Utilised in the period.............................      --            (999)
                                                       -----          -----
At the end of the period...........................    1,723          2,157
                                                       =====          =====

    Home Service did not make any provisions for liabilities and charges. On the acquisition by Castle Transmission, a provision was established for costs associated with the split of the BBC transmission business between Home Service and World Service comprising redundancy costs and costs relating to the relocation and reorganisation of shared sites. No payments or additional provisions were made in the one month period and the balance on acquisition and at March 31, 1997 was (Pounds)1,723,000.

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


    As a result of the completion of the fair value exercise this provision was reduced by (Pounds)234,000 and a further provision was made of (Pounds)1,250,000 in respect of a contingent liability for wind loading fees that existed at February 27, 1997. See notes 18 and 24 for further details.

    A further provision of (Pounds)417,000, in respect of these wind loading fees, was charged to the profit and loss account during the period from April 1, 1997 to December 31, 1997.

16 Share capital

                             At March 31,  At December 31,
                                 1997           1997       At March 31, At December 31,
                              Number of       Number of        1997          1997
                                shares         shares      (Pounds)000    (Pounds)000
                            -------------- --------------- ------------ ---------------
   Authorised
   Equity: Ordinary Shares
    of 1 pence each........     11,477,290     11,477,290        115            115
   Non-equity: Redeemable
    Preference Shares of 1
    pence each............. 11,465,812,710 11,465,812,710    114,658        114,658
                            -------------- --------------    -------        -------
                            11,477,290,000 11,477,290,000    114,773        114,773
                            ============== ==============    =======        =======
   Allotted, called up and
    fully paid
   Equity: Ordinary Shares
    of 1 pence each........     10,234,790     10,289,790        102            103
   Non-equity: Redeemable
    Preference Shares of 1
    pence each............. 10,224,555,210 10,279,500,210    102,246        102,795
                            -------------- --------------    -------        -------
                            10,234,790,000 10,289,790,000    102,348        102,898
                            ============== ==============    =======        =======

    On incorporation the Company had an authorised share capital of 100 Ordinary Shares of (Pounds)1 each of which 1 share was allotted, called up and fully paid.

    On January 23, 1997, the 100 issued and unissued Ordinary Shares of (Pounds)1 each were subdivided into Ordinary Shares of 1 pence each and the authorised share capital of the Company was increased to (Pounds)114,772,900 by the creation of 11,467,290 additional Ordinary Shares of 1 pence each and by the creation of 11,465,812,710 Redeemable Preference Shares of 1 pence each.

    On February 28, 1997 the Company issued for cash 10,234,690 Ordinary Shares of 1 pence each at par and 10,224,555,210 Redeemable Preference Shares of 1 pence each at par.

    On September 19, 1997 a further 55,000 Ordinary Shares of 1 pence each and 54,945,000 Redeemable Preference Shares of 1 pence each were issued at par for cash. These shares were issued to certain members of the management team. Management believes that this sale price reflects the fair value of the shares at that date.

    The Redeemable Preference Shares are redeemable on December 31, 2050. The Company may also redeem any number of Redeemable Preference Shares at any time by giving at least two business days' notice in writing to the holders. In addition, the Company shall redeem in full all the Redeemable Preference Shares on or before the earlier or any listing or sale of 87.5 percent or more of the issued share capital. No premium is payable on redemption.

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


    The holders of the Redeemable Preference Shares are entitled to receive a dividend in respect of periods from January 1, 2004 at a rate of 5 percent per annum. Dividends shall accrue on a daily basis and shall, unless the Company is prohibited from paying dividends by the Companies Act 1985 or is not permitted by any financing agreement to which it is a party to pay such dividend, become a debt due from and payable to the holders of the Redeemable Preference Shares on January 1 of each year beginning January 1, 2005.

    In accordance with FRS4: Capital Instruments, a finance cost has been calculated to result in a constant rate of return over the period and carrying amount for these Redeemable Preference Shares and has been included in the profit and loss account as an appropriation.

    On a winding up of the Company, the holders of the Redeemable Preference Shares would be entitled, in priority to any payment to the holders of the Ordinary Shares, to receive an amount equal to the nominal amount paid up on each Redeemable Preference Share together with all arrears and accruals of the preferential dividend payable thereon, whether or not such dividend has become due and payable.

    The holders of the Redeemable Preference Shares have no right to vote at any general meeting of the Company.

    At December 31, 1997 two of the shareholders held share warrants which entitled them to a maximum of 772,500 Ordinary Shares and 771,727,500 Redeemable Preference Shares issued at par. These are subject to adjustment in accordance with the conditions set out in the warrant instrument which relate to any reorganisation of the Company's share capital. The rights under the share warrants can be exercised by giving 7 days' notice to the Company. The rights lapse on the earliest of the following dates: the date of a listing of any part of the share capital on the Official List of the London Stock Exchange or any other stock exchange; the date of any sale of 85 percent or more of the issued share capital of the Company; the date on which the Company goes into liquidation; and February 28, 2007.

17 Reserves

                                                          Castle
                                                       Transmission
                                            -----------------------------------
                                               Period from       Period from
                                            February 28, 1997 April 1, 1997 to
                                            to March 31, 1997 December 31, 1997
                                            ----------------- -----------------
                                               (Pounds)000       (Pounds)000
   Profit and loss account
   At the start of the period.............         --                 325
   Retained profit/(loss) for the period..           7             (6,217)
   Additional finance cost of non-equity
    shares................................         318              2,862
                                                   ---             ------
   At the end of the period...............         325             (3,030)
                                                   ===             ======

18 Acquisition

    On February 28, 1997 the Company acquired the entire share capital of CTI. CTI had itself acquired the assets and liabilities of Home Service on February 27, 1997, with the intention of CTI's ensuing disposal to the Company.

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


    As the two transactions were enacted for the purpose of the sale and purchase of Home Service, a provisional fair value exercise was performed by CTI on the acquisition of the trade and net assets of Home Service on 27 February 1997, giving rise to acquisition goodwill of (Pounds)39.6 million.

    The fair value exercise was only provisional at March 31, 1997 as the elapsed time had not been sufficient to form a final judgement on the fair value adjustments. The fair value exercise has now been finalised and as a result goodwill has been increased by (Pounds)1.2 million. See note 24.

    The consideration paid for the acquisition of the shares of CTI by the Company amounted to (Pounds)45 million plus fees of (Pounds)7.5 million. (Pounds)7.2 million had been paid or accrued at March 31, 1997, which gave rise to additional goodwill of (Pounds)7.5 million.

    In addition, the BBC was paid (Pounds)199 million by CTI as a repayment of the loan made by the BBC on the transfer of the assets and liabilities of Home Service. The total consideration paid by the Group amounted to (Pounds)244 million (excluding fees), which resulted in total goodwill in the Consolidated Financial Statements of (Pounds)48 million. This goodwill has been capitalised and will be written off over 20 years, the period over which the Directors consider that the Group will derive economic benefits.

19 Commitments

    (a) Capital commitments at the end of the financial period for which no provision has been made, were as follows:

                                      Home Service     Castle Transmission
                                      ------------ ----------------------------
                                      At March 31, At March 31, At December 31,
                                          1996         1997          1997
                                      ------------ ------------ ---------------
                                      (Pounds)000  (Pounds)000    (Pounds)000
   Contracted........................    4,192        4,785         11,431
   Authorised but not contracted.....    7,969        6,490         89,729
                                         =====        =====         ======

      (b) Annual commitments under non-cancellable operating leases were as follows:

                                                                 Castle
                                                              Transmission
                                                         -----------------------
                                                             At December 31,
                                                                  1997
                                                         -----------------------
                                                          Land and
                                                          buildings     Other
                                                         ----------- -----------
                                                         (Pounds)000 (Pounds)000
   Operating leases which expire:
   Within one year......................................      90         159
   In the second to fifth years inclusive...............     343         385
   Over five years......................................     235         --
                                                             ---         ---
                                                             668         544
                                                             ===         ===

20 Pension scheme

 Home Service

    Home Service participated in a multi-employer pension scheme operated by the BBC. The scheme is a defined benefit scheme whereby retirement benefits are based on the employees' final

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

remuneration and length of service and is funded through a separate trustee administered scheme. Contributions to the scheme are based on pension costs for all members of the scheme across the BBC and are made in accordance with the recommendations of independent actuaries who value the scheme at regular intervals, usually triennially. Pension scheme assets are not apportioned between different parts of the BBC.

    The pension rate charged to Home Service was 4.5 percent for the year ended March 31, 1996 and for the period from April 1, 1996 to February 27, 1997. This charge took into account the surplus shown by the last actuarial valuation of the BBC scheme. Amounts charged were as follows: (Pounds)521,000 in 1996 and (Pounds)491,000 in the period from April 1, 1996 to February 27, 1997.

 Castle Transmission

    The pension charge is not comparable between Home Service and Castle Transmission due to the former having a reduced charge as a result of the surplus in the BBC Pension scheme.

    Under the terms of the sale agreement Castle Transmission was temporarily participating in the BBC Pension scheme until July 31, 1997. From August 1, 1997 the Group was committed under the sale agreement to establish its own pension scheme.

    In respect of past service benefits, members were able to choose between transferring past service benefits to the Group scheme or leaving them in the BBC Pension scheme. To the extent that past service benefits were transferred, the BBC Pension scheme made a full transfer payment to the Group scheme calculated in accordance with the actuarial basis as set out in the sale agreement.

    The pension charge for the period from February 28, 1997 to March 31, 1997 included in the accounts represented contributions payable to the BBC Pension scheme and amounted to (Pounds)156,000. Contributions are calculated at the employers' contribution rate of 17.7 per cent of pensionable salary. The contribution rate has been determined by a qualified actuary and is specified in the sale agreement.

    At August 1, 1997 Castle Transmission established its own pension scheme. This is a defined benefit scheme and assets were transferred from the BBC Pension scheme to the extent that members chose to transfer past benefits. From August 1, the Castle Transmission Pension Scheme will be liable in respect of future pension benefits. The pension charge for the period from April 1, 1997 to December 31, 1997 was (Pounds)1,490,000.

    There were no outstanding or prepaid contributions at either the beginning or end of the financial periods.

    The Group also established a defined contribution scheme which will have a backdated start date of August 1, 1997. This scheme will be open to employees joining the Group after March 1, 1997. The defined benefit scheme will not be open to these employees. The pensionable charge for the period from April 1, 1997 to December 31, 1997 represents contributions under this scheme amounting to (Pounds)nil.

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

21 Reconciliation of operating profit to operating cash flows

                                   Home Service               Castle  Transmission
                            --------------------------- ---------------------------------
                                          Period from      Period from      Period from
                            Year Ended   April 1, 1996  February 28, 1997  April 1, 1997
                             March 31,  to February 27,   to March 31,    to December 31,
                               1996          1997             1997             1997
                            ----------- --------------- ----------------- ---------------
                            (Pounds)000   (Pounds)000      (Pounds)000      (Pounds)000
   Operating profit........    7,785        14,002            1,245            8,776
   Depreciation and
    amortisation charge....   12,835        13,038            1,819           16,854
   (Increase)/Decrease in
    stocks.................     (678)          294               (2)            (746)
   Decrease/(Increase) in
    debtors................    2,571          (258)          (5,372)          (2,937)
   Increase/(Decrease) in
    creditors..............    1,798          (649)           8,066            6,036
                              ------        ------           ------           ------
   Cash inflow from
    operating activities...   24,311        26,427            5,756           27,983
                              ======        ======           ======           ======

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THF BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

22 Analysis of cash flows for headings noted in the cash flow statement

                                  Home Service                Castle Transmission
                          ---------------------------- ---------------------------------
                                        Period from       Period from      Period from
                          Year Ended  April 1, 1996 to February 28, 1997  April 1, 1997
                           March 31,    February 27,      to March 31,   to December 31,
                             1996           1997             1997             1997
                          ----------- ---------------- ----------------- ---------------
                          (Pounds)000   (Pounds)000       (Pounds)000      (Pounds)000
Returns on investment
 and servicing of
 finance
Interest received.......        --            --                 49              242
Interest paid...........        --            --               (934)          (2,670)
                            -------       -------          --------         --------
Net cash outflow for
 returns on investment
 and servicing of
 finance................        --            --               (885)          (2,428)
                            =======       =======          ========         ========
Capital expenditure and
 financial investments
Purchase of tangible
 fixed assets...........    (18,079)      (21,810)             (748)         (14,361)
Proceeds on disposal of
 tangible fixed assets..        889         1,718               --               --
                            -------       -------          --------         --------
Net cash outflow for
 capital expenditure and
 financial investments..    (17,190)      (20,092)             (748)         (14,361)
                            =======       =======          ========         ========
Acquisitions and
 disposals
Purchase of subsidiary
 undertaking (see note
 24)....................        --            --            (52,141)            (307)
Amount paid to BBC on
 acquisition............        --            --           (199,000)             --
                            -------       -------          --------         --------
Net cash outflow for
 acquisition and
 disposals..............        --            --           (251,141)            (307)
                            =======       =======          ========         ========
Financing
Issue of shares.........        --            --            102,348              550
Increase/(decrease) in
 corporate funding......     (7,121)       (6,335)              --               --
Debt due beyond a year:
Facility A (net of issue
 costs).................        --            --            120,056              --
Facility B (net of issue
 costs).................        --            --             34,302              --
Repayment of Facility A
 and B..................        --            --                --          (157,500)
New Facility............        --            --                --            24,000
Guaranteed Bonds........        --            --                --           120,527
                            -------       -------          --------         --------
Net cash
 inflow/(outflow) from
 financing..............     (7,121)       (6,335)          256,706          (12,423)
                            =======       =======          ========         ========

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


23 Analysis of net debt due after one year

                                                          Other
                            At February 27,              non-cash   At March 31,
                                 1997        Cashflow     changes       1997
                            --------------- ----------- ----------- ------------
                              (Pounds)000   (Pounds)000 (Pounds)000 (Pounds)000
   Cash at bank and in
    hand...................       --            9,688       --           9,688
   Debt due after 1 year...       --         (154,358)      --        (154,358)
                                  ---        --------       ---       --------
                                  --         (144,670)      --        (144,670)
                                  ===        ========       ===       ========

                                                        Other
                            At March 31,              non-cash   At December 31,
                                1997      Cashflow     changes        1997
                            ------------ ----------- ----------- ---------------
                            (Pounds)000  (Pounds)000 (Pounds)000   (Pounds)000
   Cash at bank and in
    hand...................      9,688     (1,536)        --           8,152
   Finance leases..........        --         --         (711)          (711)
   Debt due after 1 year...   (154,358)    12,973      (2,142)      (143,527)
                              --------     ------      ------       --------
                              (144,670)    11,437      (2,853)      (136,086)
                              ========     ======      ======       ========

24 Purchase of subsidiary undertaking

                                      At March 31, Fair value  At December 31,
                                          1997     adjustments      1997
                                      ------------ ----------- ---------------
                                      (Pounds)000  (Pounds)000   (Pounds)000
   Net assets acquired:
     Tangible fixed assets...........    207,038        --         207,038
     Stocks..........................        119        134            253
     Debtors.........................      4,972        (97)         4,875
     Creditors--trade................     (6,033)        49         (5,984)
           --owed to BBC on
           acquisition...............   (199,000)       --        (199,000)
     Provisions (see note 15)........     (1,723)    (1,016)        (2,739)
                                        --------     ------       --------
     Adjusted net assets acquired....      5,373       (930)         4,443
     Goodwill........................     46,768      1,237         48,005
                                        --------     ------       --------
     Cost of acquisition including
      related fees...................     52,141        307         52,448
                                        ========     ======       ========
   Satisfied by:
     Cash............................     52,141        307         52,448
                                        ========     ======       ========

    The total consideration paid by Castle Transmission included the assumption and subsequent repayment of (Pounds)199 million paid to the BBC, see note 18.

 Fair value adjustments

    The fair value adjustments result from the completion of the fair value exercise performed by CTI on the acquisition of Home Service and the under accrual of fees by the Company, in relation to the acquisition of CTI, at March 31, 1997. The (Pounds)1,237,000 increase in goodwill relates predominantly to the provision of (Pounds)1,250,000 in respect of a dispute over wind loading fees. This dispute was an existing contingent liability at the date of acquisition and consequently provision has been made against the fair value of the assets and liabilities of Home Service at February 27, 1998.

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


25 Related party disclosures

 Home Service

    Throughout the year ended March, 31 1996 and the period from April 1, 1996 to February 27, 1997, Home Service entered into a number of transactions with other parts of the BBC. Substantially all of these transactions are exempt from the disclosure provisions of FRS 8 "Related Party Disclosures" as they have been undertaken between different parts of the BBC, and are eliminated in the consolidated accounts of the BBC. However, brief details of the nature of these transactions are set out below.

    The majority of Home Service's income arises from trading with other parts of the BBC. Prices are set at BBC group level on the basis of cost budgets prepared by Home Service. The aggregate value of such sales in each of the years covered by the combined financial statements is given in Note 3.

    Administrative costs include expenses re-charged to Home Service by the BBC. These re-charges related to costs incurred centrally in respect of pension, information technology, occupancy and other administration costs. These charges amounted to (Pounds)5.8 million in 1996 and (Pounds)1.2 million in the period between April 1, 1996 and February 27, 1997. The reduced charge for the period to February 27, 1997 is a result of more functions being carried out by employees of Home Service in preparation for the change to a stand alone entity.

    In addition, re-charges were also made for distribution costs relating to telecommunication links between the BBC and the transmitting stations and these were then internally re-charged to other parts of the BBC. The charges amounted to (Pounds)5.6 million in 1996 and (Pounds)6.4 million in the period between April 1, 1996 and February 27, 1997.

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THF BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


 Castle Transmission

    The Shareholders of Castle Transmission are:

    Crown Castle International Corp. ("CCIC", formerly Castle Tower Holding Corp.), Candover Investments plc and funds managed by it ("Candover"), TeleDiffusion de France International S.A ("TdF") and Berkshire Partners LLC and funds managed by it ("Berkshire"). They are considered to be related parties as they are the consortium who own 99 percent of the shares of the Company.

    Castle Transmission paid fees to shareholders in respect of expenses incurred during the acquisition and success fees. Castle Transmission also has management agreements with CCIC (for commercial and financial advice and training and consultancy) and TdF (for technical advice and consulting), these agreements run for five years from February 28, 1997. Fees are payable on the basis of an annual fee for agreed services provided to Castle Transmission, together with fees on a commercial arm's length basis for any additional services provided. In addition Castle Transmission has agreed to reimburse shareholders' expenses in relation to attendance at board meetings. The amounts paid and accrued by the Company during the period were as follows:

                                                                   Total amounts
                                                                    payable at
                                 Amounts     Amounts     Amounts     March 31,
   Related party                expensed   capitalised    paid         1997
   -------------               ----------- ----------- ----------- -------------
                               (Pounds)000 (Pounds)000 (Pounds)000  (Pounds)000
   CCIC.......................      20        1,763       1,763          20
   Candover...................       1          244         244           1
   TdF........................     --           129         --          129
   Berkshire..................       1          315         316         --
                                   ---        -----       -----         ---
                                    22        2,451       2,323         150
                                   ===        =====       =====         ===

                            Total amounts                                     Total amounts
                             payable at                                        payable at
                              March 31,     Amounts     Amounts     Amounts   December 31,
   Related party                1997       expensed   capitalised    paid         1997
   -------------            ------------- ----------- ----------- ----------- -------------
                             (Pounds)000  (Pounds)000 (Pounds)000 (Pounds)000  (Pounds)000
   CCIC....................       20          253         --          246           27
   Candover................        1           16         --           13            4
   TdF.....................      129          --          --          129          --
   Berkshire...............      --            55         --           43           12
                                 ---          ---         ---         ---          ---
                                 150          324         --          431           43
                                 ===          ===         ===         ===          ===

 Ongoing BBC relationship

    At the time of the acquisition of Home Service, Castle Transmission entered into a ten year transmission contract with the BBC for the provision of domestic terrestrial analogue television and radio transmission services expiring on March 31, 2007. Thereafter, the contract continues until terminated by twelve months notice by either party on March 31 in any contract year from and including March 31, 2007. It may also be terminated early if certain conditions are met.

    The contract provides for charges of approximately (Pounds)46 million to be payable by the BBC to Castle Transmission for the year to March 31, 1998. Castle Transmission's charges for subsequent years of the contract are largely determined by a formula which escalates the majority of the charges by a factor which

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

is 1% below the rate of increase in the Retail Price Index over the previous calendar year. Those elements of the charges which are subject to the escalation formula for the contract year commencing April 1, 1998 amount to approximately (Pounds)46 million.

26 Post balance sheet events

    On January 23, 1998, the Board of Directors adopted: (i) the All Employee Share Option Scheme; (ii) the Management Share Option Scheme; and (iii) individual share option arrangements for certain directors of the Company.

    The All Employee Share Option Scheme provides for an unlimited number of shares to be granted to all employees of the Company. The Board may select any number of individuals to apply for the grant of an option. Not later than thirty days following the date by which an application must be made, the Board may grant to each applicant the number of options specified in his application. These options may be exercised at the earliest of the third anniversary of the date of grant, in the event of a flotation or in the event of a take-over, reconstruction, liquidation or option exchange as set out in the Scheme rules. For options granted under this scheme the option price and the number of shares will not change during the life of the option.

    Under the terms of the Management Share Option Scheme and the individual share option arrangements, share options may be granted to employees or directors of the Company as determined by the Board of Directors up to a maximum of 460,000 Ordinary Shares and 459,540,000 Redeemable Preference Shares. Options will vest over periods of up to four years and have a maximum term of up to nine years. For options over 223,333 Ordinary Shares and 223,110,000 Redeemable Preference Shares, the option price and the number of shares will not change during the life of the option. The remaining options are subject to certain performance criteria.

    On January 23, 1998 and January 30, 1998 the Company granted options to purchase an aggregate of 460,000 Ordinary Shares and 459,540,000 Redeemable Preference Shares under the terms of the individual share option arrangements and the Management Share Option Scheme, respectively. The weighted average price for such options is 1.16 pence for Ordinary Shares and 1.16 pence for Redeemable Preference Shares. The weighted average vesting period for such options is 1.13 years. Any accounting charge resulting from a difference between the fair value of the rights to the shares at the date of grant and the amount of consideration to be paid for the shares will be charged to the profit and loss account in the year to December 31, 1998 and subsequent years according to the vesting provisions of the arrangements. Where the options are subject to performance criteria, the amount initially recognised will be based on a reasonable expectation of the extent to which these criteria will be met and will be subject to subsequent adjustments as necessary to deal with changes in the probability of performance criteria being met.

  Update of post balance sheet events (Unaudited)

    On March 23, 1998, the Company granted options to purchase an aggregate of 40,750 Ordinary Shares and 40,709,250 Redeemable Preference Shares under the terms of the All Employee Share Option Scheme. The price for such options is
1.00 pence for both Ordinary Shares and Redeemable Preference Shares. The vesting period for such options is three years.

    The accounting charge related to all share options included within the unaudited consolidated financial statements for the eight months ended August 31, 1998 is (Pounds)2,330,000.

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


    On April 23, 1998, the Board of Directors adopted share option arrangements for certain individuals. On that same date, the Company granted options to purchase 60,000 Ordinary Shares and 59,940,000 Redeemable Preference Shares under the terms of such share option arrangements. These options will vest over a period of four years and have a maximum term of six years. The weighted average price of such options is 1.75 pence for both Ordinary Shares and Redeemable Preference Shares. The weighted average vesting period for such options is two years.

    On July 1, 1998 and July 15, 1998, CCIC granted options to purchase 59,932 ordinary shares in CCIC to employees of CTI under terms of individual share option arrangements. The weighted average price for such options is $37.54. These options vested on August 18, 1998. The accounting charge related to these options included in the unaudited consolidated financial statements for the eight months ended August 31, 1998 is (Pounds)978,000.

    On July 15, 1998, the Board of Directors of the Company resolved that the Management Share Option Scheme would not be subject to any performance criteria and would vest on a time basis only.

    An August 11, 1998, the Company granted options to purchase 15,690 Ordinary Shares and 15,674,310 Redeemable Preference Shares under the terms of the Management Share Option Scheme. The weighted average price for such options is
2.5 pence for both Ordinary Shares and Redeemable Preference Shares. The weighted average vesting period for such options is 2.7 years.

    On August 21, 1998, the Company issued 515,000 Ordinary Shares and 514,485,000 Redeemable Preference Shares to CCIC for cash at par under the terms of the warrant. In addition, CCIC subscribed for 10,210 Ordinary Shares and 10,199,790 Redeemable Preference Shares for cash at a premium of 1.5 pence per share.

    On August 21, 1998, the Company became an 80% owned subsidiary of CCIC. On that same date, (i) all issued and unissued Redeemable Preference Shares were redesignated as Ordinary Shares; and (ii) all existing options to purchase shares in the Company were converted into options to purchase shares in CCIC at the rate of 7 shares in CCIC for every 1000 shares in the Company.

27 Summary of differences between United Kingdom and United States generally accepted accounting principles

    These consolidated financial statements have been prepared in accordance with UK GAAP, which differ in certain respects from US GAAP. The differences that affect Home Service and Castle Transmission are set out below:

  (a) Tangible fixed assets

    During 1993 Home Service revalued upwards its investments in certain identifiable tangible fixed assets. Such upward revaluation is not permissible under US GAAP. Rather, depreciated historical cost must be used in financial statements prepared in accordance with US GAAP.

    In the period between April 1, 1996 and February 27, 1997 there were a number of transfers of fixed assets to and from other parts of the BBC as explained in note 10. For US GAAP purposes these transfers have been accounted for under the as-if-pooling-of-interests method for transactions between entities under common control.

       CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                  THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  (b) Deferred taxation

    Under UK GAAP, deferred taxes are accounted for to the extent that it is considered probable that a liability or asset will crystallise in the foreseeable future. Under US GAAP, deferred taxes are accounted for on all timing differences and a valuation allowance is established in respect of those deferred tax assets where it is more likely than not that some portion will remain unrealised. Deferred tax also arises in relation to the tax effect of other US GAAP adjustments.

  (c) Pensions

    The Group accounts for costs of pensions under the rules set out in the UK accounting standards. US GAAP is more prescriptive in respect of actuarial assumptions and the allocation of costs to accounting periods.

  (d) Capitalised interest

    Under US GAAP, interest incurred during the construction periods of tangible fixed assets is capitalised and depreciated over the life of the assets.

  (e) Redeemable preference shares

    Under UK GAAP, preference shares with mandatory redemption features or redeemable at the option of the security holder are classified as a component of total shareholders' funds. US GAAP requires such redeemable preference shares to be classified outside of shareholders' funds.

  (f) Cash flow statement

  Under US GAAP various items would be reclassified within the consolidated cash flow statement. In particular, interest received, interest paid and taxation would be part of net cash flows from operating activities, and dividends paid would be included within net cash flow from financing. In addition, under US GAAP, acquisitions and disposals would be included as investing activities.

  Movements in those current investments which are included under the heading of cash under US GAAP form part of the movements entitled "Management of liquid resources" in the consolidated cash flow statements.

       CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                  THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  Summary combined statements of cash flows for Castle Transmission prepared in accordance with US GAAP are set out below:

                                        Home Service                         Castle Transmission
                          ---------------------------------------- ----------------------------------------
                                                          Two      Period from                     Eight
                             Year       Period from      Months    February 28,   Period from     Months
                             Ended     April 1, 1996     Ended         1997      April 1, 1997     Ended
                           March 31,  to February 27, February 27, to March 31, to December 31, August 31,
                             1996          1997           1997         1997          1997          1998
                          ----------- --------------- ------------ ------------ --------------- -----------
                          (Pounds)000   (Pounds)000   (Pounds)000  (Pounds)000    (Pounds)000   (Pounds)000
                                                      (Unaudited)                               (Unaudited)
Net cash provided by
 operating activities...     24,311        28,146         5,161        4,871         25,555        27,226
Net cash used by
 investing activities...    (17,190)      (21,811)         (711)     (52,889)       (14,668)      (36,135)
Net cash (used)/provided
 by financing
 activities.............     (7,121)       (6,335)       (4,450)      57,706        (12,423)        9,955
                            -------       -------        ------      -------        -------       -------
Net increase/(decrease)
 in cash and cash
 equivalents............        --            --            --         9,688         (1,536)        1,046
Cash and cash
 equivalents at
 beginning of period....        --            --            --           --           9,688         8,152
                            -------       -------        ------      -------        -------       -------
Cash and cash
 equivalents at end of
 period.................        --            --            --         9,688          8,152         9,198
                            =======       =======        ======      =======        =======       =======

  The following is a summary of the approximate effect on Home Service's and Castle Transmission's net profit and corporate funding/shareholders' funds of the application of US GAAP.

                                        Home Service                            Castle Transmission
                          ---------------------------------------- ---------------------------------------------
                                                          Two                                           Eight
                             Year       Period from      Months       Period from      Period from     Months
                             Ended     April 1, 1996     Ended     February 28, 1997  April 1, 1997     Ended
                           March 31,  to February 27, February 27,   to March 31,    to December 31, August 31,
                             1996          1997           1997           1997             1997          1998
                          ----------- --------------- ------------ ----------------- --------------- -----------
                          (Pounds)000   (Pounds)000   (Pounds)000     (Pounds)000      (Pounds)000   (Pounds)000
                                                      (Unaudited)                                    (Unaudited)
Net profit/(loss) as re-
 ported in the profit
 and loss accounts......     7,785        14,002         2,697            325            (3,355)        2,145
US GAAP adjustments:
  Depreciation
   adjustment on
   tangible fixed
   assets...............     3,707         3,993           726            --                --            --
  Pensions..............       --            --            --             --                 65           108
  Capitalised interest..       --            --            --              78               801         1,385
                            ------        ------         -----           ----            ------         -----
Net income/(loss) under
 US GAAP................    11,492        17,995         3,423            403            (2,489)        3,638
Additional finance cost
 of non-equity shares...       --            --            --            (318)           (2,862)          --
                            ------        ------         -----           ----            ------         -----
Net income/(loss)
 attributable to
 ordinary shareholders
 under US GAAP..........    11,492        17,995         3,423             85            (5,351)        3,638
                            ======        ======         =====           ====            ======         =====

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


                             Home Service            Castle Transmission
                             ------------ -----------------------------------------
                                   At March 31,
                             ------------------------ At December 31, At August 31,
                                 1996        1997          1997           1998
                             ------------ ----------- --------------- -------------
                             (Pounds)000  (Pounds)000   (Pounds)000    (Pounds)000
                                                                       (Unaudited)
   Corporate
    funding/shareholders'
    funds as reported in
    the balance sheets.....    202,429      102,673        99,868        109,748
   US GAAP adjustments:
     Depreciation
      adjustment on
      tangible fixed
      assets...............    (35,945)         --            --             --
     Pensions..............        --           --             65            173
     Capitalised interest..        --            78           879          2,264
     Redeemable preference
      shares (including ad-
      ditional finance cost
      of non-equity
      shares)..............        --      (102,564)     (105,975)           --
                               -------     --------      --------        -------
   Corporate
    funding/shareholders'
    funds/(deficit) under
    US GAAP................    166,484          187        (5,163)       112,185
                               =======     ========      ========        =======

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and
 Stockholders of Crown Castle
 International Corp.:

    We have audited the accompanying statement of net assets of Bell Atlantic Mobile Tower Operations as of December 31, 1998, and the related statements of revenues and direct expenses for each of the years in the two-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of net assets and the related statements of revenues and direct expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of net assets and the related statements of revenues and direct expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of net assets and the related statements of revenues and direct expenses. We believe that our audit provides a reasonable basis for our opinion.

    The statements of net assets and revenues and direct expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission. As discussed in note 1, such statements do not reflect certain corporate overhead expenses incurred by Bell Atlantic Mobile, the contributor of the net assets, on behalf of the tower operations.

    In our opinion, the statements referred to above present fairly, in all material respects, the net assets of Bell Atlantic Mobile Tower Operations as of December 31, 1998, and the related revenues and direct expenses for each of the years in the two-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

    KPMG LLP

    March 4, 1998

                              BELL ATLANTIC MOBILE
                                TOWER OPERATIONS

                            STATEMENT OF NET ASSETS
                           (In thousands of dollars)

                               December 31, 1998

Property and equipment, net............................................ $83,557
                                                                        -------
    Net Assets......................................................... $83,557
                                                                        =======



                       See notes to financial statements.

                              BELL ATLANTIC MOBILE
                                TOWER OPERATIONS

                   STATEMENTS OF REVENUES AND DIRECT EXPENSES
                           (In thousands of dollars)

                                                    Years ended December 31,
                                                    --------------------------
                                                        1997          1998
                                                    ------------  ------------
Site rental revenues............................... $      6,480  $     11,183
Costs of operations................................       15,131        14,941
Depreciation and amortization......................        7,221         6,278
                                                    ------------  ------------
  Loss from Tower Operations....................... $    (15,872) $    (10,036)
                                                    ============  ============



                       See notes to financial statements.

                     BELL ATLANTIC MOBILE TOWER OPERATIONS
                         NOTES TO FINANCIAL STATEMENTS
                           (In thousands of dollars)

1. Basis of Presentation and Summary of Significant Accounting Policies

 Basis of Presentation

    On December 8, 1998 Crown Castle International Corp. ("CCIC") and Bell Atlantic Mobile and certain entities controlled by Bell Atlantic Mobile ("BAM") entered into a formation agreement in order to create Crown Atlantic Company LLC ("Crown Atlantic"). Under the terms of the agreement, BAM will contribute tower structures and certain related assets while CCIC will contribute cash and shares of its common stock to Crown Atlantic and its parent company, respectively. The tower structures and related assets consist of the tower facilities that were previously part of BAM's cellular operations. Their locations span New York, New England, Philadelphia, Pittsburgh, Washington-Baltimore and certain areas in the Southeast and Southwest.

    Under the formation agreement, Crown Atlantic will assume all obligations of BAM as landlord, licensor or tenant relating to the tower space leases with respect to the period after the closing date. Crown Atlantic will also assume all obligations of BAM subsequent to the closing date relating to the operation of the towers and any contracts entered into by BAM during the ordinary course of business of BAM relating to the towers but only to the extent that such contracts were chosen to be included in the obligations assumed by Crown Atlantic. Under the terms of the formation agreement, Crown Atlantic did not assume certain liabilities as defined in the actual terms of the formation agreement.

    The accompanying statement of net assets reflects the assets to be contributed by BAM to Crown Atlantic pursuant to the formation agreement. The statement of net assets reflects BAM's historical carrying values of the contributed assets, adjusted to exclude certain assets which will not be contributed as part of the formation agreement.

    The accompanying statements of revenue and direct expenses reflect operations related to the tower assets to be contributed by BAM to Crown Atlantic per the formation agreement. Certain direct and indirect operating costs of BAM have been allocated and included in the costs of operations. The allocated amounts totaled $3,501 and $3,694 for the years ended December 31, 1997 and 1998, respectively. Such allocations are based on determinations that management believes are reasonable, but may not be necessarily indicative of such costs incurred by Crown Atlantic in the future. The statements of revenues and direct expenses do not include allocated costs related to general corporate overhead, interest expense and income taxes and therefore may not be indicative of future operations.

    The accompanying statement of net assets and the related statements of revenues and direct expenses were prepared for the purpose of complying with the requirements of the Securities and Exchange Commission and are not intended to be a complete presentation of Bell Atlantic Mobile's assets and liabilities or revenues and expenses.

 Summary of Significant Accounting Policies

  Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                     BELL ATLANTIC MOBILE TOWER OPERATIONS

                           (In thousands of dollars)


  Revenue Recognition

    Site rental revenues are recognized on a monthly basis under lease or management agreements. Site rental revenues represent charges for tower usage billed to third party customers under lease arrangements.

2. Property and Equipment

    Property and equipment are stated at historical costs. Depreciation of property and equipment is provided on the straight-line method over the estimated useful lives of the assets. Property and equipment at December 31, 1998 consisted of the following:

                                                           Estimated
                                                          Useful Lives
                                                          ------------
Land.....................................................              $ 21,798
Telecommunication towers and related equipment...........   12 years     97,035
                                                                       --------
                                                                        118,833
Less: accumulated depreciation...........................               (35,276)
                                                                       --------
                                                                       $ 83,557
                                                                       ========

3. Commitments

    At December 31, 1998, minimum rental commitments under operating leases are as follows:

Years ending December 31,
  1999................................................................... 12,235
  2000................................................................... 10,200
  2001...................................................................  8,118
  2002...................................................................  5,512
  2003...................................................................  2,762

4. Site Rental Revenues

    At December 31, 1998, minimum amounts receivable under third party lease agreements are as follows:

Years ending December 31,
  1999................................................................... 12,214
  2000................................................................... 11,948
  2001................................................................... 10,952
  2002...................................................................  6,997
  2003...................................................................  2,207

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of
 Crown Castle International Corp.

    We have audited the accompanying statement of net assets of Powertel Tower Operations as of December 31, 1998, and the related statement of revenues and direct expenses for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of net assets and the related statement of revenues and direct expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of net assets and the related statement of revenues and direct expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of net assets and the related statement of revenues and direct expenses. We believe that our audits provide a reasonable basis for our opinion.

    The statements of net assets and revenues and direct expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission. As discussed in note 1, such statements do not reflect certain corporate overhead expenses incurred by Powertel, Inc., the owner of the net assets, on behalf of the tower operations.

    In our opinion, the statements referred to above present fairly, in all material respects, the net assets of Powertel Tower Operations as of December 31, 1998, and the related revenues and direct expenses for the year then ended in conformity with generally accepted accounting principles.

                                          KPMG LLP

    February 5, 1999

                           POWERTEL TOWER OPERATIONS

                            STATEMENT OF NET ASSETS

                           (In thousands of dollars)

                               DECEMBER 31, 1998

Prepaid expenses and other current assets............................. $  2,031
Property and equipment, net...........................................  121,490
                                                                       --------
  Total assets........................................................  123,521
Deferred revenues.....................................................      309
                                                                       --------
  Net assets.......................................................... $123,212
                                                                       ========




                       See notes to financial statements.

                           POWERTEL TOWER OPERATIONS

                   STATEMENT OF REVENUES AND DIRECT EXPENSES

                           (In thousands of dollars)

                          YEAR ENDED DECEMBER 31, 1998

Site rental revenues................................................. $  1,865
Cost of operations...................................................    6,167
Depreciation.........................................................    7,534
                                                                      --------
  Loss from tower operations......................................... $(11,836)
                                                                      ========



                       See notes to financial statements.

                           POWERTEL TOWER OPERATIONS

                         NOTES TO FINANCIAL STATEMENTS

                           (In thousands of dollars)

1. Basis of Presentation and Summary of Significant Accounting Policies

 Basis of Presentation

    On March 15, 1999, Crown Castle International Corp. ("CCIC") and Powertel, Inc. ("Powertel") entered into an asset purchase agreement, whereby Powertel will sell tower structures and certain related assets to CCIC. The tower structures and related assets consist of the tower facilities that were previously part of Powertel's PCS and cellular operations. Their locations span Atlanta, Georgia; Jacksonville, Florida; Memphis, Tennessee; Jackson, Mississippi; and Birmingham, Alabama and certain areas in Kentucky and Tennessee.

    The accompanying statement of net assets reflects the assets to be sold by Powertel to CCIC pursuant to the asset purchase agreement. The statement of net assets reflects Powertel's historical carrying values of the tower assets, adjusted to exclude certain assets which will not be contributed as part of the asset purchase agreement.

    The accompanying statement of revenues and direct expenses reflects operations related to the tower assets to be sold by Powertel to CCIC per the asset purchase agreement. The statement of revenues and direct expenses does not include allocated costs related to general corporate overhead, interest expense and income taxes and therefore may not be indicative of future operations.

    The accompanying statement of net assets and the related statement of revenues and direct expenses were prepared for the purpose of complying with the requirements of the Securities and Exchange Commission and are not intended to be a complete presentation of Powertel's assets and liabilities or revenues and expenses.

 Summary of Significant Accounting Policies

    Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

    Site rental revenues are recognized on a monthly basis under lease agreements. Site rental revenues represent charges for tower usage billed to third party customers under lease arrangements. Revenue amounts received in advance are deferred and recognized over the term of the lease agreement.

                           POWERTEL TOWER OPERATIONS

                           (In thousands of dollars)


2. Property and Equipment

    Property and equipment are stated at historical costs. Depreciation of property and equipment is provided on the straight-line method over the estimated useful lives of the assets. Property and equipment at December 31, 1998 consisted of the following:

                                                           Estimated
                                                          Useful Lives
                                                          ------------
Land.....................................................              $    859
Telecommunication towers and related equipment...........   15 years    134,757
                                                                       --------
                                                                        135,616
Less: accumulated depreciation ..........................               (14,126)
                                                                       --------
                                                                       $121,490
                                                                       ========

3. Commitments

    At December 31, 1998, minimum rental commitments under operating leases are as follows:

Year ending December 31,
  1999................................................................... $4,120
  2000...................................................................  4,093
  2001...................................................................  3,276
  2002...................................................................  1,929
  2003...................................................................    626
  Thereafter.............................................................    185

4. Site Rental Revenues

    At December 31, 1998, minimum amounts receivable under third party lease agreements are as follows:

Year ending December 31,
  1999................................................................... $2,690
  2000...................................................................  2,677
  2001...................................................................  2,610
  2002...................................................................  2,131
  2003...................................................................    948
  Thereafter.............................................................    485

                                [D] UNDERWRITING

    CCIC and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the number of notes indicated in the following table.

                                                                  Gross Proceeds
                                                 Principal Amount   of Senior
                  Underwriters                   of Senior Notes  Discount Notes
                  ------------                   ---------------- --------------
 Goldman, Sachs & Co............................
 Salomon Smith Barney Inc.......................
 Lehman Brothers Inc............................
 Credit Suisse First Boston Corporation.........
 BancBoston Robertson Stephens Inc..............
 McDonald Investments Inc., A KeyCorp Company...
                                                   ------------    ------------
  Total.........................................   $150,000,000    $300,000,000
                                                   ============    ============

                               ----------------

    Notes sold by the underwriters to the public will initially be offered at the initial public offering prices set forth on the cover of this prospectus. Any notes sold by the underwriters to securities dealers may be sold at a
discount from the initial public offering price of up to   % per note from the
initial public offering price. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a
discount from the initial public offering price of up to   % per note from the
initial public offering price. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

    The notes are a new issue of securities with no established trading market. CCIC has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

    In connection with the offerings, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

    The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time these transactions may be effected in the over-the-counter market or otherwise.

    CCIC estimates that CCIC's share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $ .

    CCIC has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                                [E] UNDERWRITING

    CCIC, the selling stockholders and the underwriters for the U.S. offering named below have entered into an underwriting agreement with respect to the shares being offered in the United States. Subject to certain conditions, each U.S. underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and Salomon Smith Barney Inc. are the representatives of the U.S. underwriters.

                          Underwriters                          Number of Shares
                          ------------                          ----------------
  Goldman, Sachs & Co..........................................
  Salomon Smith Barney Inc.....................................
  Lehman Brothers Inc..........................................
  Credit Suisse First Boston Corporation.......................
  Legg Mason Wood Walker, Incorporated.........................
                                                                   ----------
    Total......................................................    22,160,000
                                                                   ==========

                               ----------------

    If the U.S. underwriters sell more shares than the total number set forth in the table above, the U.S. underwriters have an option to buy up to an additional 3,296,475 shares from the selling stockholders to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the U.S. underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

    The following tables show the per share and total underwriting discounts and commissions to be paid to the U.S. underwriters by CCIC and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the U.S. underwriters' option to purchase 3,296,475 additional shares.

                                                     Paid by CCIC
                                                     ------------
                                             No Exercise     Full Exercise
                                           --------------------------------
   Per Share..............................    $                $
   Total..................................    $                $

                                           Paid by the selling stockholders
                                           --------------------------------
                                             No Exercise     Full Exercise
                                           --------------------------------
   Per Share..............................    $                $
   Total..................................    $                $

    Shares sold by the U.S. underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus. Any shares sold by the U.S. underwriters to securities dealers may
be sold at a discount of up to $   per share from the initial price to public.
Any such securities dealers may resell any shares purchased from the U.S.
underwriters to certain other brokers or dealers at a discount of up to $   per
share from the initial price to public. If all the shares are not sold at the initial price to public, the representatives may change the price to public and the other selling terms.

    CCIC and the selling stockholders have entered into underwriting agreements with the underwriters for the sale of 5,540,000 shares outside the United States. The terms and conditions of both offerings are the same and the sale of shares in both offerings are conditioned on each other. Goldman Sachs International and Salomon Brothers International Limited are representatives of the underwriters for the offering outside the United States.

    The underwriters for each of the offerings have entered into an agreement in which they agree to restrictions on where and to whom they and any dealer purchasing from them may offer shares as a part of the distribution of the shares. The underwriters also have agreed that they may sell shares among each of the underwriting groups.

    CCIC and the selling stockholders have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See "Shares Available for Future Sale" for a discussion of certain transfer restrictions.

    In connection with the offerings, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offerings. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offerings are in progress.

    The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the in the over-the-counter market or otherwise.

    CCIC and the selling stockholders estimate that their shares of the total expenses of the offerings, excluding underwriting discounts and commissions,
will be approximately $   and $  , respectively.

    CCIC and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

    This prospectus may be used by the underwriters and other dealers in connection with offers and sales of the shares, including sales of shares initially sold by the underwriters in the offering being made outside of the United States, to persons located in the United States.

                                [E] UNDERWRITING

    CCIC, the selling stockholders and the underwriters for the international offering named below have entered into an underwriting agreement with respect to the shares being offered outside the United States. Subject to certain conditions, each international underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman Sachs International and Salomon Brothers International Limited are the representatives of the international underwriters.

                         Underwriters                           Number of Shares
                         ------------                           ----------------
 Goldman Sachs International...................................
 Salomon Brothers International Limited........................
 Lehman Brothers International (Europe)........................
 Credit Suisse First Boston (Europe) Limited...................
 Legg Mason Wood Walker Incorporated...........................
                                                                   ---------
  Total........................................................    5,540,000
                                                                   =========

                               ----------------

    If the international underwriters sell more shares than the total number set forth in the table above, the international underwriters have an option to buy up to an additional 824,119 shares from the selling stockholders to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the international underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

    The following tables show the per share and total underwriting discounts and commissions to be paid to the international underwriters by CCIC and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the international underwriters' option to purchase 824,119 additional shares.

                                                     Paid by CCIC
                                                     ------------
                                             No Exercise     Full Exercise
                                           --------------------------------
   Per Share..............................    $                $
   Total..................................    $                $

                                           Paid by the selling stockholders
                                           --------------------------------
                                             No Exercise     Full Exercise
                                           --------------------------------
   Per Share..............................    $                $
   Total..................................    $                $

    Shares sold by the international underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus. Any shares sold by the international Underwriters to securities
dealers may be sold at a discount of up to $    per share from the initial
price to public. Any such securities dealers may resell any shares purchased from the international underwriters to certain other brokers or dealers at a
discount of up to $    per share from the initial price to public. If all the
shares are not sold at the initial price to public, the representatives may change the price to public and the other selling terms.

    CCIC and the selling stockholders have entered into underwriting agreements with the underwriters for the sale of 22,160,000 shares in the United States. The terms and conditions of both offerings are the same and the sale of shares in both offerings are conditioned on each other. [International Prospectus]

Goldman, Sachs & Co. and Salomon Smith Barney Inc. are representatives of the underwriters for the offering in the United States.

    The underwriters for each of the offerings have entered into an agreement in which they agree to restrictions on where and to whom they and any dealer purchasing from them may offer shares as a part of the distribution of the shares. The underwriters also have agreed that they may sell shares among each of the underwriting groups.

    CCIC and the selling stockholders have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See "Shares Available for Future Sale" for a discussion of certain transfer restrictions.

    In connection with the offerings, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offerings. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offerings are in progress.

    The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the in the over-the-counter market or otherwise.

    CCIC and the selling stockholders estimate that their shares of the total expenses of the offerings, excluding underwriting discounts and commissions,
will be approximately $   and $  , respectively.

    CCIC and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

    This prospectus may be used by the underwriters and other dealers in connection with offers and sales of the shares, including sales of shares initially sold by the underwriters in the offering being made outside of the United States, to persons located in the United States.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.


                                ----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................  17
Use of Proceeds..........................................................  30
[E] Price Range of Common Stock..........................................  30
[E] Dividend Policy......................................................  31
[E] Dilution.............................................................  32
Capitalization...........................................................  33
Unaudited Pro Forma Condensed Consolidated Financial Statements..........  34
Selected Financial and Other Data of CCIC................................  44
Selected Financial and Other Data of CTSH................................  46
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  48
Industry Background......................................................  64
Business.................................................................  72
Recent and Proposed Transactions.........................................  97
Management............................................................... 107
Certain Relationships and Related Transactions........................... 119
Principal and Selling Stockholders....................................... 128
Description of Capital Stock............................................. 133
Description of Certain Indebtedness...................................... 141
[D] Description of the Notes............................................. 149
[E] Shares Eligible for Future Sale...................................... 185
[D] Certain U.S. Federal Income Tax Considerations....................... 187
[E] Certain U.S. Federal Income tax Considerations to Non U.S. Holders... 192
[D] Legal Matters........................................................ 194
[E] Legal Matters........................................................ 194
Independent Auditors..................................................... 194
Certain Currency Translations............................................ 195
Available Information.................................................... 195
Index to Financial Statements............................................ F-1
[D] Underwriting......................................................... U-1
[E] Underwriting......................................................... U-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


[D]

                                  Crown Castle
                              International Corp.

                                  $150,000,000
                             % Senior Notes due 2011

                         $300,000,000 (Gross Proceeds)
                        % Senior Discount Notes due 2011


                                  ------------

                       [CROWN CASTLE LOGO APPEARS HERE]

                                  ------------


                              Goldman, Sachs & Co.
                              Salomon Smith Barney
                                Lehman Brothers
                           Credit Suisse First Boston
                         BancBoston Robertson Stephens
                           McDonald Investments Inc.



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................  17
Use of Proceeds..........................................................  30
[E] Price Range of Common Stock..........................................  30
[E] Dividend Policy......................................................  31
[E] Dilution.............................................................  32
Capitalization...........................................................  33
Unaudited Pro Forma Condensed Consolidated Financial Statements..........  34
Selected Financial and Other Data of CCIC................................  44
Selected Financial and Other Data of CTSH................................  46
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  48
Industry Background......................................................  64
Business.................................................................  72
Recent and Proposed Transactions.........................................  97
Management............................................................... 107
Certain Relationships and Related Transactions........................... 119
Principal and Selling Stockholders....................................... 128
Description of Capital Stock............................................. 133
Description of Certain Indebtedness...................................... 141
Description of the Notes................................................. 149
[E] Shares Eligible for Future Sale...................................... 185
Certain U.S. Federal Income Tax Considerations........................... 187
[E] Certain U.S. Federal Income Tax Considerations to Non-U.S. Holders... 192
Legal Matters............................................................ 194
[E] Legal Matters........................................................ 194
Independent Auditors..................................................... 194
Certain Currency Translations............................................ 195
Available Information.................................................... 195
Index to Financial Statements............................................ F-1
[D] Underwriting......................................................... U-1
[E] Underwriting......................................................... U-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


[E]                            27,700,000 Shares

                                 Crown Castle
                              International Corp.

                                 Common Stock


                                 ------------

                       [CROWN CASTLE LOGO APPEARS HERE]

                                 ------------


                             Goldman, Sachs & Co.

                             Salomon Smith Barney

                                Lehman Brothers

                          Credit Suisse First Boston

                            Legg Mason Wood Walker
                                 Incorporated


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


   No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.


                                ---------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................  17
Use of Proceeds..........................................................  30
[E] Price Range of Common Stock..........................................  30
[E] Dividend Policy......................................................  31
[E] Dilution.............................................................  32
Capitalization...........................................................  33
Unaudited Pro Forma Condensed Consolidated Financial Statements..........  34
Selected Financial and Other Data of CCIC................................  44
Selected Financial and Other Data of CTSH................................  46
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  48
Industry Background......................................................  64
Business.................................................................  72
Recent and Proposed Transactions.........................................  97
Management............................................................... 107
Certain Relationships and Related Transactions........................... 119
Principal and Selling Stockholders....................................... 128
Description of Capital Stock............................................. 133
Description of Certain Indebtedness...................................... 141
[D] Description of the Notes............................................. 149
[E] Shares Eligible for Future Sale...................................... 185
[D] Certain U.S. Federal Income Tax Considerations....................... 187
[E] Certain U.S. Federal Income Tax Considerations to Non-U.S. Holders... 192
[D] Legal Matters........................................................ 194
[E] Legal Matters........................................................ 194
Independent Auditors..................................................... 194
Certain Currency Translations............................................ 195
Available Information.................................................... 195
Index to Financial Statements............................................ F-1
[D] Underwriting......................................................... U-1
[E] Underwriting......................................................... U-1


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                          [International Prospectus]


[E]                            27,700,000 Shares

                                 Crown Castle
                              International Corp.

                                 Common Stock


                                  -----------

                       [CROWN CASTLE LOGO APPEARS HERE]

                                  -----------


                          Goldman Sachs International

                      Salomon Smith Barney International

                                Lehman Brothers

                          Credit Suisse First Boston

                            Legg Mason Wood Walker
                                 Incorporated


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

    Set forth below is a table of the registration fee for the Securities and Exchange Commission, the filing fee for the National Association of Securities Dealers, Inc., the listing fee for the Nasdaq Stock Market and estimates of all other expenses to be incurred in connection with the issuance and distribution of the securities described in the Registration Statement, other than underwriting discounts and commissions:

     SEC registration fee............................................. $276,590
     NASD filing fee..................................................   30,500
     Nasdaq listing fee...............................................    *
     Printing and engraving expenses..................................    *
     Legal fees and expenses..........................................    *
     Accounting fees and expenses.....................................    *
     Transfer agent and registrar fees................................    *
     Liability insurance premium......................................    *
     Miscellaneous....................................................    *
                                                                       --------
       Total..........................................................    *
                                                                       ========

      * To be included by amendment.

Item 14. Indemnification of Directors and Officers

    Section 145 of the General Corporation Law of the State of Delaware ("DGCL") provides that a corporation has the power to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) against the expenses (including attorneys' fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such person had no reasonable cause to believe his conduct was unlawful, except that, if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and to the extent that the Court of Chancery of the State of Delaware (the "Court of Chancery"), or any court in which such suit or action was brought, shall determine upon application that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses as such court shall deem proper.

    Accordingly, the Restated Certificate of Incorporation of the Company (Exhibit 3.1) provides that the Company shall, to the maximum extent permitted under the DGCL, indemnify each person who is or was a director or officer of the Company. The Company may, by action of the Board of Directors, indemnify other employees and agents of the Corporation, directors, officers, employees or agents of a subsidiary, and each person serving as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, at the request of the Company, with the same scope and effect as the indemnification of directors and officers of the Company. However, the Company shall be required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors or is a proceeding to enforce such person's claim to indemnification pursuant to the rights granted by the Restated Certificate of Incorporation or otherwise by the Company. The Company may also enter into one or more agreements with any person which provide for indemnification greater or different than that provided in the Restated Certificate of Incorporation.

    Furthermore, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit.

    The Company's By-laws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any manner in any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative ("Proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Company or, while a director or officer of the Company, a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall be indemnified and held harmless by the Company to the fullest extent permitted by the DGCL. Such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Company shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors or is a Proceeding to enforce such person's claim to indemnification pursuant to the rights granted by the Company's By-laws. The Company shall pay the expenses incurred by any person described in the first two sentences of this paragraph in defending any such Proceeding in advance of its final disposition upon, to the extent such an undertaking is required by applicable law, receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized in the Company's By-laws or otherwise.

    The Company's By-laws further provide that the indemnification and the advancement of expenses incurred in defending a Proceeding prior to its final disposition provided by, or granted pursuant to, the Company's By-laws shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Restated Certificate of Incorporation, other provision of the Company's By-laws or otherwise. The Company may also maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, partner, member, employee or agent of the Company or a subsidiary or of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

    The Company's By-laws further provide that the Company may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Company the expenses incurred in defending any Proceeding in advance of its final disposition, to any person who is or was an employee or agent (other than a director or officer) of the Company or a subsidiary thereof and to any person who is or was serving at the request of the Company or a subsidiary thereof as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Company or a subsidiary thereof, to the fullest extent of the provisions of the Company's By-laws with respect to the indemnification and advancement of expenses of directors and officers of the Company.

Item 15. Recent Sales of Unregistered Securities

    In each of the sales described below, unless otherwise indicated, the Company (or the relevant predecessor) relied on Section 4(2) of the Securities Act of 1933 for exemption from registration. No brokers or underwriters were used in connection with any of such sales. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates, warrants and notes issued in such transactions. All recipients had adequate access, through their relationship with the Company, to information about the Company.

    Through May 31, 1998, the Company had raised approximately $367.0 million through private sales of debt and equity securities in a series of private placements with various institutional and other accredited investors and certain employees of the Company as described below.

    CTC Investment. On January 11, 1995, CTC, a predecessor to CCIC, sold (i) to Ted B. Miller, Jr. and Edward C. Hutcheson, Jr. (collectively, the "Initial Stockholders") 1,350,000 shares of Class A Common Stock, par value $.01 per share, of CTC for $270,000 and (ii) to Centennial Fund IV, Berkshire Fund III, A Limited Partnership (via Berkshire Fund III Investment Corp.) and certain trusts and natural persons that are now members of Berkshire Investors LLC (collectively, the "Berkshire Fund III Group") and J. Landis Martin (collectively, the "CTC Purchasers"), (A) 1,350,000 shares of Class B Common Stock, par value $.01 per share, of CTC for $270,000, (B) 730,380 shares of Series A Convertible Preferred Stock, par value $.01 per share, of CTC for $4,382,280 and (C) $3,867,720 principal amount of Convertible Secured Subordinated Notes of CTC (the "CTC Notes") for $3,867,720. As of February 1997, all the CTC Notes had been converted into 644,620 shares of Series A Convertible Preferred Stock of the Company. The proceeds received on January 11, 1995 were used by CTC for the acquisition of towers and ancillary assets from PCI and for working capital.

    Pursuant to a Securities Exchange Agreement (the "Securities Exchange Agreement"), dated as of April 27, 1995, among the Company, CTC, the Initial Stockholders and the CTC Purchasers, such parties effectively made CCIC the holding company of CTC and converted some of the obligations of CTC into capital stock of CCIC. Transactions pursuant to the Securities Exchange Agreement included (i) Centennial Fund IV transferring 208,334 shares of CTC Series A Convertible Preferred Stock to Berkshire Fund III Group in exchange for $1,250,004 principal amount of CTC Notes, (ii) Berkshire Fund III Group and
J. Landis Martin converting all remaining CTC Notes held by them ($742,452 principal amount) into 123,742 shares of CTC Series A Convertible Preferred Stock, (iii) each of the outstanding shares of capital stock of CTC being exchanged for five shares of similar stock of CCIC and (iv) the remaining CTC Notes ($3,125,268 principal amount) becoming convertible into shares of Series A Convertible Preferred Stock (all of which CTC Notes were subsequently converted in February 1997).

    As a result of the exchange of CTC capital stock for CCIC capital stock, each Initial Stockholder received 675,000 shares of Existing Class A Common Stock, Centennial Fund IV received 1,080,000 shares of common stock and 145,789 shares of Series A Preferred Stock, Mr. Martin received 41,666 shares of Series A Preferred Stock and Berkshire Fund III Group received 270,000 shares of common stock and 666,667 shares of Series A Preferred Stock. In July 21, 1995, Robert F. McKenzie became a party by amendment to the Securities Exchange Agreement and received 8,333 shares of Series A Preferred Stock.

    1996 Investors Investment. Pursuant to a Securities Purchase Agreement, dated as of July 15, 1996, among the Company, Berkshire Fund III Group, Centennial Fund IV, J. Landis Martin, Edward C. Hutcheson, Jr. and Robert F. McKenzie, the Company privately placed 864,568 shares of its Series B Convertible Preferred Stock, par value $.01 per share ("Series B Convertible Preferred Stock"), for an aggregate purchase price of $10,374,816. Berkshire Fund III Group paid $6,000,000 for 500,000 shares, Centennial Fund IV paid $3,724,812 for 310,401 shares, Mr. Martin paid $500,004 for 41,667 shares, Mr. Hutcheson paid $99,996 for 8,333 shares and Mr. McKenzie paid $50,004 for 4,167 shares. The proceeds received on July 15, 1996 were used for (i) the purchase of the towers and microwave and SMR businesses from Motorola in Puerto Rico, (ii) an option payment relating to the acquisition of TEA and TeleStructures and (iii) working capital.

    Berkshire Fund IV Investment. Pursuant to a Securities Purchase Agreement, dated as of February 14, 1997, among the Company, Centennial Fund V and Centennial Entrepreneurs Fund V, L.P. (collectively, the "Centennial Fund V Investors" and, together with Centennial Fund IV, the "Centennial Group"), Berkshire Fund IV, Limited Partnership (via Berkshire Fund IV Investment Corp.), and certain trusts and natural persons which are members of Berkshire Investors LLC (collectively, the "Berkshire Fund IV Group" and, together with Berkshire Fund III Group, the "Berkshire Partners Group"), PNC Venture Corp., Nassau Capital Partners II L.P. ("Nassau Capital"), NAS Partners I L.L.C. ("NAS Partners" and, together with Nassau Capital, the "Nassau Group"), Fay, Richwhite Communications Limited ("Fay Richwhite"), J. Landis Martin and Robert
F. McKenzie, the Company privately placed 3,529,832 shares of its Series C Convertible Preferred Stock, par value $.01 per share ("Series C Convertible Preferred Stock"), for an aggregate purchase price of $74,126,472. Centennial Fund V Investors paid $15,464,001 for 736,381 shares, Berkshire Fund IV Group paid $21,809,991 for 1,038,571 shares, PNC Venture Corp. paid $6,300,000 for 300,000 shares, Nassau Group paid an aggregate of $19,499,991 for 928,571 shares, Fay Richwhite paid $9,999,990 for 476,190 shares, Mr. Martin paid $999,999 for 47,619 shares and Mr. McKenzie paid $52,500 for 2,500 shares. The proceeds received on February 14, 1997 were used by the Company to fund a portion of its investment in CTI.

    Hutcheson Investment. In March 1997, Edward C. Hutcheson, Jr. exercised stock options for 345,000 shares of common stock. The Company repurchased these shares and 308,435 shares of his Existing Class A Common Stock for $3,422,118.

    TEA Investment. In May 1997, in connection with the Company's acquisition of the stock of TeleStructures, TEA and TeleShare, Inc. (the "TEA Companies"), the Company issued 535,710 shares of common stock to the shareholders of the TEA Companies: 241,070 shares to Bruce W. Neurohr, 241,070 shares to Charles H. Jones and 53,570 shares to Terrel W. Pugh.

    Crown Investment. In August 1997, Robert A. Crown and Barbara Crown sold the assets of Crown Communications to, and merged CNSI and CMSI with, subsidiaries of the Company. As partial consideration for these transactions, the Crowns received 7,325,000 shares of common stock. Robert A. Crown and Barbara Crown are both parties to the Stockholders Agreement and are subject to its restrictions.

    AHA Investment. Pursuant to a Securities Purchase Agreement, dated as of August 13, 1997, among the Company, American Home Assurance Company ("AHA"), New York Life Insurance Company ("New York Life"), The Northwestern Mutual Life Insurance Company ("Northwestern Mutual"), PNC Venture Corp., J. Landis Martin and affiliates of AHA, the Company privately placed of 292,995 shares of its Senior Convertible Preferred Stock for an aggregate purchase price of $29,299,500, together with warrants to purchase 585,990 shares of common stock at $7.50 per share (subject to adjustment, including weighted average antidilution adjustments). AHA and its affiliates paid $15,099,500 for 150,995 shares and warrants to purchase 301,990 shares of common stock. New York Life and Northwestern Mutual each paid $6,000,000 for 60,000 shares and warrants to purchase 120,000 shares of common stock. PNC Venture Corp. paid $2,000,000 for 20,000 shares and warrants to purchase 40,000 shares of common stock. Mr. Martin paid $200,000 for 2,000 shares and warrants to purchase 4,000 shares of common stock. The proceeds received on August 13, 1997 were used by the Company to fund a portion of the Crown Merger and working capital.

    Harvard Investment. Pursuant to a Securities Purchase Agreement, dated as of October 31, 1997, among the Company, Berkshire Partners Group, Centennial Fund V Investors, Nassau Group, Fay Richwhite, Harvard Private Capital Holdings, Inc. ("Harvard"), Prime VIII, L.P. ("Prime") and the prior purchasers of Senior Convertible Preferred Stock (other than affiliates of AHA), an additional 364,500 shares of Senior Convertible Preferred Stock were issued for an aggregate purchase price of $36,450,000, together with warrants to purchase 729,000 shares of common stock at $7.50 per share (subject to adjustment, including weighted average antidilution adjustments). Berkshire Partners Group paid $3,500,000 for 35,000 shares and warrants to purchase 70,000 shares of common stock. Centennial V Investors paid $1,000,000 for 10,000 shares and warrants to purchase 20,000 shares of common stock. Nassau Group and Fay Richwhite each paid $2,500,000 for 25,000 shares and warrants to purchase 50,000 shares of common stock. Harvard paid $14,950,000 for 149,500 shares and warrants to purchase 299,000 shares of common stock. Prime paid $5,000,000 for 50,000 shares and warrants to purchase 100,000 shares of common stock. AHA paid $1,500,000 for 15,000 shares and warrants to purchase 30,000 shares of common stock. New York Life paid $300,000 for 3,000 shares and warrants to purchase 6,000 shares of common stock. Northwestern Mutual paid $4,000,000 for 40,000 shares and warrants to purchase 80,000 shares of common stock. PNC Venture Corp. paid $1,000,000 for 10,000 shares and warrants to purchase 20,000 shares of common stock. J. Landis Martin paid $200,000 for 2,000 shares and warrants to purchase 4,000 shares of common stock.

    Employee Purchases. On October 30, 1995, in connection with an employment agreement, an employee of the Company purchased 83,330 shares of common stock from the Company at $1.20 per share. On October 1, 1996, David L. Ivy purchased 50,000 shares of common stock from the Company at $2.40 per share. On February 3, 1997, John L. Gwyn purchased 2,500 shares of common stock from the Company at $4.20 per share. On June 12, 1997, an employee of the Company purchased 2,500 shares of common stock from the Company at $4.20 per share.

    Payment of Consultants. On January 28, 1998, in connection with the provision of consulting services to the Company, the Company issued to two consultants options exercisable for an aggregate of 23,135 shares of common stock at an exercise price of $4.76 per share. On June 30, 1998, in connection with the provision of consulting services to the Company, the Company issued to two consultants an aggregate of 30,425 shares of common stock at a valuation of $7.50 per share.

    Option Exercises. On July 30, 1997, Robert F. McKenzie, a director of the Company, exercised options for 6,250 shares of common stock at an exercise price of $1.20 per share and on August 8, 1997, exercised options for 11,875 shares of common stock at an exercise price of $4.20 per share.

    10 5/8% Senior Discount Notes due 2007. On November 25, 1997, the Company privately placed under Rule 144A and Regulation S of the Securities Act $251.0 million principal amount at maturity ($150,010,150 initial accreted value) of its 10 5/8% Senior Discount Notes due 2007, yielding net proceeds to the Company of approximately $143.7 million after deducting discounts and estimated fees and expenses. Lehman Brothers Inc. and Credit Suisse First Boston Corporation were the initial purchasers of such securities.

    Roll-Up. On August 21, 1998, we consummated a share exchange with certain shareholders of CTI, which increased our ownership of CTI from approximately 34.3% to 80.0%. We issued 20,867,700 shares of our common and 11,340,000 shares of our Class A common stock, with such shares valued at an aggregate of $418.7 million (based on the price per share to the public in the IPO).

    12 3/4% Senior Exchangeable Preferred Stock due 2010. On December 21, 1998, the Company privately placed under Rule 144A and Regulation S of the Securities Act 200,000 shares of its 12 3/4% Senior Exchangeable Preferred Stock due 2010, each share of which has a liquidation preference of $1,000. Lehman Brothers, Salomon Smith Barney and Goldman, Sachs & Co. were the initial purchasers of such securities.

Item 16. Exhibits and Financial Statement Schedules

 Exhibit
   No.                           Description of Exhibit
 -------                         ----------------------
    *1.1 Form of Underwriting Agreement
    *1.2 Form of International Underwriting Agreement
   **2.1 Asset Purchase and Merger Agreement among Crown Network Systems, Inc.,
         Crown Mobile Systems, Inc., Robert A. Crown, Barbara Crown and Castle
         Acquisition Corp. I, Castle Acquisition Corp. II, Castle Tower Holding
         Corp. dated July 11, 1997

   **2.2 First Amended and Restated Asset Purchase and Merger Agreement among
         Crown Network Systems, Inc., Crown Mobile Systems, Inc., Robert A.
         Crown, Barbara Crown and Castle Acquisition Corp. I, Castle
         Acquisition Corp. II, Castle Tower Holding Corp. dated July 11, 1997, as amended and restated on August 14, 1997
   **2.3 Stock Purchase Agreement by and between Castle Tower Holding Corp.,
         Bruce W. Neurohr, Charles H. Jones, Ronald J. Minnich, Ferdinand G.
         Neurohr and Terrel W. Pugh dated May 12, 1997 ("TEA Stock Purchase
         Agreement")
  ***2.4 Share Exchange Agreement among Castle Transmission Services (Holdings)
         Ltd., Crown Castle International Corp., T 1 Diffusion de France
         International S.A., Digital Future Investments B.V. and certain shareholders of Castle Transmission Services (Holdings) Ltd. dated as of April 24, 1998
 ****3.1 Restated Certificate of Incorporation of Crown Castle International
         Corp.
 ****3.2 Amended and Restated By-laws of Crown Castle International Corp.
 ****3.3 Certificate of Designations, Preferences and Relative, Participating,
         Optional and other Special Rights of Preferred Stock and
         Qualifications, Limitations and Restrictions thereof of 12 3/4% Senior
         Exchangeable Preferred Stock due 2010 and 12 3/4% Series B Senior
         Exchangeable Preferred Stock due 2010 of Crown Castle International
         Corp.
   **4.1 Indenture between Crown Castle International Corp. and United States
         Trust Company of New York, as Trustee (including exhibits).
   **4.2 Amended and Restated Stockholders Agreement among Castle Tower Holding
         Corp., Edward C. Hutcheson, Jr., Ted B. Miller, Jr., Robert A. Crown and Barbara Crown and the persons listed on Schedule I thereto dated
         August 15, 1997
   **4.3 Article Fourth of Certificate of Incorporation of Castle Tower Holding
         Corp. (included in Exhibits 3.1 through 3.5)
   **4.4 Trust Deed related to (Pounds)125,000,000 9 percent. Guaranteed Bonds due 2007 among Castle Transmission (Finance) PLC, as Issuer, Castle
         Transmission International Ltd. and Castle Transmission Services
         (Holdings) Ltd., as Guarantors, and The Law Debenture Trust
         Corporation p.l.c., as Trustee, dated May 21, 1997
   **4.5 First Supplemental Trust Deed related to (Pounds)125,000,000 9 percent
         Guaranteed Bonds due 2007 among Castle Transmission (Finance) PLC, as
         Issuer, Castle Transmission International Ltd. and Castle Transmission
         Services (Holdings) Ltd., as Guarantors, and The Law Debenture Trust
         Corporation p.l.c., as Trustee, dated October 17, 1997
  ***4.6 Specimen Certificate of Common Stock
 ****4.7 Indenture dated as of December 21, 1998 between Crown Castle
         International Corp. and the United States Trust Company, as Trustee
         (including exhibits)
      *5 Opinion of Cravath, Swaine & Moore.
  **10.1 Registration Rights Agreement by and among Crown Castle International
         Corp. and Lehman Brothers Inc. and Credit Suisse First Boston
         Corporation dated as of November 25, 1997
 ***10.2 Amended and Restated Loan Agreement by and among Crown Communication
         Inc., Crown Castle International Corp. de Puerto Rico, Key Corporate
         Capital Inc. and certain lenders dated July 10, 1998

 Exhibit
   No.                           Description of Exhibit
 -------                         ----------------------
 **10.8  Amended and Restated Limited Holdco Guaranty by Crown Castle
         International Corp., in favor of KeyBank National Association, as
         Agent, dated November 25, 1997
 **10.9  Memorandum of Understanding regarding Management and Governance of
         Castle Tower Holding Corp. and Crown Communications, Inc. dated August
         15, 1997
 **10.10 Site Commitment Agreement between Nextel Communications, Inc. and
         Castle Tower Corporation dated July 11, 1997

 **10.11 Independent Contractor Agreement by and between Crown Network Systems,
         Inc. and Sprint Spectrum L.P. dated July 8, 1996, including addendum dated November 12, 1997

 **10.12 Independent Contractor Agreement between Crown Network Systems, Inc.
         and Powerfone, Inc. d/b/a Nextel Communications dated September 30,
         1996

 **10.13 Independent Contractor Agreement by and between APT Pittsburgh Limited
         Partnership and Crown Network Systems, Inc. dated December 3, 1996

 **10.14 Master Lease Agreement between Sprint Spectrum, L.P. and Robert Crown d/b/a Crown Communications dated June 11, 1996 ("Sprint Master Lease
         Agreement")

 **10.15 First Amendment to Sprint Master Lease Agreement, dated July 5, 1996
         (included in Exhibit 10.14)

 **10.16 Second Amendment to Sprint Master Lease Agreement, dated January 27,
         1997 (included in Exhibit 10.14)

 **10.17 Master Lease Agreement between Powerfone, Inc. d/b/a Nextel
         Communications and Robert A. Crown d/b/a Crown Communications dated
         October 3, 1996

 **10.18 Master Lease Agreement between APT Pittsburgh Limited Partnership and
         Robert Crown d/b/a Crown Communications dated December 3, 1996

 **10.19 Master Tower Lease Agreement between Cellco Partnership d/b/a Bell
         Atlantic NYNEX Mobile, Pittsburgh SMSA, L.P. and Pennsylvania RSN No.
         6(II) and Robert A. Crown d/b/a Crown Communications dated December
         29, 1995, as amended by a letter agreement dated as of October 28,
         1997

 **10.20 Master Tower Lease Agreement between Cellco Partnership d/b/a Bell
         Atlantic NYNEX Mobile, Pittsburgh SMSA, L.P. and Pennsylvania RSN No.
         6(II) and Robert A. Crown d/b/a Crown Communications dated December
         29, 1995, as amended by a letter agreement dated as of October 28,
         1997

 **10.21 Castle Tower Holding Corp. 1995 Stock Option Plan (Third Restatement)

 **10.22 Services Agreement between Castle Transmission International Ltd.
         (formerly known as Castle Transmission Services Ltd.) and Castle Tower
         Holding Corp. dated February 28, 1997

 **10.23 Shareholders Agreement among Berkshire Fund IV Investment Corp.,
         Berkshire Investors LLC, Berkshire Partners LLC, Candover Investments
         PLC, Candover (Trustees) Limited, Candover Partners Limited (as general partner for four limited partnerships), Castle Tower Holding
         Corp., T 1 Diffusion de France International S.A., and Diohold Limited
         (now known as Castle Transmission Services (Holdings) Ltd.) dated
         January 23, 1997

 **10.24 First Amendment to Amended and Restated Stockholders Agreement by and among Crown Castle International Corp., Edward C. Hutcheson, Jr., Ted
         B. Miller, Jr., Robert A. Crown and Barbara Crown and the persons listed as Investors dated January 28, 1998

 **10.25 Third Amendment to Sprint Master Lease Agreement, dated February 12,
         1998


  Exhibit
    No.                           Description of Exhibit
  -------                         ----------------------
 ****10.26 Stockholders Agreement between Crown Castle International Corp. and certain stockholders listed on Schedule 1 thereto, dated as of
           August 21, 1998 as amended by Amendment No. 1, dated as of the 12th day of November, 1998

  ***10.27 Agreement among Castle Transmission Services (Holdings) Ltd.,
           Digital Future Investments B.V., Berkshire Partners LLC and certain shareholders of Castle Transmission Services (Holdings) Ltd. for the sale and purchase of certain shares of Castle Transmission Services
           (Holdings) Ltd., for the amendment of the Shareholders Agreement in respect of Castle Transmission Services (Holdings) Ltd. and for the granting of certain options dated April 24, 1998

 ****10.28 Governance Agreement among Crown Castle International Corp.,
           TeleDiffusion de France International S.A. and Digital Future
           Investments B.V., dated as of August 21, 1998

 ****10.29 Form of Severance Agreement entered into between Crown Castle
           International Corp. and Ted Miller, George Reese, John Gwyn, Charles
           Green, Alan Rees, Blake Hawk and David Ivy

 ****10.30 Shareholders Agreement among Crown Castle International Corp., T 1
           Diffusion de France International S.A. and Castle Transmission
           Services (Holdings) Limited dated August 1998

  ***10.31 Site Sharing Agreement between National Transcommunications Limited and The British Broadcasting Corporation dated September 10, 1991

  ***10.32 Transmission Agreement between The British Broadcasting Corporation and Castle Transmission Services Limited dated February 27, 1997

  ***10.33 Digital Terrestrial Television Transmission Agreement between The
           British Broadcasting Corporation and Castle Transmission
           International Ltd. dated February 10, 1998

  ***10.34 Agreement for the Provision of Digital Terrestrial Television
           Distribution and Transmission Services between British Digital
           Broadcasting plc and Castle Transmission International Ltd. dated
           December 18, 1997

  ***10.35 Loan Amendment Agreement among Castle Transmission International,
           Castle Transmission Services (Holdings) Ltd. and certain lenders dated May 21, 1997

  ***10.36 Crown Castle International Corp. 1995 Stock Option Plan (Fourth
           Restatement)

  ***10.37 Contract between British Telecommunications PLC and Castle
           Transmission International Inc. for the Provision of Digital
           Terrestrial Television Network Distribution Service dated May 13,
           1998

  ***10.38 Site Marketing Agreement dated June 25, 1998 between BellSouth
           Mobility Inc. and Crown Communication Inc.

  ***10.39 Commitment Agreement between the British Broadcasting Corporation,
           Castle Tower Holding Corp., T 1 Diffusion de France International
           S.A. and T 1 Diffusion de France S.A.

 ****10.40 Amended and Restated Services Agreement between Castle Transmission
           International Limited and T 1 Diffusion de France S.A. dated August
           1998

  ***10.41 Castle Transmission Services (Holdings) Ltd. All Employee Share
           Option Scheme dated as of January 23, 1998

  ***10.42 Rules of the Castle Transmission Services (Holdings) Ltd. Bonus
           Share Plan

 ****10.43 Employee Benefit Trust between Castle Transmission Services
           (Holdings) Ltd. and Castle Transmission (Trustees) Limited

   Exhibit
     No.                            Description of Exhibit
   -------                          ----------------------
     ***10.44 Castle Transmission Services (Holdings) Ltd. Unapproved Share
              Option Scheme dated as of January 23, 1998

     ***10.45 Amending Agreement between the British Broadcasting Corporation and Castle Transmission International Limited dated July 16, 1998

    ****10.46 Rights Agreement dated as of August 21, 1998, between Crown
              Castle International Corp. and Chasemellon Shareholder Services
              L.L.C.

     ***10.47 Deed of Grant of Option between Castle Transmission Series
              (Holdings) Ltd. and George Reese dated January 23, 1998

     ***10.48 Deed of Grant of Option between Castle Transmission Services
              (Holdings) Ltd. and David Ivy dated January 23, 1998

     ***10.49 Deed of Grant of Option between Castle Transmission Services
              (Holdings) Ltd. and David Ivy dated April 23, 1998

     ***10.50 Deed of Grant of Option between Castle Transmission Services
              (Holdings) Ltd. and Ted B. Miller, Jr., dated April 23, 1998

     ***10.51 Deed of Grant of Option between Castle Transmission Services
              (Holdings) Ltd. and Ted B. Miller, Jr., dated January 23, 1998

     ***10.52 Memorandum Regarding Proposed Initial Public Offering and Certain
              Transitional Changes Affecting Management dated July 2, 1998, between Crown Castle International Corp. and Robert A. and
              Barbara A. Crown

     ***10.53 Services Agreement dated July 2, 1998, by and between Crown
              Castle International Corp. and Robert A. and Barbara A. Crown

    ****10.56 Registration Rights Agreement dated as of December 21, 1998 by and among Crown Castle International Corp. and Lehman Brothers,
              Salomon Smith Barney and Goldman, Sachs & Co.

   *****10.57 Formation Agreement relating to the formation of Crown Atlantic
              Company LLC, Crown Atlantic Holding Sub LLC, and Crown Atlantic
              Holding Company LLC dated December 1998

  ******10.58 Letter of Agreement between Crown Castle International Corp. and
              BellSouth Mobility Inc. dated March 5, 1999 (including the Form of Sublease)

 *******10.59 Asset Purchase Agreement among Crown Castle International Corp.,
              CCP Inc., Powertel Atlanta Towers, LLC, Powertel Birmingham
              Towers, LLC, Powertel Jacksonville Towers, LLC, Powertel Kentucky
              Towers, LLC, Powertel Memphis Towers, LLC and Powertel, Inc.
              dated March 15, 1999

    ****10.60 Framework Agreement between One2One and Castle Transmission
              International Ltd. dated March 5, 1999
    ****10.61 Indenture between Crown Castle International Corp. and United
              States Trust Company of New York dated March 15, 1999
    ****10.62 Registration Rights Agreement among Crown Castle International
              Corp. and Goldman Sachs Credit Partners LP, Salomon Brothers
              Holding Company Inc. and Credit Suisse First Boston dated March
              15, 1999
    ****10.63 Escrow Agreement among Crown Castle International Corp., Goldman
              Sachs Credit Partners LP, Salomon Brothers Holding Company Inc.,
              Credit Suisse First Boston and United States Trust Company of New
              York dated March 15, 1999
    ****10.64 Term Loan Agreement among Crown Castle International Corp. and
              Goldman Sachs Credit Partners LP, Salomon Brothers Holding
              Company Inc. and Credit Suisse First Boston dated March 15, 1999


 Exhibit
   No.                      Description of Exhibit
 -------                    ----------------------
      +11 Computation of Net Loss per Common Share

      +12 Computation of Ratio of Earnings to Fixed Charges

   ****21 Subsidiaries of Crown Castle International Corp.

     23.1 Consent of KPMG LLP

    *23.2 Consent of Cravath, Swaine & Moore (included in Exhibit 5)
 ****27.1 Financial Data Schedule

--------
      + Previously filed.
      * To be filed by amendment.
     ** Incorporated by reference to the exhibits with the corresponding exhibit numbers in the Registration Statement on Form S-4 previously filed by the Registrant (Registration No. 333-43873).
    *** Incorporated by reference to the exhibits with the corresponding exhibit numbers in the Registration Statement on Form S-1 previously filed by the Registrant (Registration No. 333-57283).
   **** Incorporated by reference to the exhibits with the corresponding exhibit numbers in the Registration Statement on Form S-4 previously filed by the Registrant (Registration No. 333-71715).
  ***** Incorporated by reference to the exhibit previously filed by the Registrant on Form 8-K (Registration No. 0-24737) dated December 9, 1998.
 ****** Incorporated by reference to the exhibit previously filed by the
        Registrant on Form 8-K (Registration No. 0-24737) dated March 8, 1999. ******* Incorporated by reference to the exhibit previously filed by the
        Registrant on Form 8-K (Registration No. 0-24737) dated March 15, 1999.

Schedule I--Condensed Financial Information of Registrant

    All other schedules are omitted because they are not applicable or because the required information is contained in the financial statements or notes thereto included in this Registration Statement.

Item 17. Undertakings

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 29th day of April, 1999.

                                          CROWN CASTLE INTERNATIONAL CORP.,

                                                 /s/ Charles C. Green, III
                                          by
                                            -----------------------------------
                                            Name: Charles C. Green, III
                                            Title: Executive Vice President
                                            and Chief Financial Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 29th day of April, 1999.

              Signature                                 Title
              ---------                                 -----

                  *                     Chief Executive Officer and Vice
______________________________________   Chairman of the Board (Principal
          Ted B. Miller, Jr.             Executive Officer)

                  *                     President and Director
______________________________________
             David L. Ivy

      /s/ Charles C. Green, III         Executive Vice President and Chief
______________________________________   Financial Officer (Principal
        Charles C. Green, III            Financial Officer)

                  *                     Senior Vice President, Chief
______________________________________   Accounting Officer and Corporate
         Wesley D. Cunningham            Controller (Principal Accounting
                                         Officer)

                  *                     Chairman of the Board
______________________________________
            Carl Ferenbach

                  *                                    Director
______________________________________
            Michel Azibert

                  *                                    Director
______________________________________
           Bruno Chetaille


              Signature                                 Title
              ---------                                 -----

                  *                                    Director
______________________________________
           Robert A. Crown

                  *                                    Director
______________________________________
           Randall A. Hack

                  *                                    Director
______________________________________
          Robert F. McKenzie

                  *                                    Director
______________________________________
          William A. Murphy

                  *                                    Director
______________________________________
          Jeffrey H. Schutz

      /s/ Charles C. Green, III
______________________________________
        *Charles C. Green, III
           Attorney-in-Fact

                        CROWN CASTLE INTERNATIONAL CORP.

           SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                         BALANCE SHEET (Unconsolidated)
                (In thousands of dollars, except share amounts)

                                                             December 31,
                                                         ---------------------
                                                           1997        1998
                                                         ---------  ----------
                         ASSETS
Current assets:
 Cash and cash equivalents.............................. $  53,092  $   37,907
 Receivables and other current assets...................       424         957
 Advances to subsidiaries, net..........................     2,611      13,711
                                                         ---------  ----------
   Total current assets.................................    56,127      52,575
Property and equipment, net of accumulated depreciation
 of $27 and $875 at December 31, 1997 and 1998,
 respectively...........................................       808       4,255
Investment in subsidiaries..............................   232,229   1,041,788
Investments in affiliates...............................    59,082       2,258
Deferred financing costs and other assets, net of
 accumulated amortization of $69 and $814 at December
 31, 1997 and 1998, respectively........................     7,075       7,227
                                                         ---------  ----------
                                                         $ 355,321  $1,108,103
                                                         =========  ==========
          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable and other accrued liabilities......... $   1,187  $    1,379
                                                         ---------  ----------
   Total current liabilities............................     1,187       1,379
Long-term debt..........................................   151,593     168,099
                                                         ---------  ----------
   Total liabilities....................................   152,780     169,478
                                                         ---------  ----------
Redeemable preferred stock, $.01 par value; 10,000,000
 shares authorized:
 12 3/4% Senior Exchangeable Preferred Stock; shares
  issued: December 31, 1997--none and December 31,
  1998--200,000 (stated at mandatory redemption and
  aggregate liquidation value)..........................        --     201,063
 Senior Convertible Preferred Stock; shares issued:
  December 31, 1997--657,495 and
  December 31, 1998--none (stated at redemption value;
  aggregate liquidation value of $68,916)...............    67,948          --
 Series A Convertible Preferred Stock; shares issued:
  December 31, 1997--1,383,333 and December 31, 1998--
  none (stated at redemption and aggregate liquidation
  value)................................................     8,300          --
 Series B Convertible Preferred Stock; shares issued:
  December 31, 1997--864,568 and December 31, 1998--none
  (stated at redemption and aggregate liquidation
  value)................................................    10,375          --
 Series C Convertible Preferred Stock; shares issued:
  December 31, 1997--3,529,832 and December 31, 1998--
  none (stated at redemption and aggregate liquidation
  value)................................................    74,126          --
                                                         ---------  ----------
     Total redeemable preferred stock...................   160,749     201,063
                                                         ---------  ----------
Stockholders' equity:
 Common stock, $.01 par value; 690,000,000 shares
  authorized:
 Class A Common Stock; shares issued: December 31,
  1997--1,041,565 and December 31, 1998--none...........         2          --
 Class B Common Stock; shares issued: December 31,
  1997--9,367,165 and December 31, 1998--none...........        19          --
 Common Stock; shares issued: December 31, 1997--none
  and December 31, 1998--83,123,873.....................        --         831
 Class A Common Stock; shares issued: December 31,
  1997--none and December 31, 1998--11,340,000..........        --         113
 Additional paid-in capital.............................    58,248     795,153
 Cumulative foreign currency translation adjustment.....       562       1,690
 Accumulated deficit....................................   (17,039)    (60,225)
                                                         ---------  ----------
   Total stockholders' equity...........................    41,792     737,562
                                                         ---------  ----------
                                                         $ 355,321  $1,108,103
                                                         =========  ==========

     See notes to consolidated financial statements and accompanying notes.

                        CROWN CASTLE INTERNATIONAL CORP.

                    STATEMENT OF OPERATIONS (Unconsolidated)
                           (In thousands of dollars)

                                                    Years Ended December 31,
                                                    ---------------------------
                                                     1996      1997      1998
                                                    -------  --------  --------
Other revenues....................................  $    --  $    329  $    399
Interest and other income.........................      171     2,028     1,354
General and administrative expenses...............       --      (149)   (2,975)
Corporate development expenses....................   (1,249)   (3,867)   (4,404)
Non-cash compensation charges.....................       --        --    (9,775)
Depreciation and amortization.....................       --       (27)     (720)
Interest expense and amortization of deferred
 financing costs..................................       --    (4,594)  (17,251)
                                                    -------  --------  --------
Loss before income taxes and equity in earnings
 (losses) of subsidiaries and unconsolidated
 affiliate........................................   (1,078)   (6,280)  (33,372)
Credit (provision) for income taxes...............       49       (49)       --
Equity in earnings (losses) of subsidiaries.......       72    (4,475)   (6,458)
Equity in earnings (losses) of unconsolidated
 affiliate........................................       --    (1,138)    2,055
                                                    -------  --------  --------
Net loss..........................................     (957)  (11,942)  (37,775)
Dividends on preferred stock......................       --    (2,199)   (5,411)
                                                    -------  --------  --------
Net loss after deduction of dividends on preferred
 stock............................................  $  (957) $(14,141) $(43,186)
                                                    =======  ========  ========


     See notes to consolidated financial statements and accompanying notes.

                        CROWN CASTLE INTERNATIONAL CORP.

                    STATEMENT OF CASH FLOWS (Unconsolidated)
                           (In thousands of dollars)

                                                    Years Ended December 31,
                                                    --------------------------
                                                     1996     1997      1998
                                                    ------  --------  --------
Cash flows from operating activities:
  Net loss......................................... $ (957) $(11,942) $(37,775)
  Adjustments to reconcile net loss to net cash
   used for operating activities:
    Amortization of deferred financing costs and
     discount on long-term debt....................     --     1,652    17,251
    Non-cash compensation charges..................     --        --     9,775
    Equity in losses (earnings) of subsidiaries....    (72)    4,475     6,458
    Depreciation and amortization..................     --        27       720
    Equity in losses (earnings) of unconsolidated
     affiliate.....................................     --     1,138    (2,055)
    Increase (decrease) in accounts payable and
     other accrued liabilities.....................    130      (103)    1,352
    Decrease (increase) in receivables and other
     assets........................................ (1,122)      551    (1,413)
                                                    ------  --------  --------
      Net cash used for operating activities....... (2,021)   (4,202)   (5,687)
                                                    ------  --------  --------
Cash flows from investing activities:
  Investment in subsidiaries.......................     --   (89,989) (332,065)
  Net advances to subsidiaries.....................   (288)   (2,223)  (11,100)
  Capital expenditures.............................     --      (835)   (3,624)
  Investments in affiliates........................ (2,101)  (59,487)       --
                                                    ------  --------  --------
      Net cash used for investing activities....... (2,389) (152,534) (346,789)
                                                    ------  --------  --------
Cash flows from financing activities:
  Proceeds from issuance of capital stock.......... 10,503   139,867   339,929
  Incurrence of financing costs....................     --    (5,908)   (1,755)
  Purchase of capital stock........................     --    (2,132)     (883)
  Proceeds from issuance of long-term debt.........     --   150,010        --
  Principal payments on long-term debt.............     --   (78,102)       --
                                                    ------  --------  --------
      Net cash provided by financing activities.... 10,503   203,735   337,291
                                                    ------  --------  --------
Net increase (decrease) in cash and cash
 equivalents.......................................  6,093    46,999   (15,185)
Cash and cash equivalents at beginning of year.....     --     6,093    53,092
                                                    ------  --------  --------
Cash and cash equivalents at end of year........... $6,093  $ 53,092  $ 37,907
                                                    ======  ========  ========
Supplementary schedule of noncash investing and
 financing activities:
  Issuance of long-term debt in connection with
   acquisitions.................................... $   --  $ 78,102  $     --
  Issuance of common stock in connection with
   acquisitions....................................     --    57,189   420,964
  Conversion of subsidiary's Convertible Secured
   Subordinated Notes to Series A Convertible
   Preferred Stock.................................     --     3,657        --
Supplemental disclosure of cash flow information:
  Interest paid.................................... $   --  $  2,943  $     --
  Income taxes paid................................     --        --        --

     See notes to consolidated financial statements and accompanying notes.

                        CROWN CASTLE INTERNATIONAL CORP.

                 NOTES TO FINANCIAL STATEMENTS (Unconsolidated)

1.Investment in Subsidiaries

    The Company's investment in subsidiaries is presented in the accompanying unconsolidated financial statements using the equity method of accounting. Under the terms of the Senior Credit Facility, the CTI Credit Facility and the CTI Bonds, the Company's subsidiaries are limited in the amount of dividends which can be paid to the Company. For CCI, the amount of such dividends is limited to (i) $6,000,000 per year until October 31, 2002, and $33,000,000 per year thereafter, and (ii) an amount to pay income taxes attributable to the Company's Restricted Subsidiaries. CTI is effectively precluded from paying dividends. The restricted net assets of the Company's subsidiaries totaled approximately $826,321,000 at December 31, 1998.

2.Long-term Debt

    Long-term debt consists of the Company's 10 5/8% Senior Discount Notes due 2007.

3.Income Taxes

    Income taxes reported in the accompanying unconsolidated financial statements are determined by computing income tax assets and liabilities on a consolidated basis, for the Company and members of its consolidated federal income tax return group, and then reducing such consolidated amounts for the amounts recorded by the Company's subsidiaries on a separate tax return basis.

                                 EXHIBIT INDEX

 Exhibit
   No.                           Description of Exhibit
 -------                         ----------------------

    *1.1 Form of Underwriting Agreement

    *1.2 Form of International Underwriting Agreement

   **2.1 Asset Purchase and Merger Agreement among Crown Network Systems, Inc.,
         Crown Mobile Systems, Inc., Robert A. Crown, Barbara Crown and Castle
         Acquisition Corp. I, Castle Acquisition Corp. II, Castle Tower Holding
         Corp. dated July 11, 1997

   **2.2 First Amended and Restated Asset Purchase and Merger Agreement among
         Crown Network Systems, Inc., Crown Mobile Systems, Inc., Robert A.
         Crown, Barbara Crown and Castle Acquisition Corp. I, Castle
         Acquisition Corp. II, Castle Tower Holding Corp. dated July 11, 1997, as amended and restated on August 14, 1997

   **2.3 Stock Purchase Agreement by and between Castle Tower Holding Corp.,
         Bruce W. Neurohr, Charles H. Jones, Ronald J. Minnich, Ferdinand G.
         Neurohr and Terrel W. Pugh dated May 12, 1997 ("TEA Stock Purchase
         Agreement")

  ***2.4 Share Exchange Agreement among Castle Transmission Services (Holdings)
         Ltd., Crown Castle International Corp., T 1 Diffusion de France
         International S.A., Digital Future Investments B.V. and certain shareholders of Castle Transmission Services (Holdings) Ltd. dated as of April 24, 1998

 ****3.1 Restated Certificate of Incorporation of Crown Castle International
         Corp.

 ****3.2 Amended and Restated By-laws of Crown Castle International Corp.

 ****3.3 Certificate of Designations, Preferences and Relative, Participating,
         Optional and other Special Rights of Preferred Stock and
         Qualifications, Limitations and Restrictions thereof of 12 3/4% Senior
         Exchangeable Preferred Stock due 2010 and 12 3/4% Series B Senior
         Exchangeable Preferred Stock due 2010 of Crown Castle International
         Corp.

   **4.1 Indenture between Crown Castle International Corp. and United States
         Trust Company of New York, as Trustee (including exhibits).

   **4.2 Amended and Restated Stockholders Agreement among Castle Tower Holding
         Corp., Edward C. Hutcheson, Jr., Ted B. Miller, Jr., Robert A. Crown and Barbara Crown and the persons listed on Schedule I thereto dated
         August 15, 1997

   **4.3 Article Fourth of Certificate of Incorporation of Castle Tower Holding
         Corp. (included in Exhibits 3.1 through 3.5)

   **4.4 Trust Deed related to (Pounds)125,000,000 9 percent. Guaranteed Bonds due 2007 among Castle Transmission (Finance) PLC, as Issuer, Castle
         Transmission International Ltd. and Castle Transmission Services
         (Holdings) Ltd., as Guarantors, and The Law Debenture Trust
         Corporation p.l.c., as Trustee, dated May 21, 1997

   **4.5 First Supplemental Trust Deed related to (Pounds)125,000,000 9 percent
         Guaranteed Bonds due 2007 among Castle Transmission (Finance) PLC, as
         Issuer, Castle Transmission International Ltd. and Castle Transmission
         Services (Holdings) Ltd., as Guarantors, and The Law Debenture Trust
         Corporation p.l.c., as Trustee, dated October 17, 1997

  ***4.6 Specimen Certificate of Common Stock

 ****4.7 Indenture dated as of December 21, 1998 between Crown Castle
         International Corp. and the United States Trust Company, as Trustee
         (including exhibits)

      *5 Opinion of Cravath, Swaine & Moore.

  **10.1 Registration Rights Agreement by and among Crown Castle International
         Corp. and Lehman Brothers Inc. and Credit Suisse First Boston
         Corporation dated as of November 25, 1997

 ***10.2 Amended and Restated Loan Agreement by and among Crown Communication
         Inc., Crown Castle International Corp. de Puerto Rico, Key Corporate
         Capital Inc. and certain lenders dated July 10, 1998


 Exhibit
   No.                           Description of Exhibit
 -------                         ----------------------
 **10.8  Amended and Restated Limited Holdco Guaranty by Crown Castle
         International Corp., in favor of KeyBank National Association, as
         Agent, dated November 25, 1997

 **10.9  Memorandum of Understanding regarding Management and Governance of
         Castle Tower Holding Corp. and Crown Communications, Inc. dated August
         15, 1997

 **10.10 Site Commitment Agreement between Nextel Communications, Inc. and
         Castle Tower Corporation dated July 11, 1997

 **10.11 Independent Contractor Agreement by and between Crown Network Systems,
         Inc. and Sprint Spectrum L.P. dated July 8, 1996, including addendum dated November 12, 1997

 **10.12 Independent Contractor Agreement between Crown Network Systems, Inc.
         and Powerfone, Inc. d/b/a Nextel Communications dated September 30,
         1996

 **10.13 Independent Contractor Agreement by and between APT Pittsburgh Limited
         Partnership and Crown Network Systems, Inc. dated December 3, 1996

 **10.14 Master Lease Agreement between Sprint Spectrum, L.P. and Robert Crown d/b/a Crown Communications dated June 11, 1996 ("Sprint Master Lease
         Agreement")

 **10.15 First Amendment to Sprint Master Lease Agreement, dated July 5, 1996
         (included in Exhibit 10.14)

 **10.16 Second Amendment to Sprint Master Lease Agreement, dated January 27,
         1997 (included in Exhibit 10.14)

 **10.17 Master Lease Agreement between Powerfone, Inc. d/b/a Nextel
         Communications and Robert A. Crown d/b/a Crown Communications dated
         October 3, 1996

 **10.18 Master Lease Agreement between APT Pittsburgh Limited Partnership and
         Robert Crown d/b/a Crown Communications dated December 3, 1996

 **10.19 Master Tower Lease Agreement between Cellco Partnership d/b/a Bell
         Atlantic NYNEX Mobile, Pittsburgh SMSA, L.P. and Pennsylvania RSN No.
         6(II) and Robert A. Crown d/b/a Crown Communications dated December
         29, 1995, as amended by a letter agreement dated as of October 28,
         1997

 **10.20 Master Tower Lease Agreement between Cellco Partnership d/b/a Bell
         Atlantic NYNEX Mobile, Pittsburgh SMSA, L.P. and Pennsylvania RSN No.
         6(II) and Robert A. Crown d/b/a Crown Communications dated December
         29, 1995, as amended by a letter agreement dated as of October 28,
         1997

 **10.21 Castle Tower Holding Corp. 1995 Stock Option Plan (Third Restatement)

 **10.22 Services Agreement between Castle Transmission International Ltd.
         (formerly known as Castle Transmission Services Ltd.) and Castle Tower
         Holding Corp. dated February 28, 1997

 **10.23 Shareholders Agreement among Berkshire Fund IV Investment Corp.,
         Berkshire Investors LLC, Berkshire Partners LLC, Candover Investments
         PLC, Candover (Trustees) Limited, Candover Partners Limited (as general partner for four limited partnerships), Castle Tower Holding
         Corp., T 1 Diffusion de France International S.A., and Diohold Limited
         (now known as Castle Transmission Services (Holdings) Ltd.) dated
         January 23, 1997

 **10.24 First Amendment to Amended and Restated Stockholders Agreement by and among Crown Castle International Corp., Edward C. Hutcheson, Jr., Ted
         B. Miller, Jr., Robert A. Crown and Barbara Crown and the persons listed as Investors dated January 28, 1998

 **10.25 Third Amendment to Sprint Master Lease Agreement, dated February 12,
         1998


  Exhibit
    No.                           Description of Exhibit
  -------                         ----------------------
 ****10.26 Stockholders Agreement between Crown Castle International Corp. and certain stockholders listed on Schedule 1 thereto, dated as of
           August 21, 1998 as amended by Amendment No. 1, dated as of the 12th day of November, 1998

  ***10.27 Agreement among Castle Transmission Services (Holdings) Ltd.,
           Digital Future Investments B.V., Berkshire Partners LLC and certain shareholders of Castle Transmission Services (Holdings) Ltd. for the sale and purchase of certain shares of Castle Transmission Services
           (Holdings) Ltd., for the amendment of the Shareholders Agreement in respect of Castle Transmission Services (Holdings) Ltd. and for the granting of certain options dated April 24, 1998

 ****10.28 Governance Agreement among Crown Castle International Corp.,
           TeleDiffusion de France International S.A. and Digital Future
           Investments B.V., dated as of August 21, 1998

 ****10.29 Form of Severance Agreement entered into between Crown Castle
           International Corp. and Ted Miller, George Reese, John Gwyn, Charles
           Green, Alan Rees, Blake Hawk and David Ivy

 ****10.30 Shareholders Agreement among Crown Castle International Corp., T 1
           Diffusion de France International S.A. and Castle Transmission
           Services (Holdings) Limited dated August 1998

  ***10.31 Site Sharing Agreement between National Transcommunications Limited and The British Broadcasting Corporation dated September 10, 1991

  ***10.32 Transmission Agreement between The British Broadcasting Corporation and Castle Transmission Services Limited dated February 27, 1997

  ***10.33 Digital Terrestrial Television Transmission Agreement between The
           British Broadcasting Corporation and Castle Transmission
           International Ltd. dated February 10, 1998

  ***10.34 Agreement for the Provision of Digital Terrestrial Television
           Distribution and Transmission Services between British Digital
           Broadcasting plc and Castle Transmission International Ltd. dated
           December 18, 1997

  ***10.35 Loan Amendment Agreement among Castle Transmission International,
           Castle Transmission Services (Holdings) Ltd. and certain lenders dated May 21, 1997

  ***10.36 Crown Castle International Corp. 1995 Stock Option Plan (Fourth
           Restatement)

  ***10.37 Contract between British Telecommunications PLC and Castle
           Transmission International Inc. for the Provision of Digital
           Terrestrial Television Network Distribution Service dated May 13,
           1998

  ***10.38 Site Marketing Agreement dated June 25, 1998 between BellSouth
           Mobility Inc. and Crown Communication Inc.

  ***10.39 Commitment Agreement between the British Broadcasting Corporation,
           Castle Tower Holding Corp., T 1 Diffusion de France International
           S.A. and T 1 Diffusion de France S.A.

 ****10.40 Amended and Restated Services Agreement between Castle Transmission
           International Limited and T 1 Diffusion de France S.A. dated August
           1998

  ***10.41 Castle Transmission Services (Holdings) Ltd. All Employee Share
           Option Scheme dated as of January 23, 1998

  ***10.42 Rules of the Castle Transmission Services (Holdings) Ltd. Bonus
           Share Plan

 ****10.43 Employee Benefit Trust between Castle Transmission Services
           (Holdings) Ltd. and Castle Transmission (Trustees) Limited

   Exhibit
     No.                            Description of Exhibit
   -------                          ----------------------
     ***10.44 Castle Transmission Services (Holdings) Ltd. Unapproved Share
              Option Scheme dated as of January 23, 1998

     ***10.45 Amending Agreement between the British Broadcasting Corporation and Castle Transmission International Limited dated July 16, 1998

    ****10.46 Rights Agreement dated as of August 21, 1998, between Crown
              Castle International Corp. and Chasemellon Shareholder Services
              L.L.C.

     ***10.47 Deed of Grant of Option between Castle Transmission Series
              (Holdings) Ltd. and George Reese dated January 23, 1998

     ***10.48 Deed of Grant of Option between Castle Transmission Services
              (Holdings) Ltd. and David Ivy dated January 23, 1998

     ***10.49 Deed of Grant of Option between Castle Transmission Services
              (Holdings) Ltd. and David Ivy dated April 23, 1998

     ***10.50 Deed of Grant of Option between Castle Transmission Services
              (Holdings) Ltd. and Ted B. Miller, Jr., dated April 23, 1998

     ***10.51 Deed of Grant of Option between Castle Transmission Services
              (Holdings) Ltd. and Ted B. Miller, Jr., dated January 23, 1998

     ***10.52 Memorandum Regarding Proposed Initial Public Offering and Certain
              Transitional Changes Affecting Management dated July 2, 1998, between Crown Castle International Corp. and Robert A. and
              Barbara A. Crown

     ***10.53 Services Agreement dated July 2, 1998, by and between Crown
              Castle International Corp. and Robert A. and Barbara A. Crown

    ****10.56 Registration Rights Agreement dated as of December 21, 1998 by and among Crown Castle International Corp. and Lehman Brothers,
              Salomon Smith Barney and Goldman, Sachs & Co.

   *****10.57 Formation Agreement relating to the formation of Crown Atlantic
              Company LLC, Crown Atlantic Holding Sub LLC, and Crown Atlantic
              Holding Company LLC dated December 1998

  ******10.58 Letter of Agreement between Crown Castle International Corp. and
              BellSouth Mobility Inc. dated March 5, 1999 (including the Form of Sublease)

 *******10.59 Asset Purchase Agreement among Crown Castle International Corp.,
              CCP Inc., Powertel Atlanta Towers, LLC, Powertel Birmingham
              Towers, LLC, Powertel Jacksonville Towers, LLC, Powertel Kentucky
              Towers, LLC, Powertel Memphis Towers, LLC and Powertel, Inc.
              dated March 15, 1999

    ****10.60 Framework Agreement between One2One and Castle Transmission
              International Ltd. dated March 5, 1999

    ****10.61 Indenture between Crown Castle International Corp. and United
              States Trust Company of New York dated March 15, 1999

    ****10.62 Registration Rights Agreement among Crown Castle International
              Corp. and Goldman Sachs Credit Partners LP, Salomon Brothers
              Holding Company Inc. and Credit Suisse First Boston dated March
              15, 1999

    ****10.63 Escrow Agreement among Crown Castle International Corp., Goldman
              Sachs Credit Partners LP, Salomon Brothers Holding Company Inc.,
              Credit Suisse First Boston and United States Trust Company of New
              York dated March 15, 1999

    ****10.64 Term Loan Agreement among Crown Castle International Corp. and
              Goldman Sachs Credit Partners LP, Salomon Brothers Holding
              Company Inc. and Credit Suisse First Boston dated March 15, 1999


 Exhibit
   No.                      Description of Exhibit
 -------                    ----------------------
      +11 Computation of Net Loss per Common Share

      +12 Computation of Ratio of Earnings to Fixed Charges

   ****21 Subsidiaries of Crown Castle International Corp.

     23.1 Consent of KPMG LLP

    *23.2 Consent of Cravath, Swaine & Moore (included in Exhibit 5)

 ****27.1 Financial Data Schedule

--------
      + Prevously filed.
      * To be filed by amendment.
     ** Incorporated by reference to the exhibits with the corresponding exhibit numbers in the Registration Statement on Form S-4 previously filed by the Registrant (Registration No. 333-43873).
    *** Incorporated by reference to the exhibits with the corresponding exhibit numbers in the Registration Statement on Form S-1 previously filed by the Registrant (Registration No. 333-57283).
   **** Incorporated by reference to the exhibits with the corresponding exhibit numbers in the Registration Statement on Form S-4 previously filed by the Registrant (Registration No. 333-71715).
  ***** Incorporated by reference to the exhibit previously filed by the Registrant on Form 8-K (Registration No. 0-24737) dated December 9, 1998.
 ****** Incorporated by reference to the exhibit previously filed by the
        Registrant on Form 8-K (Registration No. 0-24737) dated March 8, 1999. ******* Incorporated by reference to the exhibit previously filed by the
        Registrant on Form 8-K (Registration No. 0-24737) dated March 15, 1999.